Exhibit T3E

CONFIDENTIAL OFFERING MEMORANDUM AND

CONSENT SOLICITATION STATEMENT

Offer to Exchange with respect to its 9.25% Senior Notes due 2020

and

Solicitation of Consents for proposed amendments to the related Existing Indenture

(CUSIP Nos. 45771VAC7, 45771VAD5, U45707AB9)

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 6, 2018, UNLESS EXTENDED BY THE COMPANY (AS DEFINED BELOW) IN ITS SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS (AS DEFINED BELOW) MAY WITHDRAW TENDERED EXISTING 1ST-OUT NOTES (AS DEFINED BELOW) AND CONSENTS AT ANY TIME ON OR PRIOR TO JULY 6, 2018 (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED IN ACCORDANCE WITH THE TERMS HEREOF, THE “WITHDRAWAL DEADLINE”), BUT MAY NOT WITHDRAW TENDERED EXISTING 1ST-OUT NOTES OR CONSENTS AFTER THE WITHDRAWAL DEADLINE.

Upon the terms and subject to the conditions in this Confidential Offering Memorandum and Consent Solicitation Statement (as it may be supplemented or amended from time to time, this “Offering Memorandum”), Inn of the Mountain Gods Resort and Casino (the “Company,” “we,” “us” or “our”) is offering holders (“Holders”) of its outstanding 9.25% Senior Notes due 2020 (the “Existing 1st-Out Notes”) to exchange (the “Exchange Offer”) Existing 1st-Out Notes validly tendered (and not validly withdrawn) by a Holder and accepted by the Company for, at the election of such Holder, the Cash and Notes Consideration (as defined below) or the All Notes Consideration (as defined below). Participating Holders will not receive any payment on or with respect to the Existing 1st-Out Notes other than, as applicable, the Cash and Notes Consideration or the All Notes Consideration.

For Existing 1st-Out Notes validly tendered (and not validly withdrawn) and accepted by the Company, the Holder thereof will receive, at the election of such Holder, either the Cash and Notes Consideration or the All Notes Consideration, each as described below:

The “Cash and Notes Consideration” means:

(a)

an amount of cash equal to the product of (i) (A) the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder divided by (B) the aggregate principal amount of Existing 1st-Out Notes tendered by all Holders that have elected the Cash and Notes Consideration multiplied by (ii) $45,000,000 (the product of clauses (i) and (ii) is referred to as the “Purchased Notes”); plus

(b)

a principal amount of the Company’s newly issued 9.25% New Senior 1st-Out Notes due 2020 (the “New Notes”) equal to (i) the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder less (ii) the aggregate principal amount of such Holder’s Purchased Notes; plus

(c)	an amount of cash equal to accrued and unpaid interest on the Existing 1st-Out Notes tendered by such Holder to but excluding the Settlement Date.

The “All Notes Consideration” means a principal amount of the New Notes equal to (a) the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder plus (b) the amount of accrued and unpaid interest on such Existing 1st-Out Notes tendered by such Holder to but excluding the Settlement Date.

The “Settlement Date” in respect of any Existing 1st-Out Notes that are validly tendered (and not validly withdrawn) at or prior to the Expiration Date and that are accepted by the Company for the Cash and Notes Consideration or the All Notes Consideration, as applicable, will be promptly after the Expiration Date.

New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1.00 in excess thereof (and will be rounded up to the nearest $1.00). The Company will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes to a participating Holder. Any calculation by the Company made in good faith with respect to any portion of the Cash and Notes Consideration or the All Notes Consideration will be conclusive and binding, absent manifest error. Interest on the New Notes will accrue from the date of issuance of the New Notes.

Upon the terms and subject to the conditions of this Offering Memorandum, the Company is also soliciting (the “Consent Solicitation”) consents (“Consents”) from Holders of Existing 1st-Out Notes to proposed amendments (the “Proposed Amendments”) to the indenture governing the Existing 1st-Out Notes (the “Existing Indenture”) and the security agreement securing the obligations under the Existing Indenture (the “Existing Security Agreement”). Among other things, the Proposed Amendments would (i) eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Indenture, (ii) eliminate certain covenants and provisions contained in the Existing Security Agreement and (iii) provide that the trustee under the Existing Indenture is instructed to enter into (and to direct the collateral agent under the Existing Security Agreement to enter into) the Intercreditor Agreement (as defined below), which will provide, among other things, that the lien on the collateral securing the Existing 1st-Out Notes will be junior to the liens on such collateral securing the Company’s new Credit Agreement (as defined below), which will be entered into concurrently with the consummation of the Exchange Offer, and the New Notes. See “Proposed Amendments.” Holders who validly tender Existing 1st-Out Notes pursuant to the Exchange Offer must also, and will automatically be deemed to, deliver a Consent to the Proposed Amendments. Holders of Existing 1st-Out Notes may not provide their Consents without tendering Existing 1st-Out Notes pursuant to the Exchange Offer.

Concurrently with the consummation of the Exchange Offer, (i) the Company, as borrower, Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods and Ski Apache, as guarantors, the Apache Tribe of the Mescalero Reservation, as the Tribe, and BOKF, NA, dba Bank of Albuquerque, as lender, will enter into a Loan Agreement, in the form attached hereto as Annex A (the “Credit Agreement”), and we will borrow $40.0 million thereunder, (ii) the lender under the Credit Agreement, the trustees under the indenture governing the New Notes (the “New Notes Indenture”) and the Existing Indenture, the Company and the Guarantors (as defined below) and the Tribe will enter into an Intercreditor Agreement, in the form attached hereto as Annex B (the “Intercreditor Agreement”) and (iii) the Tribe will contribute to us $5.0 million in cash (the “Tribal Contribution”). We will use the proceeds of the Credit Agreement and the Tribal Contribution to pay the cash portion of the Cash and Notes Consideration pursuant to the Exchange Offer. If the Exchange Offer is not consummated, we will not enter into the Credit Agreement or the Intercreditor Agreement and will not receive the Tribal Contribution. Pursuant to the terms of the Intercreditor Agreement, (x) the Credit Agreement will be secured by a first priority lien on the Collateral (as described below), (y) the New Notes will be secured by a second priority lien on the Collateral and (z) the Existing 1st-Out Notes and the Company’s Senior PIK Notes due 2020 issued under the Existing Indenture (the “Existing 2nd-Out Notes”) will be secured by a third priority lien on the Collateral.

The Exchange Offer and Consent Solicitation are conditioned on (i) at least 90% of the principal amount of the Existing 1st-Out Notes (excluding Existing 1st-Out Notes held by the Company to be retired and cancelled prior to the Settlement Date) being validly tendered (and not validly withdrawn) in the Exchange Offer (the “Minimum Tender Condition”), (ii) the Company having borrowed $40.0 million under the Credit Agreement (the “Financing Condition”), (iii) the Company having received the Tribal Contribution (the “Contribution Condition”) and (iv) the satisfaction or waiver of the other conditions set forth herein. See “Conditions of the Exchange Offer and the Consent Solicitation.” Pursuant to the terms of the support agreement (the “Support Agreement”) entered into between the Company and holders of an aggregate of 90.16% of the Existing 1st-Out Notes (excluding Existing 1st-Out Notes held by the Company to be retired and cancelled prior to the Settlement Date) (the “Supporting Holders”), the Supporting Holders have agreed, subject to the terms and conditions set forth therein, to tender all of their Existing 1st-Out Notes into the Exchange Offer (and to elect the Cash and Notes Consideration) and to provide their Consents to the Proposed Amendments.

None of the National Indian Gaming Commission, the Securities and Exchange Commission (“SEC”) or any other federal or state regulatory authority has approved the New Notes or determined if this Offering Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The Exchange Offer is being made in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) thereof and applicable exemptions under state securities laws. We have not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Notes. Section 3(a)(9) provides that the registration requirements of the Securities Act do not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 22.

The date of this Confidential Offering Memorandum and Consent Solicitation Statement is June 8, 2018.

The Company does not intend to permit tenders of Existing 1st-Out Notes by guaranteed delivery procedures. Questions and requests for assistance may be directed to the Information Agent (as defined below) at its telephone number and address set forth on the back cover of this Offering Memorandum or you may consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Subject to the terms and conditions of the Exchange Offer, the Company plans to pay the cash portion of the Cash and Notes Consideration and issue the New Notes in exchange for Existing 1st-Out Notes validly tendered and accepted in the Exchange Offer on the Settlement Date promptly following the Expiration Date. Under no circumstances will any interest be payable as a result of any delay in the transmission of funds to Holders by the Exchange Agent (as defined below).

Subject to the requirements of applicable law, the terms hereof and the terms of the Support Agreement, the Company reserves the right to terminate, withdraw, amend or extend the Exchange Offer or the Consent Solicitation at any time and for any reason in its sole discretion, including if any of the conditions described under “Conditions of the Exchange Offer and the Consent Solicitation” are not satisfied.

TABLE OF CONTENTS

MARKET AND INDUSTRY DATA AND FORECASTS	4

INCORPORATION BY REFERENCE	5

FORWARD-LOOKING STATEMENTS	5

SUMMARY	7

RISK FACTORS	22

USE OF PROCEEDS	36

CAPITALIZATION	37

GENERAL TERMS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION	38

PROPOSED AMENDMENTS	41

ACCEPTANCE OF EXISTING 1ST-OUT NOTES; ACCEPTANCE OF CONSENTS	47

PROCEDURES FOR TENDERING EXISTING 1ST-OUT NOTES AND DELIVERING CONSENTS	48

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS	50

CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION	51

EXCHANGE AGENT; INFORMATION AGENT; TABULATION AGENT	53

SUPPORT AGREEMENT	54

DESCRIPTION OF THE CREDIT AGREEMENT	56

DESCRIPTION OF THE NEW NOTES	57

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	117

NOTICE TO INVESTORS	123

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING	125

ANNEX A: FORM OF CREDIT AGREEMENT	A-1

ANNEX B: FORM OF INTERCREDITOR AGREEMENT	B-1

None of the Company, the Guarantors, the Tribe, the Exchange Agent, the Information Agent, the Tabulation Agent or the trustee under the New Notes Indenture, or the affiliates of any of them, makes any recommendation as to whether Holders of the Existing 1st-Out Notes should tender their Existing 1st-Out Notes pursuant to the Exchange Offer or should deliver their Consents to the Proposed Amendments to the Existing Indenture pursuant to the Consent Solicitation. Each Holder of Existing 1st-Out Notes must make its own decision as to whether to tender its Existing 1st-Out Notes, and, if so, the principal amount of the Existing 1st-Out Notes as to which action is to be taken, and must make its own decision as to whether to deliver its Consent to the Proposed Amendments.

The Exchange Offer and Consent Solicitation are not being made in any jurisdiction where the Exchange Offer or the Consent Solicitation is not permitted. You should rely only on the information contained or incorporated by reference in this Offering Memorandum or to which the Company has referred you. The Company has not authorized any person (including any dealer, salesman or broker) to provide you with different information. The information contained or incorporated by reference in this Offering Memorandum may only be accurate on the date hereof or the dates of the documents incorporated by reference herein. You should not assume that the information contained or incorporated by reference in this Offering Memorandum is accurate as of any other date.

MARKET AND INDUSTRY DATA AND FORECASTS

Unless otherwise indicated, market data and other statistical information contained in this Offering Memorandum or the documents incorporated herein by reference are based upon information from independent industry publications and management’s knowledge of and experience in the gaming industry and markets in which the Company operates. While management believes this data and information to be reasonable, market data and other statistical information are subject to change and have not been independently verified. In addition, variables, including consumer consumption and discretionary spending patterns and consumer preferences, can and do change. The gaming market in New Mexico is subject to continual change, including changes in the number of casinos and other gaming facilities, the size of such casinos and other gaming facilities, and the types of gaming conducted at such casinos or other gaming facilities. Accordingly, you should not place undue reliance on such information or data when making your investment decision.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this Offering Memorandum, which means we can disclose important information to you by referring you to these documents. These documents contain important information about us and our financial condition. The information incorporated by reference is deemed to be part of this Offering Memorandum.

We incorporate by reference the following documents:

•	our Quarterly Reports for the quarterly periods ended December 31, 2017 and March 31, 2018; and

•	our Annual Report for the fiscal year ended September 30, 2017.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum.

You can obtain without charge copies of the documents incorporated by reference above from our password protected online data system maintained pursuant to Section 4.03 of the Existing Indenture. Please contact the Information Agent if you need assistance to access the online data system.

FORWARD-LOOKING STATEMENTS

This Offering Memorandum includes and incorporates by reference “forward-looking statements.” Statements regarding the Company’s expected financial condition, results of operations, business, strategies and financing plans in this Offering Memorandum and the documents incorporated herein by reference are forward-looking statements. In addition, the words “anticipate,” “expect,” “will,” “propose,” “plan,” “intend,” “designed,” “estimate,” “adjust” and similar expressions, as they relate to the Company or its management, indicate forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	the Company’s level of leverage and ability to meet its debt service obligations;

•	the Company’s dependence on WG-IMC, LLC and its majority owner, William W. Warner, to manage its facilities;

•	the Company’s financial performance;

•	restrictive covenants in the Company’s debt instruments;

•	realizing the benefits of the Company’s business plan and business strategies;

•	changes in gaming laws or regulations, including potential legalization of gaming in certain jurisdictions;

•	the impact of competition in the Company’s markets;

•	the Company’s ability to attract increasing numbers of customers;

•	general local, domestic and global economic conditions; and

•	other risks identified in this Offering Memorandum and the documents specifically incorporated herein by reference.

Further information about the risks and uncertainties that may affect us is disclosed under “Risk Factors.” Other important factors are disclosed throughout this Offering Memorandum and the documents incorporated by reference herein. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on forward-looking statements, which speak only as of the date of this Offering Memorandum. Many of these factors are beyond our ability to control or predict. Other than as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this Offering Memorandum. It does not contain all of the information that may be important to you in making a decision to participate in the Exchange Offer and Consent Solicitation. You should read this entire Offering Memorandum and the documents incorporated herein by reference. References in this Offering Memorandum to (a) the “Tribe” refer to the Apache Tribe of the Mescalero Reservation, a federally recognized Indian tribe, and (b) “the Company,” “we,” “us,” and “our” refer to Inn of the Mountain Gods Resort and Casino, a business enterprise of the Tribe and the issuer of the New Notes, and its subsidiaries. Except as otherwise expressly noted or as the context otherwise requires, we have assumed in this Offering Memorandum that the Proposed Amendments have been adopted.

Our Company

We are an unincorporated business enterprise of the Tribe. We were formed by the Tribe to operate its resort enterprises, comprised of the Inn, Casino Apache Travel Center and Ski Apache, each of which is an unincorporated tribal business enterprise wholly-owned by us. The combined activities of these enterprises comprise our operations. Our four primary areas of operation are:

•

Gaming. Our gaming activities are authorized by the Indian Gaming Regulatory Act of 1988 (“IGRA”), our gaming compact with the State of New Mexico and a tribal gaming ordinance. As of March 31, 2018, we had approximately 47,000 square feet of combined gaming space, featuring 1,137 slot machines and 40 table games between our facilities at the Inn of the Mountain Gods Resort and Casino and the Casino Apache Travel Center.

•

Food and Beverage. Inn of the Mountain Gods Resort and Casino features: Wendell’s, a 116-seat casual and fine dining restaurant; Gathering of Nations Buffet, a 330-seat buffet style restaurant; Broken Arrow Tap House, a 120-seat family friendly 24-hour modern American gastro pub; Big Game, a 110-seat sports bar; Club 49, a 90-seat night club featuring live entertainment, dancing and DJ music; Wendell’s Lounge, a “piano” lounge featuring an oversized fireplace; the 1852 Treaty Room, a 45-seat high-end cigar lounge located next to the poker room; The Boat Dock Grille, a concession area located next to the boat docks and zip line that provides walk up guests with traditional concession foods, drinks and alcohol; and the Apache Tee Cafe, an 88-seat casual restaurant in the golf clubhouse which operates as a seasonal dining alternative catering primarily to guests at our golf course. Casino Apache Travel Center features Smokey B’s, a 130-seat casual dining restaurant, and one sports bar. Ski Apache operates one main restaurant and five satellite food and beverage outlets.

•

Hotel. The Inn of the Mountain Gods Resort and Casino features 273 luxury hotel rooms. The hotel varies between four and eight stories in height, depending upon the location along the hotel corridor, and allows for easy access to and from the casino and events center. Our over-sized deluxe guest rooms are either 480 square feet or 610 square feet and our suites are 1,200 square feet (with the ability to connect to a 480 square foot deluxe guest room, providing a total of 1,680 square feet in that configuration). All rooms feature a balcony view of Lake Mescalero, Sierra Blanca Mountain or the forest-lined golf course. The hotel also features an indoor swimming pool and fitness center, steam and sauna facilities for both men and women and a family locker area.

•

Recreation and Other. Our all-season recreational operations include Ski Apache, the second largest ski area in New Mexico with 11 ski lifts, including an eight passenger gondola, covering 55 trails over 750 acres, an 18-hole championship golf course, seasonal big-game hunts, a shooting range, a three span zip tour which opened during fiscal year 2015, horseback riding and boating and fishing on Lake Mescalero with a dual cable zip line over Lake Mescalero. Our ski resort is typically open from Thanksgiving until Easter, and runs summer activities including mountain biking through the summer. Our golf course generally operates from April through November. Our retail outlets include a gift shop, golf and pro shop and ski shop, as well as a 2,500-square foot convenience store and a fuel station with 12 gasoline and eight diesel pumping stations at the Casino Apache Travel Center.

Concurrent Transactions

Concurrently with the consummation of the Exchange Offer, (i) we and the Guarantors will borrow $40.0 million under the Credit Agreement, (ii) the lender under the Credit Agreement, the trustees under the New Notes Indenture and the Existing Indenture, the Company and the Guarantors will enter into the Intercreditor Agreement in the form attached hereto as Annex B, (iii) the Tribal Loan Amendment (as defined below) will be executed and made effective and (iv) the Tribe will contribute to us $5.0 million in cash as the Tribal Contribution. We will use the proceeds of the Credit Agreement and the Tribal Contribution to pay the cash portion of the Cash and Notes Consideration pursuant to the Exchange Offer. If the Exchange Offer is not consummated, we will not enter into the Credit Agreement or the Intercreditor Agreement and will not receive the Tribal Contribution.

The Credit Agreement and the Intercreditor Agreement

We, the Guarantors and the Tribe will, concurrently with the consummation of the Exchange Offer, enter into the Credit Agreement with BOKF, NA, dba Bank of Albuquerque in the form attached hereto as Annex A. The Credit Agreement will provide for a senior term loan in an aggregate principal amount of $40.0 million. Borrowings under the Credit Agreement will bear interest at LIBOR plus 4.00% per annum, as calculated thereunder. Beginning on the first day of the calendar month following the closing of the transactions contemplated by the Credit Agreement (the “Loan Closing”) and on the first day of each calendar month thereafter, we will pay the lender monthly installments of principal and interest based on an 84-month amortization schedule. The initial monthly installment will be equal to $575,932.04 (based on current LIBOR rates and subject to change prior to the Loan Closing), and will be recalculated on the first anniversary of the payment of the first monthly installment and each anniversary thereof based on the interest rate under the Credit Agreement at such time. On November 30, 2020, the maturity date of the loan, we will make a balloon payment of all amounts then outstanding under the Credit Agreement.

We will be required to make mandatory prepayments with the net proceeds of certain sales of assets and events of loss prior to the purchase of the New Notes or the Existing Notes. We may, after interest and mandatory payments are made with respect to the New Notes, prepay amounts outstanding under the Credit Agreement, in whole or in part, without premium or penalty. Once repaid, the amounts borrowed under the Credit Agreement cannot be re-borrowed.

In connection with the Credit Agreement, we have made certain representations and warranties and are required to comply with various customary affirmative and negative covenants, including financial covenants that require compliance with a maximum leverage ratio, a minimum interim fixed charge coverage ratio and annual fixed charge coverage ratio requirements, as well as certain covenants related to the issuance of PIK Notes (as defined below). These negative covenants will, among other things and subject to certain exceptions, restrict our ability to incur additional indebtedness, create liens, enter into certain transactions with affiliates, make distributions, investments or acquisitions, in each case, other than as permitted under the Credit Agreement.

The Credit Agreement is subject to customary events of default included in financing transactions, including, among others, failure to make payments when due, defaults under certain other indebtedness, breach of certain covenants, breach of representations and warranties, involuntary or voluntary bankruptcy, and material judgments. Upon the occurrence and during the continuation of any event of default under the Credit Agreement, until the time when such event of default is cured or waived in writing by the lender (as may be required by the Credit Agreement), we are required to pay interest on the aggregate, outstanding principal, at a per annum rate equal to the default rate, which equals 4.0% per annum in excess of the interest rate which we would otherwise be required to pay under the Credit Agreement.

Amounts outstanding under the Credit Agreement are guaranteed by the Guarantors and secured by the same collateral that will secure the New Notes. See “Description of the New Notes — Security.” The priority of security interests and relative rights under the New Notes Indenture, the Existing Indenture and the Credit Agreement will be subject to intercreditor arrangements set forth in the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, (i) the Credit Agreement will be secured by a first priority lien on the Collateral, (ii) the New Notes will be secured by a second priority lien on the Collateral and (iii) the Existing 1st-Out Notes and Existing 2nd-Out Notes issued under the Existing Indenture will be secured by a third priority lien on the Collateral. See the form of Intercreditor Agreement attached hereto as Annex B.

Concurrently with the execution of the Credit Agreement, the New Notes Indenture and the Intercreditor Agreement, the Tribal Loan (as defined below) will be amended (the “Tribal Loan Amendment”) to facilitate the transactions contemplated under the Credit Agreement and the New Notes Indenture and the relative ranking of the Company’s obligations as set forth in the Intercreditor Agreement.

Summary of the Terms of the Exchange Offer and the Consent Solicitation

The summary below describes the principal terms of the Exchange Offer and the Consent Solicitation. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of the terms and conditions of the Exchange Offer and the Consent Solicitation, you should read this entire Offering Memorandum. Capitalized terms used but not defined below have the meanings set forth in the New Notes Indenture.

Exchange Offer

We are offering Holders of the Existing 1st-Out Notes to exchange validly tendered (and not validly withdrawn) Existing 1st-Out Notes for, at the election of each Holder, either the Cash and Notes Consideration or the All Notes Consideration. For a detailed description of the Cash and Notes Consideration and the All Notes Consideration, see “General Terms of the Exchange Offer and the Consent Solicitation — Consideration.” Participating Holders will not receive any payment on or with respect to the Existing 1st-Out Notes other than, as applicable, the Cash and Notes Consideration or the All Notes Consideration. Under no circumstances will any interest be payable as a result of any delay in the transmission of funds to Holders by the Exchange Agent. Any calculation by the Company made in good faith with respect to any portion of the Cash and Notes Consideration or the All Notes Consideration will be conclusive and binding, absent manifest error.

Consent Solicitation

We are also soliciting the Consents to the Proposed Amendments from Holders of the Existing 1st-Out Notes. Holders who validly tender Existing 1st-Out Notes pursuant to the Exchange Offer must also, and will automatically be deemed to, deliver a Consent to the Proposed Amendments. Holders of Existing 1st-Out Notes may not provide their Consents without tendering Existing 1st-Out Notes pursuant to the Exchange Offer.

Proposed Amendments

If adopted, the Proposed Amendments would (i) eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Indenture, (ii) eliminate certain covenants and provisions contained in the Existing Security Agreement and (iii) provide that the trustee under the Existing Indenture is instructed to enter into (and to direct the collateral agent under the Existing Security Agreement to enter into) the Intercreditor Agreement, which will provide, among other things, that the lien on the collateral securing the Existing 1st-Out Notes will be junior to the liens on such collateral securing the Credit Agreement and the New Notes. For a detailed description of the Proposed Amendments, see “Proposed Amendments.”

Expiration Date; Withdrawal Deadline

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, July 6, 2018, and the Withdrawal Deadline will occur at 11:59 p.m., New York City time, on July 6, 2018, in each case unless extended by us in our sole discretion or otherwise in accordance herewith.

Consequences of Failure to Tender

Any Existing 1st-Out Notes not tendered and exchanged pursuant to the Exchange Offer will remain outstanding. These Existing 1st-Out Notes will not have the benefit of many of the restrictive covenants and events of default currently contained in the Existing Indenture and, pursuant to the Intercreditor Agreement, the lien securing the Existing 1st-Out Notes will be junior to the liens securing the Credit Agreement and the New Notes. In addition, we expect that the liquidity of those Existing 1st-Out Notes will be significantly reduced. For a detailed description of these and other consequences of a failure to tender Existing 1st-Out Notes, see “Risk Factors — Risks to

Holders of Non-Tendered Existing 1st-Out Notes.”

Conditions to the Exchange Offer and the Consent Solicitation

The Exchange Offer and Consent Solicitation are conditioned on the Minimum Tender Condition, the Financing Condition, the Contribution Condition and the satisfaction or waiver of the other conditions set forth herein. See “Conditions of the Exchange Offer and the Consent Solicitation.” Subject to the requirements of applicable law, the terms of the Support Agreement and the terms hereof, we reserve the right, in our sole discretion, to waive any and all conditions of the Exchange Offer or the Consent Solicitation, other than the Minimum Tender Condition, the Financing Condition and the Contribution Condition, the waiver, termination, amendment or modification of each of which requires the consent of Supporting Holders holding, as of the date of any such proposed waiver, termination, amendment or modification, at least 75% of the outstanding Existing 1st-Out Notes. See “Conditions of the Exchange Offer and the Consent Solicitation.”

Support Agreement

Pursuant to the terms of the Support Agreement, Supporting Holders holding an aggregate of 90.16% of the Existing 1st-Out Notes (excluding Existing 1st-Out Notes held by the Company to be retired and cancelled prior to the Settlement Date) have agreed, subject to the terms and conditions set forth therein and herein, to tender all of their Existing 1st-Out Notes into the Exchange Offer (and to elect the Cash and Notes Consideration) and to provide their Consents to the Proposed Amendments. See “Support Agreement.”

Withdrawal Rights and Revocation of Consents

Tenders of Existing 1st-Out Notes pursuant to the Exchange Offer and Consents may be withdrawn at any time on or prior to the Withdrawal Deadline by following the procedures described herein under the caption “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of Existing 1st-Out Notes prior to the Withdrawal Deadline will be deemed a valid revocation of the related Consent. A Holder of Existing 1st-Out Notes may not validly revoke a Consent with respect to Existing 1st-Out Notes unless such Holder withdraws such Holder’s previously tendered Existing 1st-Out Notes. Holders may not withdraw tendered Existing 1st-Out Notes or revoke Consents on or after the Withdrawal Deadline, and Existing 1st-Out Notes properly tendered on or after the Withdrawal Deadline may not be withdrawn thereafter.

Procedures for Tendering Existing 1st-Out Notes and Delivery of Consents

See “Procedures for Tendering Existing 1st-Out Notes and Delivering Consents.” For further information, contact the Exchange Agent or consult your broker dealer, commercial bank, trust company or other nominee for assistance. The Company will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes to a participating Holder.

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer. Holders must timely tender their Existing 1st-Out Notes in accordance with the procedures set forth herein.

Settlement Date

Subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, we plan to pay the cash portion of the Cash and Notes Consideration and issue the New Notes in exchange for Existing 1st-Out Notes validly tendered and accepted in the Exchange Offer promptly following the Expiration Date.

Certain U.S. Federal Income Tax Consequences	For a discussion of certain U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent, Information Agent and Tabulation Agent	D.F. King & Co., Inc.

Risk Factors

See “Risk Factors” and the other information included in and incorporated by reference in this Offering Memorandum for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer.

Summary of New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this Offering Memorandum contains more detailed descriptions of the terms and conditions of the New Notes.

Issuer	Inn of the Mountain Gods Resort and Casino.

New Notes	9.25% New Senior 1st-Out Notes due 2020.

Maturity Date	The New Notes will mature on November 30, 2020.

Interest Payment Dates	April 1 and October 1 of each year, commencing October 1, 2018.

Interest Rate

Interest on the New Notes will accrue from the date of issuance of the New Notes at a rate of 9.25% per annum and will be payable in cash; provided, that, with respect to each interest payment date, to the extent that, as of the last day of the most recent Fiscal Quarter (a “PIK Determination Date”) of the Company ending prior to such interest payment date for which financial reports have been delivered pursuant to the covenant set forth under the caption “Description of the New Notes — Certain Covenants — Reports,” the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is below 1.0 to 1.0, an amount of interest payable on such interest payment date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Company be paid on such interest payment date by increasing the principal amount of the outstanding New Notes or by issuing PIK Notes (“PIK Interest” and each such payment of PIK Interest, a “PIK Payment”); provided that the aggregate amount of PIK Interest paid on any interest payment date shall not cause the aggregate amount of PIK Interest paid on all New Notes since the date of issuance of the Initial Notes to exceed $7.5 million.

Guarantees

Our obligations under the New Notes will be guaranteed, jointly and severally, by each of our existing and future restricted subsidiaries. The New Notes will not be guaranteed by the Tribe; however, Holders will have full recourse (subject to certain exceptions) against the Tribe with respect to the New Notes and the guarantees thereof under limited circumstances. See “Recourse to the Tribe” below.

Collateral

The New Notes and the guarantees thereof will be secured, subject to the Intercreditor Agreement, by a security interest perfected under applicable law in (a) all personal property (and any interest therein) owned by any of the Company, the Tribe or any affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise (as defined below), the Inn of the Mountain Gods Resort and Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom, (b) the deposit accounts and all cash owned by us and the Guarantors and (c) all of our and the Guarantors’ other assets, whether now or hereafter existing, and all proceeds thereof, in each case, other than excluded assets (the “Collateral”).

The “Gaming Enterprise” means (a) any gaming, lodging, skiing, golf,

hunting, recreational, retail, food and beverage and other resort businesses or commercial activities operated by the Company and the Guarantors and (b) any business or commercial activities which are reasonably related to, a reasonable expansion, extension or development of, or ancillary to, the activities described in clause (a), including, but not limited to, any other hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the activities described in clause (a), whether owned or operated by the Company, the Tribe or any affiliate of the foregoing, other than excluded assets.

Intercreditor Agreement

The trustee under the New Notes Indenture will be party to the Intercreditor Agreement, which will govern the relationship of the lenders under the Credit Agreement, holders of the New Notes, holders of the Existing 1st-Out Notes that remain outstanding after the Exchange Offer is consummated and holders of Existing 2nd-Out Notes issued under the Existing Indenture with respect to the collateral securing such indebtedness and certain other matters.

Ranking

The New Notes, and the guarantees thereof, will:

•   rank pari passu in right of payment with all of our and the Guarantors’ existing and future senior indebtedness;

•   be effectively subordinated to indebtedness under the Credit Agreement to the extent of the Collateral as set forth in the Intercreditor Agreement;

•   be effectively subordinated to all existing and future liabilities of any of our non-Guarantor subsidiaries;

•   be effectively senior to any Existing 1st-Out Notes that remain outstanding after consummation of the Exchange Offer and the outstanding Existing 2nd-Out Notes, in each case, to the extent of the Collateral as set forth in the Intercreditor Agreement;

•   rank senior in right of payment to any of our and the Guarantors’ future senior subordinated indebtedness; and

•   rank senior in right of payment to any of our and the Guarantors’ future subordinated indebtedness.

Payment Waterfall

As described in more detail under the caption “Description of the New Notes — Certain Covenants — Deposit and Disbursement of Revenues,” subject to the Deposit Account Control Agreement or any successor agreement thereto (for so long as such Deposit Account Control Agreement or any such successor agreement remains in effect), the Company and the Guarantors shall withdraw funds in the Deposit Accounts solely for the following purposes (including at such times as will enable the payments provided for below to be timely made when due in accordance with their terms) and apply such funds solely in the following order of priority (in each case as of any applicable time of determination, with funds not to be applied below any level of priority set forth below at any time at which there are amounts due in respect of any higher level of priority set forth below):

(a)   First, to pay any Monthly Service Payment (or any unpaid portion thereof) with respect to any month that began on or prior to the date of such payment and has not previously been paid;

(b)   Second, so long as no Event of Default shall have occurred and be continuing and subject to the covenant described under the caption “Description of the New Notes — Certain Covenants — Limitation on Capital Expenditures,” to pay or fund the payment of any amount set forth on the Operating and CapEx Budget that has been submitted to the Trustee (including without limitation Capital Expenditures permitted by, but subject to the limitations contained in the covenant described under the caption “Description of the New Notes — Certain Covenants — Limitation on Capital Expenditures”);

(c)   Third, to (i) pay Obligations (as defined in the Credit Agreement) in respect of any cost or expense reimbursements, fees or indemnities then due and payable under the Credit Agreement; and (ii) pay scheduled principal and interest then due and payable under the Credit Agreement, including, without limitation, interest at the Default Rate (as defined in the Credit Agreement) and any late charges under Section 2.9 of the Credit Agreement then due and payable under the Credit Agreement;

(d)   Fourth, to make payments or transfers to the Interest Reserve Account pursuant to the covenant described under the caption “Description of the New Notes — Certain Covenants — Interest Reserve Account” and to pay interest due under the New Notes Indenture and/or the Existing Indenture;

(e)   Fifth, to make any payments due on the New Notes (whether pursuant to mandatory redemption or otherwise), to redeem Existing 1st-Out Notes pursuant to the Existing Indenture and to redeem the principal amount of any PIK Notes then outstanding and to pay any accrued and unpaid interest thereon (provided that such redemption of PIK Notes then outstanding shall (i) be limited to one annual redemption to be effected at the time the mandatory redemption is contemplated to be made pursuant to the New Notes Indenture and (ii) be made pursuant to, and in accordance with, the provisions described under “Description of the New Notes — Selection and Notice”);

(f)   Sixth, if a PIK Period is in effect as of the applicable time of determination, to the Interest Reserve Account for application in accordance with the penultimate sentence of the second paragraph under the caption “Description of the New Notes — Certain Covenants — Interest Reserve Account,” but if no PIK Period is in effect as of the applicable time of determination, to make payments of amounts due on the Tribal Loan;

(g)   Seventh, to make any payments due and any other Indebtedness (other than the Credit Agreement) incurred in compliance with the New Notes Indenture and to make payments required to be made on the Existing 2010 Notes;

(h)   Eighth, to repay, repurchase, redeem, defease or otherwise discharge the New Notes and any other Indebtedness incurred in compliance with the New Notes Indenture;

(i) Ninth, to make Permitted Investments; and

(j) Finally, so long as no Event of Default shall have occurred and be continuing, after the consummation of the redemption required by the second paragraph set forth under the caption “Description of the New Notes — Mandatory Redemption” with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year.

Notwithstanding the foregoing or anything to the contrary herein, (i) the Closing Excess Amount shall be applied to the redemption of the New Notes (including accrued interest thereon to the date of the redemption thereof) in accordance with the third paragraph under the caption “Description of the New Notes — Mandatory Redemption” and, notwithstanding the definition of Annual Fixed Charge Coverage Ratio, such redemption (and any payment in respect thereof) shall not be included in, or treated as increasing, the amount calculated pursuant to clause (b) of the definition of Annual Fixed Charge Coverage Ratio, (ii) during any Credit Agreement Period (as defined below), amounts shall be paid pursuant to clauses (e)-(j) above, in the order of priority established above, only until the Annual Amount (as defined in the Credit Agreement) in respect of the then applicable Fiscal Year of the Company has been exhausted and (iii) any amounts that would have been paid pursuant to clauses (e)-(j) above absent the operation of the immediately preceding clause (ii) shall remain outstanding and shall be paid if and when the operation of the covenant described under the caption “Description of the New Notes — Certain Covenants — Deposit and Disbursement of Revenues” permits the same, it being understood that no such deferral in the payment of such amounts solely as a result of the operation of the covenant described under the caption “Description of the New Notes — Certain Covenants — Deposit and Disbursement of Revenues” shall result in a Default or Event of Default under the New Notes Indenture.

Optional Redemption

The Company may redeem all or a part of the New Notes upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date.

Mandatory Redemption

If on the last day of a Fiscal Year, beginning with the Fiscal Year ending on September 30, 2018, the Excess Cash Amount (as defined below) is greater than zero, the Company will within 110 days of the last day of such Fiscal Year redeem the maximum principal amount of New Notes that can be redeemed with the Excess Cash Amount at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date; provided that the Company shall redeem any Existing 1st-Out Notes required to be redeemed after the end of the applicable Fiscal Year pursuant to Section 3.08 of the Existing Indenture on the same date as the New Notes required to be redeemed pursuant to the New Notes Indenture. “Excess Cash Amount” shall mean (i) during a Credit Agreement Period, the lesser of (A) an amount equal to the Annual Amount calculated as of the last day of the applicable Fiscal Year utilizing the annual financial statements of the Company for such Fiscal Year audited by a nationally recognized firm of independent accountants), and (B) the aggregate amount of funds held by the Company, the Guarantors and each of their subsidiaries (including, without limitation, all funds held or required to be held in the

Deposit Accounts and all Cage and Operating Cash) on the last day of the applicable Fiscal Year in excess of $12.5 million (excluding any proceeds received in respect of an Asset Sale or Event of Loss, any proceeds of insurance, any proceeds from the incurrence of Indebtedness (other than the proceeds of Indebtedness incurred pursuant to, or in compliance with, clause (11) of the first paragraph of the covenant set forth under the caption “Description of the New Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” that have not been applied to fund the acquisition, lease, improvement or construction of FF&E or to fund Capital Expenditures (as defined below), as applicable, within one year following the date of the incurrence of such Indebtedness), the aggregate amount to be paid to redeem Existing 1st-Out Notes pursuant to Section 3.08 of the Existing Indenture with Excess 1st-Out Cash Flow and Excess 2nd-Out Cash Flow (each as defined in the Existing Indenture) for such Fiscal Year, the amount of any Monthly Service Payments permitted to be paid pursuant to the New Notes Indenture that has not been paid, the amount of the Annual Service Payment (as estimated in good faith by the Company for such Fiscal Year), and Permitted Tax Payments, Services and Allocation Payments and Employee Benefits Payments accrued during such Fiscal Year which have not been paid), and (ii) at any time other than during a Credit Agreement Period, the amount described in clause (i)(B) above.

In addition to (and without limiting) any redemption required pursuant to the foregoing paragraph on a date prior to September 30, 2018 determined by the Company, the Company shall redeem the maximum principal amount of New Notes that can be redeemed at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date with an amount equal to the excess, if any, of (i) (A) the aggregate amount of funds held by the Company, the Guarantors and each of the subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) as of the date of the New Notes Indenture minus (B) the amount, if any, of unpaid fees and expenses of professionals incurred by the Company on or prior to the date of the New Notes Indenture in connection with the entry into the Credit Agreement, the New Notes Indenture and any documents related thereto, over (ii) $12.5 million (such excess, the “Closing Excess Amount”). Prior to the earlier of (x) the date of such redemption and (y) the date that is thirty (30) days after the date of the New Notes Indenture, the Company shall deliver to the trustee under the New Notes Indenture (and post to the Data System (as defined below)) an officer’s certificate certifying as to the Closing Excess Amount and accompanied by reasonable supporting documentation for such calculation.

Gaming Redemption

The New Notes will be subject to mandatory disposition and redemption requirements following certain determinations by any gaming regulatory authority. See “Description of the New Notes — Gaming Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, each holder of New Notes will have the right to require us to repurchase all or any part of such holder’s New Notes at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest through the repurchase date. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sales and Events of Loss

If we or any of our restricted subsidiaries, including the Guarantors, sell certain assets or experience certain events of loss and do not apply the proceeds as permitted or required, to the extent that such proceeds equal or exceed $5.0 million, we will be required to offer to repurchase the New Notes at the prices set forth in the section entitled “Description of the New Notes — Repurchase at the Option of Holders — Asset Sales” or “— Events of Loss.”

Restrictive Covenants

The New Notes Indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•   pay dividends and make distributions;

•   make investments;

•   incur or guarantee additional indebtedness;

•   create liens;

•   enter into transactions with affiliates;

•   enter into sale and leaseback transactions;

•   engage in other businesses;

•   transfer or sell assets; and

•   merge or consolidate with or into other entities.

The New Notes Indenture imposes certain covenants on the Tribe.

These covenants are subject to a number of important limitations, qualifications and exceptions as described under “Description of the New Notes — Certain Covenants.”

Limitation on Capital Expenditures	The New Notes Indenture limits to $5.0 million during any fiscal year the aggregate amount of Capital Expenditures that we and our restricted subsidiaries can make, subject to certain exceptions.

Interest Reserve Account

On or before the last Business Day of each month (each such day, an “Interest Deposit Date”), the Company shall cause to be transferred from the Deposit Accounts (as defined below) to the Interest Reserve Account (as defined below) an amount of cash equal to (i) the amount of cash interest that accrued and/or will accrue on the New Notes during such month (provided that for purposes of this calculation each month will be deemed to consist of 30 calendar days), less (ii) the amount of interest that the trustee under the New Notes Indenture has disclosed to the Company has accrued on funds or securities in the Interest Reserve Account since the last interest payment date (or, if no interest payment date has occurred, since the date of the New Notes Indenture) and has not been withdrawn (such accrued and unwithdrawn amount described in the foregoing clause (ii) is referred to as the “Accrued Interest Amount” and the amount to be transferred on a particular Interest Deposit Date represented by the difference between the foregoing clauses (i) and (ii) is referred to as the “Monthly Deposit Amount”); provided, that the Company shall not be required to cause to be transferred from the Deposit Accounts to the Interest Reserve Account any Monthly Deposit Amount on any Interest Deposit Date (x) on or after the date of the Company’s duly made election to pay PIK Interest on the New Notes (in accordance with the terms of the New Notes Indenture and the New Notes) on the interest payment date that follows such election and (y) prior to such interest payment date, in each case, so long as the Company has on or before such Interest Deposit Date caused to be transferred from the Deposit Accounts to the Interest Reserve Account since the immediately preceding interest payment date amounts in aggregate equal to not less than the amount of interest the Company is required to pay in cash on the next succeeding interest payment date (after giving effect to its election to pay PIK Interest on the New Notes) less the Accrued Interest Amount; provided, further, that the amount of a Monthly Deposit Amount shall be reduced (the amount of any such reduction, the “Withheld Amount”) so that, immediately following such transfer, the Liquidity Amount (as defined below) shall not be less than $12.5 million; provided, further, that if on any Interest Deposit Date that occurs after an Interest Deposit Date for which there is a Withheld Amount, but prior to the next succeeding interest payment date, the Liquidity Amount (after giving effect to the transfer of the Monthly Deposit Amount on such Interest Deposit Date) is greater than $12.5 million, the Company shall on such Interest Deposit Date or as promptly as practicable thereafter, transfer to the Interest Reserve Account an amount of cash equal to the lesser of (x) the amount that would cause the Liquidity Amount on such Interest Deposit Date to be equal to $12.5 million and (y) the aggregate amount of the Withheld Amounts with respect to Interest Deposit Dates that occurred since the last interest payment date and for which a transfer has not been previously made pursuant to this proviso. “Liquidity Amount” means the sum of (x) the aggregate amount of cash in the Deposit Accounts plus (y) the aggregate amount of all Cage and Operating Cash.

Recourse to the Tribe

Holders of the New Notes will have full recourse against the Tribe with respect to our and the Guarantors’ obligations under the New Notes Indenture, the New Notes, the guarantees of the New Notes and the collateral documents, except with respect to certain protected assets, if, and only if, (1) an event of default occurs as a result of our failing to fulfill our obligation to deposit our revenues into deposit accounts, (2) an event of default occurs as a result of the Tribe failing to comply with certain covenants, (3) the Tribe abrogates the provisions of the New Notes Indenture relating to waiver of sovereign immunity, jurisdiction, consent to service of process and arbitration or (4) the Tribe receives a payment or distribution from us or any Guarantor in violation of the New Notes Indenture and such amount is not repaid within 30 days after notice. See “Description of the New Notes — Recourse to the Tribe.”

Restrictions on Transfer

The Existing 1st-Out Notes were issued in an offering exempt from registration under the Securities Act, and therefore may be subject to resale restrictions. The Exchange Offer is being conducted in accordance with Section 3(a)(9) of the Securities Act. Subject to certain limitations, Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in such exchange in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the

New Notes issued in exchange for Existing 1st-out Notes will be subject to the same resale restrictions, if any, as those to which the Existing 1st-Out Notes so exchanged were subject.

Notice to Investors

Each Holder of Existing 1st-Out Notes that participates in the Exchange Offer and Consent Solicitation will be deemed to have made certain representations, warranties and agreements discussed under “Notice to Investors.”

Summary Financial Information

The following tables set forth our summary consolidated financial information as of and for the fiscal periods ended on the dates indicated below. We have derived the summary consolidated financial information from the audited and unaudited financial statements in our annual and quarterly reports incorporated by reference into this Offering Memorandum.

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports and our audited and unaudited financial statements incorporated by reference into this Offering Memorandum. See “Incorporation By Reference.”

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2017	2018	2015	2016	2017
	(Unaudited)	(Unaudited)
	(In thousands)
Statements of Income Data:
Revenues:
Games	$35,565	$38,571	$81,472	$80,962	$79,766
Hotel	4,806	4,835	10,603	10,485	11,628
Food and beverage	8,299	8,518	16,138	17,429	17,566
Recreation and other	11,755	9,973	22,136	22,400	20,158

Gross revenues	60,425	61,897	130,349	131,276	129,116
Less: promotional allowances	(498)	(267)	(1,185)	(1,115)	(829)

Net revenues	59,928	61,630	129,164	130,161	128,287

Total operating expenses	52,298	51,669	103,897	108,360	105,691

Operating income	7,630	9,961	25,268	21,801	22,596
Interest income (expense)	(4,816)	(4,790)	(10,009)	(9,908)	(9,620)
Other income	121	223	63	53	110

Income before distributions	$2,935	$5,395	$15,321	$11,946	$13,087

	As of March 31,	As of September 30,
	2018	2015	2016	2017
	(Unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,842	$16,201	$12,863	$16,288
Total assets	177,539	196,082	189,616	183,648
Total debt	155,257	156,863	156,259	155,604
Net deficit	(7,571)	(2,368)	(4,715)	(5,070)

RISK FACTORS

An investment in the New Notes involves risks. In addition to other information contained or incorporated by reference in this Offering Memorandum, you should carefully consider the risks factors identified in the Company’s Annual Report for the fiscal year ended September 30, 2017 as well as the following risk factors before deciding to participate in the Exchange Offer or Consent Solicitation. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition, and results of operations could suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks to Holders of Non-Tendered Existing 1st-Out Notes

The consummation of the Exchange Offer will significantly reduce the float of the Existing 1st-Out Notes and will have an adverse effect on the liquidity of any non-tendered Existing 1st-Out Notes.

Upon consummation of the Exchange Offer, the aggregate principal amount of outstanding Existing 1st-Out Notes will be significantly reduced, which will likely adversely affect the liquidity of the non-tendered Existing 1st-Out Notes. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than a comparable issue of securities with a greater float. A reduced float may also make the trading prices of Existing 1st-Out Notes that are not exchanged more volatile. In addition, after the consummation of the Exchange Offer, a much smaller principal amount of Existing 1st-Out Notes will control decisions with respect to the Existing 1st-Out Notes than as is currently the case, including decisions with respect to amendments, waivers and requests to accelerate, among others.

The effects of the Proposed Amendments to the Existing Indenture could significantly reduce protections afforded to Existing 1st-Out Notes not validly tendered and accepted pursuant to the Exchange Offer.

If the Proposed Amendments become operative, many of the restrictive covenants and events of default and other related provisions and certain other provisions contained in the Existing Indenture will be eliminated. As a result, non-tendering Holders will no longer be entitled to the benefit of such provisions. The Existing Indenture, as so amended, will continue to govern the terms of all Existing 1st-Out Notes that remain outstanding after the consummation of the Exchange Offer. The elimination of these restrictive covenants, events of default and other related provisions may permit us and our subsidiaries to, among other things, incur debt, grant liens, pay dividends, repurchase stock or make other restricted payments and enter into transactions with affiliates, in each case under circumstances which otherwise may not have been permitted pursuant to the Existing Indenture. In addition, elimination of these provisions could have a significant adverse effect on the market value of the Existing 1st-Out Notes.

The liens securing the Existing 1st-Out Notes and the guarantees thereof are contractually subordinated to our obligations under the Credit Agreement and the New Notes.

The Proposed Amendments will provide that the trustee under the Existing Indenture is instructed to enter into (and to direct the collateral agent under the Existing Security Agreement to enter into) the Intercreditor Agreement, which will be attached as an exhibit to the Existing Indenture. The Intercreditor Agreement will provide that the Existing 1st-Out Notes and Existing 2nd-Out Notes will have a third priority security interest on the collateral, while obligations under the Credit Agreement will be secured by a first priority security interest and obligations under the New Notes by a second priority security interest on the collateral. Although the Existing 1st-Out Notes will rank equally in right of payment with all of our obligations under the Credit Agreement and the New Notes, all proceeds of collateral realized after an event of default will, pursuant to the terms of the Intercreditor Agreement, be applied first to the satisfaction of amounts due under the Credit Agreement and the New Notes until they are repaid in full. There can be no assurance that the proceeds of the collateral following an event of default remaining after the payment of amounts due under the Credit Agreement will be sufficient to satisfy amounts due on the Existing 1st-Out Notes.

The value of the collateral securing the Existing 1st-Out Notes may not be sufficient to satisfy our and the Guarantors’ obligations under the Existing 1st-Out Notes and the collateral securing the Existing 1st-Out Notes may be reduced or diluted under certain circumstances, thereby limiting your recovery as a secured creditor.

Pursuant to the Intercreditor Agreement, the Existing 1st-Out Notes and the guarantees thereof will be secured by a third priority security interest perfected under the Tribe’s laws and under applicable law in (a) all personal property (and any interest therein) owned by any of the Company, the Tribe or any affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise (as defined below), the Inn of the Mountain Gods Resort and Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom, (b) the deposit accounts and all cash owned by us and the Guarantors and (c) all of our and the Guarantors’ other assets, whether now or hereafter existing, and all proceeds thereof, in each case, other than excluded assets. This collateral secures obligations outstanding under the Credit Agreement on a first priority basis and obligations outstanding under the New Notes on a second priority basis and may also secure certain additional indebtedness permitted by the Existing Indenture (as amended by the Proposed Amendments) and certain other obligations. Your rights to the collateral would be diluted by any additional indebtedness or other obligations that are secured on a first, second or third priority basis by the collateral.

No independent appraisals of any of the collateral have been prepared by or on behalf of us in connection with the Exchange Offer and Consent Solicitation. The value of the collateral and the amount received upon a sale of collateral will depend upon many factors, including among others, our results of operations, the condition of the collateral, the ability to sell collateral in an orderly sales market and economic conditions, the availability and eligibility of buyers and similar factors. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. Accordingly, the proceeds of the collateral pursuant to the Existing Indenture and the collateral documents following an event of default or an event of default under any other additional secured obligations may not be sufficient to satisfy, and may be substantially less than, amounts due on the Existing 1st-Out Notes and other obligations secured by the collateral, including the obligations under the Credit Agreement and the New Notes. If the proceeds of the collateral were not sufficient to repay all amounts due on the Existing 1st-Out Notes and the other obligations secured by the collateral on a first, second or third priority basis, the holders of the Existing 1st-Out Notes (to the extent not repaid from the proceeds of collateral) would have only an unsecured claim against our remaining assets.

Risks Related to the Exchange Offer, the Consent Solicitation and the New Notes

The liens securing the New Notes and the guarantees thereof are contractually subordinated to our obligations under the Credit Agreement.

The Intercreditor Agreement will provide that the New Notes will have a second priority security interest on the collateral, while obligations under the Credit Agreement will be secured by a first priority security interest on the collateral. Although the New Notes will rank equally in right of payment with all of our obligations under the Credit Agreement, all proceeds of collateral realized after an event of default will, pursuant to the terms of the Intercreditor Agreement, be applied first to the satisfaction of amounts due under the Credit Agreement until it is repaid in full. There can be no assurance that the proceeds of the collateral following an event of default remaining after the payment of amounts due under the Credit Agreement will be sufficient to satisfy amounts due on the New Notes.

The Intercreditor Agreement will limit the ability of the holders of the New Notes to exercise rights and remedies with respect to the collateral.

The rights of the holders of the New Notes with respect to the collateral securing the New Notes will be limited by the terms of the lien priorities and other provisions in the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, at any time that any obligations under the Credit Agreement that have the benefit of first priority liens on the collateral are outstanding, almost any action that may be taken in respect of the collateral, including the rights to exercise remedies with respect to, release liens on, or challenge the liens on, the collateral will be at the direction of the holders of the obligations under the Credit Agreement secured by the first priority liens on the collateral. The trustee under the New Notes Indenture, on behalf of holders of New Notes with second priority liens on the collateral, will not have the ability to control or direct such actions, even if the rights of such noteholders are adversely affected. The lenders under the Credit Agreement may cause the collateral agent under the Credit Agreement to dispose of, release or foreclose on, or take other actions with respect to, the collateral with which holders of the New Notes may disagree or that may be contrary to the interests of holders of the New Notes.

Additionally, the Intercreditor Agreement will contain certain provisions benefiting holders of indebtedness under the Credit Agreement that prevent the trustee under the New Notes Indenture from objecting to a number of important matters regarding the collateral following the filing of a bankruptcy, such as debtor-in-possession financing or the use of any cash collateral to secure that financing. The Intercreditor Agreement will also limit the ability of the trustee under the New Notes Indenture or the holders of the New Notes from seeking certain other relief with respect to the collateral following a bankruptcy filing. After such filing, the value of the collateral could materially deteriorate and holders of the New Notes would be unable to raise an objection.

The value of the collateral securing the New Notes may not be sufficient to satisfy our and the Guarantors’ obligations under the New Notes and the collateral securing the New Notes may be reduced or diluted under certain circumstances, thereby limiting your recovery as a secured creditor.

Pursuant to the Intercreditor Agreement, the New Notes and the guarantees thereof will be secured by a second priority security interest perfected under the Tribe’s laws and under applicable law in (a) all personal property (and any interest therein) owned by any of the Company, the Tribe or any affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise, the Inn of the Mountain Gods Resort and Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom, (b) the deposit accounts and all cash owned by us and the Guarantors and (c) all of our and the Guarantors’ other assets, whether now or hereafter existing, and all proceeds thereof, in each case, other than excluded assets. This collateral secures obligations outstanding under the Credit Agreement on a first priority basis and may also secure certain additional indebtedness permitted by the New Notes Indenture and certain other obligations. Your rights to the collateral would be diluted by any additional indebtedness or other obligations that are secured on a first or second priority basis by the collateral.

No independent appraisals of any of the collateral have been prepared by or on behalf of us in connection with the Exchange Offer and Consent Solicitation. The value of the collateral and the amount received upon a sale of collateral will depend upon many factors, including among others, our results of operations, the condition of the collateral, the ability to sell collateral in an orderly sales market and economic conditions, the availability and eligibility of buyers and similar factors. By its nature, some or all of the collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. Accordingly, the proceeds of the collateral pursuant to the New Notes Indenture and the collateral documents following an event of default or an event of default under any other additional secured obligations may not be sufficient to satisfy, and may be substantially less than, amounts due on the New Notes and other obligations secured by the collateral, including the obligations under the Credit Agreement. If the proceeds of the collateral were not sufficient to repay all amounts due on the New Notes and the other obligations secured by the collateral on a first or second priority basis, the holders of the New Notes (to the extent not repaid from the proceeds of the collateral) would have only an unsecured claim against our remaining assets.

If we pay PIK Interest, we will increase the principal amount of the outstanding New Notes or issue PIK Notes, which will increase our leverage and could dilute the collateral available to pay the New Notes.

We will pay interest on the New Notes at 9.25% per annum payable in cash; provided, that, with respect to each interest payment date, to the extent that as of the PIK Determination Date the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is below 1.0 to 1.0, an amount of interest payable on such interest payment date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Company be paid as PIK Interest, subject to a cap on the aggregate amount of PIK Interest paid on all New Notes of $7.5 million. If we pay PIK Interest, the aggregate outstanding principal amount of the New Notes will increase. Therefore, by paying PIK Interest, we will increase our already substantial leverage and debt service obligations. Further, there can be no assurance that the value of the collateral available to pay the New Notes will increase as a result of the payment of PIK Interest. If the aggregate outstanding principal amount of the New Notes increases, but the value of the collateral available to pay the New Notes does not increase, and if the claims of holders exceed the value of the collateral available to pay the New Notes, holders of the New Notes may receive less upon liquidation of the collateral than if interest on the New Notes had been paid exclusively in cash.

Your interest in the collateral may be adversely affected by our failure to perfect security interests in certain collateral.

The security interests in the collateral securing the New Notes includes a second priority security interest perfected under the Tribe’s laws and under applicable law in (a) all personal property (and any interest therein) owned by any of the Company, the Tribe or any affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise, the Inn of the Mountain Gods Resort and Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom, (b) the deposit accounts and all cash owned by us and the Guarantors and (c) all of our and the Guarantors’ other assets, whether now or hereafter existing, and all proceeds thereof, in each case, other than excluded assets. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. As a result, a third party creditor of us or our subsidiaries could gain priority over our and the Guarantors’ revenues prior to the deposit thereof into a revenue account. Such inability to perfect a security interest may constitute an event of default under the New Notes Indenture. In addition, the trustee under the New Notes Indenture and the collateral agent will not monitor our and the Guarantors’ revenues prior to the deposit thereof into a revenue account, nor will they take any action to perfect the security interest in such revenues prior to being deposited into a revenue account. Our failure to perfect a security interest in certain collateral may adversely affect your interest in such collateral.

Security interests in all or a portion of the collateral will be secured and perfected only under tribal law. Non-tribal courts may not honor such security interests and the enforcement and priority thereof may depend on the interpretation and enforcement of untested law and procedures, either of which could have a material adverse effect on your ability to enforce the collateral securing the New Notes.

Security interests in all or a portion of the collateral consisting of (a) all personal property (and any interest therein) owned by any of the Company, the Tribe or any affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise, the Inn of the Mountain Gods Resort and Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom, (b) the deposit accounts and all cash owned by us and the Guarantors and (c) all of our and the Guarantors’ other assets, whether now or hereafter existing, and all proceeds thereof, in each case, other than excluded assets, will be perfected only under the Tribe’s secured transactions code. There can be no assurance that state, federal or other non-tribal courts will honor security interests perfected solely under tribal law.

Security interests in the remainder of the collateral will be perfected under New Mexico and Washington D.C. laws, to the extent perfection in such assets is achieved through the filing of a UCC financing statement in such jurisdictions, and the security interests in all of the collateral will be created under collateral documents governed by New York law. Although we have agreed that New York law shall govern the collateral documents relating to the New Notes, such documents will expressly state that the security interests granted to the collateral agent to secure the New Notes are also subject to and governed by laws of the Tribe. If New York law does not recognize a security interest in any collateral pledged to the New Notes, tribal law may govern whether a security interest is perfected against other claimants and the effect of that perfection.

The relationship between state and tribal law in this area, as well as the enforceability and procedural requirements associated with such tribal law, is untested and could affect the validity, priorities or enforceability of the security for the New Notes. If either the creation or perfection of the security interests granted to the collateral agent are not effective because non-tribal courts do not honor such security interests or otherwise, other creditors having a claim against that part of the collateral securing the New Notes, may seek to collect on and foreclose against such collateral with a priority senior to the liens securing the New Notes, which could have a material adverse effect on your ability to enforce the collateral securing the New Notes.

Even if enforcement of the collateral securing the New Notes is possible, the practicality and utility of enforcement of the liens on the gaming or other equipment securing the New Notes may be limited.

Even if the creation and perfection of the security interests granted to the collateral agent to secure the New Notes are effective, the practicality and utility of enforcement of the liens on the gaming or other equipment securing the New Notes may be limited because removal of such equipment could materially and adversely affect our ability to generate revenues to pay amounts due on the New Notes.

If a court determines that the New Notes Indenture or any of the collateral documents is a management contract that has not been properly submitted to and approved by the NIGC under IGRA, such agreement will be void, which could significantly impact your ability to receive payments on the New Notes.

Federal law prohibits third parties from managing Indian gaming operations except pursuant to a management contract that has been approved by the NIGC after an extensive review of the contract terms and background review of various persons with an interest in the contract. A “management contract” includes any contract, subcontract or collateral agreement that provides for management of all or part of an Indian gaming operation. The courts and the NIGC have construed “management” broadly to include various functions (such as planning, organizing, directing, coordinating and controlling) relative to all or any portion of a tribal gaming operation. The presence of one or more of these functions, or even the contractual right to engage in them, may constitute “management” within the meaning of IGRA.

It is not necessary that an agreement purport or intend to be a management contract. The courts and the NIGC have on occasion invalidated agreements, including financing agreements, on grounds that they constitute unapproved management contracts. In January 2010, a court determined that the indenture governing notes issued by Lake of the Torches Economic Development Corporation was a management contract executed without the prior approval of the Chairman of the NIGC and therefore void. In that case, the court identified five provisions in the indenture that “collectively and individually” provided the noteholder with “the authority to set up working policy for the Casino’s gaming operations,” indicating that the indenture was a management contract: (1) the corporation could not incur capital expenditures that exceeded 25% of the prior fiscal year’s capital expenditures without the written consent of 51% of the bondholders, (2) a majority of the bondholders could appoint a management consultant if the “debt service ratio” fell below a certain level, (3) the corporation would not replace or remove or permit the replacement or removal of its general manager, controller, chairman or executive director of the gaming commission without the written consent of 51% of the bondholders, (4) upon a certain event of default, the majority of the bondholders had the right to require the corporation to hire new management and had the right to consent to the replacement management recommended by the corporation and (5) a certain event of default triggered the trustee’s right to appoint a receiver over the trust estate (which included the assets pledged to secure the notes) and the revenues and profits thereof and control the use of those funds.

Neither the New Notes Indenture nor the collateral documents have been approved by the NIGC as “management contracts.” However, the Tribe has received a written determination from the NIGC providing that the New Notes Indenture and the primary collateral documents are not management contracts that require NIGC approval. The NIGC has a longstanding practice of providing determinations of this type (also known as “declination letters”).

A declination letter is an advisory opinion. It does not constitute final agency action by the NIGC nor can it be predicted how much deference a court would give to the opinion. Certain of the provisions of the New Notes Indenture and the collateral documents may be considered similar to those found in the Lake of the Torches case to provide noteholders with management control of the casino facility. If a court were to find that the New Notes Indenture or any of the collateral documents constitutes a management agreement, such agreement will be void, which could significantly impact your ability to receive payments on the New Notes.

If a court determines that the New Notes Indenture or any of the collateral documents gives a non-tribal third party a proprietary interest in the Tribe’s gaming operation, such agreement may be unenforceable.

Under applicable law, as expressed in the NIGC’s sole proprietary interest doctrine, non-tribal third parties may not have a proprietary interest in the Tribe’s gaming operation. If a court were to find that the New Notes Indenture or any of the collateral documents violates the sole proprietary interest doctrine, such agreement would likely be unenforceable, which could significantly impact your ability to receive payments on the New Notes.

You may be required to dispose of your New Notes, or your New Notes may be redeemed, if your ownership of the New Notes jeopardizes our gaming operations or violates the Tribe’s gaming compact.

We do not believe that the holders of the New Notes are currently required to be licensed or found suitable under applicable gaming laws. There can be no assurance that in the future a gaming regulatory authority will not assert that you are required to be licensed or certified. If you are not able to comply with any existing or future licensing or suitability requirements, we will have the right to cause you to dispose of your New Notes or to redeem your New Notes. We may not have sufficient funds to redeem your New Notes under such circumstances. If we are able to redeem the New Notes, however, the redemption price would be the lowest of:

•	the amount you paid for the New Notes;

•	the principal amount of the New Notes; and

•	the then-current fair market value for the New Notes.

See “Description of the New Notes — Gaming Redemption.”

We, the Guarantors and the Tribe have granted limited waivers of sovereign immunity, which limits your ability to enforce your rights against us.

Under federal law, we, the Guarantors and the Tribe have sovereign immunity and may not be sued by any person (except the federal government) without our consent. We, the Guarantors and the Tribe, will grant limited waivers of sovereign immunity in connection with the New Notes, the guarantees thereof, the New Notes Indenture, the collateral documents and related agreements. Under these limited waivers, we, the Guarantors and the Tribe, will consent to be sued in state and federal courts sitting in the State of New York, with the option that any party to such documents may instead cause the matter in dispute to be submitted to binding arbitration. These waivers will be limited to actions against us and the Guarantors to (a) interpret or enforce or otherwise seek or obtain relief with respect to the provisions of the New Notes, the New Notes, collateral documents and related agreements, (b) enforce and execute any order, judgment or ruling resulting from an action related to such documents or (c) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq. (“ICRA”). These waivers will be limited to actions against the Tribe to (x) interpret or enforce or otherwise seek or obtain relief with respect to the provisions in the New Notes Indenture related to certain covenants of the Tribe, (y) enforce and execute any order, judgment or ruling resulting from an action related to such recourse or (z) enforce any rights under the ICRA. Furthermore, claims permitted by these waivers against us or the Guarantors generally may only be enforced against our or the applicable Guarantors’ assets, and claims permitted by these waivers against the Tribe generally may only be enforced as provided in the provisions of the New Notes Indenture related to recourse against the Tribe. See “Description of the New Notes — Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process” and “— Recourse to the Tribe.”

Waivers of tribal sovereign immunity are recognized by courts if they are explicit, granted by the appropriate tribal governing body, and in compliance with tribal law. While we believe that the waivers granted by us, the Guarantors and the Tribe are effective, if a court holds otherwise, you may not be able to enforce your rights and remedies under the New Notes Indenture.

The merits of any dispute relating to the New Notes could be resolved in an arbitration proceeding, rather than in a court of law, and your rights with respect to such proceedings are more limited than in a court.

Disputes relating to the New Notes for which we and the Tribe have waived sovereign immunity may be resolved through arbitration, rather than through litigation in court. Such a dispute would not be decided by a judge, but by an arbitrator appointed in accordance with the commercial arbitration rules of the American Arbitration Association. The scope of a party’s ability to conduct discovery with respect to such a dispute, and the time in which the party is permitted to do so, are more limited than in a judicial proceeding. If any party does not prevail in a dispute before an arbitrator, that party’s ability to appeal the arbitrator’s decision will be limited. Federal and state courts typically are required to enforce a proper arbitration award without a reexamination of the merits of the decision.

Only the Tribe and an authorized instrumentality of the Tribe are legally permitted to own and operate the casino, which limits foreclosure, sale, or assumption of the operation of the casino in the event of a default on the New Notes.

Under applicable federal law, only the Tribe or an authorized instrumentality of the Tribe, such as the Company, has the legal right to own and operate the casino. Federal and state laws also regulate, and in some cases prohibit, transportation and use of gaming devices. Accordingly, in the event of a default on the New Notes, although the trustee will have the right to designate a monitor to ensure that revenues from operations are deposited into the revenue accounts, you and the collateral agent will not be able to foreclose on or assume the operation of the casino nor some of the other assets of the gaming operation. Further, the trustee’s or collateral agent’s control over our gaming revenues following an event of default could cause the trustee or collateral agent to become a gaming management contractor in violation of IGRA if such control were used by the trustee or collateral agent to engage in planning, organizing, directing, controlling or otherwise managing our gaming operations.

It is unclear whether we, the Guarantors or the Tribe could be the subject of federal bankruptcy laws. Without bankruptcy court protection, the rights of holders of New Notes may be adversely affected. In addition, any applicable bankruptcy or insolvency laws may limit the rights of holders of New Notes.

It is unclear whether we, the Guarantors or the Tribe could be subject to bankruptcy proceedings pursuant to federal bankruptcy laws. Without bankruptcy court protection, creditors other than holders of New Notes might receive preferential payments or otherwise obtain more than they would have a right to under a bankruptcy court proceeding.

In addition, any applicable bankruptcy and/or insolvency laws may limit the liens, claims, and collection activities of the collateral agent as well as the claims and payments on the New Notes. For example, if a bankruptcy case is commenced with the Company, a Guarantor, or the Tribe as a debtor, under federal law, payments on the New Notes or the applicable guarantee would cease. It is uncertain how long such payments would be delayed and whether a court would allow a claim for interest accrued after the date of the bankruptcy. There can be no assurance that the rights of holders of the New Notes would not be altered in a bankruptcy case without their consent. Bankruptcy law could also impair the collateral agent’s ability to foreclose upon the collateral securing the New Notes, as secured creditors are prohibited from repossessing their security or from disposing of repossessed security without court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is given “adequate protection.”

Further, absent the imposition of a collective proceeding under applicable bankruptcy law, any creditor of the Company, the Guarantors or the Tribe may receive payment on a “first come, first served” basis without the ability to avoid, prevent or redistribute preferential transfers on any fair, consistent or equitable basis. In addition, absent the imposition of a collective proceeding under applicable bankruptcy law, creditors of the Company, the Guarantors or the Tribe would not receive the benefit of implementation of any rescue or reorganization aimed at maximizing the value of the assets of the Company, the Guarantors or the Tribe by allowing the continuation of businesses as going concerns through the restructuring of debts, claims, contracts, and other obligations.

The Tribe may adopt a tribal bankruptcy or insolvency code.

Federally recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. As sovereign entities, Indian tribes enact their own laws and maintain their own governmental systems, often including their own judicial systems. Although the Tribe has not enacted a tribal bankruptcy or insolvency code, in the exercise of its sovereign powers, the Tribe may adopt tribal bankruptcy or insolvency codes or laws in the future as long as their application of such codes or laws does not directly or indirectly affect certain rights of the holders of New Notes as set forth in the New Notes Indenture. We cannot assure you that the Tribe will or will not enact tribal bankruptcy or insolvency laws or whether such laws, if enacted, would resemble the U.S. Bankruptcy Code and, in enacted, what the rights of the holders of the New Notes would be under any such laws in connection with a voluntary or involuntary insolvency proceeding.

We are controlled by the Tribe whose interests may conflict with your interests as a holder of the New Notes and the Tribe may take actions that involve risks to you, including ones making it more difficult for us to make payments on the New Notes.

We are wholly-owned and controlled by the Tribe. Circumstances may occur in which the interests of the Tribe or the members of the Tribe could be in conflict with your interests as a holder of the New Notes. In particular, the Tribe or the members of the Tribe could make business or other decisions that may affect you as a holder of the New Notes. For example, the Tribe could, subject to limitations set forth, as and to the extent applicable, in the Existing Indenture and/or the New Notes Indenture, elect members of our board that decide to expand our facilities, incur more debt, dispose of assets or enter into other transactions that, in its judgment, are in its interest, even though these transactions might involve risks to you as a holder of the New Notes, including making it more difficult for us to make payments on the New Notes.

The Tribe has a limited body of laws. As a result, legal terms used in this Offering Memorandum, the New Notes Indenture and other related transaction documents may have a different meaning under the laws of the Tribe than under laws with which you are familiar.

The Tribe has a limited number of laws, which primarily consist of the Tribe’s Constitution, a limited number of ordinances and codes and resolutions of the Tribal Council of the Tribe and regulations of the Mescalero Apache Tribal Gaming Commission. As a result, there may be potential conflicts of law in which the Tribe’s applicable laws may have a different meaning than federal or state law. Therefore, terms used in this Offering Memorandum, the New Notes Indenture and other related transaction documents, including, but not limited to, terms such as “liquidation,” “dissolution,” “distribution” and “dividend” that may require application and interpretation of the Tribe’s laws may be interpreted differently or may have meanings different from what you are accustomed to finding under laws with which you are familiar.

The Tribe is not obligated to make payments on the New Notes and your recourse to the operations and assets of the Tribe is limited.

The Tribe is not obligated to make any payments on the New Notes. Our operations and assets are accounted for separately from the other operations and assets of the Tribe and holders of the New Notes will not generally have recourse to any of those other operations or assets, including funds generated from our operations, which are distributed to the Tribe in accordance with the New Notes Indenture. In certain limited situations, holders of the New Notes will have full recourse to assets of the Tribe, except those that are defined as “Protected Assets.” See “Description of the New Notes — Recourse to the Tribe.”

The consideration being offered to Holders of Existing 1st-Out Notes in the Exchange Offer does not reflect any independent valuation of the Existing 1st-Out Notes or the New Notes.

We have not obtained or requested a fairness opinion from any banking or other firm as to the value of the Existing 1st-Out Notes or the New Notes or the fairness of the consideration being offered to Holders of Existing 1st-Out Notes in the Exchange Offer. You should value these yourself.

The amount of cash that any Holder electing the Cash and Notes Consideration will receive in the Exchange Offer depends on the number of Holders that tender into the Exchange Offer and elect the Cash and Notes Consideration. As a result, you will not know the exact amount of cash that you will receive in the Exchange Offer if you elect the Cash and Notes Consideration until after the Expiration Date.

The amount of cash that any Holder electing the Cash and Notes Consideration will receive in the Exchange Offer will be equal to the product of (i) (A) the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder divided by (B) the aggregate principal amount of Existing 1st-Out Notes tendered by all Holders that have elected the Cash and Notes Consideration multiplied by (ii) $45,000,000 plus (ii) the amount of cash equal to accrued and unpaid interest on the Existing 1st-Out Notes tendered by such Holder to but excluding the Settlement Date. Accordingly, if a larger aggregate principal amount of Existing 1st-Out Notes is tendered by Holders that elect the Cash and Notes Consideration, then the amount of cash that each Holder electing the Cash and Notes Consideration will receive will be lower. You will not know the exact amount of cash that you will receive in the Exchange Offer if you elect the Cash and Notes Consideration until after the Expiration Date.

The Exchange Offer may be delayed, which would delay your receipt of the consideration offered in the Exchange Offer and may limit your ability to transfer or sell your Existing 1st-Out Notes. In addition, the Exchange Offer may be cancelled.

The Exchange Offer may not be consummated on the schedule described in this Offering Memorandum. Accordingly, Holders participating in the Exchange Offer may have to wait longer than expected to receive the consideration offered in the Exchange Offer. Any such delay may limit your ability to transfer or sell Existing 1st-Out Notes. Additionally, we have the right to terminate or withdraw at our sole discretion the Exchange Offer at any time and for any reason, including failure to satisfy any condition to the Exchange Offer. If the Exchange Offer is terminated or withdrawn, you will retain your Existing 1st-Out Notes.

Any future grant of collateral with respect to the New Notes might be avoidable by a trustee in bankruptcy.

Any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of New Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws permit a court to void the New Notes and the guarantees, and, if that occurs, you may not receive any payments on the New Notes.

The issuance of the New Notes and the guarantees thereof may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, insolvency, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the Guarantors or on behalf of our unpaid creditors or the unpaid creditors of a Guarantor. While the relevant laws may vary from state to state, a court may void, subordinate or otherwise decline to enforce the New Notes or the guarantees if it found that when we issued the New Notes or the Guarantors issued the guarantees, or in some states when payments became due under the New Notes, we or the Guarantors received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of New Notes or a related guarantee by a Guarantor, without regard to the above factors, if the court found that we issued the New Notes or the applicable Guarantor made its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that we or a Guarantor did not receive reasonably equivalent value or fair consideration for the New Notes or its guarantee of the New Notes if we or a Guarantor did not substantially benefit directly or indirectly from the issuance of the New Notes. If a court were to void the issuance of the New Notes or related guarantee, if applicable, you would no longer have any claim against us or the applicable Guarantor. Sufficient funds to repay the New Notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from us or a Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a Guarantor would be considered insolvent if:

•	the sum of our or the Guarantors’ debts, including contingent liabilities, was greater than the fair saleable value of all of our or the Guarantors’ assets; or

•

the present fair saleable value of our or the Guarantors’ assets was less than the amount that would be required to pay our or the Guarantors’ probable liability on our or the Guarantors’ existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or a Guarantor were engaged, or about to engage, in a business or transaction for which our or the Guarantors’ assets constituted unreasonably small capital to carry on the business; or

•	we or a Guarantor could not pay our or the Guarantors’ debts as they become due.

On the basis of historical financial data, recent operating history and other factors, we believe that we, after giving effect to the Exchange Offer, and each Guarantor, after giving effect to its guarantee of the New Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The security interests granted in connection with the New Notes and the guarantees thereof could be wholly or partially voided as a preferential transfer.

Under U.S. federal bankruptcy laws, security interests granted to secure previously existing unsecured indebtedness, such as the Existing 1st-Out Notes, may be avoidable as a preference under certain circumstances. Specifically, if the Company or any Guarantor becomes the subject of a bankruptcy proceeding within 90 days after it issues the New Notes or the guarantees thereof and the perfection of related grant of security interests (or, with respect to any insiders specified in bankruptcy law who are holders of the New Notes, within one year after the Company issues the New Notes and the perfection of the related grant of security interest), and the court determines that the Company was insolvent at the time of the closing (under the preference laws, the Company or such Guarantor would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of any bankruptcy petition), the court could find that the incurrence of liens to secure the Company’s obligations under the New Notes or a Guarantor’s obligations under its guarantee thereof (and the related security interests) involved a preferential transfer. As secured creditors, holders of New Notes would be entitled to receive a greater recovery in a liquidation of the Company or a Guarantor than such holders would have been entitled to receive if those holders had not participated in the exchange offer and instead continued to hold the unsecured notes. If the court determined that the granting of the security interest was therefore a preferential transfer which did not qualify for any defense under applicable bankruptcy law, then holders of the New Notes would lose the benefit of the security interests securing the New Notes and would instead be unsecured creditors with claims that ranked equal in priority with all other unsecured creditors of the applicable obligor, including trade creditors and any holders of Existing 1st-Out Notes that do not tender into the Exchange Offer. In addition, under such circumstances, the value of any consideration holders received pursuant to the New Notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, or such holders might be returned to the same position they held as holders of the Existing 1st-Out Notes.

It is uncertain whether a federal or state court would have jurisdiction in an action related to the New Notes or the Existing 1st-Out Notes, and such an action may be required to be heard in our tribal court system.

Obtaining jurisdiction over an Indian tribe and tribal instrumentalities, such as us, can be difficult. Often, a commercial dispute with an Indian tribe or instrumentality cannot be heard in federal court because the typical requirements for federal jurisdiction are absent. The failure to satisfy the requirements for federal jurisdiction occurs because there is generally no federal law question involved and there is no diversity of citizenship as an Indian tribe is not considered to be a citizen of a state for purposes of obtaining federal diversity jurisdiction.

The extent to which state courts will assume jurisdiction over disputes involving Indian tribes varies from state to state. The New Notes Indenture is governed by the laws of the State of New York. There is conflicting case law on the issue of whether disputes with Indian tribes or instrumentalities should be heard in federal, state or tribal court. As a result of these conflicting cases, it is possible that neither a federal nor a state court would accept jurisdiction to resolve a matter involving the New Notes or the Existing 1st-Out Notes and the holders of the New Notes and the Holders of the Existing 1st-Out Notes may have no legal recourse to a state or federal court.

In addition, under certain legal doctrines, a federal court or state court otherwise having jurisdiction may decline to hear a matter involving an Indian tribe and instead defer the matter for disposition in a tribal court or other tribal proceedings. For matters subject to the waiver of sovereign immunity by us and the Guarantors, we have waived our rights to have these matters resolved in any tribal court or other proceeding of the Tribe. There is case law, however, suggesting these rights may not be waived. A federal or state court may defer to our tribal court system if, contrary to the waiver of sovereign immunity by us and the Guarantors, we seek or allege our right to seek tribal proceedings for resolution of a dispute related to the New Notes or the Existing 1st-Out Notes. Our tribal court may reach a different conclusion than the federal or state courts would and this may have a material adverse effect on your rights as a noteholder. Accordingly, you or the trustees under the New Notes Indenture may have difficulty bringing suits against us or the Guarantors in federal or state court.

Finally, any non-tribal court judgment requiring enforcement on the Tribe’s reservation may require that an order for such enforcement be issued by our tribal courts. Under the current rules of procedure adopted by our tribal court, the judicial acts of certain non-tribal courts will be recognized by our tribal court to have the same effect (subject to the same procedures and defenses) as actions by the tribal court itself. A decision of any state court must be domesticated in Mescalero Apache Tribal Court to be enforced.

We may not have sufficient funds to repurchase the New Notes upon a change of control.

Upon the occurrence of (a) us ceasing to be an unincorporated unit, instrumentality or subdivision of the government of the Tribe or any principal Guarantor ceasing to be a wholly-owned direct or indirect enterprise, unit, instrumentality or subdivision of the Tribe, (b) us and each principal Guarantor ceasing to have the exclusive legal right to conduct the gaming operations of the Tribe, (c) us or any principal Guarantor selling or otherwise disposing of all or substantially all of its assets or consolidating or merging with any other person or (d) the adoption of a plan relating to the liquidation or dissolution of us or any principal Guarantor, we will be required to offer to repurchase all of the New Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. There can be no assurance that we will have sufficient funds at the time of the change of control to make the required repurchase of the New Notes. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Holders of New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased by the Company has occurred following a sale of “substantially all” of the assets of the Company and its subsidiaries or of the Company and its subsidiaries.

A change of control, as defined in the New Notes Indenture, will require the Company to make an offer to repurchase all outstanding New Secured Notes. The definition of change of control will include a phrase relating to the sale, lease or transfer of “all or substantially all” of the assets of the Company or its subsidiaries or of the Company or its subsidiaries. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase its notes as a result of a sale, lease or transfer of less than all the assets of the Company or its subsidiaries to another individual, group or entity may be uncertain. See “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

The New Notes Indenture governing the New Notes, as well as other agreements governing our debt, include provisions that may restrict our financial and business operations, including the New Notes.

The agreements governing our indebtedness, including the Credit Agreement, the Intercreditor Agreement and the New Notes Indenture that governs the New Notes, contain negative covenants customary for such financings, such as limiting our ability to sell or dispose of assets, incur additional indebtedness or liens, make certain restricted payments, make certain investments, consummate mergers, consolidations or other business combinations or engage in other lines of business. These restrictions may interfere with our ability to engage in other necessary or desirable business activities, which could materially affect our business, financial condition or results of operations.

An active trading market may not develop for the New Notes and you may not be able to sell your New Notes or sell them at an acceptable price.

The New Notes are a new issue of securities and will not be fungible with any of the Existing 1st-Out Notes. There is no established public trading market for the New Notes, and an active trading market may not develop. We do not intend to apply for the New Notes to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the New Notes. In addition, the liquidity of the trading market in the New Notes and the market prices quoted for the New Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the New Notes, holders of New Notes may not be able to sell their New Notes, or, even if they can sell their New Notes, they may not be able to sell them at an acceptable price.

The trading price of the New Notes may be volatile.

If an active trading market does develop for the New Notes, the trading price of the New Notes could be subject to significant fluctuations in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to the New Notes, the Existing 1st-Out Notes or our other indebtedness could cause the liquidity or market value of such indebtedness to decline.

The New Notes may, at some point after the issuance thereof, be rated by Moody’s or S&P. We cannot provide any assurance that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. We also cannot assure holders that, as a result of the Exchange Offer, the Company’s capital structure after giving effect to the Exchange Offer or other reasons, one or more rating agencies, including Moody’s and S&P, would not take action to downgrade or negatively comment upon their respective ratings on the Existing 1st-Out Notes or other indebtedness. Any lowering or withdrawal of a rating or negative comments by one or more rating agencies could reduce the liquidity or market value of the

Existing 1st-Out Notes or the New Notes and make our ability to raise new funds or renew maturing debt more difficult.

We have a substantial amount of indebtedness, which could adversely affect our financial condition.

As of March 31, 2018, on an as adjusted basis, after giving effect to the consummation of the Exchange Offer (including the Company borrowing $40.0 million under the Credit Agreement and the Tribe contributing to us $5.0 million in cash as the Tribal Contribution), we would have had an aggregate of $149.3 million of indebtedness outstanding (net of bond premium). This substantial indebtedness could have important consequences to you and significant effects on our business and future operations. For example, it could:

•	make it more difficult for us to satisfy our debt service obligations;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	limit our ability to fund future working capital, capital expenditures and other general operating requirements;

•

require us to dedicate a substantial portion of our cash flow from operations to service our outstanding indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general operating requirements;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Our indebtedness could result in a material adverse effect on our business, financial condition and results of operations. If we incur additional debt in the future, these adverse consequences could intensify.

Our failure to generate sufficient cash flow from our gaming and other resort operations could adversely affect our ability to meet our debt service obligations.

Our ability to make payments on and repay or refinance our debt will depend on our ability to generate cash flow from the operations of our gaming and other resort operations. Our ability to generate sufficient cash flow from operations to satisfy our obligations will depend on our future operating performance, which is subject to many economic, competitive, regulatory and other business factors that are beyond our control. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. For the following reasons, among others, these alternatives may not be available to us on reasonable terms or at all, or, if available, they may not be available in amounts adequate to enable us to satisfy our debt service obligations:

•	unlike non-tribal businesses, we are prohibited by law from generating cash through an offering of equity securities;

•	our ability to incur additional debt is limited by the covenants of the New Notes Indenture; and

•	the New Notes Indenture includes covenants which limit our ability to create liens on or sell our assets.

If our cash flow is insufficient and we are unable to raise additional capital, we may not be able to meet our debt service obligations, including with respect to the New Notes.

Risks Related to the Indian Gaming Industry

Federal, state and tribal laws and regulations, and our gaming compact with the State of New Mexico, regulate our gaming operations and noncompliance with these laws and regulations by us or the Tribe, as well as changes in these laws and regulations or future interpretations thereof, could have a material adverse effect on our ability to conduct gaming.

Federal, state and tribal laws and regulations, and our gaming compact with the State of New Mexico, regulate our gaming operations. For example, various regulatory bodies, including the NIGC and the gaming regulatory committee of the Tribe, have oversight of our gaming operations. In addition, Congress has plenary authority over Indian affairs and can establish, amend or repeal the terms by which Indian tribes conduct gaming activities. The operation of all gaming on Indian lands is subject to the IGRA.

In recent years, legislation has been introduced in Congress designed to address a myriad of perceived problems with IGRA, including giving stronger enforcement and oversight powers to the NIGC, limiting the scope of Class II gaming, eliminating certain exceptions that permit off-reservation gaming and generally increasing the role of state and local governments in tribal land acquisitions for gaming. As such, amendments to applicable laws, or a change in the interpretation of these laws or our gaming compact with the State of New Mexico could limit or materially affect the types of gaming, if any, that we may offer. Any restrictions with respect to gaming could have a material adverse effect on our business, financial condition, results of operations and ability to make payments on the New Notes.

A change in our current non-taxable status could have a material adverse effect on our cash flow and our ability to fulfill our obligations under the New Notes.

Based on current interpretations of federal and state tax laws, we are not a taxable entity for federal and state income tax purposes. If these interpretations are reversed or modified, or if the applicable tax law changes in this regard, our cash flow and ability to service the New Notes may be adversely affected. In the past, efforts have been made in Congress to tax the income of tribal business enterprises. These have included a House of Representatives bill that would have taxed gaming income earned by Indian tribes as business income subject to corporate tax rates. Although that legislation has not been enacted, similar legislation could be enacted in the future. Any future legislation permitting the taxation of our businesses could have a material adverse effect on our business operations and financial condition or ability to make payments on the New Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. The Existing 1st-Out Notes exchanged in connection with the Exchange Offer will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2018 (1) on a historical basis and (2) on an as adjusted basis to give effect to the consummation of the Exchange Offer (assuming all Existing 1st-Out Notes are accepted in the Exchange Offer and the Company enters into the Credit Agreement and borrows $40.0 million thereunder) and the Tribal Contribution is received.

You should read this table in conjunction with “Summary — Summary Financial Information,” “Risk Factors” and “Use of Proceeds” included elsewhere in this Offering Memorandum, as well as the historical consolidated financial statements and related notes and “Risk Factors” incorporated by reference into this Offering Memorandum. See the section entitled “Incorporation By Reference” located at the beginning of this Offering Memorandum for more information.

	As of March 31, 2018
	Historical	As Adjusted
	(In thousands)
	(Unaudited)
Cash and cash equivalents	$14,842	$14,842

Long-term debt (including current portion):
New Notes	$—	$106,743
Existing 1st-Out Notes(1)	153,024	—
Existing 2nd-Out Notes	90	90
12% Senior PIK Notes due 2010	422	422
Credit Agreement	—	40,000
Tribal Loan	1,720	1,720

Total long-term debt (including current portion)(2)	155,257	148,975
Net deficit	(7,571)	(7,571)

Total capitalization	$147,686	$141,404

(1)

As of the date of this Offering Memorandum, the Company holds $1,281 thousand of Existing 1st-Out Notes, which amount is included in the principal amount of Existing Notes outstanding ($153,024 thousand) as of March 31, 2018 presented in the table above in the “Historical” column. The Existing 1st-Out Notes held by the Company will be retired and cancelled on or prior to the Settlement Date. The principal amount of New Notes presented in the table above under the “As Adjusted” column reflects this retirement and cancellation.

(2)	Amounts do not include $12.7 million in additional carrying value related to debt restructuring.
(3)	The bond premium as of March 31, 2018 was $981 thousand.

GENERAL TERMS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

General

Upon the terms and subject to the conditions set forth in this Offering Memorandum, we are offering to exchange properly tendered and accepted outstanding Existing 1st-Out Notes for, at the election of each Holder, either the Cash and Notes Consideration or the All Notes Consideration.

Tenders of Existing 1st-Out Notes pursuant to the Exchange Offer may be withdrawn and Consents delivered pursuant to the Consent Solicitation may be revoked at any time on or prior to the Withdrawal Deadline by following the procedures described herein under the caption “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of tendered Existing 1st-Out Notes on or prior to the Withdrawal Deadline shall be deemed a valid revocation of the related consent. Tendered Existing 1st-Out Notes may not be withdrawn, and Consents may not be revoked, subsequent to the Withdrawal Deadline. See “Procedures for Tendering Existing 1st-Out Notes and Delivering Consents.” All Existing 1st-Out Notes validly tendered in accordance with the procedures set forth under “Procedures for Tendering Existing 1st-Out Notes and Delivering Consents” and not validly withdrawn in accordance with the procedures set forth under “Withdrawal of Tenders and Revocation of Consents” prior to the Withdrawal Deadline, will, upon the terms and subject to the satisfaction of the conditions hereof, be accepted by us. Holders who tender their Existing 1st-Out Notes pursuant to the Exchange Offer must also, and will automatically be deemed to, deliver a Consent to the Proposed Amendments. Holders of Existing 1st-Out Notes may not give their Consents without tendering Existing 1st-Out Notes pursuant to the Exchange Offer.

Consummation of the Exchange Offer may have adverse consequences for Holders who elect not to tender Existing 1st-Out Notes in the Exchange Offer. See “Risk Factors — Risks to Holders of Non-Tendered Existing 1st-Out Notes.”

Our obligation to accept Existing 1st-Out Notes that are tendered is subject to, among other things, the satisfaction of the conditions described under “Conditions of the Exchange Offer and the Consent Solicitation.”

Upon the terms and subject to the conditions set forth in this Offering Memorandum, we are soliciting Consents to amend the Existing Indenture. The purpose of the Consent Solicitation is to obtain the Consents required to adopt the Proposed Amendments. The Proposed Amendments will eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Indenture with respect to any Existing 1st-Out Notes that remain outstanding after consummation of the Consent Solicitation, eliminate certain covenants and provisions contained in the Existing Security Agreement and will provide that the trustee under the Existing Indenture is instructed to enter into (and to direct the collateral agent under the Existing Security Agreement to enter into) the Intercreditor Agreement, which will be attached as an exhibit to the Existing Indenture. It is expected that the amendment to the Existing Indenture giving effect to the Proposed Amendments will be executed concurrently with the consummation of the Exchange Offer. In order to be adopted, certain of the Proposed Amendments must be consented to by the Holders of a majority of the outstanding principal amount of the Existing 1st-Out Notes and certain of the Proposed Amendments must be consented to by at least 66 2/3% of the outstanding principal amount of the Existing 1st-Out Notes (in each case, with Existing 1st-Out Notes held by the Company, any Guarantor and their affiliates not deemed to be outstanding). Pursuant to the terms of the Support Agreement, Supporting Holders holding an aggregate of 90.16% of the Existing 1st-Out Notes (excluding Existing 1st-Out Notes held by the Company to be retired and cancelled prior to the Settlement Date) have agreed, subject to the terms and conditions set forth therein and herein, to tender all of their Existing 1st-Out Notes into the Exchange Offer (and to elect the Cash and Notes Consideration) and to provide their Consents to the Proposed Amendments.

The Proposed Amendments constitute a single proposal for the Consent Solicitation, and a consenting Holder must consent to the Proposed Amendments to the Existing Indenture as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

If the Proposed Amendments are adopted, they will be binding on all Holders of the Existing 1st-Out Notes and Existing 2nd-Out Notes issued under the Existing Indenture. Accordingly, consummation of the Consent Solicitation and the adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender Existing 1st-Out Notes in the Exchange Offer. See “Proposed Amendments.”

Subject to the terms of the Intercreditor Agreement and, as and to the extent applicable, the Existing Indenture and/or the New Notes Indenture, from time to time before or after the Expiration Date, we or our affiliates may acquire any Existing 1st-Out Notes that are not tendered and accepted in the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Existing Indenture), which with respect to the Existing 1st-Out Notes may be more or less than the consideration to be received by Holders participating in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

We will pay the reasonable fees and expenses of the Exchange Agent, Information Agent and the Tabulation Agent (as defined below) in connection with the Exchange Offer and the Consent Solicitation.

Consideration

Other than, as applicable, the Cash and Notes Consideration or the All Notes Consideration, as set forth in this section, participating Holders of the Existing 1st-Out Notes will not receive any other consideration or payment with respect to Existing 1st-Out Notes. Any calculation by the Company made in good faith with respect to any portion of the Cash and Notes Consideration or the All Notes Consideration will be conclusive and binding, absent manifest error.

For Existing 1st-Out Notes validly tendered (and not validly withdrawn) and accepted by the Company, the Holder thereof will receive, at the election of such Holder, either the Cash and Notes Consideration or the All Notes Consideration, each as described below:

The “Cash and Notes Consideration” means:

(a)

an amount of cash equal to the product of (i) (A) the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder divided by (B) the aggregate principal amount of Existing 1st-Out Notes tendered by all Holders that have elected the Cash and Notes Consideration multiplied by (ii) $45,000,000 (the product of clauses (i) and (ii) is referred to as the “Purchased Notes”); plus

(b)

a principal amount of New Notes equal to (i) the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder less (ii) the aggregate principal amount of such Holder’s Purchased Notes; plus

(c)	an amount of cash equal to accrued and unpaid interest on the Existing 1st-Out Notes tendered by such Holder to but excluding the Settlement Date.

The “All Notes Consideration” means (a) a principal amount of the New Notes equal to the aggregate principal amount of Existing 1st-Out Notes tendered by such Holder plus (b) the amount of accrued and unpaid interest on such Existing 1st-Out Notes tendered by such Holder to but excluding the Settlement Date.

The “Settlement Date” in respect of any Existing 1st-Out Notes that are validly tendered (and not validly withdrawn) at or prior to the Expiration Date and that are accepted by the Company for the Cash and Notes Consideration or the All Notes Consideration, as applicable, will be promptly after the Expiration Date.

New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1.00 in excess thereof (and will be rounded up to the nearest $1.00). The Company will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes to a participating Holder. Any calculation by the Company made in good faith with respect to any portion of the Cash and Notes Consideration or the All Notes Consideration will be conclusive and binding, absent manifest error. Interest on the New Notes will accrue from the date of issuance of the New Notes.

Extension, Termination or Amendment

Subject to the applicable regulations of the SEC and the terms of the Support Agreement, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer and the Consent Solicitation shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer and the Consent Solicitation are open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. Subject to the terms of the Support Agreement and except as otherwise provided herein, during any extension of the Exchange Offer and Consent Solicitation, all Existing 1st-Out Notes previously tendered and not withdrawn will remain subject to the Exchange Offer and all Consents previously delivered and not revoked will remain subject to the Consent Solicitation, and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted by us. See also “— Announcements.”

Any waiver, amendment or modification of the Exchange Offer or the Consent Solicitation will apply to all Existing 1st-Out Notes tendered pursuant to the Exchange Offer and all Consents delivered pursuant to the Consent Solicitation. If the Company makes a change that it determines to be material in any of the terms of the Exchange Offer or the Consent Solicitation, or waives a condition of the Exchange Offer or the Consent Solicitation that the Company determines to be material, we will disseminate additional Exchange Offer or Consent Solicitation materials and extend the period of the Exchange Offer and the Consent Solicitation, including the extension of withdrawal rights, to the extent required by law or as we determine necessary. In furtherance of the foregoing and notwithstanding anything to the contrary herein, if we amend or modify the terms of the Exchange Offer to decrease (i) the percentage of the Existing 1st-Out Notes being sought or (ii) the consideration being offered, we will extend the period of the Exchange Offer, if necessary, such that it remains open for at least ten business days from the date that notice of such amendment or modification is first published or sent to Holders of Existing 1st-Out Notes and we will extend each Holder’s withdrawal and revocation rights for the same number of business days. An extension of the Expiration Date will not affect a Holder’s withdrawal rights unless otherwise provided herein (including in the immediately preceding sentence) or in any additional Exchange Offer materials or as required by applicable law.

We may terminate or withdraw at our sole discretion the Exchange Offer or the Consent Solicitation at any time and for any reason, including if any condition is not satisfied on or after the Expiration Date.

There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer or the Consent Solicitation. In addition, except as otherwise provided herein (including in the second paragraph of this caption “ —Extension, Termination or Amendment”) and subject to the requirements of applicable law and the terms of the Support Agreement, we reserve the right, in our sole discretion, to waive any and all conditions of the Exchange Offer or the Consent Solicitation, other than the Minimum Tender Condition, the Financing Condition and the Contribution Condition, the waiver, termination, amendment or modification of each of which requires the consent of Supporting Holders holding, as of the date of any such proposed waiver, termination, amendment or modification, at least 75% of the outstanding Existing 1st-Out Notes, without extending the Exchange Offer or the Consent Solicitation.

Announcements

Any extension, termination or amendment of the Exchange Offer or the Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate. See also “— Extension, Termination or Amendment.”

PROPOSED AMENDMENTS

The Proposed Amendments to the Existing Indenture would eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Indenture by, among other things, deleting the following articles, sections and clauses from the Existing Indenture and all references thereto in their entirety:

•	Section 4.03 “Reports”;

•	Section 4.04 “Compliance Certificate”;

•	Section 4.06 “Stay, Extension and Usury Laws”;

•	Section 4.07 “Interest Reserve Account”;

•	Section 4.08 “Deposit and Disbursement of Revenues”;

•	Section 4.09 “Restricted Payments”;

•	Section 4.10 “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	Section 4.11 “Incurrence of Indebtedness and Issuance of Disqualified Stock”;

•	Section 4.12 “Limitation on Subordinated Indebtedness”;

•	Section 4.13 “Asset Sales”;

•	Section 4.14 “Transactions with Affiliates”;

•	Section 4.15 “Liens”;

•	Section 4.16 “Offer to Repurchase Upon Change of Control”;

•	Section 4.17 “Sale and Leaseback Transactions”;

•	Section 4.18 “Additional Note Guarantees”;

•	Section 4.19 “Payments for Consents”;

•	Section 4.20 “Designation of Restricted and Unrestricted Subsidiaries”;

•	Section 4.21 “Limitation on Capital Expenditures”;

•	Section 4.22 “Preservation of Company Rights”;

•	Section 4.23 “Gaming Licenses”;

•	Section 4.24 “No Licensing of Holders”;

•	Section 4.25 “Ownership Interests in the Company and the Guarantors”;

•	Section 4.26 “Provision of Monthly Operating and Capital Expenditures Budget”;

•	Section 4.27 “Maintenance of Insurance”;

•	Section 4.28 “Limitation on Cage and Operating Cash”;

•	Section 4.29 “Retention of Qualified Consultant”;

•	Section 4.30 “Retention of Qualified Chief Operating Officer and Chief Financial Officer”;

•	Section 4.31 “Additional Collateral”;

•	Section 4.32 “Further Assurances”;

•	Section 4.33 “Limitations on Lines of Business”;

•	Section 4.34 “Company Accountants”;

•	Section 4.35 “Events of Loss”;

•	Article 5 “Covenants of the Tribe”; and

•	clauses (3), (4) (5), (6), (9), (10), (11), (12), (13), (14), (15) of Section 7.01 “Events of Default”.

In addition, the Proposed Amendments will:

(a)	add the following to Section 1.01 of the Existing Indenture:

““Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit H hereto.”

(b)    add the following to the end of clause (6) of the definition of “Excluded Business” in Section 1.01 of the Indenture:

“provided that cash in the disbursement cassettes in the automated teller machines shall not constitute an Excluded Asset nor proceeds of an Excluded Business unless such cash in the disbursement cassettes is shown by competent written evidence to be provided by an Excluded Business;”

(c)    add the following to the end of clause (8) of the definition of “Excluded Business” in Section 1.01 of the Indenture:

“For the avoidance of doubt, no business activity (i) regulated under IGRA or (ii) generally referred to as “online” or internet-based electronic gaming, nor any proceeds or profits of any such activity, shall be conducted or owned by an Excluded Business, and are expressly excluded from the definition of “Excluded Business.””

(d)    add the following to the end of the definition of “FF&E” in Section 1.01 of the Indenture:

“it being understood that FF&E shall not include any gaming machines, other gaming equipment including chips, tokens, cash kiosks, table games, gaming management equipment or any other electronic equipment, including computer terminals and computer servers and related networking equipment used to conduct gaming, regardless of where located or by whom operated.”

(e)    add the Intercreditor Agreement attached as Annex B to this Offering Memorandum as Exhibit H to the Existing Indenture; and

(f)    add the following as Section 11.08 to the Existing Indenture:

“Section 11.08 Intercreditor Agreement.

The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. The Trustee is hereby authorized and instructed to (i) enter into (and to direct the Collateral Agent to enter into) the Intercreditor Agreement as Third Lien Trustee (as defined in the Intercreditor Agreement) on behalf of such Holders of Notes as Third Lien Holders (as defined in the Intercreditor Agreement) and (ii) enter into (and to direct the Collateral Agent to enter into) any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as First Lien Obligations, Second Lien Obligations

or Third Lien Obligations and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other First Lien Obligations, Second Lien Obligations or Third Lien Obligations, as applicable, then outstanding.”

(g)    delete clause (2) from the definition of “Excluded Assets” in Section 1.01 of the Existing Indenture in its entirety and insert in place thereof the following:

“(a) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law and (b) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property (in each case, which are not individually, or in the aggregate, material to the Resort Property or the Resort Business) to the extent that a grant of a Lien thereon (i) would require the consent of unaffiliated third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to obtain such consent or (ii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provision thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code, any section of the Tribal UCC or any other applicable law); provided, that, with respect to the foregoing clauses (a) and (b), immediately upon the ineffectiveness, lapse or termination of any such prohibition, the provisions that would be so breached, such breach, default or termination or immediately upon the obtaining of any such consent, in each such case, the Excluded Assets shall automatically thereupon not include, and the Company shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;”

The Proposed Amendments to the Existing Security Agreement would eliminate certain covenants and provisions contained in the Existing Security Agreement by, among other things, deleting the following articles, sections and clauses from the Existing Security Agreement and all references thereto in their entirety:

•

Section 2.6 “Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.”;

•	Section 2.7 “Trade Names; Etc.”;

•	Section 2.9 “Collateral in the Possession of a Bailee”;

•	Section 3.2 “Maintenance of Records”;

•	Section 3.3 “Direction to Account Debtors; Contracting Parties; etc.”;

•	Section 3.4 “Modification of Terms; Etc.”;

•	Section 3.5 “Collection”;

•	Section 3.6 “Instruments”;

•	Section 3.9 “Deposit Accounts and Securities Accounts; Etc.”;

•	Section 3.10 “Letter-of-Credit Rights”;

•	Section 3.12 “Chattel Paper”;

•	Section 4.2 “Licenses and Assignments”;

•	Section 4.3 “Infringements”;

•	Section 4.4 “Preservation of Marks and Domain Names”;

•	Section 4.5 “Maintenance of Registration”;

•	Section 4.6 “Future Registered Marks and Domain Names”;

•	Section 5.2 “Licenses and Assignments”;

•	Section 5.3 “Infringements”;

•	Section 5.4 “Maintenance of Patents or Copyrights”;

•	Section 5.5 “Prosecution of Patent or Copyright Applications”;

•	Section 5.6 “Other Patents and Copyrights”;

•	Section 6.2 “Warehouse Receipts Non-Negotiable”;

•	Section 6.3 “Additional Information”; and

•	Section 6.4 “Further Actions”.

In addition, the Proposed Amendments will:

(a)    add the following as Section 3.15 to the Existing Security Agreement:

“3.15    Delivery of Possessory Collateral To First Lien Lender Suffices. Until the Discharge (defined in the Intercreditor Agreement) of the First Lien Obligations and the Second Lien Obligations (each as defined in the Intercreditor Agreement), if an item of Collateral is required under this Agreement to be delivered to the Collateral Agent, delivery of such item to the First Lien Lender pursuant to the First Lien Security Documents (defined in the Intercreditor Agreement) shall constitute full performance and satisfaction of any such delivery requirement under this Agreement until such time as the First Lien Obligations and the Second Lien Obligations have been Discharged, at which time Assignors shall cause such items of Collateral to be delivered to the Collateral Agent.”

(b)    add new Section 4.8 to the Existing Security Agreement as follows:

“4.8    Delivery of Possessory Collateral To First Lien Lender Suffices. Until the Discharge (defined in the Intercreditor Agreement) of the First Lien Obligations and the Second Lien Obligations (each as defined in the Intercreditor Agreement), if an item of Collateral or other documentation confirming the grant of a security interest in such item of Collateral is required under this Article IV to be delivered to the Collateral Agent, delivery of such item to the First Lien Lender pursuant to the First Lien Security Documents (defined in the Intercreditor Agreement) shall constitute full performance and satisfaction of any such delivery requirement under this Article IV until such time as the First Lien Obligations and the Second Lien Obligations have been Discharged, at which time Assignors shall cause such items of Collateral to be delivered to the Collateral Agent.”

(c)    add new Section 5.8 to the Existing Security Agreement as follows:

“5.8    Delivery To First Lien Lender Suffices. Until the Discharge (defined in the Intercreditor Agreement) of the First Lien Obligations and the Second Lien Obligations (each as defined in the Intercreditor Agreement), if an item of Collateral or other documentation confirming the grant of a security interest in such item of Collateral is required under this Article V to be delivered to the Collateral Agent, delivery of such item to the First Lien Lender pursuant to the First Lien Security Documents

(defined in the Intercreditor Agreement) shall constitute full performance and satisfaction of any such delivery requirement under this Article V until such time as the First Lien Obligations and the Second Lien Obligations have been Discharged, at which time Assignors shall cause such items of Collateral to be delivered to the Collateral Agent.”

(d)    add new Section 6.7 to the Existing Security Agreement as follows:

“6.7    Delivery To First Lien Lender Suffices. Until the Discharge (defined in the Intercreditor Agreement) of the First Lien Obligations and the Second Lien Obligations (each as defined in the Intercreditor Agreement), if an item of Collateral or other documentation confirming the grant of a security interest in such item of Collateral is required under this Article VI to be delivered to the Collateral Agent, delivery of such item to the First Lien Lender pursuant to the First Lien Security Documents (defined in the Intercreditor Agreement) shall constitute full performance and satisfaction of any such delivery requirement under this Article VI until such time as the First Lien Obligations and the Second Lien Obligations have been Discharged, at which time Assignors shall cause such items of Collateral to be delivered to the Collateral Agent.”

(e)    add new Section 7.1(c) to the Existing Security Agreement as follows:

“(c)    Notwithstanding anything to the contrary contained herein, or in any other Indenture Document, until the Discharge (defined in the Intercreditor Agreement) of the First Lien Obligations and the Second Lien Obligations (defined in the Intercreditor Agreement), (i) the First Lien Lender (defined in the Intercreditor Agreement) and the Second Lien Trustee (defined in the Intercreditor Agreement) will have the priority rights set forth in the Intercreditor Agreement and in the Deposit Account Control Agreement and (ii) the Collateral Agent agrees that it will not bring any enforcement action except as permitted under the Intercreditor Agreement and in the Deposit Account Control Agreement until such time as the First Lien Obligations and the Second Lien Obligations have been Discharged.”

(f)    delete Section 7.4(a) of the Existing Security Agreement in its entirety and inserting in place thereof the following:

“(a)     Until the Discharge of the First Lien Obligations and the Discharge of the Second Lien Obligations (in each case as defined in the Intercreditor Agreement), all moneys collected by the Collateral Agent (or, to the extent any other Collateral Document requires proceeds of collateral under such other Collateral Document to be applied in accordance with the provisions of this Agreement, the pledgee or collateral agent under such other Collateral Document) upon any sale or other disposition of the Collateral pursuant to Section 7.1 and Section 7.2 hereof, together with all other moneys received by the Collateral Agent hereunder shall be applied pursuant to the terms of the Intercreditor Agreement, including, without limitation, Section 2.6 thereof. All moneys distributed to the Collateral Agent pursuant to Section 2.6 of the Intercreditor Agreement, and following the Discharge of the First Lien Obligations and the Discharge of the Second Lien Obligations, all moneys collected by the Collateral Agent (or, to the extent any other Collateral Document requires proceeds of collateral under such other Collateral Document to be applied in accordance with the provisions of this Agreement, the pledgee or collateral agent under such other Collateral Document) upon any sale or other disposition of the Collateral pursuant to Section 7.1 and Section 7.2 hereof, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows:

(i)    first, to the payment of all amounts owing to the Tribe constituting Monthly Service Payments,

(ii)    second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to the Indenture Trustee and the Collateral Agent under the Notes Documents;

(iii)    third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Obligations owing to the Noteholders shall be paid to the 1st-Out Creditors and 2nd-Out Creditors as provided in Sections 7.4(c) and (d) hereof, with each Noteholder receiving an amount equal to the aggregate amount of outstanding Obligations owing to such Noteholder or, if the proceeds are insufficient to pay in full all such Obligations, such Noteholder’s Pro Rata Share of the amount remaining to be distributed; and

(iv)    fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement pursuant to Section 11.9(a) hereof, to the Assignor or the Special Assignor or to whomever may be lawfully entitled to receive such surplus.”

(g)    add the following definition to Article X of the Existing Security Agreement:

““Intercreditor Agreement” shall have the meaning provided in the recitals to Amendment No. 2 to the Security Agreement, dated as of             , 2018 by among UMB BANK, N.A., successor to U.S. Bank National Association, and certain other persons party or that may become party thereto from time to time.”

(h)    add the following as Section 11.16 to the Existing Security Agreement:

“Section 11.16 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Indenture Creditors, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent or any other Indenture Creditor hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

The Proposed Amendments as they relate to the Existing Indenture and the Existing Security Agreement each constitute a single proposal for the related Consent Solicitation, and a consenting Holder must consent to the Proposed Amendments applicable to the Existing Indenture and the Existing Security Agreement as an entirety and may not consent selectively with respect to certain of the Proposed Amendments.

In order to be adopted, certain of the Proposed Amendments must be consented to by the Holders of a majority of the outstanding principal amount of the Existing 1st-Out Notes and certain of the Proposed Amendments must be consented to by at least 66 2/3% of the outstanding principal amount of the Existing 1st-Out Notes (in each case, with Existing 1st-Out Notes held by the Company, any Guarantor and their affiliates not deemed to be outstanding). Pursuant to the terms of the Support Agreement, Supporting Holders of an aggregate of 90.16% of the Existing 1st-Out Notes (excluding Existing 1st-Out Notes held by the Company to be retired and cancelled prior to the Settlement Date) have agreed, subject to the terms and conditions set forth therein and herein, to tender all of their Existing 1st-Out Notes into the Exchange Offer (and to elect the Cash and Notes Consideration) and to provide their Consents to the Proposed Amendments.

It is expected that the amendments to the Existing Indenture and the Existing Security Agreement giving effect to the Proposed Amendments will be executed concurrently with the consummation of the Exchange Offer. If the Exchange Offer is consummated, the Existing 1st-Out Notes that are not tendered, or that are not accepted for exchange pursuant to the Exchange Offer, will remain outstanding but will be subject to the terms of the Existing Indenture, as amended.

ACCEPTANCE OF EXISTING 1ST-OUT NOTES; ACCEPTANCE OF CONSENTS

If the conditions to the Exchange Offer are satisfied, or, subject to the terms hereof and the terms of the Support Agreement, we waive all of the conditions that have not been satisfied, we will accept for exchange, after we receive the Agent’s Messages (as defined in “Procedures for Tendering Existing 1st-Out Notes and Delivering Consents — Tender of Existing 1st-Out Notes Held Through DTC and Delivery of Consents” below) with respect to any and all of the Existing 1st-Out Notes validly tendered (and not validly withdrawn), the Existing 1st-Out Notes to be exchanged by notifying the Exchange Agent of our acceptance, subject to the terms and conditions set forth in the Exchange Offer. The notice may be oral if we promptly confirm such notice in writing. The Company will not accept any tender that would result in the issuance of less than $1,000 principal amount of New Notes to a participating Holder.

We expressly reserve our right, in our sole discretion, to delay acceptance for exchange of Existing 1st-Out Notes tendered under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue or pay the offered consideration, as applicable, or return the Existing 1st-Out Notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept any Existing 1st-Out Notes not previously accepted for any reason, including (1) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us in accordance herewith or (2) in order to comply in whole or in part with any applicable law.

In all cases, the consideration for Existing 1st-Out Notes tendered pursuant to the Exchange Offer will be paid only after timely receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Existing 1st-Out Notes into the Exchange Agent’s account at DTC and (2) an Agent’s Message. The Exchange Offer is scheduled to expire on the Expiration Date, unless extended by us, at our sole discretion.

For purposes of the Exchange Offer, we will have accepted validly tendered (and not validly withdrawn) Existing 1st-Out Notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the Existing 1st-Out Notes for exchange pursuant to the Exchange Offer. In all cases, exchange of, and payment for, Existing 1st-Out Notes pursuant to the Exchange Offer will be made by the deposit of any consideration with the Exchange Agent, which will act as your agent for the purposes of receiving the Cash and Notes Consideration or the All Notes Consideration, as applicable, from us and delivering the Cash and Notes Consideration or the All Notes Consideration, as applicable, to you. If, for any reason whatsoever, acceptance for exchange of any Existing 1st-Out Notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance of the Existing 1st-Out Notes) or we extend the Exchange Offer or are unable to accept the Existing 1st-Out Notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Existing 1st-Out Notes, and those Existing 1st-Out Notes may not be withdrawn, subject to the terms hereof, including the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below.

If we accept Existing 1st-Out Notes pursuant to the Exchange Offer, we will accept Consents that have been validly delivered (and not validly revoked), by notifying the Exchange Agent of our acceptance, subject to the terms and conditions set forth in the Consent Solicitation. The notice may be oral if we promptly confirm such notice in writing.

PROCEDURES FOR TENDERING EXISTING 1ST-OUT NOTES AND DELIVERING CONSENTS

General

In order to participate in the Exchange Offer, you must properly tender your Existing 1st-Out Notes to the Exchange Agent and deliver Consents, as further described below. Holders who validly tender (and do not validly withdraw) their Existing 1st-Out Notes pursuant to the Exchange Offer must also, and will automatically be deemed to, deliver their related Consents to the Proposed Amendments by effecting such tender. Holders of Existing 1st-Out Notes may not give their Consents without tendering Existing 1st-Out Notes pursuant to the Exchange Offer. It is your responsibility to validly tender your Existing 1st-Out Notes and validly deliver your related Consents. A defective tender of Existing 1st-Out Notes (which defect is not waived by the Company) will not constitute valid delivery of Consent to the Proposed Amendments and will not entitle the Holder thereof to the exchange consideration. We have the right to waive any defects in our sole discretion. However, we will not be required to waive defects and are not required to notify you of defects in your tender or consent.

If you have any questions or need help in tendering your Existing 1st-Out Notes or delivering your Consent, please contact the Exchange Agent and Information Agent whose address and telephone numbers are listed on the back cover of this Offering Memorandum.

Tender of Existing 1st-Out Notes Held Through DTC and Delivery of Consents

THE TENDER OF EXISTING 1ST-OUT NOTES THROUGH ATOP WILL BE DEEMED TO CONSTITUTE THE DELIVERY OF CONSENT OF SUCH TENDERING HOLDER TO THE PROPOSED AMENDMENTS.

To effectively tender Existing 1st-Out Notes (and deliver Consents) that are held through DTC, DTC participants should electronically transmit their acceptance of the Exchange Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the Exchange Offer and the Consent Solicitation will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message (as hereinafter defined) to the Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from such DTC participant that such participant agrees to be bound by the terms of the Exchange Offer and the Consent Solicitation as set forth in this Offering Memorandum and that the Company may enforce such agreement against them.

Delivery of such tendered Existing 1st-Out Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth herein. Unless such Holder delivers the Existing 1st-Out Notes being tendered to the Exchange Agent, we may, at our option, treat such tender as defective for purposes of delivery of acceptance for exchange and for the right to receive the Cash and Notes Consideration or the All Notes Consideration, as applicable. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. If you desire to tender your Existing 1st-Out Notes on the day that the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. We will have the right, which may be waived, to reject the defective tender of Existing 1st-Out Notes as invalid and ineffective.

We have not provided guaranteed delivery procedures in conjunction with the Exchange Offer or under any of the Exchange Offer documents or other Exchange Offer materials provided therewith. Holders must timely tender their Existing 1st-Out Notes in accordance with the procedures set forth in the Exchange Offer documents.

Tendering With Respect to Existing 1st-Out Notes Held through a Custodian

Any Holder whose Existing 1st-Out Notes are held by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing 1st-Out Notes should contact such custodial entity promptly and instruct such custodial entity to tender the Existing 1st-Out Notes and deliver Consents on such Holder’s behalf.

Book-Entry Transfer

The Exchange Agent and Information Agent have or will establish an account with respect to the Existing 1st-Out Notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing 1st-Out Notes may make book-entry delivery of Existing 1st-Out Notes by causing DTC to transfer the Existing 1st-Out Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Existing 1st-Out Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum on or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent and Information Agent.

No Letter of Transmittal

There is no letter of transmittal for the Exchange Offer. Holders must tender their Existing 1st-Out Notes through DTC’s ATOP procedures.

No Signature Guarantees

We do not intend to permit tenders of Existing 1st-Out Notes by guaranteed delivery procedures such as the Medallion Signature Program. For further information, contact the Information Agent at its telephone number and address set forth on the back cover of this Offering Memorandum or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Questions Regarding Validity, Form, Legality, Etc.

All questions as to the validity, form and legality (including time of receipt) regarding the Exchange Offer and Consent Solicitation procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding. The Company reserves the right to reject any or all tenders of Existing 1st-Out Notes and Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular tenders and Consents. Unless waived, any defects or irregularities in connection with tenders or Consents must be cured within such time as the Company determines. None of the Company, the Exchange Agent, the Information Agent, the Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing 1st-Out Notes and deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. Subject to the terms of the Support Agreement, the Company’s interpretations of the terms and conditions of the Exchange Offer and the Consent Solicitation shall be conclusive and binding.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Each Holder who tenders its Existing 1st-Out Notes in the Exchange Offer will be deemed to have delivered a related Consent to the Proposed Amendments by effecting such tender. Existing 1st-Out Notes tendered on or prior to the Expiration Date may be validly withdrawn and the related Consent validly revoked at any time prior to the Withdrawal Deadline by following the procedures set forth below. A valid withdrawal of tendered Existing 1st-Out Notes will constitute the concurrent valid revocation of such Holder’s related Consent. To be effective, a notice of withdrawal must be received by the Exchange Agent prior to the Withdrawal Deadline by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•	specify the name of the Holder of the Existing 1st-Out Notes to be withdrawn;

•

contain the description of the Existing 1st-Out Notes to be withdrawn, the number of the account at DTC from which the Existing 1st-Out Notes were tendered and the name and number of the account at DTC to be credited with the Existing 1st-Out Notes withdrawn and the aggregate principal amount represented by such Existing 1st-Out Notes; and

•	be accompanied by evidence satisfactory to the Company that the person withdrawing the tender is authorized to effect such withdrawal on behalf of the Holder.

Existing 1st-Out Notes validly withdrawn may thereafter be retendered (and the related Consents thereby delivered) at any time prior to the Expiration Date by following the procedures described under “Procedures for Tendering Existing 1st-Out Notes and Delivering Consents.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender and revocation of Consents will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent, the Information Agent, the Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities in the notice of withdrawal of a tender or revocation of a Consent, nor shall any of them incur any liability for failure to give such notification.

CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The Exchange Offer and Consent Solicitation are conditioned on:

•	the Minimum Tender Condition;

•	the Financing Condition;

•	the Contribution Condition; and

•	the General Conditions (as defined below).

Subject to the requirements of applicable law, the terms hereof and the terms of the Support Agreement, we reserve the right, in our sole discretion, to waive any and all conditions of the Exchange Offer or the Consent Solicitation, other than the Minimum Tender Condition, the Financing Condition and the Contribution Condition, the waiver, termination, amendment or modification of each of which requires the consent of Supporting Holders holding, as of the date of any such proposed waiver, termination, amendment or modification, at least 75% of the outstanding Existing 1st-Out Notes. In addition, notwithstanding any other provisions of the Exchange Offer and the Consent Solicitation (but subject to the requirements of applicable law and the terms of the Support Agreement), we will not be required to accept for exchange or to exchange Existing 1st-Out Notes validly tendered (and not validly withdrawn) or Consents validly delivered (and not validly revoked) pursuant to the Exchange Offer and the Consent Solicitation, and may, in our sole discretion, terminate, withdraw, amend or extend the Exchange Offer or the Consent Solicitation or delay or refrain from accepting for exchange or exchanging the Existing 1st-Out Notes and accepting the Consents for any reason.

The “General Conditions” mean that none of the following shall occur:

•

there shall have been instituted or threatened, or be pending, any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) (or there shall have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentally, domestic or foreign, or by any other person, domestic or foreign, in connection with the Exchange Offer and the Consent Solicitation that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer and the Consent Solicitation or (c) would materially impair the contemplated benefits of the Exchange Offer and the Consent Solicitation to us or be material to Holders in deciding whether to accept the Exchange Offer and the Consent Solicitation;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer and the Consent Solicitation or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our business or financial affairs and our subsidiaries that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer and the Consent Solicitation or (c) would materially impair the contemplated benefits of the Exchange Offer and the Consent Solicitation to us or be material to Holders in deciding whether to participate in the Exchange Offer and the Consent Solicitation;

•

the trustee under the Existing Indenture shall have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of the Exchange Offer or the Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Exchange Offer and the Consent Solicitation or the acceptance of, or payment for, some or all of the Existing 1st-Out Notes pursuant to the Exchange Offer and the Consent Solicitation;

•	there exists, in our sole judgment, any actual or threatened legal impediment to the acceptance for the exchange of, or payment for, Existing 1st-Out Notes; or

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States or other major securities or financial markets, (b) any significant adverse change in the price of outstanding Existing 1st-Out Notes in the United States or other major securities or financial markets, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, our obligation to transfer any consideration described under the caption “General Terms of the Exchange Offer and the Consent Solicitation — Consideration” is conditioned upon our acceptance of Existing 1st-Out Notes for exchange pursuant to the Exchange Offer.

The General Conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part at any time and from time to time, in our sole discretion. We may terminate the Exchange Offer or the Consent Solicitation if any condition is not satisfied on or after the Expiration Date. Under the Exchange Offer and the Consent Solicitation, if any of these events occur, subject to the termination rights described above, the terms hereof and the terms of the Support Agreement, we may (a) return Existing 1st-Out Notes tendered thereunder to you, (b) extend the Exchange Offer and the Consent Solicitation and retain all tendered Existing 1st-Out Notes until the expiration of the extended Exchange Offer or (c) amend the Exchange Offer and the Consent Solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, subject to the requirements of applicable law, the terms hereof and the terms of the Support Agreement, we reserve the right to amend, at any time, the terms of the Exchange Offer and the Consent Solicitation. We will give Holders notice of such amendments as may be required by applicable law.

EXCHANGE AGENT; INFORMATION AGENT; TABULATION AGENT

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the Exchange Offer (the “Exchange Agent”). All correspondence in connection with the Exchange Offer should be sent or delivered by each Holder of outstanding Existing 1st-Out Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum. We will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has also been appointed as the information agent for the Exchange Offer (the “Information Agent”), and will receive reasonable compensation for its services. Questions concerning tender and Consent procedures and requests for additional copies of this Offering Memorandum should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum. Holders of outstanding Existing 1st-Out Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offer. We will pay the Information Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

Tabulation Agent

D.F. King & Co., Inc. has also been appointed as the tabulation agent for the Consent Solicitation (the “Tabulation Agent”), and will receive reasonable compensation for its services. Questions concerning Consent procedures should be directed to the Tabulation Agent at the address and telephone numbers set forth on the back cover of this Offering Memorandum. Holders of Existing 1st-Out Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Consent Solicitation. We will pay the Tabulation Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

SUPPORT AGREEMENT

The Company has entered into the Support Agreement with Supporting Holders holding 90.16% of the Existing 1st-Out Notes (excluding Existing 1st-Out Notes held by the Company to be retired and cancelled prior to the Settlement Date).

Tender of Existing 1st-Out Notes and Delivery of Consents

Subject to the terms and conditions of the Support Agreement, each of the Supporting Holders has agreed that on or before June 19, 2018 (or on or before the Expiration Date with respect to any Existing 1st-Out Notes acquired after June 19, 2018 and prior to the Expiration Date), it will tender in the Exchange Offer all the Existing 1st-Out Notes that it holds beneficially or of record (and elect the Cash and Notes Consideration) and will deliver Consents with respect to such Existing 1st-Out Notes. Each of the Supporting Holders has also agreed not to transfer any beneficial ownership in its Existing 1st-Out Notes other than to other Supporting Holders or to transferees who agree to be bound by the terms of the Support Agreement, and not to withdraw or revoke its tender and/or Consents, unless and until the Support Agreement is terminated in accordance with its terms or as otherwise permitted hereunder. Additionally, subject to the other terms of the Support Agreement, each Supporting Holder has agreed that it will not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Exchange Offer or the Consent Solicitation in accordance with the terms set forth in the Support Agreement.

Termination

The Support Agreement will terminate upon the earliest to occur of:

•	the consummation of the Exchange Offer and the Consent Solicitation;

•

the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any injunction, ruling or order making illegal or otherwise preventing, prohibiting or in any material respect restricting the consummation of the transactions contemplated by the Support Agreement, the Offering Memorandum, the New Notes Indenture or the Intercreditor Agreement or the performance of the Company’s and the Guarantors’ obligations under the New Notes;

•

commencement of an involuntary bankruptcy case against the Company or any subsidiary of the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, its subsidiaries or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law (provided that such involuntary proceeding is not dismissed within a period of 30 days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding;

•

the Company or any subsidiary of the Company taking any of the following actions: (a) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, receivership, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law, (b) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (c) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary of the Company or for a substantial part of its assets, (d) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) making a general assignment or arrangement for the benefit of creditors or (f) taking any corporate action for the purpose of authorizing any of the foregoing; or

•	unless waived or such date is extended by the Supporting Holders, at 11:59 P.M., New York City time on July 16, 2018.

Supporting Holders holding at least 75% in aggregate principal amount of the Existing 1st-Out Notes then outstanding may terminate the Support Agreement if the Company has breached in any material respect any representation, warranty or covenant of the Support Agreement or any covenant included in this Offering Memorandum relating to the extension or consummation of the Exchange Offer.

DESCRIPTION OF THE CREDIT AGREEMENT

Concurrently with the consummation of the Exchange Offer, we, the Guarantors and the Tribe will enter into the Credit Agreement with BOKF, NA, dba Bank of Albuquerque in the form attached hereto as Annex A. The Credit Agreement will provide for a senior term loan in an aggregate principal amount of $40.0 million. Borrowings under the Credit Agreement will bear interest at LIBOR plus 4.00% per annum, as calculated thereunder. Beginning on the first day of the calendar month following the Loan Closing and on the first day of each calendar month thereafter, we will pay the lender monthly installments of principal and interest based on an 84-month amortization schedule. The initial monthly installment will be equal to $575,932.04 (based on current LIBOR rates and subject to change prior to the Loan Closing), and will be recalculated on the first anniversary of the payment of the first monthly installment and each anniversary thereof based on the interest rate under the Credit Agreement at such time. On November 30, 2020, the maturity date of the loan, we will make a balloon payment of all amounts then outstanding under the Credit Agreement.

We will be required to make mandatory prepayments with the net proceeds of certain sales of assets and events of loss prior to the purchase of the New Notes or the Existing Notes. We may, after interest and mandatory payments are made with respect to the New Notes, prepay amounts outstanding under the Credit Agreement, in whole or in part, without premium or penalty. Once repaid, the amounts borrowed under the Credit Agreement cannot be re-borrowed.

In connection with the Credit Agreement, we have made certain representations and warranties and are required to comply with various customary affirmative and negative covenants, including financial covenants that require compliance with a maximum leverage ratio, a minimum interim fixed charge coverage ratio and annual fixed charge coverage ratio requirements, as well as certain covenants related to the issuance of PIK Notes. These negative covenants will, among other things and subject to certain exceptions, restrict our ability to incur additional indebtedness, create liens, enter into certain transactions with affiliates, make distributions, investments or acquisitions, in each case, other than as permitted under the Credit Agreement.

The Credit Agreement is subject to customary events of default included in financing transactions, including, among others, failure to make payments when due, defaults under certain other indebtedness, breach of certain covenants, breach of representations and warranties, involuntary or voluntary bankruptcy, and material judgments. Upon the occurrence and during the continuation of any event of default under the Credit Agreement, until the time when such event of default is cured or waived in writing by the lender (as may be required by the Credit Agreement), we are required to pay interest on the aggregate, outstanding principal, at a per annum rate equal to the default rate, which equals 4.0% per annum in excess of the interest rate which we would otherwise be required to pay under the Credit Agreement.

Amounts outstanding under the Credit Agreement are guaranteed by the Guarantors and secured by the same collateral that will secure the New Notes. See “Description of the New Notes — Security.” The priority of security interests and relative rights under the New Notes Indenture, the Existing Indenture and the Credit Agreement will be subject to intercreditor arrangements set forth in the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, (i) the Credit Agreement will be secured by a first priority lien on the Collateral, (ii) the New Notes will be secured by a second priority lien on the Collateral and (iii) the Existing 1st-Out Notes and Existing 2nd-Out Notes issued under the Existing Indenture will be secured by a third priority lien on the Collateral. See the form of Intercreditor Agreement attached hereto as Annex B. Concurrently with the execution of the Credit Agreement, the New Notes Indenture and the Intercreditor Agreement, the Tribal Loan will be amended to facilitate the transactions contemplated under the Credit Agreement and the New Notes Indenture and the relative ranking of the Company’s obligations as set forth in the Intercreditor Agreement.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” will have the meanings assigned to them in the New Notes Indenture (as defined below). In this description, the word “Company” refers only to Inn of the Mountain Gods Resort and Casino and not to any of its subsidiaries.

The Company will issue its new 9.25% New Senior 1st-Out Notes due 2020 (the “New Notes”) under an indenture (the “New Notes Indenture”) among the Company, the Guarantors, the Tribe and UMB Bank, N.A., as trustee (the “Trustee”). The New Notes Indenture, the New Notes, the New Notes Guarantees and the New Notes Collateral Documents are collectively referred to as the “New Notes Documents.” The New Notes Collateral Documents referred to under the caption “— Security” will define the terms of the agreements that will secure the New Notes.

The terms of the New Notes will include those stated in the New Notes Indenture and those made part of the New Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). However, the New Notes Indenture is not required to be, nor will it be, qualified under the Trust Indenture Act. The following description is a summary of the material provisions of the New Notes Indenture and the New Notes Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the New Notes Indenture and the New Notes Collateral Documents because they, and not this description, define your rights as holders of the New Notes. Copies of the forms of New Notes Indenture and the New Notes Collateral Documents are available from the Company upon request.

Brief Description of the New Notes and New Notes Guarantees

The New Notes

The New Notes:

•	will be general obligations of the Company;

•

will be secured by (1) a second priority security interest perfected under the Tribal UCC in (a) the Company’s Gross Revenues prior to the deposit thereof into a Deposit Account and (b) any assets distributed by the Company to the Tribe or any of its Affiliates if such distribution was not permitted by the terms of the New Notes Indenture and (2) a second priority security interest perfected under applicable law in (a) the Deposit Accounts owned by the Company and (b) all of the Company’s other personal property, in each case, other than Excluded Assets;

•	will be effectively subordinated to indebtedness under the Credit Agreement secured by a first priority security interest on the collateral securing the Credit Agreement and the New Notes;

•	will be pari passu in right of payment with all of the Company’s existing and future senior Indebtedness;

•	will be senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be jointly and severally guaranteed by the Guarantors.

The New Notes Guarantees

The New Notes will be jointly and severally guaranteed by the Guarantors. As of the date of the New Notes Indenture, all of the Company’s Subsidiaries (consisting of Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods and Ski Apache) will be Guarantors. The obligations of each Guarantor under its New Notes Guarantee will be limited as necessary to prevent that New Notes Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state fraudulent transfer laws permit a court to void the New Notes and the guarantees, and, if that occurs, you may not receive any payments on the New Notes.”

Each New Notes Guarantee:

•	will be a general obligation of the Guarantor;

•

will be secured by (1) a second priority security interest perfected under the Tribal UCC in (a) the Guarantors’ Gross Revenues prior to the deposit thereof into a Deposit Account and (b) any assets distributed by the Guarantor to the Tribe or any of its Affiliates if such distribution was not permitted by the terms of the New Notes Indenture and (2) a second priority security interest perfected under applicable law in (a) the Deposit Accounts owned by the Guarantor and (b) all of the Guarantors’ other personal property, in each case, other than Excluded Assets;

•	will be effectively subordinated to indebtedness under the Credit Agreement secured by a first priority security interest on the collateral securing the Credit Agreement and the New Notes;

•	will be effectively subordinated to up to $5.0 million of Indebtedness that is permitted to be secured under the New Notes Indenture to the extent of the collateral securing such Indebtedness;

•	will be pari passu in right of payment with all of the Guarantor’s existing and future senior Indebtedness; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantor.

The Tribe will not be a Guarantor; however, Holders will have full recourse (subject to certain exceptions) against the Tribe with respect to the New Notes and the guarantees thereof under limited circumstances. See “Description of the New Notes — Recourse to the Tribe.” In addition, the Tribe operates certain other enterprises that are not Subsidiaries of the Company and will be Guarantors.

Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate any of our Subsidiaries (other than a Principal Guarantor) as an “Unrestricted Subsidiary.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the New Notes Indenture and will not guarantee the New Notes.

The New Notes Guarantee of a Guarantor (other than a Principal Guarantor) will be released:

(1)    in connection with the sale or other disposition of all or substantially all of the assets of such Guarantor, if the sale or disposition does not violate the provisions set forth under “— Repurchase at the Option of Holders — Asset Sales” or any other term;

(2)    in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions set forth under “— Repurchase at the Option of Holders — Asset Sales” or any other term;

(3)    if the Company designates such Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the New Notes Indenture; or

(4)    upon legal defeasance or satisfaction and discharge of the New Notes Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

Principal, Maturity and Interest

The Company will issue New Notes in denominations of $1,000 and integral multiples of $1.00 in excess thereof. Interest on the New Notes will be payable semiannually in arrears on April 1 and October 1 of each year to holders of record of the New Notes on the immediately preceding March 15 and September 15. The first interest payment date for the New Notes will be October 1, 2018. The New Notes will mature on November 30, 2020.

The Company may issue additional New Notes under the New Notes Indenture from time to time. Any issuance of additional New Notes will be subject to all of the covenants in the New Notes Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Interest on the New Notes will accrue at the rate of 9.25% per annum from the date of issuance of the New Notes and will be payable in cash; provided, that, with respect to each interest payment date, to the extent that as of the PIK Determination Date the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is below 1.0 to 1.0, an amount of interest payable on such interest payment date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Company be paid on such interest payment date by increasing the principal amount of the outstanding New Notes or by issuing PIK Notes as PIK Interest; provided that the aggregate amount of PIK Interest paid on any interest payment date shall not cause the aggregate amount of PIK Interest paid on all New Notes to exceed $7.5 million.

Interest on overdue principal and interest on New Notes will accrue at rate that is 2% higher than the then applicable interest rate thereon and will be payable in cash. In addition, as described under “— Events of Default,” the Company may be required to pay additional interest on the New Notes at the rate of 0.50% per annum under certain circumstances.

Interest on the New Notes will accrue from the date of original issuance of the New Notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Notwithstanding anything to the contrary in the New Notes Indenture, the payment of accrued interest in connection with any redemption or repurchase of Existing 1st-Out Notes as described under “— Mandatory Redemption,” “— Optional Redemption,” “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Events of Loss” shall be made solely in cash.

Security

The New Notes and the New Notes Guarantees will be secured by:

(1)    a second priority security interest perfected under the Tribal UCC in (a) the Company’s and each Guarantor’s Gross Revenues prior to the deposit thereof into a Deposit Account and (b) any assets distributed by the Company or any Guarantor to the Tribe or any of its Affiliates if such distribution was not permitted by the terms of the New Notes Indenture; and

(2)    a second priority security interest perfected under applicable law in (a) the Deposit Accounts and (b) all of the Company’s and the Guarantors’ other personal property,

in each case, other than Excluded Assets.

The Company, the Guarantors, the Tribe and UMB Bank, N.A., which acts as the collateral agent, will enter into the New Notes Collateral Documents defining the terms of the Collateral that will secure the New Notes and the New Notes Guarantees. The Collateral will secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the New Notes Documents as provided in the New Notes Collateral Documents.

So long as no Event of Default has occurred and is continuing, the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable federal and state law and the Compact and subject to the limitations set forth under the caption “— Management Activity Limitations” and the Intercreditor Agreement:

•

all rights of the Company and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the collateral agent;

•

all voting and consensual rights pertaining to the Collateral will become vested solely in the collateral agent and the right of the Company and the Guarantors to exercise any such voting or consensual rights will cease; and

•	the collateral agent may distribute or sell the Collateral or any part of the Collateral in accordance with the terms of the New Notes Collateral Documents.

Limitations on Collateral

The security interests in the Collateral will be subject to the following limitations:

(1)    The collateral agent’s ability to foreclose on and sell certain of Collateral will be limited by applicable Gaming Laws, which generally require that persons who operate, purchase, possess, sell or transport gaming equipment hold a valid gaming license, and the need to obtain third party consents.

(2)    The collateral agent’s ability to receive and apply revenues or otherwise exercise rights with respect to the Collateral will be limited by federal law and the limitations set forth under the caption “— Management Activity Limitations” to the extent that any such action causes the collateral agent to be acting as a manager or exercising management authority over our gaming operations.

(3)    To the extent that any of the Collateral is subject to any other Permitted Lien, the security interests securing the New Notes and the New Notes Guarantees will not be the exclusive Lien on such Collateral.

Some of these Permitted Liens may be prior to the Liens granted to the collateral agent for the benefit of the holders of the New Notes.

Release of Collateral

Upon the full and final payment and performance of all Obligations of the Company and the Guarantors under the New Notes Indenture, the New Notes and the New Notes Guarantees, the Liens granted to secure the obligations of the Company and the Guarantors under the New Notes Indenture, the New Notes and the New Notes Guarantees will be released. In addition, the collateral agent will release from the Lien created by the New Notes Indenture and the New Notes Collateral Documents:

(1)    Collateral that is sold, transferred, disbursed or otherwise disposed of to the extent such sale, transfer, disbursement or disposition is not in violation of the provisions of the New Notes Indenture (including, without limitation, pursuant to an Asset Sale or Event of Loss); provided that any products or proceeds received by the Company or a Guarantor in respect of the Collateral so sold, transferred, disbursed or otherwise disposed of shall continue to constitute Collateral to the extent required by the New Notes Indenture and the New Notes Collateral Documents;

(2)    the Lien on the property and assets of a Guarantor upon the release of such Guarantor from its New Notes Guarantee in accordance with the terms of the New Notes Indenture;

(3)    any Lien on any property or asset of the Company or a Guarantor that is or becomes an Excluded Asset;

(4)    Collateral that is released with the consent of the holders of the New Notes as set forth under the caption “— Amendment, Supplement and Waiver;” and

(5)    all Collateral upon legal or covenant defeasance pursuant to the provisions set forth under the caption “— Legal Defeasance and Covenant Defeasance” or discharge of the New Notes Indenture in accordance with the provisions set forth under the caption “— Satisfaction and Discharge;” provided that the funds deposited with the Trustee, in trust, for the benefit of the holders of the New Notes as required by such provisions shall not be released other than in accordance with such provisions.

Methods of Receiving Payments on the New Notes

If a holder of New Notes has given wire transfer instructions to the Company, the Company will make all cash payments (including principal, premium and interest) on such holder’s New Notes in accordance with those instructions. All other payments on the New Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The Trustee initially will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the New Notes.

Transfer and Exchange

A holder of New Notes may transfer or exchange New Notes in accordance with the New Notes Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay any taxes and fees due on transfer. The Company will not be required to transfer or exchange any New Notes selected for redemption. Also, the Company will not be required to transfer or exchange any New Notes for a period of 15 days before a selection of New Notes to be redeemed.

The registered holder of a New Note will be treated as the owner of it for all purposes.

Mandatory Redemption

Other than as set forth in the following two paragraphs, the Company will not be required to make mandatory redemption or sinking fund payments with respect to the New Notes.

If on the last day of a Fiscal Year, beginning with the Fiscal Year ending on September 30, 2018, the Excess Cash Amount (as defined below) is greater than zero, the Company will within 110 days of the last day of such Fiscal Year redeem the maximum principal amount of New Notes that can be redeemed with the Excess Cash Amount at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date; provided that the Company shall redeem any Existing 1st-Out Notes required to be redeemed after the end of the applicable Fiscal Year pursuant to Section 3.08 of the Existing Indenture on the same date as the New Notes required to be redeemed pursuant to the New Notes Indenture. “Excess Cash Amount” shall mean (i) during a Credit Agreement Period, the lesser of (A) an amount equal to the Annual Amount calculated as of the last day of the applicable Fiscal Year utilizing the annual financial statements of the Company for such Fiscal Year audited by a nationally recognized firm of independent accountants), and (B) the aggregate amount of funds held by the Company, the Guarantors and each of their subsidiaries (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) on the last day of the applicable Fiscal Year in excess of $12.5 million (excluding any proceeds received in respect of an Asset Sale or Event of Loss, any proceeds of insurance, any proceeds from the incurrence of Indebtedness (other than the proceeds of Indebtedness incurred pursuant to, or in compliance with, clause (11) of the first paragraph of the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of

Disqualified Stock” that have not been applied to fund the acquisition, lease, improvement or construction of FF&E or to fund Capital Expenditures, as applicable, within one year following the date of the incurrence of such Indebtedness), the aggregate amount to be paid to redeem Existing 1st-Out Notes pursuant to Section 3.08 of the Existing Indenture with Excess 1st-Out Cash Flow and Excess 2nd-Out Cash Flow (each as defined in the Existing Indenture) for such Fiscal Year, the amount of any Monthly Service Payments permitted to be paid pursuant to the New Notes Indenture that has not been paid, the amount of the Annual Service Payment (as estimated in good faith by the Company for such Fiscal Year), and Permitted Tax Payments, Services and Allocation Payments and Employee Benefits Payments accrued during such Fiscal Year which have not been paid), and (ii) at any time other than during a Credit Agreement Period, the amount described in clause (i)(B) above.

In addition to (and without limiting) any redemption required pursuant to the foregoing paragraph on a date prior to September 30, 2018 determined by the Company, the Company shall redeem the maximum principal amount of New Notes that can be redeemed at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date with an amount equal to the excess, if any, of (i) (A) the aggregate amount of funds held by the Company, the Guarantors and each of their subsidiaries (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash) as of the date of the New Notes Indenture minus (B) the amount, if any, of unpaid fees and expenses of professionals incurred by the Company on or prior to the date of the New Notes Indenture in connection with the entry into the Credit Agreement, the New Notes Indenture and any documents related thereto, over (ii) $12.5 million (such excess, the “Closing Excess Amount”). Prior to the earlier of (x) the date of such redemption and (y) the date that is thirty (30) days after the date of the New Notes Indenture, the Company shall deliver to the trustee under the New Notes Indenture (and post to the Data System) an officer’s certificate certifying as to the Closing Excess Amount and accompanied by reasonable supporting documentation for such calculation.

Optional Redemption

The Company may redeem all or a part of the New Notes upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable redemption date.

Gaming Redemption

If at any time a Gaming Regulatory Authority determines, and a holder or Beneficial Owner of any of the New Notes is notified, that:

(1)    the holder or Beneficial Owner must obtain a license, qualification or finding of suitability under any applicable Gaming Law and the holder or Beneficial Owner does not apply for that license, qualification or finding of suitability within 30 days, or any shorter period as may be required by the applicable Gaming Regulatory Authority;

(2)    the holder or Beneficial Owner will not be licensed, qualified or found suitable under an applicable Gaming Law, or any license, qualification or finding of suitability is not renewed upon its expiration or is revoked; or

(3)    the holder or Beneficial Owner has been found to be unsuitable for any required license, qualification or finding of suitability;

then the Company, at its option, may:

(1)    require that the holder or Beneficial Owner dispose of such holder’s or Beneficial Owner’s New Notes within 30 days, or an earlier date as may be required by the applicable Gaming Regulatory Authority, of (a) the termination of the 30-day period described above for the holder or Beneficial Owner to apply for a license, qualification or finding of suitability, or (b) the receipt of the notice from the applicable Gaming Regulatory Authority that the holder or Beneficial Owner will not be licensed, qualified or found suitable or that such license, qualification or finding of suitability has not been renewed upon its expiration or has been revoked; or

(2)    redeem such holder’s or Beneficial Owner’s New Notes at a price equal to the least of (a) 100% of the principal amount of the New Notes held by such holder or Beneficial Owner, (b) the price paid for the New Notes by such holder or Beneficial Owner, minus the amount of accrued and unpaid interest at the time of purchase by such holder or Beneficial Owner, and (c) the current market price of the New Notes, in each case, other than clause (c), together with accrued and unpaid interest to the redemption date or such earlier date as may be required by the applicable Gaming Regulatory Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Regulatory Authority.

The Company will comply with the redemption procedures for the New Notes described in the New Notes Indenture unless otherwise required by a Gaming Regulatory Authority.

Immediately upon a determination that a holder or Beneficial Owner of New Notes will not be licensed, qualified or found suitable, or that such license, qualification or finding of suitability has been revoked or will not be renewed, such holder or Beneficial Owner will have no further rights (1) to exercise any right conferred by the New Notes Indenture, the New Notes or the New Notes Collateral Documents, directly or indirectly, through any trustee, nominee or any other Person, or (2) to receive any interest or other distribution or payment with respect to the New Notes or any remuneration in any form from the Company or any of the Guarantors for services rendered or otherwise, except the redemption price of the New Notes.

Any holder or Beneficial Owner of New Notes applying for a license, qualification or a finding of suitability will be required to pay all costs of the licenses or investigation for this qualification or finding of suitability. Neither the Company nor any Guarantor is required to pay or reimburse any holder or Beneficial Owner of New Notes who is required to apply for any license, qualification or finding of suitability for costs incurred in connection with such application.

Selection and Notice

If less than all of the New Notes of any series are to be redeemed at any time, the Trustee will select New Notes from such series for redemption on a pro rata basis, unless otherwise required by law or applicable depositary requirements.

No New Notes of $1,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Notes or a satisfaction and discharge of the New Notes Indenture. Notices of redemption may not be conditional.

If any New Note is to be redeemed in part only, the notice of redemption that relates to that New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion of the original New Note will be issued in the name of the holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on New Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of that holder’s New Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the New Notes Indenture. In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within ten days following any Change of Control, the Company will mail a notice to each holder (and, unless the Trustee makes the mailing on behalf of the Company, to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date for payment specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the New Notes Indenture and described in such notice. If the Company wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the New Notes Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company, to the extent lawful, will:

(1)    accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered; and

(3)    deliver or cause to be delivered to the Trustee the New Notes so accepted together with an officer’s certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will notify the Trustee and will instruct the Trustee to notify the holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the New Notes Indenture does not contain provisions that permit the holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. Any future credit agreements or other agreements relating to Indebtedness to which the Company or a Guarantor becomes a party may provide that certain change of control events with respect to the Company or a Guarantor will constitute a default thereunder.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Notes Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the New Notes Indenture as described above under the caption “— Mandatory Redemption” or “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Company or any Principal Guarantor. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or a Principal Guarantor to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Company or a Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

(2)    at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a)    any liabilities that would appear on the Company’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any Guarantee) that are assumed or satisfied in connection with such Asset Sale pursuant to an agreement that fully and irrevocably releases the Company or such Restricted Subsidiary from all further liability; and

(b)    any securities, notes or other obligations received by the Company or a Restricted Subsidiary in connection with such Asset Sale that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

provided, however, that the Company and the Guarantors will not be permitted to make any Asset Sale of any Key Project Asset or Gaming License.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply such Net Proceeds, at its option, to:

(1)    to repay any Indebtedness and letters of credit incurred under Credit Facilities by the Company and the Guarantors as permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(2)    make capital expenditures or acquire other long-term assets that are used or useful in the Resort Business; or

(3)    permanently repay Indebtedness of the Company or a Restricted Subsidiary that is secured by a Lien described in clause (15) of the definition of Permitted Liens on the assets subject to the Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce any revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the New Notes Indenture; provided that any such investment with the proceeds received as a result of an Asset Sale with respect to Collateral shall be held in an account in which the collateral agent will have a first priority perfected security interest, subject to the provisions of the Intercreditor Agreement and further subject to Permitted Liens, for the benefit of the holders of the New Notes.

Any Net Proceeds from Asset Sales that are not applied or invested as provided above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of New Notes to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds at a price equal to 100% of the principal amount of the New Notes to be repurchased in such offer plus accrued and unpaid interest thereon to the date of purchase and will be payable in cash. If the aggregate principal amount of New Notes tendered into an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the New Notes to be purchased on a pro rata basis. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the New Notes Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations to the extent such laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable laws or regulations conflict with the Asset Sales provisions of the New Notes Indenture, the Company will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the New Notes Indenture by virtue of such compliance.

Events of Loss

Within 180 days after any Event of Loss with respect to all or any portion of the Resort Property with a Fair Market Value (or replacement cost, if greater) (as evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) in excess of $1.0 million, the Company or a Restricted Subsidiary, as applicable, may apply or enter into an irrevocable agreement to apply the Net Loss Proceeds from such Event of Loss to (i) permanently repay Indebtedness of the Company or the Restricted Subsidiary that is secured by a Lien described in clause (16) of the definition of “Permitted Liens” on the assets subject to Event of Loss or (ii) the rebuilding, repair, replacement or construction of improvements to such Resort Property, with no concurrent obligation to make any purchase of any New Notes; provided, that, with respect to clause (ii) above:

(1)    the Company delivers to the Trustee within 90 days of such Event of Loss a written opinion from a reputable contractor that the Resort Property subject to such Event of Loss can be rebuilt, repaired, replaced or constructed, and in a condition that is substantially similar to its condition immediately prior to such Event of Loss within 365 days following the receipt of funds to rebuild, repair, replace or construct such Resort Property; and

(2)    the Company delivers to the Trustee an officer’s certificate certifying that the Company expects to have available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above and, together with any anticipated revenues projected to be generated during the repair or restoration period, to pay debt service on its Indebtedness during the repair or restoration period.

Pending the final application of any Net Loss Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce any revolving credit borrowings or otherwise invest such Net Loss Proceeds in any manner that is not prohibited by the New Notes Indenture; provided that any such proceeds received as a result of an Event of Loss with respect to Collateral shall be held in an account in which the collateral agent will have a first priority perfected security interest, subject to the provisions of the Intercreditor Agreement and further subject to Permitted Liens, for the benefit of the holders of the New Notes.

Any Net Loss Proceeds that are not reinvested as provided in the first sentence of this covenant will be deemed “Excess Loss Proceeds.” Within ten days following the date that the aggregate amount of Excess Loss Proceeds equals or exceeds $5.0 million, the Company will make an offer (an “Event of Loss Offer”) to all holders of New Notes to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Loss Proceeds at a price equal to 100% of the principal amount of the New Notes to be repurchased in such offer plus accrued and unpaid interest thereon to the date of purchase and will be payable in cash. If the aggregate principal amount of New Notes tendered into an Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select the New Notes to be purchased on a pro rata basis. To the extent that any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by the New Notes Indenture. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations to the extent such laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any applicable laws or regulations conflict with the Event of Loss provisions of the New Notes Indenture, the Company will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under the Event of Loss provisions of the New Notes Indenture by virtue of such compliance.

In the event of an Event of Loss pursuant to clause (3) of the definition of “Event of Loss” with respect to any assets that have a Fair Market Value (or replacement cost, if greater) (as evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) in excess of $2.0 million, the Company or applicable Restricted Subsidiary will be required to receive consideration (1) at least equal to the Fair Market Value of the property or assets subject to the Event of Loss and (2) at least 75% of which is in the form of cash or Cash Equivalents.

Certain Covenants

Interest Reserve Account

On or before the last Business Day of each month (each such day, an “Interest Deposit Date”), the Company shall cause to be transferred from the Deposit Accounts to the Interest Reserve Account an amount of cash equal to (i) the amount of cash interest that accrued and/or will accrue on the New Notes during such month (provided that for purposes of this calculation each month will be deemed to consist of 30 calendar days), less (ii) the amount of interest that the Trustee has disclosed to the Company has accrued on funds or securities in the Interest Reserve Account since the last interest payment date (or, if no interest payment date has occurred, since the date of the New Notes Indenture) and has not been withdrawn (such accrued and unwithdrawn amount described in the foregoing clause (ii) is referred to as the “Accrued Interest Amount” and the amount to be transferred on a particular Interest Deposit Date represented by the difference between the foregoing clauses (i) and (ii) is referred to as the “Monthly Deposit Amount”); provided, that the Company shall not be required to cause to be transferred from the Deposit Accounts to the Interest Reserve Account any Monthly Deposit Amount on any Interest Deposit Date (x) on or after the date of the Company’s duly made election to pay PIK Interest on the New Notes (in accordance with the terms the New Notes Indenture and the New Notes) on the interest payment date that follows such election and (y) prior to such interest payment date, in each case, so long as the Company has on or before such Interest Deposit Date caused to be transferred from the Deposit Accounts to the Interest Reserve Account since the immediately preceding interest payment date amounts in aggregate equal to not less than the amount of interest the Company is required to pay in cash on the next succeeding interest payment date (after giving effect to its election to pay PIK Interest on the New Notes) less the Accrued Interest Amount; provided, further, that the amount of a Monthly Deposit Amount shall be reduced (the amount of any such reduction, the “Withheld Amount”) so that, immediately following such transfer, the Liquidity Amount (as defined below) shall not be less than $12.5 million; provided, further, that if on any Interest Deposit Date that occurs after an Interest Deposit Date for which there is a Withheld Amount, but prior to the next succeeding interest payment date, the Liquidity Amount (after giving effect to the transfer of the Monthly Deposit Amount on such Interest Deposit Date) is greater than $12.5 million, the Company shall on such Interest Deposit Date or as promptly as practicable thereafter, transfer to the Interest Reserve Account an amount of cash equal to the lesser of (x) the amount that would cause the Liquidity Amount on such Interest Deposit Date to be equal to $12.5 million and (y) the aggregate amount of the Withheld Amounts with respect to Interest Deposit Dates that occurred since the last interest payment date and for which a transfer has not been previously made pursuant to this proviso. The amount of interest accrued on funds or securities in the Interest Reserve Account shall be disclosed to the Company by the Trustee not later than the 15th day of each month and the balance of the Interest Reserve Account shall be disclosed to the Company by the Trustee as promptly as practicable upon the Company’s request. Funds in the Interest Reserve Account may be invested in Cash Equivalents or in Government Securities having a maturity prior to the next interest payment date following the purchase thereof, as directed in writing by the Company. “Liquidity Amount” means the aggregate amount of funds held by the Company, the Guarantors and each of the Subsidiaries of the foregoing (including, without limitation, all funds held or required to be held in the Deposit Accounts and all Cage and Operating Cash).

The Trustee will establish the Interest Reserve Account and maintain and hold such account and all amounts credited thereto in trust to secure all Obligations of the Company and the Guarantors with respect to the New Notes. The Trustee shall apply all amounts in the Interest Reserve Account to pay on the applicable interest payment date cash interest due and owing on the New Notes, or, at the written direction of the Company, to pay any accrued and unpaid interest payable on any New Notes that are redeemed or repurchased by the Company. After each such application, the Trustee will promptly notify the Company of such payment and the amount, if any, then remaining in the Interest Reserve Account; provided that any remaining amount shall reduce amounts next required to be transferred to the Interest Reserve Account under the first sentence of the preceding paragraph. Notwithstanding the foregoing, the Trustee shall apply any amounts deposited in the Interest Reserve Account as a result of the application of the covenant set forth in clause (f) under the caption “— Deposit and Disbursement of Revenues” first to repay any PIK Notes then outstanding (or subsequently issued in respect of the applicable PIK Period), and, if any amounts so deposited remain following such application, thereafter to pay on the next succeeding Interest Payment Date cash interest due and owing on the New Notes. After payment in full of all amounts owing on the all New Notes, or the Legal Defeasance thereof, any amounts remaining in the Interest Reserve Account shall be returned to the Company.

If at 10:00 a.m. (New York City time) on the Business Day immediately preceding any scheduled interest payment date, amounts then credited to the Interest Reserve Account are insufficient to pay the cash interest to be paid on the New Notes on such interest payment date, the Trustee shall promptly notify the Company of the amount of the deficiency by any commercially reasonable manner, including by telephone, e-mail or telephonic facsimile transmission.

On the Business Day immediately succeeding the date on which the Company elects to pay PIK Interest in respect of the New Notes, the Trustee shall transfer from the Interest Reserve Account to the Deposit Accounts a cash amount equal to the aggregate amount of PIK Interest elected to be paid by the Company or, should the amounts in the Interest Reserve Account on such date be less than the amount of the PIK Interest elected to be paid, all amounts in the Interest Reserve Account on such date.

Deposit and Disbursement of Revenues

The Company shall cause all Gross Revenues of the Resort Business (other than Cage and Operating Cash) to be deposited at least twice per week into Deposit Accounts held in the name of the Company either, (i) (y) at any time during which the Credit Agreement (or any successor thereto constituting Permitted Refinancing Indebtedness secured by Liens senior in priority to those securing the New Notes) is outstanding (such time, a “Credit Agreement Period”), with BOKF, NA, dba Bank of Albuquerque (or with the holder of such Permitted Refinancing Indebtedness), to hold subject to the Deposit Account Control Agreement (or any successor agreement thereto), and (z) at any time other than during a Credit Agreement Period, with the entity which is acting as the collateral agent or (ii) with any Qualified Bank (such Deposit Accounts held pursuant to clause (i) or clause (ii) above, the “Qualified Bank Accounts”). If at any time the aggregate amount of funds and the principal amount of securities held in all Qualified Bank Accounts exceeds $2.0 million, the Company shall within two Business Days thereof transfer such excess amount into Deposit Accounts held in the name of the Company, as applicable, (A) during a Credit Agreement Period, with BOKF, NA, dba Bank of Albuquerque (or with the holder of Permitted Refinancing Indebtedness described in clause (i)(y) above), to hold subject to the Deposit Account Control Agreement (or any successor agreement thereto), or (B) at any time other than during a Credit Agreement Period, with the entity which is acting as the collateral agent. Subject to the Deposit Account Control Agreement or any successor agreement thereto (for so long as such Deposit Account Control Agreement or any such successor agreement remains in effect), the Company and the Guarantors shall withdraw funds in the Deposit Accounts solely for the following purposes (including at such times as will enable the payments provided for below to be timely made when due in accordance with their terms) and apply such funds solely in the following order of priority (in each case as of any applicable time of determination, with funds not to be applied below any level of priority set forth below at any time at which there are amounts due in respect of any higher level of priority set forth below):

(a)	First, to pay any Monthly Service Payment (or any unpaid portion thereof) with respect to any month that began on or prior to the date of such payment and has not previously been paid;

(b)

Second, so long as no Event of Default shall have occurred and be continuing and subject to the covenant described under the caption “— Certain Covenants — Limitation on Capital Expenditures,” to pay or fund the payment of any amount set forth on the Operating and CapEx Budget that has been submitted to the Trustee (including without limitation Capital Expenditures permitted by, but subject to the limitations contained in the covenant described under the caption “— Certain Covenants — Limitation on Capital Expenditures”);

(c)

Third, to (i) pay Obligations (as defined in the Credit Agreement) in respect of any cost or expense reimbursements, fees or indemnities then due and payable under the Credit Agreement; and (ii) pay scheduled principal and interest then due and payable under the Credit Agreement, including, without limitation, interest at the Default Rate (as defined in the Credit Agreement) and any late charges under Section 2.9 of the Credit Agreement then due and payable under the Credit Agreement;

(d)

Fourth, to make payments or transfers to the Interest Reserve Account pursuant to the covenant described under the caption “ — Certain Covenants — Interest Reserve Account” and to pay interest due under the New Notes Indenture and/or the Existing Indenture;

(e)

Fifth, to make any payments due on the New Notes (whether pursuant to mandatory redemption or otherwise), to redeem Existing 1st-Out Notes pursuant to the Existing Indenture and to redeem the principal amount of any PIK Notes then outstanding and to pay any accrued and unpaid interest thereon (provided that such redemption of PIK Notes then outstanding shall (i) be limited to one annual redemption to be effected at the time the mandatory redemption is contemplated to be made pursuant to the New Notes Indenture and (ii) be made pursuant to, and in accordance with, the provisions described under “— Selection and Notice”);

(f)

Sixth, if a PIK Period is in effect as of the applicable time of determination, to the Interest Reserve Account for application in accordance with the penultimate sentence of the second paragraph under the caption “— Certain Covenants — Interest Reserve Account,” but if no PIK Period is in effect as of the applicable time of determination, to make payments of amounts due on the Tribal Loan;

(g)

Seventh, to make any payments due and any other Indebtedness (other than the Credit Agreement) incurred in compliance with the New Notes Indenture and to make payments required to be made on the Existing 2010 Notes;

(h)	Eighth, to repay, repurchase, redeem, defease or otherwise discharge the New Notes and any other Indebtedness incurred in compliance with the New Notes Indenture;

(i)	Ninth, to make Permitted Investments; and

(j)

Finally, so long as no Event of Default shall have occurred and be continuing, after the consummation of the redemption required by the second paragraph set forth under the caption “ — Mandatory Redemption” with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year.

Notwithstanding the foregoing or anything to the contrary herein, (i) the Closing Excess Amount shall be applied to the redemption of the New Notes (including accrued interest thereon to the date of the redemption thereof) in accordance with the third paragraph under the caption “— Mandatory Redemption” and, notwithstanding the definition of Annual Fixed Charge Coverage Ratio, such redemption (and any payment in respect thereof) shall not be included in, or treated as increasing, the amount calculated pursuant to clause (b) of the definition of Annual Fixed Charge Coverage Ratio, (ii) during any Credit Agreement Period, amounts shall be paid pursuant to clauses (e)-(j) above, in the order of priority established above, only until the Annual Amount in respect of the then applicable Fiscal Year of the Company has been exhausted and (iii) any amounts that would have been paid pursuant to clauses (e)-(j) above absent the operation of the immediately preceding clause (ii) shall remain outstanding and shall be paid if and when the operation of the covenant described under this caption “—

Deposit and Disbursement of Revenues” permits the same, it being understood that no such deferral in the payment of such amounts solely as a result of the operation of the covenant described under this caption “— Deposit and Disbursement of Revenues” shall result in a Default or Event of Default under the New Notes Indenture.

Limitation on Capital Expenditures

The Company and its Restricted Subsidiaries shall not make Capital Expenditures during any Fiscal Year in an aggregate amount in excess of $5.0 million.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    make any payment or distribution (a) to the Tribe (or any other agency, instrumentality or political subunit or Affiliate thereof other than the Company or a Guarantor) or (b) to any member of the Tribe or any Relative of a member of the Tribe (other than with respect to subclauses (a) and (b), payments made in the ordinary course of business at customary rates and otherwise on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; provided, however, that the foregoing shall not prohibit any bid preferences set forth in clause (6) of the second paragraph under the caption “— Transactions with Affiliates”);

(2)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Company or a Restricted Subsidiary, except (a) payments of interest or principal at the Stated Maturity thereof or (b) payments to the Company or a Guarantor; or

(3)    make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”).

The preceding paragraphs will not prohibit:

(1)    the repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or a Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(2)    any purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Guarantor if (a) such payment or other action is required by any agreement or instrument pursuant to which such Subordinated Indebtedness was issued as a result of a Change of Control, Asset Sale or Event of Loss and (b) the Company has purchased all New Notes, if any, properly tendered pursuant to any Change of Control Offer, Asset Sale Offer or Event of Loss Offer that resulted from such event;

(3)    Monthly Service Payments; provided that if any portion of a Monthly Service Payment permitted to be paid pursuant to this clause (4) is not distributed with respect to any month, such amount may be distributed in any subsequent month in addition to amount otherwise permitted to be distributed pursuant to this clause (4) during such subsequent month;

(4)    Annual Service Payments;

(5)    so long as no Event of Default set forth in clause (1) under “— Events of Default” has occurred and is continuing, Permitted Tax Payments;

(6)    Services and Allocation Payments; and

(7)    Employee Benefits Payments.

Incurrence of Indebtedness and Issuance of Disqualified Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

(1)    the incurrence by the Company and the Guarantors of Indebtedness and letters of credit under the Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $40.0 million; provided that the net proceeds of any Indebtedness incurred pursuant to this clause (1) after the date of the New Notes Indenture in excess of the amount of Indebtedness outstanding under this clause (1) immediately prior to such incurrence shall, in each case, be used to repay, repurchase, redeem, defease or otherwise discharge the New Notes (except that, in the case of the Credit Agreement, up to $5.0 million in Protective Advances (as such term is defined in the Credit Agreement) may be incurred in accordance with the terms of the Credit Agreement and the terms of this Indenture without complying with this proviso); for the avoidance of doubt, for purposes of determining compliance with this clause (1), the aggregate principal amount of Indebtedness and letters of credit incurred by the Company and the Guarantors under the Credit Agreement shall be calculated exclusive of Accrued Unpaid Interest and Fees and Expenses (each such term as defined in the Credit Agreement).

(2)    the incurrence by the Company and the Guarantors of Indebtedness represented (a) by the New Notes and the New Notes Guarantees issued on the date of the New Notes Indenture and (b) the New Notes Collateral Documents;

(3)    the incurrence by the Company and the Guarantors of the Existing Indebtedness;

(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the New Notes Indenture to be incurred under clauses (1), (2), (3), (4), (9) or (11) of this paragraph;

(5)    the Guarantee by the Company or a Guarantor of any Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of this covenant;

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the New Notes, in the case of the Company, and the New Notes Guarantees, in the case of the Guarantors; provided, further, that if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness that was not permitted by this clause (6);

(7)    the incurrence by the Company or a Restricted Subsidiary of Indebtedness in connection with reimbursement-type obligations regarding workers’ compensation claims, escrow agreements, and surety and performance bonds (in each case to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money), all in the ordinary course of business;

(8)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition;

(9)    Indebtedness of the Company, to the extent the net proceeds thereof are promptly (a) used to repurchase New Notes tendered in a Change of Control Offer or (b) deposited to defease the New Notes pursuant to the provisions described below under “— Legal Defeasance and Covenant Defeasance;”

(10)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided such Indebtedness is repaid within five Business Days; and

(11)    the incurrence by the Company or a Restricted Subsidiary of Indebtedness incurred to fund the acquisition, lease, improvement or construction of FF&E or Capital Expenditures in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (11), not to exceed $10.0 million.

For purposes of determining compliance with this “— Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (11) above, the Company may, in its sole discretion, classify and reclassify such item of Indebtedness on the date of its incurrence and from time to time in any manner that complies with this covenant.

Solely for purposes of determining compliance with this “— Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, (1) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including, without limitation, the issuance of PIK Notes and additional Senior PIK Notes due 2020 of the Company pursuant to the terms of the Company’s Senior PIK Notes due 2020 outstanding on the date of the New Notes Indenture), (2) the payment of PIK Interest on New Notes by increasing the principal amount thereof outstanding as set forth in the New Notes Indenture, (3) the payment of interest on the Company’s Senior PIK Notes due 2020 by increasing the principal amount thereof outstanding as set forth in the indenture governing such notes, (4) the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms and (5) amortization of original issue discount or the accretion of principal with respect to a non-interest bearing or other discount security, in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Limitation on Subordinated Indebtedness

None of the Company or the Guarantors will incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or a Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the New Notes or the applicable New Notes Guarantee on substantially identical terms or to a greater extent; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any Resort Property, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(2)    make loans or advances to the Company or any Restricted Subsidiary; or

(3)    transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

the Credit Agreement Documents, the New Notes Documents, the Existing 1st-Out Notes Documents and the Tribal Loan, in each case, as in effect on the date hereof or as permitted to be incurred pursuant to the terms thereof in effect on the date hereof;

(2)    applicable law, rule, regulation or order of the U.S. or any state (or their instrumentalities);

(3)    encumbrances and restrictions contained in agreements governing Indebtedness, Capital Stock and other agreements or instruments as in effect on the date of the New Notes Indenture;

(4)    any agreement governing Indebtedness or Capital Stock of a Person acquired by the Company or a Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the New Notes Indenture to be incurred;

(5)    customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business;

(6)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(7)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in the agreements governing the Indebtedness being refinanced;

(8)    Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of an obligor of such Indebtedness to dispose of the assets subject to such Liens;

(9)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)    any encumbrance or restriction contained in contracts for the sale of assets permitted by the New Notes Indenture, provided that such restrictions or encumbrances relate only to the assets being sold pursuant to such contracts; and

(12)    encumbrances and restrictions contained in any agreement, instrument or Capital Stock that amends, modifies, restates, renews, increases, supplements, refunds, replaces, extends or refinances any agreement, instrument or Capital Stock described in paragraphs (1) through (11) of this paragraph, from time to time, in whole or in part, provided that the encumbrances or restrictions set forth therein are not materially more restrictive, taken as a whole, as determined in good faith by the Management Board, than those contained in the predecessor agreement, instrument or Capital Stock (regardless of whether the predecessor agreement, instrument or Capital Stock remains outstanding in whole or in part).

Designation of Restricted and Unrestricted Subsidiaries

The Company’s Management Board may designate any Restricted Subsidiary (other than a Principal Guarantor) to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary. In the event of such designation, the aggregate Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) of outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation. All such outstanding Investments will be deemed to constitute Permitted Investments, as applicable, in an amount equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) of such Investments at the time of such designation. Such designation will only be permitted if such Permitted Investment would be permitted pursuant to the definition of “Permitted Investments,” as applicable, at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company’s Management Board may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default or an Event of Default.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, any member of the Tribe or a Relative of any member of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless:

(1)    such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)    the Company delivers to the Trustee:

(a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $0.5 million, a resolution of the Management Board set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

(b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraphs:

(1)    any employment agreement or arrangement entered into by the Company or any Restricted Subsidiary in the ordinary course of business that has been approved by a majority of disinterested members of the Management Board or, if there are no disinterested members of the Management Board, such compensation arrangement has been approved unanimously by the members of the Management Board;

(2)    transactions between or among the Company and/or one or more Restricted Subsidiaries;

(3)    reasonable fees and compensation paid to, and indemnities and similar arrangements provided on behalf of, the Management Board and other officers, directors or employees of the Company or any of the Restricted Subsidiaries;

(4)    Restricted Payments that are not prohibited by the provisions of the New Notes Indenture described above under the caption “— Restricted Payments;”

(5)    written contractual arrangements existing on the date of the New Notes Indenture and disclosed in this Offering Memorandum (including arrangements among the Company or a Guarantor and the Tribe with respect to the provision of shared and Tribal services and reasonable renewals and extensions thereof) and any renewals, extensions and modifications thereof that are not (as determined in good faith by the Management Board) materially adverse to holders of New Notes taken as a whole; and

(6)    reasonable bid preferences to members of the Tribe and their businesses; provided that the difference between amounts paid in any Fiscal Year to members of the Tribe and their businesses as a result of such preferences and amounts that would have been paid in comparable transactions by the Company or a Restricted Subsidiary to an unrelated Person do not exceed $1.0 million in the aggregate.

Additional New Notes Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the New Notes Indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and shall become party to all applicable New Notes Collateral Documents and deliver to the Trustee an opinion of counsel relating to the enforceability and authorization of such Guarantee and New Notes Collateral Documents.

Sale and Leaseback Transactions

Each of the Company and the Guarantors will not enter into any sale and leaseback transaction; provided that the Company or a Guarantor may enter into a sale and leaseback transaction with respect to assets other than Key Project Assets if:

(1)    the Company or a Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2)    the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as set forth in an officer’s certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)    the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Preservation of Company Rights

The Company will do or cause to be done, and will cause each Restricted Subsidiary to do or cause to be done, all things necessary to preserve and keep in full force and effect all material rights, licenses, and franchises of the Company and its Restricted Subsidiaries.

Gaming Licenses

Each of the Company and the Guarantors will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of its business, provided that if, in the course of the exercise of its governmental or regulatory functions, the Tribe is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Company’s or a Guarantor’s business as a result of any noncompliance with any Gaming law, the Company or such Guarantor will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Company or such Guarantor will be open and fully operating.

The Company shall provide the Trustee, promptly after receipt by the Company, with any notice of noncompliance, violation, temporary closure order or assessment of civil fines from the NIGC (pursuant to IGRA) and any notice of non-compliance or violation of any Gaming Laws by any other Gaming Regulatory Authority.

No Licensing of Holders

Other than as may be required by applicable federal law or the Compact, the Company will not take any action that would cause any holder or Beneficial Owner of the New Notes, solely in its capacity as a holder or Beneficial Owner of the New Notes, to be required to obtain a Gaming License or to be required to be licensed, qualified or found suitable under the law of any jurisdiction.

Ownership Interests in the Company and the Guarantors

None of the Tribe, the Company and the Guarantors shall permit any Person (1) other than the Tribe to acquire any Ownership Interest in the Company or acquire any right to elect or appoint any member of the Management Board and (2) other than the Company or a Guarantor to acquire any Ownership Interest in any Guarantor.

Merger, Consolidation or Sale of Assets

Neither the Company nor any of the Guarantors will, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving Person) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Guarantors, taken as a whole, in any transaction or series of related transactions, to another Person; provided that this covenant shall not apply to a consolidation or merger, or a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and the Guarantors wholly owned by the Company.

Provision of Monthly Operating and Capital Expenditures Budget

The Company will, no later than five days prior to the commencement of each calendar month, beginning with the first full calendar month after the date of the New Notes Indenture, submit to the Trustee a budget of expected operating expenses and capital expenditures of the Resort Business to be paid during such month, delineating by separate line items various categories of such expenses and expenditures in reasonable detail (the “Operating and CapEx Budget”), and a schedule of any payments of principal, interest, premium or other amounts that are expected to be paid on any Indebtedness during such month; provided, further, that the Company shall have the right to amend any such budget at any time by submitting the amendment thereto in writing to the Trustee.

Maintenance of Insurance

The Company shall, and shall cause its respective Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as are customarily carried by similar businesses with such deductibles, retentions, set insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty.

Customary insurance coverage shall be deemed to include the following:

(1)    workers’ compensation insurance to the extent required to comply with the Compact and all applicable state, territorial or U.S. laws and regulations, or the laws and regulations of any other applicable jurisdiction;

(2)    comprehensive general liability insurance with minimum limits of $1.0 million;

(3)    umbrella or bumbershoot liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $10.0 million;

(4)    business interruption insurance; provided that such business interruption insurance will have a minimum limit of at least $50.0 million;

(5)    property insurance protecting the property against loss or damage by fire, lightning, windstorm, tornado, water damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an “all-risk” policy or a property policy covering “special” causes of loss (such insurance shall provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements and with a deductible no greater than $100,000 (other than earthquake insurance, for which the deductible may be up to 10% of such replacement value)); and

(6)    all insurance required to be maintained (a) pursuant to the terms of the Compact and (b) by any Gaming Regulatory Authority.

All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than VII, in each case on the date each such policy is issued to the Company or a Restricted Subsidiary, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

Limitation on Cage and Operating Cash

The Company will not, and will not permit any Guarantor to, permit the amount of Cage and Operating Cash held by it at any time to exceed the greater of (1) an amount which is reasonably expected to be required in the ordinary course of conduct of the Company’s or such Guarantor’s Resort Businesses and (2) in the case of a Person engaged in a Gaming business, the amount required by applicable Gaming laws or the rules and regulations of any Gaming Regulatory Authority.

Retention of Qualified Consultant

If at any time after the date of the New Notes Indenture, (1) the Company’s Fixed Charge Coverage Ratio for its most recently completed four full fiscal quarters is less than 1.50 to 1.00 and (2) a Warner Entity was not at the end of any Fiscal Quarter managing all of the Resort Business (other than any business or commercial activity that constituted an Excluded Business at any time) pursuant to a management agreement that, if required by law, has been approved by the NIGC, then no later than 45 days after the unaudited or audited consolidated financial statements the Company and its Restricted Subsidiaries are required to be delivered to the Trustee after the end of such Fiscal Quarter pursuant to the covenant set forth under the caption “— Certain Covenants — Reports,” the Company will retain a Qualified Consultant of its choice (which may be a Warner Entity) to provide recommendations to improve the operating performance of the Resort Business and provide a written report to the

Company and the Trustee containing such recommendations within 45 days following such engagement; provided that the Company will be under no obligation to follow the recommendations of such consultant.

Retention of Qualified Chief Operating Officer and Chief Financial Officer

At any time that an Approved Management Agreement is not in effect, the Company’s chief operating officer will be a Qualified COO and the Company’s chief financial officer will be a Qualified CFO, in each case other than during a period not to exceed 90 days if such failure is due to the death, disability, resignation or termination of the person then acting as chief operating officer or chief financial officer.

Additional Collateral

Except for Excluded Assets, concurrently with the acquisition by the Company or any of the Guarantors of any personal property with a Fair Market Value in excess of $100,000 individually or $500,000 in the aggregate, to the extent not prohibited by any Gaming Regulatory Authority or applicable law, the Company or such Guarantor will:

(1)    file such UCC financing statements or take such other actions as shall be necessary or (in the opinion of the Trustee) desirable to perfect and protect the collateral agent’s security interest having the priority required under the New Notes Collateral Documents in such assets or property and provide the collateral agent with evidence of the same; and

(2)    promptly deliver to the collateral agent such opinions of counsel, if any, as the collateral agent may reasonably require with respect to the foregoing (including opinions as to the enforceability and perfection of security interests).

Further Assurances

The Company will, and will cause each Guarantor to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order to:

(1)    carry out more effectively the purposes of the New Notes Collateral Documents;

(2)    subject to the Liens created by any of the New Notes Collateral Documents any of the properties, rights of interests required to be encumbered thereby;

(3)    perfect and maintain the validity, effectiveness and priority of any of the New Notes Collateral Documents and the Liens intended to be created thereby; and

(4)    better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted now or hereafter intended by the parties thereto to be granted to the collateral agent under the New Notes Collateral Documents or under any other instrument executed in connection herewith.

Upon the exercise by the Trustee or any holder of any power, right, privilege or remedy under the New Notes Indenture or any of the New Notes Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Regulatory Authority), the Company will or, as applicable, will cause the Guarantors to execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company or any Guarantor for such governmental consent, approval, recording, qualification or authorization.

Limitations on Lines of Business

The Company and the Guarantors shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any business other than the Resort Business.

Company Accountants

The independent accounting firm that audit’s the Company’s annual report or review the Company’s interim financial statements as required by the covenant set forth under the caption “— Reports” shall not at any time during its engagement by the Company be engaged to perform any services on behalf of the Tribe or any of its Affiliates (other than the Company and its Subsidiaries).

Reports

The Company will publish through a reputable password protected online data system (the “Data System”), such as Intralinks or DataSite, which will require a confidentiality acknowledgment:

(1)    within 90 days of the end of each Fiscal Year, an annual report of the Company containing all material information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act and the information with respect to the conference call described in the following paragraph with respect thereto; provided that the annual financial statements of the Company included therein shall have been audited by a nationally recognized firm of independent accountants;

(2)    within 45 days of the end of the first three fiscal quarters of each Fiscal Year, a quarterly report of the Company containing all material information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act and the information with respect to the conference call described in the following paragraph with respect thereto; provided that the interim financial statements of the Company included therein shall have been reviewed by a nationally recognized firm of independent accountants; and

(3)    current reports containing all material information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act with respect to the following Form 8-K Items if the Company had been a reporting company under the Exchange Act:

(a)    Item 1.01 (Entry into a Material Definitive Agreement);

(b)    Item 1.02 (Termination of a Material Definitive Agreement);

(c)    Item 1.03 (Bankruptcy or Receivership);

(d)    Item 2.01 (Completion of Acquisition or Disposition of Assets);

(e)    Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant);

(f)    Item 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);

(g)    Item 2.06 (Material Impairments);

(h)    Item 3.03 (Material Modification of Rights of Security Holders);

(i)    Item 4.01 (Changes in Registrant’s Certifying Accountant);

(j)    Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);

(k)    Item 5.01 (Changes in Control of Registrant);

(l)    Items 5.02 (Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers); and

(m)    Item 5.03 (Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year).

In addition, each report published pursuant to clauses (1) or (2) of the first paragraph of this covenant shall disclosure the Adjusted Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters.

Notwithstanding the above, the Company shall not be required to comply with, and no report described above shall be required to include the information required by, (1) Sections 302, 404 or 906 of the Sarbanes-Oxley Act of 2002 or Items 307 or 308 of Regulation S-K, (2) Regulation G or Item 10(e) of Regulation S-K under the Securities Act with respect to any “non-GAAP” financial information contained therein or (3) Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act.

The Company will make available such information and the details regarding the conference call described below to any holder of the New Notes and to any Beneficial Owner of the New Notes by posting such information and conference call details through the Data System, and will make such information and conference call details readily available to any prospective investor, any securities analyst or any market maker in the New Notes who (a) agrees to treat such information as confidential or (b) accesses such information on the Data System; provided that the Company shall make readily available any password or other login information to any such prospective investor, securities analyst or market maker. In addition, the Company will distribute such information and such reports (as well as the details regarding the conference call described below) electronically to the Trustee under the New Notes Indenture.

The Company will hold a conference call for all holders and Beneficial Owners of the New Notes and securities analysts to discuss the information published pursuant to clauses (1) and (2) of the first paragraph of this covenant no later than five Business Days after publishing such information.

In addition, the Company has agreed that, for so long as any New Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Company shall file with the Trustee and provide to holders of New Notes, within 5 days after it files them with the NIGC, copies of all reports which the Company or a Guarantor is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

Covenants of the Tribe

The Tribe will not, and will not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

(1)    increase or impose any tax or similar payment obligation on, the Company or any of its Restricted Subsidiaries or on any patrons of, or any activity at, the Resort Property other than:

(a)    payments which are due under any agreement in effect on the date of the New Notes Indenture which is disclosed in this Offering Memorandum or any amendments thereto and as set forth in the New Notes Indenture that are not materially adverse to the rights or the economic interests of holders of New Notes;

(b)    payments which correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(c)    Permitted Tax Payments; or

(d)    fees imposed on the Tribe by the NIGC under IGRA which directly relate to the business of the Company or any of its Restricted Subsidiaries;

(2)    amend or repeal the Tribal Gaming Ordinance in effect on the date of the New Notes Indenture (unless any such amendment is a legitimate effort to ensure that the Company and the Restricted Subsidiaries conduct their Gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Company and the Restricted Subsidiaries) or restrict or eliminate the exclusive right of the Company and the Guarantors to conduct Gaming operations on any property owned or controlled by the Tribe, in each case in a manner that would be materially adverse to the rights or the economic interests of the holders of New Notes, provided that the foregoing shall never be construed or applied to permit any of the Trustee or the Holders of the New Notes to engage in any management activity;

(3)    amend or repeal the Constitution, the governing documents of the Company or any Restricted Subsidiary or the Tribal UCC, in each case, as in effect on the date of the New Notes Indenture or take any other action, enter into any agreement, or enact, amend, withdraw, repeal, or supersede, by referendum or otherwise, any ordinance, law, rule, resolution or regulation if such amendment, repeal, agreement, action, withdrawal or enactment would have a material adverse effect on the rights of the Holders of the New Notes;

(4)    impose, tax or otherwise make a charge on the New Notes, the New Notes Guarantees, the New Notes Indenture, the New Notes Collateral Documents or any payments or deposits to be made thereunder or on the holders or Beneficial Owners of the New Notes, the Trustee or the collateral agent;

(5)    except pursuant to the Credit Agreement Documents, New Notes Documents, the Representation Letter, the other documents entered into in connection therewith and agreements in effect on the date of the New Notes, waive its sovereign immunity in any manner that would create recourse to the Resort Property, except that the Tribe may do so to the extent it is acting for the account and benefit of the Company or any of the Restricted Subsidiaries and so long as such action of the Tribe would not be prohibited by the New Notes Indenture if undertaken directly by the Company or any of the Restricted Subsidiaries and such action has been approved by the Management Board;

(6)    conduct or permit on behalf of the Tribe or any Affiliate of the Tribe the conduct of any Gaming within the State of New Mexico other than through the Company or a Guarantor;

(7)    dissolve, reorganize, restructure or rename the Company, Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods or Ski Apache, cause the Company to cease to be a wholly-controlled instrumentality of the Tribe, restrict or eliminate the right of the Company to conduct Gaming operations or operate the Resort Property;

(8)    fail to timely pay or cause to be paid any tax, imposition, judgment, award or charge of any nature that is not an obligation of the Company which, if not paid, would permit enforcement of a lien (other than a Permitted Lien) on the Resort Property or the assets of the Company or any Restricted Subsidiary, other than any such payment that is being contested in good faith and, during the time such payment is being contested, does not create any risk of foreclosure or forfeiture of those assets;

(9)    permit or incur any consensual liability of the Tribe (or any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Company or any of the Restricted Subsidiaries, for which any of the Resort Property or the assets of the Company or any of the Restricted Subsidiaries may be bound or for which there may be recourse to the assets of the Company or any of the Restricted Subsidiaries, other than a liability that the Company or the Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under the New Notes Indenture;

(10)    pursuant to or within the meaning of bankruptcy law, appoint or consent to the appointment of a receiver or custodian of the Company or a Guarantor for all or substantially all of the assets of the Company or a Guarantor;

(11)    enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the holders of the New Notes provided for in the New Notes Documents;

(12)    exercise any power of eminent domain over the Resort Property or any assets of the Company or any of the Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the holders of the New Notes); or

(13)    directly or indirectly challenge the validity or legality of any provision of the Transaction Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally recognized Indian tribes.

The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or a Guarantor, the holders of the New Notes shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the New Notes and the New Notes Guarantees before any payment or any distribution to the Tribe.

In the event that the Tribe receives any payment from the Company or any of the Restricted Subsidiaries at a time when such payment is prohibited by the terms of the New Notes Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Trustee or the Company, to the Company.

The Tribe will, as soon as practicable, provide a reasonably detailed written notice to the Trustee of any action taken or to be taken by the Tribe to comply with federal or state law that would otherwise violate any of paragraphs above, accompanied by an officer’s certificate and opinion of counsel that such action is required by federal or state law.

Events of Default

Each of the following is an “Event of Default” with respect to the New Notes:

(1)    default for 30 days in the payment when due of interest, including any PIK Interest, on the New Notes;

(2)    default in payment when due of the principal of or premium, if any, on New Notes;

(3)    failure by (a) the Company to comply with the provisions described under “— Repurchase at the Option of Holders” or (b) the Company or any Guarantor to comply with the provisions described under “— Certain Covenants — Deposit and Disbursement of Revenues” or “Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4)    failure by the Company or any of the Restricted Subsidiaries to comply for (a) 30 days after notice with the provisions described under “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” or “— Certain Covenants — Reports” or (b) 60 days after notice with any of the other agreements in the New Notes Indenture or the New Notes of any series (other than a default set forth in clause (1), (2), (3) or (4)(a) above);

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the New Notes Indenture, if that default:

(a)    is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)    results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; provided, however, that a default under the Existing 2010 Notes Documents or the Existing 2020 Notes Documents shall not constitute an Event of Default under this clause (5).

(6)    failure by the Company or any of the Restricted Subsidiaries to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days; provided, however, that judgments with respect to the Existing 2010 Notes Documents or the Existing 2020 Notes Documents shall not constitute an Event of Default under this clause (6);

(7)    certain events of bankruptcy or insolvency with respect to the Company or any of the Guarantors;

(8)    any of the New Notes Collateral Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Company or a Guarantor shall so assert, or any security interest created, or purported to be created, by any of the New Notes Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(9)    any representation or warranty made by the Company or a Guarantor in any Notes Collateral Document or that is contained in any certificate, document or financial or other statement furnished by the Company or a Guarantor at any time under or in connection with any such Notes Collateral Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(10)    any breach of any agreement in the New Notes Collateral Documents and the expiration of any applicable grace period set forth therein or the repudiation by the Company or any Guarantor of any of its obligations under the New Notes Collateral Documents or the unenforceability of the New Notes Collateral Documents against the Company or any Guarantor for any reason;

(11)    any representation or warranty made by the Company or the Tribe in the Representation Letter shall prove to have been inaccurate in any material respect on or as of the date made;

(12)    revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of a material portion of the Gaming operations for a period of more than 90 consecutive days at the Resort Property;

(13)    failure by the Tribe to comply with the provisions described under “— Certain Covenants — Covenants of the Tribe” for 45 days after notice to comply; and

(14)    the Tribe ceases to be recognized (a) by the United States as an Indian tribe as defined in IGRA or (b) as an Indian tribal government pursuant to Section 7871 of the Code.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of the Restricted Subsidiaries, all outstanding New Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to a series of New Notes, the Trustee or the holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately.

Following an Event of Default (other than an Event of Default described in clause (7) of the definition of “Events of Default”), and only until the holders of at least 25% in principal amount of the then outstanding New Notes direct the Trustee to direct the collateral agent to cease the disbursement of funds in the Deposit Accounts to pay or fund the payment of any amount set forth on the most recent Operating and CapEx Budget that has been submitted to the Trustee, the collateral agent will not prohibit funds in the Deposit Accounts from being disbursed to the Company to pay or fund the payment of any amount set forth on such Operating and CapEx Budget or to pay Monthly Service Payments or Permitted Tax Payments.

Notwithstanding the foregoing, in the event that the Company fails to make available any report required by the provisions described in the first paragraph under “— Certain Covenants — Reports” to the holders of New Notes (in a manner consistent with the third paragraph under “— Certain Covenants — Reports”) on or prior to the 30th day following the deadline for such report to be made available, additional interest shall accrue on the New Notes at a rate of 0.50% per annum from and including the day after such deadline through but excluding the date such report is made available and shall be payable in cash on the applicable interest payment dates as set forth under “— Principal, Maturity and Interest.” Any references in the New Notes Indenture to interest shall include such additional interest, if applicable.

The Trustee may withhold from holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of or premium, if any, or interest on such New Notes) if it determines that withholding notice is in their interest.

The holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the New Notes rescind an acceleration of payment or waive any existing Default or Event of Default and its consequences under the New Notes Indenture except a continuing Default or Event of Default in the payment of interest or premium (if any) on, or the principal of, the New Notes.

The Company will be required to deliver to the Trustee annually a statement regarding compliance with the New Notes Indenture, and the Company will be required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Remedies

If an Event of Default occurs and is continuing with respect to the New Notes of any series:

(1)    the Trustee may, in addition to any rights and remedies available to it under the New Notes Indenture and the New Notes Collateral Documents, take such action it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings; and

(2)    subject to the approval of a court of competent jurisdiction that appointment is permitted under IGRA, the Trustee shall have the right to seek a court order designating a Person to ensure that Gross Revenues of the Resort Business (other than Cage and Operating Cash) are deposited into the Deposit Accounts in compliance with the covenant set forth under “— Certain Covenants — Deposit and Disbursement of Revenues” and any use of funds in the Deposit Accounts is not prohibited by the New Notes Indenture; provided that such Person shall have no right to engage, directly or indirectly, in any Management Activity with respect to the Resort Business.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the New Notes Indenture at the request or direction of any holders of New Notes unless such holders have offered to the Trustee reasonable indemnity or security satisfactory to the Trustee against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a New Note may pursue any remedy with respect to the New Notes Indenture or the New Notes unless:

(1)    such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)    holders of at least 25% in aggregate principal amount of the then outstanding New Notes have requested the Trustee to pursue the remedy;

(3)    such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    holders of a majority in aggregate principal amount of the then outstanding New Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power vested in it by the New Notes Indenture; except that as to matters affecting solely the interest of a single series of the New Notes, holders of a majority in principal amount of the then outstanding New Notes of such series may direct the Trustee in its exercise of any trust or power vested in it by the New Notes Indenture with respect to that series. The collateral agent shall only exercise powers in accordance with the Trustee’s direction.

Management Activity Limitations

Notwithstanding any provision in the New Notes Documents or the Representation Letter, or any other right to enforce the provisions of any New Notes Documents, none of the Trustee, the collateral agent or any holder of the New Notes shall engage in any planning, organizing, directing, coordinating or controlling all or any portion of the operations of the Resort Business (collectively, “Management Activities”), including, but not limited to:

(1)    the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(2)    any working or employment policies or practices;

(3)    the hours or days of operation;

(4)    any accounting systems or procedures;

(5)    any advertising, promotions or other marketing activities;

(6)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(7)    the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(8)    budgeting, allocating, or conditioning payments of the Company’s operating expenses.

provided, however, that upon the occurrence of a Default or Event of Default under the New Notes Indenture, none of the Trustee, the collateral agent or any holder of the New Notes will be in violation of this paragraph as a result of any such Person: (a) enforcing (or directing the enforcement of) compliance with any term or condition in the New Notes Documents that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; (b) requiring that (or directing the requirement that) all or any portion of the Gross Revenues be applied to satisfy terms or conditions of the New Notes Documents; or (c) otherwise foreclosing (or directing the foreclosure) on all or any portion of the Collateral securing Obligations under the New Notes Documents.

Limitation on Encumbrances

Notwithstanding any right of the Trustee, the collateral agent or any holder of New Notes, or any requirements or restrictions imposed on or with respect to the Company or the Resort Property in any Transaction Document, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81 in any Transaction Document shall not be effective for longer than six years and 364 days.

Recourse to the Tribe

Except as set forth in the following sentence, holders of the New Notes shall not have any recourse against assets of the Tribe (other than Resort Property and any property transferred in violation of the New Notes Indenture as set forth in the New Notes Indenture) with respect to the Obligations of the Company and the Guarantors under the New Notes Documents. Holders of the New Notes shall have full recourse against the Tribe (including any property transferred to the Tribe in violation of the New Notes Indenture, but excluding any recourse to Protected Assets) for the Obligations of the Company and the Guarantors under the New Notes Documents if, and only if:

(1)    an Event of Default has occurred as a result of the Company failing to comply with terms of the first sentence of the covenant set forth under the caption “— Certain Covenants — Deposit and Disbursement of Revenues;”

(2)    an Event of Default has occurred as a result of the Tribe failing to comply with the terms of clause (1), (3), (7), (10) or (11) of the first paragraph of the covenant set forth under the caption “— Certain Covenants — Covenants of the Tribe;”

(3)    the Tribe rescinds, declares invalid or otherwise abrogates the provisions of the New Notes Indenture set forth under the captions “— Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process” or “— Arbitration” (or any similar provisions in the New Notes or any Collateral Document); or

(4)    the Tribe receives a payment or distribution from the Company or any Guarantor that is prohibited by the covenant set forth under the caption “— Certain Covenants — Restricted Payments,” and such payment or distribution has not been repaid to the Company or the applicable Guarantor within 30 days after written notice has been provided to the Tribe by the Trustee or any holder of New Notes.

No Personal Liability

No member of the Tribe or any director, officer, officeholder, employee, agent, representative or member of the Company, a Guarantor or the Tribe or holder of an Ownership Interest of the Company, as such, shall have any liability for any obligations of the Company, a Guarantor or the Tribe under the New Notes, the New Notes Indenture, any Guarantee or any Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding New Notes and the related New Notes Guarantees (“Legal Defeasance”), except for:

(1)    the rights of holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on the New Notes when such payments are due from the trust referred to below;

(2)    the Company’s obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)    the Legal Defeasance provisions of the New Notes Indenture.

In addition, the Company may, at its option and at any time, with respect to the New Notes, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the New Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the New Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the New Notes:

(1)    the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (or, in the event that such nationally recognized firm of independent public accountants no longer customarily provide this type of opinion, according to a certificate of an officer of the Company), to pay the principal of, premium, if any, and interest on the outstanding New Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)    the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)    since the date of the New Notes Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the entering into of customary documentation in connection therewith, including agreements granting Liens to secure such Indebtedness);

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under any material agreement or instrument (other than the New Notes Indenture and other than breaches, violations or defaults arising solely out of Defaults and Events of Default described in the parenthetical in clause (4) of this paragraph) to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound;

(6)    the Company shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by the Company with the intent of preferring the holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)    the Company shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in this section, the Company, the Guarantors, the Tribe and the Trustee may amend or supplement the New Notes, the New Notes Guarantees, the New Notes Indenture or the New Notes Collateral Documents with the consent of the holders of a majority of the aggregate outstanding principal amount of the New Notes (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, New Notes) and any existing Default or Event of Default or compliance with any provision of the New Notes, the New Notes Guarantees, the New Notes Indenture or the New Notes Collateral Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding New Notes (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, New Notes).

Notwithstanding the foregoing or anything to the contrary herein, without the consent of each holder of a series affected, an amendment or waiver (with respect to any New Notes held by a non-consenting holder) may not:

(1)    reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)    reduce the rate of or change the time for payment of interest on any New Note;

(4)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the holders of a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration);

(5)    make any New Note payable in money other than that stated in the New Notes;

(6)    make any change in the provisions of the New Notes Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes;

(7)    waive a redemption payment with respect to any New Note (other than a payment required by the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)    release any Guarantor from any of its obligations under its Guarantee or the New Notes Indenture otherwise than in accordance with the terms of the New Notes Indenture;

(9)    release all or substantially all of the Collateral from the Lien of the New Notes Indenture of the New Notes Collateral Documents (except in accordance with the provisions thereof); or

(10)    make any change in the preceding amendment and waiver provisions described in this paragraph relating the New Notes.

Without the consent of holders of at least 66 2/3% of the aggregate outstanding principal amount of the New Notes, the Company may not amend, alter or waive the provisions set forth in the sections entitled “— Repurchase at the Option of Holders” or any provisions of the New Notes Indenture relating to the New Notes Collateral Documents that adversely affects the rights of the holders of the New Notes.

Notwithstanding the foregoing, without the consent of any holder of New Notes, and provided that any required governmental approval to ensure the enforceability of the New Notes and the New Notes Indenture, including that of the NIGC or the BIA, is obtained, the Company, the Guarantors, the Tribe and the Trustee may amend or supplement the New Notes Indenture or the New Notes to:

(1)    cure any ambiguity, defect or inconsistency;

(2)    provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(3)    provide for the issuance of additional New Notes, subject to compliance with the covenants set forth under the captions “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “— Certain Covenants — Liens;”

(4)    make any change that would provide any additional rights or benefits to the holders of New Notes or that does not adversely affect the legal rights under the New Notes Indenture, the New Notes, the New Notes Guarantees or the New Notes Collateral Documents;

(5)    to conform the text of any of the New Notes Documents to any provision of this Description of New Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of any of the New Notes Documents;

(6)    to enter into additional or supplemental New Notes Collateral Documents that would not adversely affect the legal rights of any Holder under the New Notes Indenture, the New Notes, the Note Guarantees or the New Notes Collateral Documents;

(7)    allow any Subsidiary to execute a supplemental indenture otherwise permitted to be executed by the Company hereunder and/or any New Note Guarantee with respect to any New Notes; or

(8)    in the event that PIK Notes are issued in certificated form, make reasonable, customary and appropriate amendments to the New Notes Indenture to reflect an appropriate minimum denomination of certificated PIK Notes (which shall in no event be less than $1.00) and establish minimum redemption amounts for certificated PIK Notes.

Satisfaction and Discharge

The New Notes Indenture will be discharged and will cease to be of further effect as to all New Notes of a series issued thereunder, when:

(1)    either:

(a)    all New Notes of such series that have been authenticated, except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)    all New Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the New Notes of such series not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

(2)    no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)    the Company or any Guarantor has paid or caused to be paid all sums payable by it under the New Notes Indenture; and

(4)    the Company has delivered irrevocable instructions to the Trustee under the New Notes Indenture to apply the deposited money toward the payment of the New Notes of such series at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or a Guarantor, the New Notes Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Notes Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Notes Indenture at the request of any holder of New Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The New Notes Documents will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law); provided that certain matters related to the New Notes Collateral Documents will also be governed by the Tribal UCC.

Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process

None of the Company, any of the Guarantors or the Tribe (each a “Tribal Party”) consents to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method, except that:

(1)    the Tribe, the Company and each Guarantor to the fullest extent legally empowered expressly and irrevocably waives sovereign immunity (and any defense based thereon) of the Company and each Guarantor from unconsented suit, arbitration or other legal proceedings (each, inclusive of actions for equitable or provisional relief and to compel arbitration, an “Action”) with respect to the New Notes Documents and any other document or agreement entered into in connection therewith (collectively, the “Transaction Documents”) or the transactions contemplated thereby, provided that:

(a)    each waiver is expressly limited to Actions brought against such party in compliance with the applicable Transaction Document by Persons expressly stated to benefit from the applicable Transaction Document;

(b)    the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(c)    the Action shall only be to (i) interpret or enforce the provisions of the Transaction Documents or rights arising in connection therewith or the transactions contemplated thereby, (ii) enforce and execute any order, judgment, award or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(d)    the Action shall not include a claim for punitive or consequential damages; and

(e)    any order, judgment, ruling or other remedy related to any Action permitting monetary recovery shall be enforceable only against the Resort Property that is not real property or an interest in real property; and

(2)    the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from any Action with respect to the Transaction Documents or the transactions contemplated thereby, subject to the terms, conditions and limitations set forth under the caption “— Recourse to the Tribe,” and provided that:

(a)    the Action shall only be to (i) interpret or enforce the provisions set forth under the caption “— Covenants of the Tribe” or rights arising in connection therewith, (ii) enforce and execute any order, judgment or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(b)    the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(c)    the Action shall not include a claim for punitive or consequential damages; and

(d)    any order, judgment, ruling or other remedy related to any Action shall be consistent with, and enforceable only according to the terms, conditions and limitations set forth under the caption “— Recourse to the Tribe.”

For the avoidance of doubt, the Trustee and the holders are each expressly recognized by all parties to the New Notes Indenture to be persons entitled to benefit from the Transaction Documents and each of the limited waivers of sovereign immunity described in (1) and (2) above, and the provisions set forth under “— Arbitration.”

Each of the parties to the Transaction Documents will irrevocably and unconditionally submit, for itself and its property, to the jurisdiction of the courts of the State of New York sitting in the City of New York, County of New York, and any appellate court from which any appeals therefrom are available (the “New York State Courts”), or if the New York State Courts lack or decline jurisdiction over any Action, any other court of competent jurisdiction, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each Tribal Party and the Trustee will irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such court. Notwithstanding the foregoing, each of the parties to the Transaction Documents have agreed that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

Each of the parties to the Transaction Documents will agree to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to above. Each of the parties to the Transaction Documents will agree to irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each Tribal Party will expressly waive, to the fullest extent it may legally and effectively do so, any right either may otherwise have to require any suit, arbitration, legal process or enforcement proceeding be considered or heard first in any tribal court or forum of the Tribe, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention.

For the purposes of the Transaction Documents, each of the parties thereto will agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Notwithstanding any of the foregoing, other than as set forth below under “— Arbitration,” nothing in the Transaction Documents will limit the ability of any party to a Transaction Document to move to compel arbitration and/or move to stay or dismiss a lawsuit in favor of arbitration.

Arbitration

Notwithstanding the irrevocable submission to the exclusive jurisdiction of the courts described above, but subject to the first paragraph set forth under the caption “— Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process,” the Company, each Guarantor and the Tribe agree that the Trustee or holders of the New Notes may, and holders of the New Notes agree that, with the consent of the holders of a majority of the aggregate outstanding principal amount of the New Notes, the Company, any Guarantor or the Tribe may (1) submit any controversy, claim, suit or other action between or among the parties thereto arising out of or relating to the New Notes Documents, or the enforcement of rights thereunder, to binding arbitration or (2) remove any such action brought by any other party in any forum other than an arbitration contemplated hereby and submit such action to be determined by binding arbitration. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators in accordance with the AAA Commercial Arbitration Rules. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy will not constitute a waiver of the right of any party to the New Notes Documents to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Any arbitration undertaken pursuant to a Transaction Document will take place in the City of New York, County of New York.

Agent for Service

In connection with its execution and delivery of the New Notes Documents and for the purpose thereof, each of the Company, the Guarantors and the Tribe will (1) acknowledge that it has, or agrees that by the date of the New Notes Indenture it shall have, by separate written instrument, irrevocably designated and appointed CT Corporation System (“CT”) (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating thereto and acknowledges that CT has accepted such designation and (2) agree that service of process upon CT and written notices of said service to such party in accordance with the terms of the New Notes Documents shall be deemed effective service of process upon such party in any such suit or proceeding. As expressly contemplated by the preceding sentence, each of the Company, the Guarantors and the Tribe will further agree to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT in full force and effect so long as any of the Obligations under the New Notes Indenture, the New Notes or the New Notes Guarantees shall be outstanding; provided, however, that such party may, by written notice to the Trustee, designate such additional or alternative agent for service of process under the New Notes Indenture, the New Notes, the New Notes Guarantees or the New Notes Collateral Documents that (1) maintains an office located in the City of New York, County of New York in the State of New York and (2) is a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the City of New York, County of New York, State of New York.

Nothing in the New Notes Documents shall affect the right of any party thereto to serve legal process upon the Company, a Guarantor or the Tribe in any other manner permitted by law.

Book-Entry, Delivery and Form

New Notes will be represented by one or more New Notes in registered, global form without interest coupons (collectively, the “Global New Notes”). The Global New Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

The Global New Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global New Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global New Notes for Certificated New Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global New Notes will not be entitled to receive physical delivery of Certificated New Notes (defined below). Transfers of beneficial interests in the Global New Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, SA (“Clearstream”)), which may change from time to time.

Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC and facilitates the post-trade settlement among Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the Commission.

DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global New Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global New Notes and (ii) ownership of these interests in the Global New Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global New Notes).

Investors in the Global New Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global New Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global New Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global New Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global New Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global New Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company and the Guarantors believe to be reliable, but the Company and the Guarantors take no responsibility for the accuracy thereof.

Except as described below, owners of interest in the Global New Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or “holders” thereof under the New Notes Indenture for any purpose.

Payments in respect of the principal of, and premium, if any, and interest on a Global New Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the New Notes Indenture. Under the terms of the New Notes Indenture, the Company and the Trustee will treat the Persons in whose names the New Notes, including the Global New Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global New Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global New Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant

Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interest in the Global New Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “— Same Day Settlement and Payment.”

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global New Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global New Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global New Notes for legended New Notes in certificated form, and to distribute such New Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global New Note among Participants in DTC, Euroclear and Clearstream, they is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global New Notes for Certificated New Notes

A Global New Note is exchangeable for definitive New Notes in registered certificated form (“Certificated New Notes”) if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global New Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated New Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the New Notes. In addition, beneficial interests in a Global New Note may be exchanged for Certificated New Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the New Notes Indenture. In all cases, Certificated New Notes delivered in exchange for any Global New Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless the Company determines otherwise in compliance with applicable law.

Exchange of Certificated New Notes for Global New Notes

Certificated New Notes may be exchanged for beneficial interests in any Global New Note, provided that unless and until the Global New Notes are exchanged for Certificated New Notes, any Certificated New Notes that the Company may issue will not be transferable other than through exchange for a beneficial interest in a Global New Note.

Same Day Settlement and Payment

If a holder of New Notes has given wire transfer instructions to the Company, the Company will make all payments (including principal, premium and interest) on such holder’s New Notes in accordance with those instructions. The New Notes Indenture will require that all other payments in respect of the New Notes represented by the Global New Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global New Note holder. The New Notes represented by the Global New Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated New Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global New Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global New Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the New Notes Indenture. Reference is made to the New Notes Indenture for all of such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional New Notes (other than the Initial Notes and PIK Notes) issued under the Indenture as part of the same series as the Initial Notes.

“Adjusted Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of (1) the Company’s Consolidated Cash Flow for such period plus any Permitted Tax Payments paid during such period to (2) the Company’s Fixed Charges for such period, in each case calculated with such adjustments for the applicable period that are appropriate and consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Annual Service Payment” means, with respect to each Fiscal Year ending on or after September 30, 2017, a distribution by the Company to the Tribe in an amount (if a positive number) equal to (A) the product of (1) 0.30 multiplied by (2) the sum of (a) the Company’s Consolidated Cash Flow for such Fiscal Year less (b) $30.0 million, plus, (B) the product of (1) 0.10 multiplied by (2) the sum of (a) the Company’s Consolidated Cash Flow for such Fiscal Year less (b) $40.0 million.”

“Approved Management Agreement” means a management agreement with a Qualified Management Company that has been approved by the NIGC and provides for the management of the Resort Business (other than any business or commercial activity that constituted an Excluded Business at any time) by such Qualified Management Company.

“Asset Sale” means

(1)    the sale, lease, conveyance or other disposition of any assets or rights; and

(2)    the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of any Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed to not be Asset Sales:

(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)    a disposition of assets between or among the Company and/or the Restricted Subsidiaries;

(3)    an issuance or sale of Equity Interests to the Company or any of the Restricted Subsidiaries;

(4)    a Restricted Payment or Permitted Investment that is not prohibited by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(5)    the sale or other disposition of inventory, receivables or other assets in the ordinary course of business;

(6)    the sale or other disposition of gaming equipment and hotel furniture, fixtures and equipment in the ordinary course of business pursuant to established programs for the maintenance and upgrading of such assets;

(7)    the sale or other disposition of property that has become worn out, obsolete or damaged or otherwise unsuitable for use;

(8)    the disposition of cash or Cash Equivalents in the ordinary course of business;

(9)    the creation of a Permitted Lien and any foreclosure thereon;

(10)    an Event of Loss;

(11)    any operating lease or sublease in the ordinary course of business; and

(12)    the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

Notwithstanding the foregoing, if a sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the “Secured Parties” under the Credit Agreement, the administrative agent under the Credit Agreement and (ii) in the case of the Notes Obligations or the holders of New Notes, the Collateral Agent.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BIA” means the Bureau of Indian Affairs.

“Business Day” means each day that is not a Legal Holiday.

“Cage and Operating Cash” means cash held by the Company and the Guarantors in the ordinary course of their Gaming business and cash which is reasonably required to be kept on hand for the operation of the Company’s and the Guarantors’ Resort Business.

“Capital Expenditures” means during any period, the aggregate of all expenditures of the Company and the Guarantors during such period, without duplication, that are required to be capitalized under GAAP, excluding any expenditures (1) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Loss Proceeds (other than Excess Loss Proceeds).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1)    U.S. dollars;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)    certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case with any Qualified Bank; provided that the aggregate amount of all such certificates, time deposits, bankers’ acceptances, overnight deposits and demand deposits at any one time outstanding under clause (3) of this definition shall not exceed $2.0 million;

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (a) of the definition of “Qualified Bank;”

(5)    commercial paper having the highest ratings obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casino Apache” means Casino Apache, an unincorporated enterprise of the Tribe.

“Casino Apache Travel Center” means Casino Apache Travel Center, an unincorporated enterprise of the Tribe.

“Change of Control” means the occurrence of any of the following:

(1)    the Company ceases to be an unincorporated unit, instrumentality or subdivision of the government of the Tribe or any Principal Guarantor ceases to be a wholly-owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe;

(2)    the Company and the Principal Guarantors cease to have the exclusive legal right to conduct the Gaming operations of the Tribe (other than pursuant to an Approved Management Agreement);

(3)    the Company or any Principal Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into any other Person, other than the Company, a Principal Guarantor or any other wholly-owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe that becomes a Principal Guarantor; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Company or a Principal Guarantor unless such plan provides for the assets of the Company or such Principal Guarantor to be transferred to the Company or one of its Restricted Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “collateral” referred to in the New Notes Collateral Documents.

“Collateral Agent” means UMB Bank, N.A.

“Commission” means the Securities and Exchange Commission.

“Compact” means the Tribal-State Compact for Regulation of Class III Gaming on the Tribe’s Reservation in Mescalero, New Mexico, dated August 29, 1997, entered into between the Tribe and the State of New Mexico pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. 2701 et seq. as the same may, from time to time, be amended, or such other Compact as may be substituted therefor.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows, without duplication:

(1)    plus any provision for taxes based on the income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; provided that payments due the State of New Mexico under the Compact shall not be considered taxes on the income or profits of the Company;

(2)    plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(3)    plus depreciation, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(4)    plus to the extent not included in computing such Consolidated Net Income, any revenues received or accrued by such Person or any of its Restricted Subsidiaries from any Person (other than such Person or any of its Restricted Subsidiaries) in respect of any Investment for such period;

(5)    plus any fees, expenses or charges relating to the existence of a default or event of default under the Existing 2010 Notes Indenture, the restructuring of the Existing 2010 Notes or the exchange by the Company of New Notes for Existing 2010 Notes and other consideration; and

(6)    minus non-cash items increasing such Consolidated Net Income for such period other than (i) the accrual of revenue and (ii) reversal of an accrual after the date of the New Notes Indenture that reduced Consolidated Cash Flow, in each case in the ordinary course of business, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)    the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)    the cumulative effect of a change in accounting principles shall be excluded.

“Credit Agreement” means the Loan Agreement dated as of the date of the New Notes, among the Company, the Guarantors, the Tribe and BOKF, NA, dba Bank of Albuquerque, in the form attached hereto as Annex A and as in effect on the date of the New Notes Indenture.

“Credit Agreement Documents” means the Credit Agreement and any documents executed pursuant thereto, including any documents securing any obligations thereunder, in each case, as in effect on the date of the New Notes Indenture.

“Credit Facilities” means, with respect to the Company or any of the Guarantors, one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long term Indebtedness, including any notes, bonds, mortgages, guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities that replace, refund or refinance any part of the Indebtedness or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” ) and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Deposit Account” means each of the accounts maintained by the Company or a Guarantor and pledged to the collateral agent pursuant to the terms of the Security Agreement, and into which certain amounts shall be deposited as set forth in the covenant set forth under “— Certain Covenants — Deposit and Disbursement of Revenues.”

“Deposit Account Control Agreement” means the deposit account control agreement dated as of the date of the New Notes Indenture among the Company, the Guarantors, BOKF, NA, dba Bank of Albuquerque and the Trustee, as amended or supplemented from time to time in accordance with its terms, and each control agreement required under the Security Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or a Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or a Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Employee Benefits Payments” means any and all payments made to the Tribe by the Company and the Guarantors to reimburse the Tribe for the cost of providing to the employees of the Company and the Guarantors any:

(1)    health or dental plan;

(2)    workers’ compensation insurance coverage;

(3)    unemployment coverage; and

(4)    pension plan (which may include benefits for retirement, death and/or disability);

provided that such costs shall be determined in a manner consistent with the presentation of such costs on the Company’s financial statements in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1)    FF&E securing Indebtedness pursuant to Liens described in clause (15) of the definition of “Permitted Liens;”

(2)    any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a Lien thereon (a) is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law or (b) would require the consent of third parties and such consent has not been obtained after the Company has used commercially reasonable efforts to obtain such consent or (c) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provision thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code, any section of the Tribal UCC or any other applicable law); provided, that, immediately upon the ineffectiveness, lapse or termination of such prohibition, the provisions that would be so breached or such breach, default or termination or immediately upon the obtaining of any such consent, the Excluded Assets shall not include, and the Company shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

(3)    any assets transferred by the Company or either of the Guarantors to a Person other than the Company or either of the Guarantors in transactions not prohibited by the covenant described in “— Certain Covenants — Restricted Payments;”

(4)    all personal property constituting assets of the Tribal Gaming Commission and reasonably required to be owned or otherwise in the possession of the Tribal Gaming Commission for the proper discharge of the Tribal Gaming Commission’s responsibilities under the Tribal Gaming Ordinance; and

(5)    all personal property benefiting the Company or any Guarantor primarily because of its use in connection with the Tribe’s provision of customary essential governmental services, such as those related to health, safety and welfare.

“Excluded Business” means:

(1)    any activity that constitutes an “essential government function” as defined in Section 7871(e) of the Code;

(2)    any activity relating to (a) the production, purchase, sale or delivery of fuel or energy, (b) providing health care, emergency, safety, education or telecommunication services or (c) mining;

(3)    any museum or cultural center;

(4)    the sale of hunting licenses and activities related to camping and fishing on the Tribe’s Reservation in Mescalero, New Mexico, including the sale of licenses therefore, in each case by a Tribal Party (other than the Company or any of the Guarantors);

(5)    Mescalero Forest Products, Mescalero Tribal Fish Hatchery, Mescalero Cattle Growers, Mescalero Gas Company, Mescalero Apache Telecom, the Mescalero Tribal Store located at 190 Chiricahua Plaza, Mescalero, New Mexico, Mescalero Care Center and Mescalero Apache Ceremonials and Rodeo;

(6)    the ownership and operation of automated teller machines;

(7)    any reasonable expansion or extension of a business or commercial activity set forth in clause (4), (5) or (6) above; and

(8)    any other business or commercial activity owned or operated by a Tribal Party (other than the Company or any of the Guarantors); provided that (a) within 45 days of the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days of the end of each Fiscal Year, the Company shall provide to the Trustee a list of such businesses and commercial activities and the aggregate Fair Market Value thereof and (b) if such aggregate Fair Market Value exceeds $750,000, the Company shall within ten days of the date such list is provided to the Trustee designate (and provide the Trustee with written confirmation of such designation) one or more of such businesses or commercial activities as no longer constituting an Excluded Business so that the aggregate Fair Market Value of all businesses or commercial activities constituting an Excluded Business pursuant to this clause (8) shall be no more than $750,000, and such business or commercial activity shall no longer constitute an Excluded Business beginning on the 20th day after the date such list is provided to the Trustee.

“Existing 1st-Out Notes” means the Company’s 9.25% Senior 1st-Out Notes due 2020.

“Existing 2010 Notes” means the Company’s 12% Senior Notes due 2010.

“Existing 2010 Notes Documents” means the Existing 2010 Notes, the related guarantees and the Existing 2010 Notes Indenture.

“Existing 2010 Notes Indenture” means the Indenture dated as of November 3, 2003, among the Company, the Guarantors, the Tribe and the Trustee, as amended from time to time.

“Existing 2020 Notes” means the Existing 1st-Out Notes and the Company’s Senior PIK Notes due 2020.

“Existing 2020 Notes Documents” means the Existing 2020 Notes, the related guarantees and the Existing Indenture.

“Existing Indebtedness” means (1) Existing 1st-Out Notes in an aggregate principal amount of $153,024,184 less an amount equal to the sum of (x) $45,000,000 plus (y) the aggregate principal amount of New Notes issued on the date of the New Notes Indenture (other than (i) New Notes issued on the date of the New Notes Indenture in respect of accrued and unpaid interest on Existing 1st-Out Notes and (ii) New Notes issued on the date of the New Notes Indenture due to the rounding up of New Notes as described in this Offering Memorandum), and the related guarantees in respect of such Existing 1st-Out Notes, (2) the Senior PIK Notes due 2020 issued under the Existing Indenture outstanding on the date of this Indenture in the aggregate principal amount of $90,144 and the related guarantees, (3) the Existing 2010 Notes outstanding on the date of this Indenture in the aggregate principal amount of $421,897 and the related guarantees, and (4) the Tribal Loan in the aggregate principal amount of $1,720,326.

“Existing Indenture” means the Indenture dated as of February 9, 2011, among the Company, the Guarantors, the Tribe and the Trustee, as amended from time to time.

“Existing Security Agreement” means the Security Agreement securing the obligations under the Existing Indenture among the Company, the Guarantors, the Tribe and the trustee under the Existing Indenture.

“Existing Notes” means the Existing 2010 Notes and the Existing 2020 Notes.

“Existing Notes Documents” means, collectively, the Existing 2010 Notes Documents and the Existing 2020 Notes Documents.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Management Board.

“FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Company.

“Fiscal Quarter” means the three-month period beginning on any January 1, April 1, July 1 or October 1.

“Fiscal Year” means the period beginning on October 1 of a year and ending on September 30 of the following year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs; plus

(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming” means any and all activities defined as Class II or Class III gaming under IGRA or any other gaming activity authorized under the Compact.

“Gaming Law” means the provisions of the Compact and laws and regulations relating to Gaming of any jurisdiction to which the Company, any Guarantor or the Tribe is subject at any time.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct Gaming activities of the Company, a Guarantor or the Tribe including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the U.S. government, any state, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the NIGC and the BIA, or any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company, a Guarantor or the Tribe.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America, the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the Company thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Gross Revenues” means, for any period, all revenues comprised of money, instruments, credit to a securities or deposit account, or other assets received, directly or indirectly, from the Resort Business, including, without limitation, the total amounts wagered on Class II and Class III games (but in the case of such revenues, net of prizes and payouts), admissions fees (including table or card fees), food and beverage sales, and rental from lessees, sublessees, licensees or concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires) who are not Restricted Subsidiaries of the Company, business interruption insurance proceeds, and proceeds from litigation and other claims against third parties; provided that Gross Revenues shall not include (i) proceeds of any Indebtedness, (ii) any contributions by or on behalf of Tribe, (iii) proceeds of condemnation or, exclusive of proceeds of business interruption insurance, proceeds of insurance not reimbursing any costs previously treated as an operating expense, (iv) Promotional Allowances, (v) credit card slips and other accounts receivable (until money, instruments or a credit to a securities or deposit account is received in respect thereof), (vi) Permitted Tax Payments, (vii) Net Proceeds, (viii) Net Loss Proceeds and (ix) net proceeds from the ownership and operation of automated teller machines.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means each of Casino Apache, Casino Apache Travel Center, Inn of the Mountain Gods, Ski Apache (each of which is wholly owned by the Company) and any other entity that becomes a guarantor of the New Notes pursuant to the terms of the covenant set forth under the caption “— Certain Covenants — Additional New Notes Guarantees.”

“Hedging Obligations” means, with respect to any Person,

(1)    the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)    the obligations of such Person under other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“IGRA” means the Indian Gaming Regulatory Act of 1988, PL 100-497, U.S.C. 2701 et seq., as the same may, from time to time, be amended.

“IMG Resort & Casino” means the Inn of the Mountain Gods Resort and Casino, a casino and hotel operated as a business enterprise of the Tribe.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of

(1)    borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)    banker’s acceptances;

(4)    Capital Lease Obligations;

(5)    the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)    any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person, in an amount equal to the lesser of the amount of such Indebtedness and the market value of the assets subject to such Lien (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person (in an amount equal to the lesser of the amount of such Guarantee and such Indebtedness).

“Initial Notes” means the New Notes issued under the Indenture.

“Inn of the Mountain Gods” means the Inn of the Mountain Gods, an unincorporated enterprise of the Tribe.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date of the New Notes Indenture, among BOKF, NA, dba Bank of Albuquerque, the Trustee, the Company, the Guarantors and the Tribe.

“Interest Reserve Account” means a trust account held by the Trustee under the New Notes Indenture and into which accruing cash interest on the Notes is required to be transferred monthly as set forth under the New Notes Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company designates a Restricted Subsidiary to be an Unrestricted Subsidiary pursuant to the provisions of the New Notes Indenture, then the Company will be deemed to have made an Investment as provided in the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” The acquisition of a Person that holds an Investment or Investments in any third Person(s) in an aggregate amount in excess of 10% of the total assets of such Person will be deemed to be an Investment in that third Person in an amount equal to the Fair Market Value (in the case of any assets with a value of $1.0 million or more, evidenced by a resolution set forth in an officer’s certificate delivered to the Trustee) of the Investment held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of the covenant described under “— Certain Covenants — Restricted Payments.”

“Key Project Assets” means:

(1)    any real property or interest in real property held in trust for the Tribe by the United States comprising the Resort Property;

(2)    any improvements to the real property comprising the Resort Property (but excluding any improvements determined by the Company to be no longer useful to the operations of the Resort Property); and

(3)    any material business records relating to the operation of the Resort Business.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Board” means the Management Board of the Company or any authorized committee of the Management Board of the Company, as applicable.

“Monthly Service Payment” means a monthly distribution by the Company to the Tribe not to exceed $997,245.16; provided that such amount shall increase by 1.00% on each September 30 following the issuance of the Initial Notes.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,

(1)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any asset sale not in the ordinary course of business (including, without limitation, dispositions pursuant to sale leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)    any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss; provided that, for purposes of the covenant described under “— Certain Covenants — Restricted Payments,” any expense accrual for revenue sharing amounts and regulatory fees payable under the Compact and the revenue sharing agreement entered into in connection therewith, and any gains as a result of any reversals of such expense accruals, shall be included in Net Income.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or a Restricted Subsidiary in respect of any Event of Loss, including, without limitation, insurance proceeds from condemnation award or damages awarded by any judgment, net of the direct costs in recovery of such proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions), and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were subject of such Event of Loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, sales commissions and any relocation expenses incurred as a result thereof, and taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets or in respect of retained liabilities established in accordance with GAAP.

“NIGC” means the National Indian Gaming Commission.

“New Notes” means the Company’s 9.25% New Senior 1st-Out Notes due 2020 issued under the New Notes Indenture. Unless the context otherwise requires, references to “New Notes” for all purposes of the New Notes Indenture (including, without limitation, waivers, amendments and redemptions) include any PIK Notes and Additional Notes that are issued, and references to “principal amount” of the New Notes include any increase in the principal amount of the outstanding New Notes as a result of a PIK Payment. The Initial Notes, any PIK Notes and any Additional Notes shall be treated as a single class for all purposes under the New Notes Indenture and, unless the context otherwise requires, all references to the New Notes shall include the Initial Notes, any PIK Notes and any Additional Notes.

“New Notes Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreement, each Deposit Account Control Agreement (at such time as such Deposit Account Control Agreement is in effect), all UCC filings related to the security interests granted by any of the foregoing documents and all other pledge agreements, collateral assignments, security agreements and other documents or instruments evidencing, creating or providing for a Lien as security for any of the Obligations of the Company and the Guarantors under the New Notes Indenture, the New Notes, the New Notes Guarantees or any of the foregoing documents, in each case, as amended, amended and restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“New Notes Documents” means the New Notes Indenture, the New Notes, the New Note Guarantees and the New Notes Collateral Documents.

“New Notes Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the New Notes Indenture and the New Notes, executed pursuant to the provisions of the New Notes Indenture.

“Non-Recourse Debt” means Indebtedness

(1)    as to which neither the Company nor any of its Restricted Subsidiaries, except to the extent of any Investment permitted under the covenant described under the caption “— Certain Covenants — Restricted Payments,” (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)    as to which Indebtedness the lenders thereunder will not have any recourse to Resort Property.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the board of directors or other executive office of such Person.

“Permitted Investments” means:

(1)    any Investment in the Company or in any of its Restricted Subsidiaries;

(2)    any Investment in cash or Cash Equivalents;

(3)    any Investment by the Company or any of the Restricted Subsidiaries in a Person, if as a result of such investment such Person (a) becomes a Restricted Subsidiary of the Company, or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5)    accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(6)    Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utilities and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(7)    Investments received in settlement of debts owing to the Company, any Guarantor or any Restricted Subsidiary or in satisfaction of judgments or in connection with, or as a result of, a bankruptcy or other reorganization; and

(8)    advances to officers, directors and employees of the Company, any Guarantor or any Restricted Subsidiary for travel, entertainment or relocation expenses and payroll advances, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding.

“Permitted Liens” means:

(1)    Liens on the Collateral securing Indebtedness and other Obligations under Credit Facilities (including the Credit Agreement) incurred as permitted under the covenant described under “— Certain Covenants — Restricted Payments” and/or securing Hedging Obligations related thereto; provided that the Authorized Representative of any such Indebtedness or Obligations has become a party to the Intercreditor Agreement;

(2)    Liens securing (i) the Initial Notes, (ii) any PIK Notes issued from time to time to pay PIK Interest in accordance with the terms of the New Notes Indenture, (iii) any Additional Notes and (iv) the Obligations of the Company and the Guarantors arising under the New Notes Indenture and the New Notes Collateral Documents;

(3)    Liens in favor of the Company or any of its Restricted Subsidiaries; provided that such Liens are subordinate to the Liens of the New Notes Collateral Documents;

(4)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(5)    Liens existing on the date of the New Notes Indenture;

(6)    Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(7)    Liens arising by operation of law or contract in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8)    Liens incurred as a result of any interest or title of a lessor or lessee under any operating lease of property;

(9)    Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

(10)    Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any Restricted Subsidiary or such Person is designated to be a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition, merger, consolidation or designation and do not extend to any assets other than those of the Person acquiring such property or merged into or consolidated with the Company or such Restricted Subsidiary, or so designated;

(11)    Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)    Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

(13)    Liens arising under the New Notes Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the New Notes Indenture, provided, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(14)    set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in the possession of such institutions;

(15)    Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “— Certain Covenants — Restricted Payments;”

(16)    Liens on FF&E securing Indebtedness of the Company and the Guarantors incurred after the date of the New Notes Indenture pursuant to clause (11) of the second paragraph of the covenant set forth under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” in an aggregate amount at any one time outstanding not to exceed $5.0 million; provided that such Liens do not extend to or cover any property or assets other than those being acquired, leased, improved or constructed with the proceeds of such Indebtedness;

(17)    Liens to secure any Permitted Refinancing Indebtedness; provided, however, that:

(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(18)    extensions, renewals or refunding of any Liens referred to in clauses (1) through (17) above; provided that (a) the renewal, extension or refunding is limited to all or part of the assets or property securing the original Lien and (b) the Indebtedness secured by such extended, renewed or refunded Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness securing the original Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal or refunding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (each, “Old Indebtedness”); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the applicable Old Indebtedness (plus the amount of accrued interest on such Indebtedness and prepayment premiums and reasonable expenses incurred in connection therewith);

interest on, the applicable Old Indebtedness (plus the amount of accrued interest on such Indebtedness and prepayment premiums and reasonable expenses incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the applicable Old Indebtedness;

(3)    if the applicable Old Indebtedness is subordinated in right of payment to the New Notes or any Guarantee, the Permitted Refinancing Indebtedness has a final maturity date either (i) later than the final maturity date of the applicable Old Indebtedness or (ii) at least one year after the maturity date of the New Notes, and is subordinated in right of payment to the New Notes or the Guarantee, as the case may be, on terms at least as favorable to the holders of the New Notes as those contained in the documentation governing the applicable Old Indebtedness; and

(4)    such Indebtedness is incurred by the Company or any Restricted Subsidiary which is the obligor on the applicable Old Indebtedness.

“Permitted Tax Payments” means any sales, use, hotel occupancy, admissions or other similar tax (other than income tax) imposed by the Tribe on the Company, the Guarantors, the Resort Property or the patrons of the Resort Business; provided that the rate of any such taxes shall not be more onerous than comparable taxes imposed by the State of New Mexico or its political subdivisions from time to time; provided, however, that if for any month the taxes paid to the Tribe are less than $200,000, the Company and the Guarantors will be permitted to remit to the Tribe the difference between $200,000 and the amount of taxes paid to the Tribe in order to comply with the Tribe’s special assessment school tax.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, tribe or government (including any agency, component or political subdivision thereof) or other entity.

“PIK Notes” means any New Notes issued pursuant to a PIK Payment.

“PIK Period” means the period (x) commencing on a PIK Determination Date on which the Interim Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is below 1.0 to 1.0 (and interest on the next Interest Payment Date may therefore, in whole or in part, be satisfied by the Company by issuing PIK Notes) and (y) ending on the first subsequent PIK Determination Date following each occurrence of an event specified in (x) above on which the Interim Fixed Charge Coverage Ratio is not below 1.0 to 1.0 (and the next interest payment due in respect of the Indenture shall therefore be satisfied by Company in full in cash).

“Principal Guarantor” means any Guarantor that owns, operates or otherwise controls any Key Project Assets or is the holder or licensee of any Gaming License.

“Promotional Allowances” means the retail value of complimentary food, beverages, merchandise and tokens for games, provided to patrons as promotional items.

“Protected Assets” means (1) any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of Company or Tribe and all improvements, fixtures and accessions to such property, (2) real property and all improvements, fixtures and accessions to such real property used for tribal housing, health or general governmental services, (3) any Permitted Tax Payments, (4) any accounts (including money, securities or assets credited thereto) held in escrow or pursuant to a fiduciary obligation on behalf of, or for the benefit of, one or more Persons other than a Tribal Party and (5) any asset against which it would be a violation of federal law, state law or the Compact to enforce remedies.

“Qualified Bank” means (a) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better, (b) any other domestic commercial bank located within 50 miles from the Resort Property having capital and surplus in excess of $100.0 million, (c) First National Bank of Alamogordo or (d) BOKF, NA, dba Bank of Albuquerque; provided, however, that the amounts on deposit in any Deposit Accounts maintained with First National Bank of Alamogordo shall be collateralized by cash collateral, U.S. government mortgage backed securities, U.S. government agency securities and/or Treasury bills of the United States, to the extent any such amounts are not insured by the Federal Deposit Insurance Corporation.

“Qualified CFO” means (1) the individual that is the chief financial officer of the Company on the date of the New Notes Indenture and (2) any other individual that at any time prior to becoming the chief financial officer of the Company held the same or a substantially similar position for at least three continuous years in a casino located in the United States that, together with related commercial operations, generated annual Consolidated Cash Flow of at least $50.0 million during such three year period.

“Qualified Consultant” means (1) any Person in the business of providing operational or strategic advice to gaming enterprises with annual Consolidated Cash Flow of over $50.0 million, (2) any individual that has served as principal executive, operating or financial officer of a gaming enterprise that at the time had annual Consolidated Cash Flow of over $50.0 million or (3) any other Person that has a principal, partner, member or individual serving in substantially similar capacity that satisfies the requirements of clause (2) of this definition.

“Qualified COO” means (1) the individual that is the chief operating officer of the Company on the date of the New Notes Indenture and (2) any other individual that at any time prior to becoming the chief operating officer of the Company held the same or a substantially similar position for at least three continuous years in a casino located in the United States that, together with related commercial operations, generated annual Consolidated Cash Flow of at least $50.0 million during such three year period.

“Qualified Management Company” means any Person that, together with its Subsidiaries, has derived, or owns or has acquired assets that have derived, an aggregate of at least $50.0 million of Consolidated Cash Flow during the most recently completed four calendar quarters from the operation or management of gaming enterprises (other than enterprises owned by the Company and the Guarantors) located in the United States, or a Subsidiary of such Person.

“Relative” means a spouse, registered domestic partner, parent (natural or adoptive), brother or sister (includes half-brother and half-sister), child (natural or adopted), stepparent, stepbrother, stepsister, stepchild, grandparent or grandchild, in-law, niece, nephew, cousin, great-grandparent, aunt, uncle, legal ward or legally appointed guardian with a certified letter of guardianship.

“Remaining PIK Amount” means the aggregate amount of PIK Interest paid by the Company pursuant to the terms of the New Notes less the amount of funds used to redeem any New Notes pursuant to the third paragraph set forth under the caption “— Mandatory Redemption.”

“Representation Letter” means the letter substantially in the form of Exhibit G to the Existing Indenture, executed on February 9, 2011, by the Company, the Guarantors and the Tribe.

“Resort Business” means, collectively, (a) any Gaming, lodging, skiing, golf, hunting, recreational, retail, food and beverage and other resort businesses or commercial activities operated by the Company and the Guarantors, (b) any business or commercial activities which are reasonably related to, a reasonable expansion, extension or development of, or ancillary to, the activities described in clause (a), including, but not limited to, any other hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the activities described in clause (a), whether owned or operated by the Company, a Restricted Subsidiary, the Tribe or any Affiliate of the foregoing; provided, however, that Resort Business shall not include any Excluded Business.

“Resort Property” means all real and personal property (and any interest therein) owned by any of the Company, a Restricted Subsidiary, the Tribe or any Affiliate of the foregoing, used in connection with or produced by the Resort Business, IMG Resort & Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Company, the Guarantors or the Tribe and located in and around Mescalero, New Mexico, as the same may now or hereafter exist, together with any extensions or improvements thereto; provided, however, that Resort Property shall not include any real and personal property (or any interest therein) used or produced by any Excluded Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Sharing and Regulatory Fees” means revenue sharing, regulatory or other fees the Tribe may be required to pay to the State of New Mexico with respect to the gaming operations conducted by the Company and the Guarantors pursuant to the laws of the State of New Mexico, any tribal-state gaming compact between the Tribe and the State of New Mexico, in effect from time to time, or other agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Security Agreement” means the Security Agreement dated as of the date of the New Notes Indenture among the Company, the Guarantors, the Tribe and the Trustee, as in effect on the date of the New Notes Indenture or as amended in accordance with the section entitled “Amendment, Supplement and Waiver.”

“Services and Allocation Payments” means any and all payments made to the Tribe by the Company and the Guarantors to:

(1)    reimburse the Tribe for the cost of providing auto insurance coverage to the employees of the Company and the Guarantors; provided that such costs shall be determined in a manner consistent with the presentation of such costs on the Company’s financial statements in accordance with GAAP;

(2)    pay the Tribe for telecommunication services, including, but not limited to, local and long distance telephone service, internet service, cellular service, wireless messaging and paging service, received by the Company and the Guarantors; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(3)    pay the Tribe for the supply of propane received by the Company and the Guarantors; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(4)    reimburse the Tribe for the cost of providing to the Company and the Guarantors payroll processing services, including, without limitation, the processing and issuance of payroll checks and payment for the reimbursement of business expenses for all Ski Apache employees and consultants; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(5)    pay the Tribe the costs for providing gaming regulatory and oversight services as may from time to time be required by state or federal law or any tribal-state gaming compact between the Tribe and the State of New Mexico, in effect from time to time, including without limitation any direct out-of-pocket costs, salaries, insurance or other fees related to the provision of such services; provided that the costs of such services shall be the same as the Tribe receives, or would receive, from non-affiliated third party customers;

(6)    pay to the Tribe the full amount of the Revenue Sharing and Regulatory Fees (a) required by the resolution of the arbitration and litigation pending in the New Mexico Supreme Court and Federal District Court between the Tribe and the State of New Mexico relating to the imposition of the Revenue Sharing and Regulatory Fees by the State of New Mexico under the 1997 compact between the Tribe and the State of New Mexico and (b) not disputed by the Tribe at the time or times due under applicable law, compact or agreement;

(7)    reimburse the Tribe for all federal regulatory fees the Tribe is required to pay to the NIGC pursuant to IGRA; and

(8)    reimburse the Tribe for all costs, fees and expenses related to or arising out of the Company’s Indebtedness owed to the BIA including, but not limited to, reimbursing the Tribe for all amounts paid by the Tribe on the Company’s Indebtedness owed to the BIA.

“Ski Apache” means Ski Apache, an unincorporated enterprise of the Tribe.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid, including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date of the New Notes Indenture, or, if such Indebtedness is incurred after the date of the New Notes Indenture, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness which by its terms is expressly subordinate in right of payment in any respect to the payment of any obligation on the New Notes or a New Notes Guarantee.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Tribal Council” means the Tribal Council of the Apache Tribe of the Mescalero Reservation elected in accordance with the Tribe’s Constitution.

“Tribal Gaming Commission” means the gaming regulatory committee of the Tribe established pursuant to the Tribal Gaming Ordinance.

“Tribal Gaming Ordinance” means Mescalero Apache Tribal Ordinance 03-08, enacted on August 29, 2003, as amended by Tribal Ordinance 09-13, enacted on December 9, 2009, and as amended in a manner not prohibited by the New Notes Indenture.

“Tribal Loan” means the Revolving Loan Agreement dated July 11, 2014, between the Company, certain of its subsidiaries and the Tribe, as amended from time to time.

“Tribal UCC” means the Tribe’s Secured Transactions Code, adopted on April 3, 2003, as it may be amended from time to time.

“Tribe” means the Apache Tribe of the Mescalero Reservation, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“UCC” means the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction, including, without limitation, the Tribal UCC.

“Unrestricted Subsidiary” means any Subsidiary that is designated in writing by the Company as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or any of its Restricted Subsidiaries than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)    except to the extent permitted under the covenant described under “— Certain Covenants — Restricted Payments,” is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Management Board’s resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the New Notes Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” the Company shall be in default of such covenant).

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“Warner Entity” means an Affiliate of Mr. William Warner.

“Wholly Owned Restricted Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following describes certain U.S. federal income tax considerations of the Exchange Offer, the Consent Solicitation and the ownership and disposition of the New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to a Holder. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder (the “Regulations”), published United States Internal Revenue Service (“IRS”) rulings and pronouncements and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Existing 1st-Out Notes or New Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control, or (2) that was in existence on August 20, 1996 and that validly elects under applicable Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the Existing 1st-Out Notes or New Notes that is an individual, corporation (or is treated as a corporation for U.S. federal income tax purposes), estate, or trust and is not a U.S. Holder. If an entity treated as a partnership for U.S. federal income tax purposes holds the relevant notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Such entities holding the Existing 1st-Out Notes or New Notes and their partners should consult their tax advisors regarding the tax consequences of the Exchange Offer, the Consent Solicitation and ownership and disposition of the Existing 1st-Out Notes and the New Notes.

This discussion only applies to Holders who hold the Existing 1st-Out Notes and New Notes as capital assets. The tax treatment of Holders of the Existing 1st-Out Notes and New Notes may vary depending upon their particular situations. Certain Holders, including insurance companies, banks, thrifts or other financial institutions, regulated investment companies, real estate investment trusts, tax exempt organizations, financial institutions, partnerships or other pass-through entities (or investors therein), expatriates, taxpayers subject to the alternative minimum tax, U.S. Holders whose functional currency is not the U.S. dollar, broker-dealers and persons holding the relevant notes as part of a “straddle,” “hedge” or “conversion transaction,” may be subject to special rules not discussed below.

The tax treatment of the Exchange Offer, the Consent Solicitation and the ownership and disposition of the New Notes is not clear in several respects. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, this discussion does not address any estate, gift, foreign, state or local tax consequences, nor does it discuss the Medicare tax that may be imposed on certain investment income. We urge Holders to consult their tax advisors regarding their particular U.S. federal income tax consequences of the transactions discussed herein, including any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

Tax Treatment of Tendering U.S. Holders

Sale of Notes

U.S. Holders that participate in the Exchange Offer and tender Existing 1st-Out Notes will receive either the Cash and Notes Consideration or the All Notes Consideration. A U.S. Holder that receives the Cash and Notes Consideration should be treated as disposing of a portion of the U.S. Holder’s Existing 1st-Out Notes for the cash consideration (other than any portion of the cash consideration attributable to accrued interest, which if not previously included in income, will be recognized as ordinary interest income) in a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that receives Cash and Notes Consideration pursuant to the Exchange Offer will recognize gain or loss in an amount equal to the difference between the amount realized on the sale (i.e., the amount of the cash consideration received (other than any amounts attributable to accrued interest, which if not previously included in income, will be recognized as ordinary interest income)) and the U.S. Holder’s adjusted tax basis in the Existing 1st-Out Note treated as disposed of for such cash consideration. U.S. Holders that participate in the Exchange Offer and receive the Cash and Notes Consideration should consult with their tax advisors concerning the determination of their adjusted basis in the Existing 1st-Out Notes and the character of any gain or loss recognized on the exchange.

A U.S. holder that is an accrual method taxpayer and that receives the All Notes Consideration (which includes additional principal amount of the New Notes for the accrued and unpaid interest on the Existing 1st-Out Notes tendered by such Holder (“Additional Principal Amount”) generally should not recognize any taxable income on the receipt of such Additional Principal Amount. Such a U.S. holder’s adjusted tax basis in the portion of the New Notes received that represents the Additional Principal Amount generally should equal the amount of such accrued but unpaid interest.

A U.S. holder that is a cash method taxpayer and that receives the All Notes Consideration (including the Additional Principal Amount) generally will recognize an amount of ordinary income equal to the fair market value of the Additional Principal Amount received on the Settlement Date, which value should represent such U.S. holder’s adjusted tax basis in the portion of the New Notes received in the exchange that represents the Additional Principal Amount.

A U.S. holder’s holding period for the portion of the New Notes that represents the Additional Principal Amount would commence on the date immediately following the Settlement Date.

Tax Treatment of the Adoption of the Proposed Amendments, the Consummation of the Exchange Offer

Significant Modification

Generally, the exchange of new debt instruments for old debt instruments is deemed to give rise to an exchange on which taxable gain or loss is realized for U.S. federal income tax purposes if the exchange constitutes a significant modification of the old debt instrument. A modification of a debt instrument generally is considered “significant” only if, based on all the facts and circumstances, and taking into account all modifications of the debt instrument collectively (other than modifications subject to Treasury Regulation section 1.1001-3(e)(2) through 1.1001-3(e)(6)), the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

A modification, however, that releases, substitutes, adds or otherwise alters the collateral for a guarantee on, or other form of credit enhancement for a recourse debt instrument is a significant modification if the modification results in a change in payment expectations. In addition, a modification that changes the timing of payments due under a debt instrument is a significant modification if it results in the material deferral of a scheduled payment. However, the deferral of one or more scheduled payments within the safe-harbor period (which period begins on the original due date of the first scheduled payment that is deferred and extends for a period equal to the lesser of five years or 50% of the original term of the instrument) is not considered a “material deferral” if the deferred payments are unconditionally payable no later than at the end of the safe-harbor period. Additionally, a change in the priority of a debt instrument relative to other debt of the issuer is a significant modification if it results in a change in payment expectations. A change in payment expectations occurs if there is a substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification, or there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification. Additionally, the applicable regulations provide that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

The New Notes generally have terms that are similar to the Existing 1st-Out Notes, with certain modifications to allow for the new Credit Agreement and priorities in collateral with respect to the various Company debt instruments. The Company believes, and intends to take the position, and the discussion herein assumes, that the terms of the New Notes, to the extent that they differ from the terms of the Existing 1st-Out Notes, will not be “economically significant” and thus should not constitute a significant modification of the Existing 1st-Out Notes. Additionally, the New Notes allow the Company to defer a portion of cash interest through the PIK Interest option. However, because the original term of the Existing 1st-Oust Notes was more than seven years, any such deferral would be within the safe-harbor period described above and, thus, would not be considered a “material deferral” of a scheduled payment. Accordingly, a Holder that participates in the Exchange Offer should not recognize any income, gain or loss in connection with the receipt of New Notes (other than any New Notes treated as attributable to accrued interest, which if not previously included in income, will be recognized as ordinary interest income in exchange) for their Existing 1st-Out Notes, and should have the same adjusted tax basis and holding period in the New Notes after the Exchange Offer as such Holder had in the Existing 1st-Out Notes immediately prior to their tender pursuant to the Exchange Offer.

There can be no assurance, however, that the IRS will agree with the position described above. If contrary to the position stated above, the exchange of the New Notes for the Existing 1st-Out Notes is economically significant, U.S. Holders that participate in the Exchange Offer would recognize gain or loss in an amount equal to the difference between the amount realized on the sale (i.e. the issue price of the New Notes, in general, depending on the circumstances, the fair market value of such New Notes or their stated principal amount) and their adjusted basis in the Existing 1st-Out Notes. U.S. Holders should consult with their tax advisors concerning the consequences of a taxable “deemed exchange” of the Existing 1st-Out Notes.

Unless otherwise described, the remainder of this discussion assumes that, for U.S. federal income tax purposes, the exchange of Existing 1st-Out Notes for New Notes pursuant to the Exchange Offer will not be treated as a taxable exchange to Holders of Existing 1st-Out Notes that participate in the Exchange Offer.

U.S. Holders

U.S. Holders of Existing 1st-Out Notes that do not participate in the Exchange Offer

The Company does not believe that the Proposed Amendments, if adopted, would cause a significant modification of the Existing 1st-Out Notes to Holders that do not participate in the Exchange Offer. If this position is correct, U.S. Holders of Existing 1st-Out Notes who do not tender their Existing 1st-Out Notes should not recognize any gain or loss as a result of the Exchange Offer.

Tax Treatment of the New Notes

If the New Notes are considered a continuation of the Existing 1st-Out Notes, U.S. Holders that participate in the Exchange Offer will have the same adjusted basis and holding period in the New Notes received as Notes consideration (other than with respect to any Additional Principal Amount received, as discussed above (see, “—Tax Treatment of Tendering U.S. Holders—Sale of Notes”) as the Existing 1st-Out Notes tendered in the Exchange Offer for such Notes consideration, and will be subject to tax at the same time, manner and amounts as if no exchange had taken place.

As described under section “Description of the New Notes—Brief Description of the New Notes and New Notes Guarantees—Principal, Maturity and Interest,” in certain circumstances, the Company has the option to pay PIK Interest in lieu of paying cash interest. Under applicable U.S. Treasury regulations, the Company will be deemed to have exercised that option if the exercise of that option would lower the yield of the New Notes for

U.S. federal income tax purposes. Conversely, if the exercise of such option would increase the yield of the New Notes for U.S. federal income tax purposes, the Company will be deemed to not exercise such option.

If for U.S. federal income tax purposes, the Company is deemed to pay PIK Interest in lieu of cash interest, then solely for purposes of calculating original issue discount (“OID”), the New Notes will be treated as if they had been retired and then reissued for an amount equal to their adjusted issue price on the Settlement Date. Additionally, in such case, if instead of paying PIK Interest the Company in fact pays cash interest, then (a) the cash payment will be treated as a payment in retirement of a portion of the New Notes, which may result in gain or loss to the U.S. holder and (b), solely for purposes of calculating OID, the portions of the New Notes that are treated as remaining as outstanding will be treated as if they had been retired and then reissued for an amount equal to their adjusted issue price. A U.S. holder’s adjusted basis and accrued but unpaid OID, if any, of the New Notes, determined immediately before such payment of cash interest, would be allocated between the portions of the New Notes that are deemed retired and the portions that are deemed to remain outstanding based on the portion of the New Notes that are treated as retired. Alternatively, if for U.S. federal income tax purposes the Company is deemed to pay cash interest but, in fact, pays PIK Interest, solely for purposes of calculating OID, the New Notes will be treated as if they had been retired and then reissued for an amount equal to their adjusted issue price on the date of the payment of the PIK Interest.

2017 Legislation

Under recently enacted legislation, for tax years beginning on or after January 1, 2018, U.S. Holders that use an accrual method of accounting for tax purposes may be required to accrue income earlier than would be the case under the general tax rules described above and below. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential application of this legislation to their particular situation.

The treatment of New Notes for U.S. federal income tax purposes is unclear. U.S. Holders are strongly urged to consult their tax advisors regarding the potential tax consequences of owning the New Notes, any deemed reissuance of the New Notes, and the receipt of PIK Interest.

Backup Withholding and Information Reporting

In general, information reporting will apply to the Exchange Offer and certain payments of interest on the New Notes and to the proceeds from the sale or other disposition (including a redemption or retirement) of a New Note paid to a U.S. Holder unless such Holder is an exempt recipient. Backup withholding tax will apply to such payments or proceeds if (i) a U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status, (ii) the IRS notifies the payor that the U.S. Holder has furnished an incorrect taxpayer identification number, (iii) the U.S. Holder is notified by the IRS of a failure to properly report dividend and interest income, or (iv) the U.S. Holder otherwise fails to comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. If backup withholding applies to payments made to a U.S. Holder, such Holder may use the amounts withheld as a refund or credit against the Holder’s U.S. federal income tax liability, as long as the Holder timely provides certain information to the IRS.

Non-U.S. Holders

Non-U.S. Holders of Existing 1st-Out Notes that do not participate in the Exchange Offer

The Company believes that Non-U.S. Holders of Existing 1st-Out Notes who do not tender their Existing 1st-Out Notes should not recognize any gain or loss as a result of the Exchange Offer.

Taxation of the Exchange of Existing 1st-Out Notes for New Notes to Tendering Non-U.S. Holders of New Notes

Subject to the discussion under “ — Information Reporting and Backup Withholding” below, a Non-U.S. Holder of an Existing 1st-Out Note generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the receipt of the cash consideration in exchange for Existing 1st-Out Notes. See “— Taxation of New Notes — Sale, Exchange, Redemption, Retirement or Other Disposition of the New Notes”

below. Amounts attributable to accrued and unpaid interest payable on the Existing 1st-Out Notes, if any, will not be subject to U.S. federal income or withholding tax except as described below under “— Taxation of New Notes — Payments of Interest,” treating the references therein to interest on the New Notes as references to accrued and unpaid interest on the Existing 1st-Out Notes.

Taxation of New Notes

Payments of Interest

Generally, interest (including OID, if any) paid to a Non-U.S. Holder that is not effectively connected with such Non-U.S. Holder’s U.S. trade or business will not be subject to U.S. federal income or withholding tax if certain rules regarding “portfolio interest” apply to such payments. Interest on the New Notes generally will be treated as portfolio interest if such Non-U.S. Holder:

•	is not a bank receiving interest on a New Note entered into in the ordinary course of business within the meaning of Section 881(c)(3)(A) of the Code; and

•

either (i) certifies to the Company, its paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, generally on IRS Form W-8BEN or W-8BEN-E or applicable substitute form, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes and provides such Non-U.S. Holder’s name and address, or (ii) holds any New Note through certain foreign intermediaries and satisfies the certification requirements of applicable Regulations.

If a Non-U.S. Holder cannot satisfy the foregoing requirements, then interest (including OID, if any) will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless:

•

such tax is eliminated or reduced under an applicable U.S. income tax treaty and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable substitute form) establishing such reduction of, or exemption from, withholding tax on interest; or

•

such interest is effectively connected with a U.S. trade or business of the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI claiming an exemption from withholding tax on such interest.

If interest paid on a New Note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal withholding tax, including eligibility for an exemption or reduction, as well as the possibility of claiming a refund of the U.S. withholding tax.

Sale, Exchange, Redemption, Retirement or Other Disposition of the New Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on a sale, taxable exchange, redemption, retirement or other taxable disposition of a New Note (excluding any payments relating to interest (including OID, if any), which will be taxable as interest and may be subject to the rules discussed under “— Non-U.S. Holders — Taxation of New Notes — Payments of Interest” above) unless:

•

the gain is effectively connected with such Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base such Holder maintains in the United States), in which event such net gain will be subject to

U.S. federal income tax generally in the same manner as described above with respect to effectively connected interest; or

•

such Holder is an individual, who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, in which event the gain (net of certain U.S. source capital loss) will be subject to a 30% U.S. federal income tax.

Backup Withholding and Information Reporting

Payments of interest (including OID, if any) on the New Notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and Holders. Backup withholding generally will not apply to payments of interest on the New Notes if a Holder properly certifies (as described above) that such Holder is not a U.S. person for U.S. federal income tax purposes under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that such Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

The Exchange Offer and the payments of the proceeds of the disposition (including a redemption or retirement) of New Notes to or through the U.S. office of a U.S. or foreign broker generally will be subject to information reporting and backup withholding unless a Holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of New Notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker has certain relationships with the United States, information reporting requirements will apply unless that broker has documentary evidence in its files of such Holder’s status and has no actual knowledge to the contrary or unless such Holder otherwise establishes an exemption.

Holders should consult their tax advisors regarding the application of information reporting and backup withholding to their particular situation, the availability of any exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided such Holder timely furnishes the required information to the IRS.

NOTICE TO INVESTORS

Each Holder of Existing 1st-Out Notes that agrees to the terms of the Exchange Offer pursuant to an Agent’s Message will be deemed to have represented, warranted and agreed as follows:

(1)    It (a) is able to act on its own behalf in the transactions contemplated by this Offering Memorandum, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of its prospective investment in the New Notes, (c) (or the account for which it is acting) has the ability to bear the economic risks of its prospective investment in the New Notes and can afford the complete loss of such investment, (d) has relied upon its independent investigation of the Company, the Guarantors, the Tribe and the New Notes, including its own professional, tax and other advisors, (e) has determined that the acquisition of the New Notes (i) complies and is fully consistent with all investment policies, guidelines and restrictions applicable to it and (ii) is a fit, proper and suitable investment for it and (f) has not relied upon the Company, the Guarantors, the Tribe, the Exchange Agent, the Information Agent, the Tabulation Agent, the trustee under the Existing Indenture or any of their respective present and former affiliates, members, officers, directors, representatives and advisors and each of their respective successors and assigns in connection with any of the matters referred to in this clause (1).

(2)    It acknowledges that (a) none of the Company, the Guarantors, the Tribe, the Exchange Agent, the Information Agent, the Tabulation Agent or any person acting on behalf of any of the foregoing has made any statement, representation, or warranty, express or implied, to it with respect to the Company, the Guarantors, the Tribe or the offer or sale of any New Notes, other than the information the Company has included in this Offering Memorandum, including the information incorporated herein by reference (and as supplemented prior to the Expiration Date) and (b) it has been given the opportunity to ask questions of, and to receive answers from, the Company and any information it desires concerning the Company, the Guarantors, the Tribe, the New Notes or any other matter relevant to its decision to acquire the New Notes (including a copy of the Offering Memorandum) is or has been made available to it.

(3)    By acceptance of a New Note it shall be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the New Notes constitutes assets of any employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, account or other arrangement subject to Section 4975 of the Code, or any entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement or any other plan subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to prohibited transaction provisions of ERISA or the Code (collectively, “Similar Laws”) or (ii) the acquisition and holding of the New Notes (and the exchange of Existing 1st-Out Notes for New Notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

(4)    Each purchaser and holder of a New Note, or any interest therein, that is an employee benefit plan subject to Title I of ERISA or an entity that is deemed to hold the assets of such plans (an “ERISA Plans”) or a plan that is not subject to ERISA but which is subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), at any time when regulation 29 C.F.R. Section 2510.3-21, as modified in 2016, is applicable, will be deemed to represent that none of Issuer, the Guarantors, the Trustee or other persons that provide services, or any of their affiliates (each, an “ERISA Transaction Party,” and collectively, the “ERISA Transaction Parties”) has provided or will provide advice with respect to the acquisition of the New Notes by the Plan and that the decision to acquire the New Notes has been made by the Plan fiduciary which an “independent fiduciary with financial expertise” as described in 29 C.F.R. Sec. 2510.3-21(c)(1), meaning that the Plan and the Plan fiduciary are deemed to represent and warrant that the Plan fiduciary: (a) is (i) a bank, insurance company, registered investment adviser, or broker-dealer, in each case as described in 29 C.F.R. Section 2510.3-21(c)(1)(i), or (ii) an independent fiduciary that holds, or has under its management or control, total assets of at least U.S. $50 million; (b) is an independent Plan fiduciary within the meaning of 29 C.F.R. Section 2510.3-21; (c) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; (d) is responsible for exercising independent judgment in evaluating the transaction and (e) it is not paying any fee or other compensation to an ERISA Transaction Party for investment advice (as opposed to other services) in connection with the transaction. In addition, such fiduciary will be required or deemed to acknowledge and agree that it (i) has been informed (and it is hereby expressly confirmed) that none of the ERISA Transaction Parties, or other persons that provide marketing services, nor any of their affiliates, has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity, in connection with the investor’s acquisition of New Notes and (ii) has received and understands the disclosure of the existence and nature of the financial interests contained in this Offering Memorandum and related materials. Notwithstanding the foregoing, any Plan fiduciary which is directing his or her own individual retirement account shall not be deemed to have made the representation in clause (a)(ii) above with respect to a “person with financial expertise.”

(5)    It acknowledges that the Company, the Guarantors, the Tribe and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements.

The New Notes will not be subject to restrictions on transfer.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING

The financial statements as of September 30, 2017 and 2016, and for each of the three years in the period ended September 30, 2017, incorporated by reference in this Offering Memorandum have been audited by BDO USA, LLP, an independent registered, certified public accounting firm, as stated in their report thereon.

ANNEX A: FORM OF CREDIT AGREEMENT

A-1

LOAN AGREEMENT

By and Among

INN OF THE MOUNTAIN GODS RESORT AND CASINO, as Borrower

CASINO APACHE, CASINO APACHE TRAVEL CENTER,

INN OF THE MOUNTAIN GODS, AND SKI APACHE, as Guarantors

APACHE TRIBE OF THE MESCALERO RESERVATION, as the Tribe

and

BOKF, NA dba Bank of Albuquerque, as Lender

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated for reference purposes as of [                    ], 2018, by and among INN OF THE MOUNTAIN GODS RESORT AND CASINO, a casino and hotel operated as a business enterprise of the Tribe, as borrower (the “Borrower”); CASINO APACHE, an unincorporated enterprise of the Tribe, CASINO APACHE TRAVEL CENTER, an unincorporated enterprise of the Tribe, INN OF THE MOUNTAIN GODS, an unincorporated enterprise of the Tribe, and SKI APACHE, an unincorporated enterprise of the Tribe (each a “Guarantor” and collectively the “Guarantors”); and APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian tribe (the “Tribe”); and BOKF, NA dba Bank of Albuquerque, as Lender.

Factual Background

A.    All capitalized terms used herein without definition shall have the meanings set forth below in Article 1.

B.    Lender has agreed to make a term loan available to Borrower in accordance with the terms and conditions of this Agreement.

C.    Borrower, as issuer, has heretofore issued those certain “1st-Out Notes” and “2nd-Out Notes” (collectively, the “Existing Notes”) pursuant to that certain Indenture dated as of February 9, 2011, among Borrower, as issuer, the Guarantors, as guarantors, and UMB Bank, N.A., successor to U.S. Bank National Association, as trustee (in such capacity, the “Existing Trustee”), as amended by (i) that certain Amendment No. 1 to Indenture dated as of October 9, 2013, (ii) that certain Amendment No. 2 to Indenture dated as of October 9, 2013, and (iii) that certain Amendment No. 3 to Indenture dated as of December 17, 2013 (as so amended, the “Existing Indenture”).

D.    Borrower, as issuer under the Existing Indenture has commenced an exchange offer in respect of the Existing Notes, offering to (i) exchange Existing Notes for a combination of cash and new notes (the “New Notes”) issued under a new Indenture (the “New Indenture”) dated as of even date herewith entered into by and among Borrower, as issuer, the Guarantors, as guarantors, and UMB Bank, N.A., as trustee (in such capacity, the “New Trustee”) and (ii) modify the Existing Indenture in certain respects (the “Exchange Offer”).

E.    The Loan, as defined below, is evidenced by the Note, as defined below. The proceeds of the Loan will be used to fund the cash consideration in the Exchange Offer.

F.    Those Existing Notes that are not tendered into the Exchange Offer will remain outstanding under the Existing Indenture, as modified by the Fourth Amendment to the Indenture (as defined below).

Now, therefore, Lender and Borrower agree as follows:

ARTICLE 1

DEFINITIONS

1.1     Definitions. As used herein, the following terms shall have the meanings set forth below:

“Account Agreements” means all deposit account agreements and related treasury service agreements between any Credit Party or the Tribe and Lender.

“Accrued Unpaid Interest” means all accrued unpaid interest on the Loan, including interest on unpaid Protective Advances and interest on all unpaid Fees and Expenses.

“Affiliate” means any entity controlling, controlled by or under common control with another Person.

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“Agreement” means this Loan Agreement and all exhibits attached hereto, as such agreement may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Annual Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA of the Gaming Enterprise less: (i) Monthly Service Payments (as defined in the New Indenture) paid to the Tribe; (ii) Unfinanced Capital Expenditures; (iii) the Annual Service Payment to be paid to the Tribe in the current Fiscal Year based on the results of operations of the Gaming Enterprise for the prior Fiscal Year; and (iv) any scheduled payments of principal and interest with respect to Tribal Indebtedness to be paid to the Tribe in the current Fiscal Year based on the results of operations of the Gaming Enterprise for the prior Fiscal Year, to (b) the sum of: (1) payments of principal and interest on the Loan pursuant to the terms of this Agreement; (2) payments of cash interest on the New Notes pursuant to the terms of the New Indenture (excluding interest on the New Notes paid in the form of PIK Notes) and payments of interest on the Existing Notes pursuant to the terms of the Existing Indenture; and (3) the repurchases or redemptions of the New Notes and the PIK Notes pursuant to the New Indenture and Existing Notes pursuant to the Existing Indenture to be made in the current Fiscal Year based on the results of operations of the Gaming Enterprise for the prior Fiscal Year.

“Annual Service Payment” means, with respect to each Fiscal Year ending on or after September 30, 2017, a distribution by the Borrower to the Tribe in an amount (if a positive number) equal to (A) the product of (1) 0.30 multiplied by (2) the sum of (a) the Borrower’s Consolidated Cash Flow (as defined in the New Indenture) for such Fiscal Year less (b) $30.0 million, plus (B) the product of (1) 0.10 multiplied by (2) the sum of (a) the Borrower’s Consolidated Cash Flow (as defined in the New Indenture) for such Fiscal Year less (b) $40.0 million.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption.

“Assignor” means any Credit Party.

“Authorized Representative of Borrower” means the person or persons designated by Borrower in the Borrower Authorization to take any and all actions on the part of Borrower under any of the Loan Documents.

“Borrower” means Inn of the Mountain Gods Resort and Casino, a casino and hotel operated as a business enterprise of the Tribe, created and existing under the Charter of the Management Board of the Inn of the Mountain Gods Resort and Casino adopted by Mescalero Apache Tribal Council Resolution 03-28 as amended by Resolution 04-58.

“Borrower Authorization” means a written authorization and direction on a form that is reasonably acceptable to the Lender, duly signed by Borrower, pursuant to which, in addition to such other things as Lender may reasonably require, (a) Borrower identifies and authorizes the individual or individuals who, acting alone, may act on behalf of Borrower pursuant to the Loan Documents; and (b) Borrower identifies the deposit account of Borrower into which the loan proceeds are to be deposited and provides the wire transfer instructions and other information for such deposit as Lender may require. Each Borrower Authorization shall remain in full force and effect unless and until Lender has received from the Borrower and acknowledged in writing an amendment or replacement of such authorization.

“Borrower’s Funds Accounts” means one or more deposit accounts maintained by the Borrower or any Guarantor with Lender.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Albuquerque, New Mexico or New York, New York.

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“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, consistently applied, including any amount that is required to be treated as an asset subject to a Capital Lease, but excluding any Capital Expenditure made as a result of a casualty and paid for with the proceeds of casualty insurance.

“Capital Expenditure Budget” means the budget provided by Borrower to Lender describing in detail the Borrower’s Capital Expenditure projects for the next Fiscal Year. The Borrower’s 2018 Capital Expenditure Budget is attached hereto as Exhibit C.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is or should be in accordance with Accounting Standards Codification No. 840 adopted by the Financial Accounting Standards Board, as amended from time to time, or if Accounting Standards Codification No. 840 is not then in effect, such other statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Cash Equivalents” means:

(1)    U.S. dollars;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)    certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits and demand deposits, in each case with any Qualified Bank (as defined in the New Indenture);

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (a) of the definition of “Qualified Bank” in the New Indenture;

(5)    commercial paper having the highest ratings obtainable from Moody’s or S&P and in each case maturing within 270 days after the date of acquisition; and

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CC&Rs” shall mean any and all covenants, conditions, restrictions, maintenance agreements and/or easement agreements affecting the Property.

“Change of Control” means the occurrence of any of the following:

(1)    Borrower ceases to be an unincorporated unit, business enterprise, instrumentality or subdivision of the government of the Tribe or any Guarantor ceases to be a wholly-owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe;

(2)    Borrower and the Guarantors cease to have the exclusive legal right to conduct the Gaming Enterprise of the Tribe (other than pursuant to a Management Agreement);

(3)    the Borrower or any Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to, or consolidates or merges with or into

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any other Person, other than the Borrower, a Guarantor or any other wholly owned direct or indirect enterprise, unit, instrumentality or subdivision of the government of the Tribe that becomes a Guarantor; or

(4)    the adoption of a plan relating to the liquidation or dissolution of the Borrower or a Guarantor unless such plan provides for the assets of the Borrower or such Guarantor to be transferred to the Borrower.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means the Gaming Assets and all other property, tangible and intangible, as to which Lender is granted a lien pursuant to any of the Loan Documents, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that under the Loan Documents becomes subject to a lien in favor of Lender, with references to the Collateral to include all or any portion of or interest in any of the Collateral and all “collateral” referred to in the Collateral Documents as defined in the New Indenture.

“Commitment Fee” means the commitment fee in an amount equal to $400,000.00 payable by Borrower to Lender in accordance with Section 3.4.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compact” means the Tribal-State Gaming Compact executed April 13, 2015, entered into between the Tribe and the State of New Mexico for the conduct of Class III gaming pursuant to IGRA, as amended, supplemented, restated or replaced from time to time.

“Constitution” means the Revised Constitution of Apache Tribe of the Mescalero Reservation adopted by the membership of Apache Tribe of the Mescalero Reservation on December 11, 1964 and approved by the United States Secretary of the Interior on January 12, 1965, as subsequently amended.

“County” means the County of Otero, State of New Mexico.

“Credit Parties” means Borrower and the Guarantors.

“Default” means any condition which, with the giving of notice or passage of time, or both, would become an Event of Default.

“Default Rate” means 4.0% per annum in excess of the interest rate which would otherwise be applicable to the Loan under the provisions of this Agreement.

“Distribution” means (a) any transfer by or for the Gaming Enterprise to the Tribe or any Affiliate thereof following which such transferred property is not maintained for the exclusive use of the Gaming Enterprise, (b) any transfer by the Gaming Enterprise to any of the Tribe’s members or Affiliates or to their respective accounts, (c) payment from Gaming Assets of any retirement, redemption, prepayment of principal, purchase or other acquisition for value of any securities or other obligations of Borrower, Guarantors, the Tribe or any of their Affiliates (or of any other Person to the extent that such securities or other obligations are guaranteed by Borrower, Guarantors, the Tribe or any of their Affiliates), (d) the declaration or payment by Borrower or Guarantors of any dividend or distribution out of Gaming Assets to any of the Tribe’s members or any of its Affiliates, whether in cash or in property (but not the making

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of arm’s length payments for goods and services provided by the Tribe or any of its Affiliates to the Gaming Enterprise), (e) any other payment, assignment or transfer, whether in cash or other property consisting of Gaming Assets to the general tribal fund of the Tribe or to any of its members or Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on the Gaming Enterprise, their revenues or properties; provided that (i) assessments by the Tribe against the Gaming Enterprise for reasonable regulatory and administrative costs and expenses of the Gaming Commission in accordance with past practices of the Tribe shall not be considered Distributions and (ii) sales, use, room occupancy, leisure and related excise taxes, including admissions and cabaret taxes and any other taxes (other than income taxes) imposed by the Tribe on the patrons of the Gaming Enterprise, provided that the rate and scope of such taxes shall not be materially more onerous (taken as a whole) than those in place as of the date of this Agreement, shall not be considered Distributions.

“EBITDA” means, for any period, Net Income of the Gaming Enterprise for such period, plus, the sum of the following, without duplication: (a) Interest Expense for such period with respect to Recourse Obligations, plus (b) depreciation and amortization of the Recourse Assets for such period, plus (c) non-cash losses and extraordinary losses for such period, plus (d) the fees, costs and expenses incurred by Borrower in connection with the closing of the Loan the consummation of the Exchange Offer and the execution of the Fourth Amendment to the Existing Indenture relating to such period, plus (e) any fees, costs and expenses incurred in connection with any investment, acquisition, disposal, incurrence, repayment, amendment or modification of Indebtedness (whether or not successful), in each case, to the extent such investment, acquisition, disposal, incurrence, repayment, amendment or modification is permitted under the Loan Documents, plus (f) the provision for federal, state, local and foreign income taxes payable during such period, minus (g) non-cash gains and extraordinary gains for such period; in each instance to the extent taken into account in the determination of Net Income. For the avoidance of doubt, only interest that is expensed on the income statement will be added back pursuant to clause (a) above; interest that is paid but not included in interest expense due to the amortization of troubled debt will not be added back in the calculation of EBITDA.

“Environmental Indemnity” means that certain Certificate of No Hazardous Waste of even date herewith executed by Borrower, the Guarantors and the Tribe (as amended, supplemented, extended, restated or otherwise modified from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower or any Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer

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Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Event of Default” means an event or circumstances specified in Section 8.1 and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Section 8.1.

“Excluded Assets” means:

(1)    furniture, furnishings or equipment used in the ordinary course of the business of any Assignor, but only to the extent that such furniture, fixtures and equipment is subject to a purchase money lien incurred in connection with the acquisition of such furniture, fixtures or equipment, it being understood that Excluded Assets shall not encompass (i) any furniture, fixtures and equipment that is unencumbered by a purchase money lien, as determined from time to time, or (ii) any gaming machines, other gaming equipment including chips, tokens, cash kiosks, table games, gaming management equipment or any other electronic equipment, including computer terminals and computer servers and related networking equipment used to conduct gaming, regardless of where located or by whom operated;

(2)    (a) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property to the extent that a grant of a lien thereon is prohibited by law or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the grantor therein pursuant to the applicable law and (b) any leases, permits, licenses (including without limitation Gaming Licenses), other contracts or agreements or other assets or property (in each case, which are not individually, or in the aggregate, material to the Gaming Enterprise) to the extent that a grant of a lien thereon (i) would require the consent of unaffiliated third parties and such consent has not been obtained after the Borrower has used commercially reasonable efforts to obtain such consent or (ii) other than as a result of requiring a consent of third parties that has not been obtained, would result in a breach of the provisions thereof, or constitute a default under or result in a termination of, such lease, permit, license, contract or agreement (other than to the extent that any such provision thereof would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the New Mexico UCC, any section of the Tribal UCC or any other applicable law); provided, that, with respect to the foregoing clauses (a) and (b), immediately upon the ineffectiveness, lapse or termination of any such prohibition, the provisions that would be so breached, such breach, default or termination or immediately upon the obtaining of any such consent, in each such case, the Excluded Assets shall automatically thereupon not include, and the Borrower shall be deemed to have granted a security interest in, all such leases, permits, licenses, other contracts and agreements and such other assets and property as if such prohibition, the provisions that would be so breached or such breach, default or termination had never been in effect and as if such consent had not been required;

(3)    any assets transferred by any Assignor to any Person other than an Assignor in transactions not prohibited by Article 6;

(4)    all personal property constituting assets of the Gaming Commission and reasonably required to be owned or otherwise in the possession of the Gaming Commission for the proper discharge of the Gaming Commission’s responsibilities under the Gaming Ordinance; and

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(5)    all personal property of the Borrower or any Guarantor used directly in the Tribe’s provision of customary essential governmental services, such as those related to health, safety and welfare.

“Excluded Business” means:

(1)    any activity that constitutes an “essential government function” as defined in Section 7871(e) of the Code;

(2)    any activity relating to (a) the production, purchase, sale or delivery of fuel or energy, (b) providing health care, emergency, safety, education or telecommunication services or (c) mining;

(3)    any museum or cultural center;

(4)    the sale of hunting licenses and activities related to camping and fishing on the Tribe’s Reservation in Mescalero, New Mexico, including the sale of licenses therefore, in each case by the Tribe;

(5)    Mescalero Forest Products, Mescalero Tribal Fish Hatchery, Mescalero Cattle Growers, Mescalero Gas Company, Mescalero Apache Telecom, the Mescalero Tribal Store located at 190 Chiricahua Plaza, Mescalero, New Mexico, Mescalero Care Center and Mescalero Apache Ceremonials and Rodeo;

(6)    the ownership and operation of automated teller machines, provided that cash in the disbursement cassettes in the automated teller machines shall not constitute an Excluded Asset nor proceeds of an Excluded Business unless such cash in the disbursement cassettes is shown by competent written evidence to be provided by an Excluded Business;

(7)    any reasonable expansion or extension of a business or commercial activity set forth in clauses (4), (5) or (6) above; and

(8)    any other business or commercial activity owned or operated by the Tribe; provided that (a) within 45 days of the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days of the end of each Fiscal Year, the Borrower shall provide to the Lender a list of such businesses and commercial activities and the aggregate fair market value thereof and (b) if such aggregate fair market value exceeds $750,000, the Borrower shall designate within ten days of the date such list is provided to the Lender (and provide the Lender with written confirmation of such designation) one or more of such businesses or commercial activities as no longer constituting an Excluded Business so that the aggregate fair market value of all businesses or commercial activities constituting an Excluded Business pursuant to this clause (8) shall be no more than $750,000, and such business or commercial activity shall no longer constitute an Excluded Business beginning on the 20th day after the date such list is provided to the Lender;

provided, however, any Excluded Business’s assets or revenues that are included in the Borrower’s Financial Information shall not be considered part of, or included in, the definition of an Excluded Business described in clauses (1) through (8) above. For the avoidance of doubt, no business activity (i) regulated under IGRA or (ii) generally referred to as “online” or internet-based electronic gaming, nor any proceeds or profits of any such activity, shall be conducted or owned by an Excluded Business, and are expressly excluded from the definition of “Excluded Business.”

“Excluded Swap Obligation” means (a) with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such

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Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any rule or regulation thereof) and (b) with respect to Borrower, any Swap Obligation of another Credit Party if, and to the extent that, all or a portion of the joint and several liability of Borrower with respect to, or the grant of Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s (in the case of (a)) or Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Guarantor, joint and several liability of Borrower, or grant of such security interest by such Guarantor or Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Excluded Taxes” has the definition set forth in Section 2.15(a).

“Existing 2010 Notes” means the Company’s 12% Senior Notes due 2010.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, (“Code”), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Fees and Expenses” means all cost or expense reimbursements, fees or indemnities then due and payable to Lender by Borrower, any Guarantor or the Tribe pursuant to the provisions of the Loan Documents.

“FF&E” means furniture, furnishings or equipment used in the ordinary course of the business of the Borrower.

“Financial Information” means all financial statements and other financial information required under the Loan Documents.

“Financing Statement” means (i) a UCC financing statement listing Borrower, Guarantor and the Tribe as debtors, and Lender as secured party, to be filed in the Office of the Secretary of State of New Mexico, (ii) a UCC financing statement listing Borrower, Guarantor and the Tribe as debtors, and Lender as secured party, to be filed in the Office of the Recorder of Deeds of the District of Columbia, (iii) a UCC financing statement listing Borrower, Guarantor and the Tribe as debtors, and Lender as secured party, to be filed in the appropriate office under the Tribal UCC, and (iv) such other offices as may be reasonably required by Lender.

“Fiscal Quarter” means a fiscal quarter of Borrower consisting of a three month period ending on each December 31, March 31, June 30, and September 30.

“Fiscal Year” means a fiscal year of Borrower consisting of a twelve month period ending on each September 30.

“Fourth Amendment to the Existing Indenture” means Amendment No. 4 to Indenture dated of even date herewith, executed by Borrower, Guarantors, the Tribe and Existing Trustee, as trustee.

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“GAAP” means generally accepted accounting principles, consistently applied, or other sound accounting principles reasonably acceptable to Lender.

“Gaming” means any and all activities defined as Class II or Class III gaming under IGRA or any other gaming activity authorized under the Compact.

“Gaming Assets” means all real and personal property (and any interest therein) owned by any of the Borrower, the Tribe or any Affiliate of the foregoing, used in connection with or produced by the Gaming Enterprise, IMG Resort & Casino, Casino Apache Travel Center and Ski Apache ski area operated by the Borrower, the Guarantors or the Tribe, as the same may now or hereafter exist, together with any extensions or improvements thereto, including, without limitation all revenues generated therefrom and all Assignor Collateral (as defined in the Security Agreement); provided, however, that Gaming Assets shall not include any real and personal property (or any interest therein) that is exclusively used or produced by any Excluded Business.

“Gaming Board” means, collectively, (a) the New Mexico Gaming Control Board, (b) the Mescalero Apache Tribal Gaming Commission, and (c) any other Governmental Authority that holds regulatory, licensing or permit authority over gambling, gaming, lottery or casino activities conducted by Borrower or on its behalf within its jurisdiction.

“Gaming Commission” means the Mescalero Apache Tribal Gaming Commission, the administrative body of the Tribe having regulatory jurisdiction over Borrower’s Gaming Enterprise.

“Gaming Enterprise” means, collectively, (a) any Gaming, lodging, skiing, golf, hunting, recreational, retail, food and beverage and other resort businesses or commercial activities operated by the Borrower and the Guarantors, (b) any business or commercial activities which are reasonably related to, a reasonable expansion, extension or development of, or ancillary to, the activities described in clause (a), including, but not limited to, any other hotel, entertainment, recreation or other activity or business designed to promote, market, support, develop, construct or enhance the activities described in clause (a), whether owned or operated by the Borrower, the Tribe or any Affiliate of the foregoing; provided, however, that Gaming Enterprise shall not include any non-gaming business activity of any Excluded Business.

“Gaming Laws” means IGRA, the Compact and all other laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by Borrower, or any Guarantor, or on their respective behalf within its jurisdiction.

“Gaming License” shall mean every license, franchise or other authorization required to own, lease, operate or otherwise conduct Gaming activities of the Borrower, a Guarantor or the Tribe including, without limitation, all such licenses granted under the Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state or local laws.

“Gaming Ordinance” means Mescalero Apache Gaming Ordinance adopted by Mescalero Apache Tribal Ordinance 03-08 as revised by Mescalero Apache Tribal Ordinance 09-08 and Ordinance 09-13, as amended from time to time in a manner not prohibited by this Agreement.

“Governmental Authority” means any Indian Nation, sovereign or government, including, without limitation, any federally recognized Indian Tribe; any state or other political subdivision thereof; any agency, authority or instrumentality thereof or of any such state or political subdivision; and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, the Gaming Commission and Gaming Board.

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“Guarantee Obligation” means, with respect to any Person, any obligation, including a reimbursement, counterindemnity or similar obligation, of such Person or other person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another person that guarantees or in effect guarantees, any Loan, leases, dividends or other obligations (the “primary obligations”) of any other third person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, the term Guarantee Obligations of such person shall not include endorsements of instruments for deposit or collection in the ordinary course of business. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Guarantor pursuant to the Guaranty and the other Loan Documents, the definition of “Swap Contract” shall not create any guarantee by any Guarantor (or the Tribe or grant of security interest by any Guarantor or the Tribe to support, if applicable) of any Excluded Swap Obligation of such Guarantor or the Tribe.

“Guarantor” and “Guarantors” mean, collectively, Casino Apache, an unincorporated enterprise of the Tribe; Casino Apache Travel Center, an unincorporated enterprise of the Tribe; Inn of the Mountain Gods, an unincorporated enterprise of the Tribe; and Ski Apache, an unincorporated enterprise of the Tribe, and any other Person who now or hereafter guarantees the payment or performance of any of the Obligations.

“Guaranty” means any document executed by any Guarantor for the purpose of guaranteeing, or granting a security interest in any of its assets to secure the payment or performance of any of the Obligations, including, without limitation, the obligations of each Guarantor under Article 13.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.

“Indebtedness” means, as to any Person on any date of determination, without duplication:

(a)    all Indebtedness of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse),

(b)    that portion of the obligations of such Person under Capital Leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP,

(c)    Synthetic Lease Obligations of such Person,

(d)    any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money,

(e)    any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary terms not exceeding 90 days past the date of invoice),

(f)    any obligation of such Person that is secured by a lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is

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nonrecourse to the credit of such Person (including obligations under any agreement for the purchase of materials, supplies or other property or services if such agreement or any related document requires that payments for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered),

(g)    obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person,

(h)    obligations of such Person under letters of credit issued for the account of such Person,

(i)    any Unfunded Pension Liability of such Person,

(j)    any obligation of such Person payable more than one year from the date of creation which is shown on the balance sheet of such Person as a liability in accordance with GAAP,

(k)    any Guarantee Obligation of such Person, and

(l)    with respect to any Swap Contracts, the Termination Value thereof (if negative).

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document.

“Insolvency Proceeding” has the definition as set forth in Section 8.1(c).

“Intercreditor Agreement” means the Intercreditor Agreement between the Lender, the New Trustee and the Existing Trustee.

“Interest Expense” means, with respect to any Person for any period, the sum of the following: (a) all interest, fees, charges and related expenses (capitalized or otherwise) payable by such Person during such period to any other Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP plus (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP, plus (or minus, if applicable) (c) the net amounts payable (or the net amounts receivable) under Specified Swap Agreements or a Swap Contract accrued during such period.

“Interim Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA of the Gaming Enterprise less: (i) Monthly Service Payments paid to the Tribe; and (ii) Unfinanced Capital Expenditures, to (b) the sum of: (1) payments of principal and interest on the Loan pursuant to the terms of this Agreement; and (2) payments of cash interest on the New Notes pursuant to the terms of the New Indenture (excluding interest on the New Notes paid in the form of PIK Notes) and payments of interest on the Existing Notes pursuant to the terms of the Existing Indenture.

“Land” means the real property legally described in Exhibit A attached hereto, which real property is the site of the Gaming Enterprise.

“Law” or “Laws” means, collectively, all international, foreign, Governmental Authority, federal, law of the Tribe, state and local constitutions, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including, without limitation, the Gaming Laws.

“Leverage Ratio” means, as of any calculation date, the ratio of (i) the outstanding principal balance of the Loan as of such date, to (ii) the EBITDA of the Gaming Enterprise for the then most recently ended four Fiscal Quarters.

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“LIBOR” means a rate (expressed to the fifth decimal place) equal to (i) the rate of interest which is identified and normally published by ICE Benchmark Administration for loans in United States dollars for thirty (30) day periods as of 11:00 a.m. (London time), on the first day of each month (or if such day is not a Business Day, the next succeeding Business Day) plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein); provided, however, that if LIBOR determined as provided above shall be less than zero, LIBOR shall be deemed to be zero for the purposes of this Agreement; provided further, however, that if Borrower and Lender have entered into a Swap Contract in relation to the interest rate in respect of the Loan, then LIBOR shall be as determined, irrespective if such determination is less than zero. If ICE Benchmark Administration no longer reports the LIBOR or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to Lender in the London Interbank Market, Lender may, in good faith, select a replacement index.

“Loan” means the loan described herein and evidenced by the Note.

“Loan Documents” means, collectively, this Agreement, the Note, the Intercreditor Agreement, the Security Documents, the Tri-Party Deposit Account Control Agreement, Account Agreements, and the Environmental Indemnity, together with all of their exhibits and schedules attached thereto, and all other documents which evidence, guarantee, secure or otherwise pertain to the Loan, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Management Agreement” means that certain Amended and Restated Management Agreement among Borrower, Casino Apache Travel Center, Ski Apache and WG-IMG, LLC, dated as of January 6, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) or another management agreement for the Gaming Enterprise that, if required by law, has been approved by the NIGC.

“Management Board” means the Management Board of Borrower or any authorized committee of the Management Board of Borrower, as applicable.

“Material Adverse Effect” means any fact, event or circumstance, whether foreseeable or unforeseeable, that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition (a) has or is reasonably expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Borrower, the Gaming Enterprise and the other Credit Parties (taken as a whole); (b) materially impairs or is reasonably expected to materially impair the ability of Borrower, the Gaming Enterprise or any other Credit Party (taken as a whole) to pay and perform their obligations under the Loan Documents to which they are a party; or (c) materially impairs or is reasonably expected to materially impair the ability of Lender to enforce its material rights and remedies under any Loan Document.

“Maturity Date” means November 30, 2020.

“New Mexico UCC” shall mean the Uniform Commercial Code as adopted and in effect in the State of New Mexico.

“Monthly Service Payment” means a monthly distribution by the Borrower to the Tribe not to exceed $997,245.16 (whether or not a Default or an Event of Default has occurred and is continuing), commencing with the calendar month in which the date of this Agreement occurs; provided that such amount shall increase by 1.00% on September 30 of each year.

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“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Income” means, with respect to any period, the net income from continuing operations of the Gaming Enterprise, determined in accordance with GAAP, consistently applied.

“Note” or “Promissory Note” means the Promissory Note of even date herewith in the principal amount of $40,000,000.00 made by Borrower to Lender to evidence the Loan made hereunder, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time.

“Obligations” means all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by any Credit Party to Lender arising out of, under, or in connection with any Loan Document or any Specified Swap Agreement (as the same may be amended, restated, supplemented, extended or renewed from time to time), cash or treasury management services, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Operating Budget” means the budget provided by Borrower to Lender describing in detail the Borrower’s operating expense projections for the next Fiscal Year. Borrower’s 2018 Operating Budget is attached hereto as Exhibit D.

“Operating Reserve Account” means a deposit account in Borrower’s name maintained with Lender for the purposes described in Section 2.12(b)(i).

“Payment Account” means an account specified by Lender from time to time for the purposes described in Article 12.

“Payroll Accounts” shall mean deposit accounts of Borrower and the Guarantors maintained with banks located in the State of New Mexico for the sole purpose of facilitating the payment of employees of Borrower and the Guarantors.

“Permitted Debt” shall mean (i) Indebtedness of Borrower or the Guarantors in an aggregate principal amount not to exceed $500,000 at any time outstanding (or a greater amount if consented to in writing by Lender), (ii) Indebtedness of Borrower or the Guarantors in an aggregate principal amount not to exceed $1,000,000 at any time outstanding (or a greater amount if consented to in writing by Lender), incurred for the sole purpose of funding the acquisition, lease, improvement or construction of FF&E, (iii) Indebtedness arising under the New Indenture and the New Notes (including, without limitation, the PIK Notes) as the same may be increased from time to time as provided in Section 5.3(b) of the Intercreditor Agreement and (iv) Indebtedness arising under the Existing Indenture and the Existing Notes.

“Permitted Liens” means:

(a)    Liens in favor of the Lender created pursuant to this Agreement and the Loan Documents;

(b)    Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under this Agreement;

(c)    (i) Liens in favor of the Existing Trustee created pursuant to, and securing obligations arising under, the Existing Indenture and the security documents executed in connection therewith and (ii) Liens in favor of the New Trustee created pursuant to, and securing

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obligations arising under, the New Indenture and the security documents executed in connection therewith;

(d)    Liens in favor of the Borrower or any Guarantor; provided that such Liens are subordinate to the Liens of the Loan Documents;

(e)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(f)    Liens existing on the date of this Agreement as listed on Schedule 6.1;

(g)    Liens arising as a result of survey exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Borrower or any Guarantor;

(h)    Liens arising by operation of law or contract in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(i)    Liens incurred as a result of any interest or title of a lessor or lessee under any operating lease of property;

(j)    Liens (not to exceed, when combined with the Liens permitted under clause (j), $500,000 at any one time without the written consent of Lender, such consent not to be unreasonably withheld) on property existing at the time of acquisition thereof by the Borrower or any Guarantor, provided that such Liens were in existence prior to the contemplation of such acquisition;

(k)    Liens (not to exceed, when combined with the Liens permitted under clause (i), $500,000 at any one time without the written consent of Lender, such consent not to be unreasonably withheld) on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any Guarantor; provided that such Liens were in existence prior to the contemplation of such acquisition, merger, or consolidation and do not extend to any assets other than those of the Person acquiring such property or merged into or consolidated with the Borrower or any Guarantor;

(l)    Liens for taxes, assessments or governmental charges, claims or rights that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m)    Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default;

(n)    Liens arising under this Agreement in favor of the Lender for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Agreement, provided, that unless otherwise permitted herein, such Liens are solely for the benefit of the trustees, agents or

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representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(o)    set-off, chargeback and other rights of depositary and collection banks and other regulated financial institutions with respect to money or instruments of the Borrower or any Guarantor on deposit with or in the possession of such institutions;

(p)    Liens on FF&E securing Indebtedness of the Borrower and the Guarantors permitted under this Agreement in an aggregate amount at any one time outstanding not to exceed $1,000,000 (or a greater amount if consented to in writing by Lender, such consent not to be unreasonably withheld) allowed under clause (ii) of the definition of Permitted Debt; provided that such Liens do not extend to or cover any property or assets other than those being acquired, leased, improved or constructed with the proceeds of such Indebtedness;

(q)    Liens to secure any Permitted Refinancing Indebtedness; provided, however, that:

(1)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(2)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(r)    extensions, renewals or refunding of any Liens referred to in clauses (a) through (q) above; provided that the renewal, extension or refunding is limited to all or part of the assets or property securing the original Lien.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any Guarantor issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any Guarantor (each, “Old Indebtedness”); provided that

(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the applicable Old Indebtedness (plus the amount of accrued interest on such Indebtedness and prepayment premiums and reasonable expenses incurred in connection therewith);

(b)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the applicable Old Indebtedness;

(c)    if the applicable Old Indebtedness is subordinated in right of payment to the Loan, the Permitted Refinancing Indebtedness has a final maturity date either (i) later than the final maturity date of the applicable Old Indebtedness or (ii) at least one year after the maturity date of the Loan, and is subordinated in right of payment to the Loan, on terms at least as

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favorable to the holders of the Loan as those contained in the documentation governing the applicable Old Indebtedness; and

(d)    such Indebtedness is incurred by the Borrower or any Guarantor which is the obligor on the applicable Old Indebtedness.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PIK Determination Date” has the meaning set forth in Section 7.4.

“PIK Interest” has the meaning set forth in Section 7.4.

“PIK Notes” has the meaning set forth in the New Indenture.

“PIK Period” has the meaning set forth in Section 7.4.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any ERISA Affiliate may have any liability.

“Pledged Revenues” means earnings, income, revenues and the rights to receive the foregoing, whether in the form of cash, deposit accounts, investments or other assets, and the proceeds thereof, including all receipts, revenues and rents from (i) Gaming Assets, (ii) the Gaming Enterprise, (iii) the lease or sublease of space or equipment constituting Gaming Assets, and (iv) the disposition of, or insurance proceeds, including business interruption insurance proceeds, relating to, all or any portion of any Gaming Assets.

“Property” means the Land and the improvements thereon, or any interest in all or any part of it, as the context may require.

“Protective Advances” means amounts disbursed by Lender either (i) in accordance with the terms and conditions of the Loan Documents for the purpose of preserving and protecting the Collateral, including the Gaming Assets, whether requested by Borrower or not, or (ii) provided that (x) the amount thereof shall at no time exceed $5,000,000 in the aggregate and (y) the amount thereof shall not result in the outstanding principal balance of the Loan (exclusive of Accrued Interest and Fees and Expenses) exceeding $40,000,000, amounts disbursed by Lender to Borrower at Borrower’s request and made in Lender’s sole and absolute discretion in order to enable Borrower to continue operating the Gaming Enterprise.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Borrower and Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RAP” means any current or future Revenue Allocation Plan of the Tribe.

“Recourse Assets” means all now owned or hereafter acquired property of Borrower, the Guarantor or any enterprise, instrumentality or Affiliate of Borrower (whether or not otherwise designated as property of Borrower or such enterprise, instrumentality or Affiliate) which is located at, should be accounted for as an asset of, or used in connection with activities of, any element of the Gaming

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Enterprise, including the revenues therefrom, property arising from the sale or other disposition thereof and all proceeds of any of the foregoing (collectively, “assets of the Gaming Enterprise”).

“Recourse Obligations” means (a) all Indebtedness and Guarantee Obligations of Borrower or the Guarantors or any other Person in respect of which the creditor has any recourse to Recourse Assets (whether or not such obligations are unsecured or are secured by a lien on Recourse Assets) or as to which the Gaming Enterprise has any direct or indirect liability or obligation (whether as the primary obligor or as a surety, whether or not Borrower or any Guarantor is the nominal obligor with respect thereto and whether or not such obligations appear on the balance sheet of the Gaming Enterprise), (b) all Indebtedness and other obligations of a Person secured by any lien upon any Recourse Assets, and (c) any other obligations that have enforcement recourse to the Recourse Assets.

“Requirements” means all existing and future laws, regulations, orders, building codes, restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Property, including those pertaining to the construction, sale, leasing or financing of the Improvements, and with all recorded covenants and restrictions affecting the Property.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Agreement” means the security agreement executed by Borrower, Guarantor and the Tribe in favor of Lender, pursuant to which Lender is granted a Lien on the Collateral described in such Security Agreement, as such agreement may be amended, restated, supplemented, extended or renewed from time to time.

“Security Documents” means, collectively, the Security Agreement, the Financing Statement, Tri-Party Deposit Account Control Agreement, any deposit account control agreements, any securities account control agreements, and any and all other instruments or documents securing the Loan.

“Specified Swap Agreement” means any Swap Contract in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by any Borrower or any Guarantor and Lender or an affiliate of Lender (or, in respect of any Swap Agreement entered into prior to the Closing Date, Lender or any affiliate of Lender on or after the Closing Date), which has been designated as a “Specified Swap Agreement” by Lender and Borrower, by notice to Lender not later than 15 days after the later of (i) the Closing Date and (ii) the execution and delivery by Borrower or Guarantor of such Swap Contract (or such later date agreed by Lender and Borrower, but in no event more than 30 days after such later date referred to above.

“Subsidiary” means any business enterprise (whether such enterprise is a distinct legal entity or not), or any corporation, association or other business entity, under the control of the Management Board.

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“Swap Contract” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any of its subsidiaries shall be a “Swap Contract”.

“Swap Obligations” means, with respect to any person or entity, any and all obligations of such person or entity, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contract, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contract transaction.

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all applicable taxes, including income taxes, excess profits taxes, sales taxes, gross receipts taxes, payroll and other withholding taxes, ad valorem real and personal property taxes and assessments, and all other taxes, duties or imposts, levies, assessments, deductions, withholdings, and charges imposed by any Governmental Authority, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto.

“Termination Value” means, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Contract, as determined by Lender based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Lender).

“Tribal Council” means the Tribal Council of Apache Tribe of the Mescalero Reservation elected in accordance with the Tribe’s Constitution.

“Tribal Court” means the court system of the Tribe established under the Laws of the Tribe.

“Tribal Indebtedness” means all obligations of Borrower to the Tribe pursuant to that certain Revolving Loan Agreement dated as of July 1, 2014 between Borrower, as “Borrower,” and the Tribe, as “Lender,” as amended from time to time.

“Tribal Law” means the Tribe’s Constitution; Resolutions 03-04, 03-05, 03-28, 03-29 and 04-58 establishing Borrower and Guarantors, adopted by the Tribal Council in 2003 and 2004; and the Tribal UCC.

“Tribal UCC” means the Tribe’s Secured Transactions Ordinance, as in effect on the date of this Agreement.

“Tribe” means Apache Tribe of the Mescalero Reservation, a federally recognized Indian Tribe.

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“Tri-Party Deposit Account Control Agreement” means the Bank Deposit Account Control Agreement among Borrower, Guarantors, the Tribe, Lender, New Trustee and Existing Trustee dated of even date herewith respecting the Borrower’s Funds Accounts.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, including, without limitation, the Tribal UCC and the New Mexico UCC.

“Unfinanced Capital Expenditures” means, for any period of determination, the change in the net fixed assets of the Gaming Enterprise from the beginning of such period to the last day of such period, plus depreciation expense, minus any new debt during the same period the proceeds of which financed Capital Expenditures, minus Capital Expenditures made as a result of a casualty and paid for with the proceeds of casualty insurance; as such calculation may be adjusted by mutual agreement of the Borrower and the Lender.

1.2    Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein or in the Recitals shall have the meanings assigned to them in conformity with GAAP.

ARTICLE 2

LOAN FACILITY

2.1    The Loan. Upon Closing, Lender agrees to make the Loan to Borrower in the aggregate principal amount of $40,000,000. Borrower shall use all Loan proceeds solely to repurchase or refinance and retire a portion of the Existing Notes. Borrower shall pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including the Commitment Fee, from its own funds and not with proceeds of the Loan. Upon Closing, the Loan will be funded by wire transfer of immediately available funds, subject to any prorations and adjustments required by this Agreement. Once repaid, the Loan may not be re-borrowed.

2.2    Note. The Loan will be evidenced by this Agreement and the Note. The Note will be secured by the Collateral, as provided in the Loan Documents. Borrower agrees to repay the outstanding principal amount of the Loan, together with interest thereon, in accordance with the terms and conditions of this Agreement, the Note, and the other Loan Documents.

2.3    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will occur upon the satisfaction of each of the conditions precedent set forth in Article 3.

2.4    Fees, Costs, and Expenses.

(a)    Transaction Costs. Borrower agrees to pay Lender, at or prior to the Closing, all reasonable and documented out-of-pocket costs and expenses then incurred by or on behalf of Lender in connection with the Loan, Lender’s underwriting and closing due diligence with respect to the Loan, the negotiation, documentation, and closing of the Loan (collectively, “Transaction Costs”), including (i) the reasonable and documented fees, costs, and expenses of Lender’s outside legal counsel; (ii) costs and expenses of UCC search reports and title searches; (iii) escrow costs; (iv) recording and filing costs and expenses; (v) transfer fees and taxes, including all mortgage taxes; and (vi) reasonable and documented costs and expenses of any required site inspections and inspection reports, surveys, appraisals, environmental reports and environmental testing, and other due diligence investigations, including the fees of environmental consultants, appraisers, auditors, inspectors, or other consultants and advisers retained by Lender. Any deposits paid by Borrower to Lender prior to entering into this Agreement on account of Transaction Costs shall be applied in full at the Closing to the payment of Transaction Costs and any other fees, costs and expenses payable by Borrower at Closing.

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2.5    Computation of Interest and Related Fees. All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of the Loan shall be included in the calculation of interest. The date of payment of the Loan shall be excluded from the calculation of interest. Interest on the Loan is payable in arrears on the first day of each month and on the maturity of the Loan, whether by acceleration or otherwise. If any payment of interest under the Note would otherwise be due on a day which is not a Business Day, the payment instead shall be due on the next succeeding Business Day and such extension of time shall be included in computing the interest due in respect of said payment.

2.6     Default Rate.

(a)     Upon the occurrence and during the continuation of any Event of Default, until the time when such Event of Default shall have been cured or waived in writing by Lender (as may be required by this Agreement), Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the Default Rate payable on demand. Overdue interest shall itself bear interest at the Default Rate.

(b)     Notwithstanding any other provision of this Agreement, from and after maturity of the Note (whether upon scheduled maturity, by acceleration or otherwise) and from and after an Event of Default (but only for so long as such Event of Default is continuing and has not been waived in accordance with the terms of this Agreement), all sums then due and payable under the Note, including all principal and all accrued and unpaid interest, shall bear interest until paid in full at the Default Rate.

2.7    Maximum Rate of Interest. The parties intend to comply with any applicable usury laws; accordingly, it is agreed that, any provision in this Agreement, the Note, or any of the other Loan Documents to the contrary notwithstanding, in no event shall this Agreement, the Note, or any other Loan Document require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum amount permitted by applicable Law as now or hereafter construed by a court of competent jurisdiction. If any such excess interest is contracted for, charged or received pursuant to this Agreement, the Note, or any other Loan Document, or in the event that all of the principal balance under this Agreement and the Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received shall exceed the maximum amount of interest permitted by applicable Law as so construed, then in such event any such excess which may have been collected shall, at Lender’s option, either be credited to the unpaid principal balance of the Loan as a prepayment of principal, without any prepayment fee, or refunded to Borrower, and the effective rate of interest shall automatically be reduced to the maximum lawful rate allowed under applicable Law as now or hereafter construed by a court of competent jurisdiction. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged or received with respect to the Loan or under this Agreement, the Note, or any other Loan Document which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the fullest extent permitted by applicable Law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged to or received from Borrower in connection with such indebtedness.

2.8    No Deductions. All payments of principal or interest hereunder or under the Note shall be made (a) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be paid by Borrower, and (b) without any other set off. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required hereby and by the Note.

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2.9    Late Charges. To the extent any principal or interest due with respect to the Loan, with the exception of the final principal payment due at maturity, is not paid within 15 calendar days of the due date therefore, in addition to any interest or other fees and charges due hereunder or under the applicable Loan Document, Borrower shall pay a late fee equal to 5% of the amount of the payment that was to have been made to Lender; provided, however, that at such times as Lender is automatically debiting monthly payments of principal and interest on the Loan from a Borrower’s Funds Account Borrower shall have no obligation to pay a late charge if Lender fails to timely make such debit and there were sufficient funds in the Borrower’s Funds Account to make such monthly payment. For the avoidance of doubt, only one late fee shall be assessed with respect to any specific payment that was to have been made to Lender.

2.10     Note Interest Rate and Payment Terms.

(a)    Calculation of Interest. From and following the Closing Date, interest on the Note shall bear interest at LIBOR (the “Index”) plus four percent (4.00%) (the “Applicable Margin”), as calculated in accordance with Section 2.5. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index that is generally accepted in the U.S. capital markets as a replacement for LIBOR after notifying Borrower.

(b)    Monthly Payments of Interest and Principal. Beginning on [            ], 2018 and continuing on the first day of each calendar month thereafter, Borrower shall pay to Lender mortgage-style amortization payments of principal and all accrued unpaid interest on the Note based upon an 84-month amortization period that commences on the Closing Date. The initial monthly payment amount shall be $575,932.041. Beginning on [            ], 2019 and on each succeeding anniversary thereof, the amount of the next 12 monthly installments of principal and interest shall be adjusted based upon the reamortization of the outstanding principal balance over the remainder of an 84-month amortization period which commenced on the Closing Date at the Index in effect on such redetermination date plus the Applicable Margin.

(c)    Prepayment. The Note may be prepaid in whole or in part at any time without premium or penalty. Any amount prepaid shall be applied to installments coming due in inverse order of maturity.

(d)    Payment at Maturity. The outstanding principal balance of the Note, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Note or with respect to the Loan pursuant to the terms of any other Loan Documents, shall be due and payable on the Maturity Date.

2.11     Making Payments.

(a)    Manner and Place of Payment. All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without setoff, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Lender at the address for payment specified in the signature page hereof (or such other address as Lender may from time to time specify in accordance with Section 10.3), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 2:00 p.m. (Central time), and if after 2:00 p.m. (Central time), may in Lender’s discretion be deemed to have been received on the immediately succeeding Business Day and any

[1]	Based on current LIBOR rates and subject to change prior to the Closing Date.

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applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Borrower hereby authorizes Lender to pay, by withdrawal from a Borrower’s Funds Account, (i) interest, principal, and fees due pursuant to this Agreement, in each instance, on the date due, or (ii) after five days prior notice to any of the individuals named in the Borrower Authorization, other costs or expenses payable by a Credit Party hereunder or under the other Loan Documents.

(b)    Payments to be made without Deductions. All payments shall be made without any other right of abatement, reduction, setoff, defense, counterclaim, interruption, deferment or recoupment. Except as provided in Section 2.15, Borrower will pay the amounts necessary such that the gross amount of the payment received by Lender is not less than that required by the terms of this Agreement, the Note, and the other Loan Documents.

(c)    Non-Conforming Payments. Credit to Borrower’s account may be delayed if the payment is not made as provided above or if not accompanied by the correct invoice number. Lender may, at its sole option, refuse any amount tendered by Borrower that is not in the required form or in the exact amount of the required payment. Delayed credit may cause you to incur a late payment fee. Credit for payments is subject to final payment by the institution on which the item of payment was drawn.

2.12    Application of Payments.

(a)    Application of Other Payments. Except as otherwise specifically provided in this Agreement or any of the other Loan Documents, all payments shall be applied as Borrower may designate; provided, however, that in the absence of a designation by Borrower, such amounts not representing the payment of principal or interest on the Loan (for example, insurance proceeds and condemnation awards) may be applied to principal and interest on a prorated basis.

(b)    Application of Collateral during the Continuance of an Event of Default. Any other provision of this Agreement or the other Loan Documents to the contrary notwithstanding, but giving continuing effect to Section 6.6(ii), during such time as an Event of Default has occurred and is continuing all payments and all proceeds of Collateral to the extent available on a monthly basis, shall be applied as follows:

(i)    First, to make Monthly Service Payments to the Tribe with respect to any month that began on or prior to the date of such payment and has not previously been paid; provided, however, if Gaming Enterprise operations have ceased, then no Monthly Service Payments will be made under this subsection (i);

(ii)    Second, to pay or fund the payment of Current Monthly Operating Expenses as required under Section 12.1, and to fund an Operating Reserve Account in an amount equal to the prior month’s Current Monthly Operating Expenses; provided, however, if Gaming Enterprise operations have ceased, then no Current Monthly Operation Expense or Operating Reserve Account payments will be made under this subsection (ii);

(iii)    Third, in order, (i) to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due and payable to Lender; (ii) to pay interest at the Default Rate and any late charges under Section 2.9 then due and payable in respect of the Loan; (iii) to the payment of the Obligations then due and payable pursuant to the terms of this Agreement (including as a result of the acceleration of the Loan and any other Obligations); and (iv) to pay Swap Obligations;

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(iv)     Fourth, to pay interest then due or during the current month becoming due on the New Notes in accordance with the New Indenture and to make payments or transfers to the Interest Reserve Account (as defined in the New Indenture) as required by Section 4.07(a) of the New Indenture for such month, provided that such transfers to the Interest Reserve Account in any month shall be limited to the amount that can be transferred without resulting in the Liquidity Amount (as defined in Section 4.07(a) of the New Indenture) being less than $12,500,000;

(v)     Fifth, until the Annual Amount is exhausted, to make any payments (including, without limitation, principal, pursuant to mandatory redemption or otherwise), due or during the current month coming due on the New Notes (including, without limitation, any mandatory redemption to be made pursuant to Section 3.08 of the New Indenture in an amount not to exceed in any Fiscal Year the applicable Excess Cash Amount defined in Section 3.08(b) of the New Indenture), to redeem Existing Notes pursuant to Section 3.08 of the Existing Indenture, and to redeem the principal amount of any PIK Notes then outstanding (and pay any accrued and unpaid interest thereon), provided that such repayment of PIK Notes then outstanding and interest thereon shall be limited to one annual payment to be made at the time of the mandatory redemption to be made pursuant to Section 3.08 of the New Indenture;

(vi)     Sixth, if a PIK Period is in effect, to the Interest Reserve Account under the New Indenture for application to PIK Notes, but if no PIK Period is in effect, to make annual payments of amounts due on Tribal Indebtedness;

(vii)     Seventh, to make any payments due on any other Indebtedness (other than the Loan) incurred in compliance with the New Indenture and to make payments required to be made on the Existing Notes;

(viii)     Eighth, to repay, repurchase, redeem, defease or otherwise discharge the New Notes and any other Indebtedness incurred in compliance with the New Indenture;

(ix)     Ninth, to repay, repurchase, redeem, defease or otherwise discharge the Existing Notes and any other Indebtedness incurred in compliance with the Existing Indenture;

(x)     Tenth, to make Permitted Investments (as defined in the New Indenture);

(xi)     Eleventh, after the consummation of the redemption required by Section 3.08(b) of the New Indenture with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year;

(xii)     Twelfth, to make any payments due on any other Indebtedness incurred in compliance with this Agreement and to make payments required to be made on the Existing 2010 Notes; and

(xiii)     Finally, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

2.13     Lender Computations Final. Lender’s computations, in accordance with the terms of this Agreement, of interest rates, payment amounts prepayment fees, and other amounts due and owing from Borrower to Lender shall be final and conclusive, absent manifest error.

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2.14     Increased Cost and Reduced Return. If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender) determines that the adoption or modification of any applicable Laws, rules, regulations or other requirements of a Governmental Authority (i) regarding taxation, Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), liquidity or similar requirements, or any interpretation or administration thereof (whether or not having the force of law) by any Governmental Authority, or (ii) that imposes on Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or the Loan or any Letter of Credit or participation therein, or compliance by Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs relating to the Obligations, or (b) reducing the yield or rate of return of Lender on the Obligations, to a level below that which Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within 10 days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender. No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. For the avoidance of doubt, this Section shall include and apply to all requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented. This Section 2.14 shall not apply to Indemnified Taxes or Excluded Taxes.

2.15     Taxes.

(a)     Payments Free and Clear of Taxes. Except as otherwise provided in this Section, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future Taxes other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) taxes that are directly attributable to the failure (other than as a result of a change in any applicable Law) by Lender to deliver the documentation required to be delivered pursuant to clause (e) below, or (iii) any Taxes imposed pursuant to FATCA (“Excluded Taxes”).

(b)     Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to Lender (i) if such Tax is an Indemnified Tax, then such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section), such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Laws and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Lender an original or certified copy of a receipt evidencing such payment.

(c)     Other Taxes. In addition, Borrower agrees to pay, and authorizes Lender to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or

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otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, Borrower shall furnish to Lender, at its address referred to in Section 10.3, the original or a certified copy of a receipt evidencing payment thereof.

(d)     Indemnification. Borrower shall reimburse and indemnify Lender, within 30 days after receipt of demand therefor, for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of Lender claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to Borrower with copy to Lender shall be conclusive, binding and final for all purposes, absent demonstrable error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

(e)    (i) Any Lender which is a Foreign Financial Institution (as defined in FATCA) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower at the time such Lender becomes a party to this Agreement and thereafter at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender which is a Foreign Financial Institution (as defined in FATCA), if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)    if a payment made to a Lender which is a Foreign Financial Institution (as defined in FATCA) under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

ARTICLE 3

CONDITIONS PRECEDENT

3.     Conditions Precedent to Closing. The obligation of Lender to consummate the transactions contemplated by this Agreement and to fund the Loan at Closing is subject to the satisfaction (or waiver) of each of the following conditions:

3.1    Financial Statements of Borrower and Other Financial Information. Borrower shall deliver to Lender the Financial Information, certified as being true, correct and complete in all material respects by an authorized officer of Borrower, all in form and substance reasonably acceptable to Lender.

3.2    Organizational Documents. Borrower shall provide at Borrower’s cost and expense, all organization documents requested by Lender in its sole and exclusive discretion.

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3.3    Loan Documents. Borrower shall have executed or obtained the execution of, and delivered to Lender, all applicable documents and instruments in form and content required by Lender and its counsel, including, without limitation, the following Loan Documents, and any and all other such documentation reasonably required by Lender.

(a)    This Agreement;

(b)    The Note;

(c)    The Security Agreement;

(d)    The Environmental Indemnity;

(e)    The Intercreditor Agreement;

(f)    The Tri-Party Deposit Account Control Agreement with regard to the Borrower’s Funds Accounts; and

(g)    Such certificates and resolutions as may be reasonably required by Lender relating to Borrower.

3.4    Fees. Borrower has paid to Lender, in immediately available funds, the Commitment Fee and all other fees and costs required to be paid at Closing under this Agreement and any applicable Specified Swap Agreement.

3.5    Accounts with Lender. The Credit Parties shall have established the Borrower’s Funds Accounts, including the Operating Reserve Account, entered into an Account Agreement with Lender with respect to each such deposit account, pledged the same to Lender pursuant to the Security Agreement and each such deposit account shall be subject to the Tri-Party Deposit Account Control Agreement. Within three (3) Business Days after the Closing Date, except for Payroll Accounts, all of the accounts of Borrower and the Guarantors into which Gaming Assets are deposited shall be maintained with Lender and are included in the definition of “Borrower’s Funds Accounts.”

3.6     Flood Certificate. A flood certificate in form and substance reasonably acceptable to Lender.

3.7    Background Check. Lender shall have received a background check for key personnel of Borrower, Guarantors and the Tribe which is reasonably acceptable to Lender.

3.8    Payment of Existing Notes. Borrower shall have paid from its own funds and not with proceeds of the Loan not less than $5,000,000 of the outstanding principal amount of the Existing Notes.

3.9    [Reserved].

3.10    Miscellaneous. Borrower has delivered to Lender Borrower’s and Guarantors’ organizational and taxpayer identification numbers and any other item or items reasonably deemed necessary to Lender, and has fulfilled any other condition reasonably required by Lender.

3.11    Due Diligence. Lender shall have completed such credit underwriting and due diligence with respect to the Credit Parties and the Tribe, the Collateral, and the transaction as Lender deems

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reasonably appropriate, and the results of such underwriting and due diligence are reasonably satisfactory to Lender.

3.12 No Material Adverse Effect. Lender shall have determined, in its sole and absolute discretion, that since December 31, 2016, (i) no Material Adverse Effect has occurred and (ii) there are no facts or circumstances existing and not previously disclosed in writing to Lender with respect to Borrower or any other Credit Party, the Tribe, the Collateral, any other Person representing or otherwise acting on behalf of Borrower or any other Credit Party, or the transaction that, in Lender’s sole judgment, are inconsistent in a material and adverse manner with any such information disclosed to Lender prior to the date of this Agreement.

3.13 Taxes. Borrower has provided to Lender evidence that all material taxes and assessments levied against or affecting the Property have been paid current; or in the event Borrower has commenced a legal or administrative challenge to any such tax or assessment, evidence that such liability has been bonded over, or that funds for the payment thereof (in the amount of the original assessment) have been escrowed with an independent third party with provisions for the payment thereof reasonably satisfactory to Lender.

3.14 Leased Property. With respect to each Property leased by Borrower, Borrower shall have executed and delivered and shall have used reasonable efforts to cause the applicable landlord to execute and deliver to Lender such acknowledgments, estoppels, consents, and agreements as Lender may reasonably require, among other things, to ensure Lender that Lender can cure defaults and otherwise exercise rights and remedies with respect to such Property in the case of an Event of Default by Borrower.

3.15 [Reserved].

3.16 Insurance. Lender shall have received evidence that all insurance coverages required pursuant to Section 5.2 to be in place at Closing, have been obtained and are in full force and effect and in compliance with the requirements of this Agreement and the other Loan Documents.

3.17 No Default; Representations. No Default has occurred and is continuing or would occur as a result of the consummation of the transactions at the Closing. All representations and warranties of each of the Credit Parties and the Tribe in Loan Documents signed by such Credit Party are true, correct, and complete.

3.18 Request for Disbursement. Borrower shall have provided to Lender a duly executed request for disbursement of the Loan proceeds on Lender’s form, designating the Persons to whom the Loan proceeds are to be disbursed and providing the wire transfer instructions for such disbursements.

3.19 Opinions. Lender shall have received such legal opinions as Lender may reasonably require, such opinions to be in form and substance and from outside counsel reasonably satisfactory to Lender.

3.20 Tribal Matters. Lender shall have received copies of the following, certified as to authenticity by an Authorized Representative of Borrower (or any person authorized by law to act in his or her stead):

(a)    Constitution adopted by the Tribe;

(b)    resolution of the Tribal Council authorizing execution of the Compact;

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(c)    a copy of the Compact, and all amendments thereto;

(d)    evidence of the publication of notice of the Compact in the Federal Register as required by IGRA;

(e)    Gaming Ordinance, and all amendments thereto;

(f)    NIGC Chairman’s approval of Gaming Ordinance, and all amendments thereto;

(g)    all other regulations governing the operation of the Gaming Enterprise;

(h)    all licenses, authorizations, approvals, permits, franchises, consents, privileges, waivers and certificates necessary for the Borrower and Guarantors to operate the Gaming Enterprise;

(i)    to the extent not identified above in this Section, copies of all other agreements or contracts of Borrower or any Affiliate of Borrower (including the Tribe) that do or may materially affect the conduct of the Gaming Enterprise, including any agreements with respect to gaming devices in or a part of the Gaming Enterprise, consulting, management, joint venture, partnership, purchase, financing, mortgage, loan or equipment transportation agreements, and any lease, franchise, licensing or easement contracts; and

(j)    to the extent not identified above in this Section, copies of all resolutions, ordinances or other written actions (if any) of the Tribe, Borrower, the Guarantors or any Affiliate relating to the Gaming Enterprise, or the Loan or the Loan Documents, including those that relate to or may affect any action relating to:

•	referendum or initiatives

•	taxes affecting the Gaming Assets

•	the Gaming Assets securing the financing

•	Uniform Commercial Code

•	pledges or security interests

•	real estate and secured financing matters

•	usury

•	contract claims

•	arbitration or other dispute resolution

•	the Tribe’s RAP

•	sovereign immunity (or its waiver)

•	assets and liabilities of the Tribe

•	investment guidelines/policy

•	establishment, jurisdiction and operation of the tribal court

•	adoption of tribal corporation code

•	gaming

•	Gaming Licenses

3.21 Tribal Council Resolutions. Lender shall have received copies of the resolution of the Tribal Council of the Tribe authorizing the execution, delivery and performance of the Loan Documents to which the Tribe, Borrower or Guarantors are a party, certified as to authenticity by the secretary of the Tribal Council (or any person authorized by law to act in his or her stead).

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3.22     Borrower Management Board Resolutions. Lender shall have received copies of the resolution of the Management Board of the Borrower and Guarantor authorizing the execution, delivery and performance of the Loan Documents to which Borrower or Guarantor is a party, certified as to authenticity by an Authorized Representative of Borrower (or any person authorized by law to act in his or her stead).

3.23     NIGC Declination Letter. Lender shall have received a letter (“declination letter”) from the NIGC Office of General Counsel that the Loan Documents are not “management contracts” and do not require approval of the NIGC and that the Loan Documents do not violate IGRA’s sole proprietary interest requirement.

3.24     Financing Statement. The Financing Statement shall have been duly filed with the New Mexico Secretary of State and the Office of the Recorder of Deeds of the District of Columbia.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.     Representations and Warranties. Borrower and each Guarantor promises that each representation and warranty set forth in Article 4 below is true, correct and complete in all material respects as of the date of this Agreement. In addition, the Tribe promises that each representation and warranty set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 (but only with respect to financial information relating to the Tribe), 4.15, 4.17(b), 4.18, 4.19, 4.20, 4.21 and 4.23 (but only with respect to the Tribe as an ERISA Affiliate, if applicable) is true, correct and complete in all material respects as of the date of this Agreement.

4.1     Authority. The Tribe is federally recognized as an Indian Tribe as evidenced by the list of recognized tribes published annually by the Bureau of Indian Affairs. Borrower is a nontaxable entity for purposes of federal income taxation, and the Gaming Enterprise revenues of Borrower are exempt from federal income taxation. Borrower and Guarantors have complied in all material respects with any and all laws and regulations concerning its organization, existence and the transaction of its business. Borrower and Guarantors have the right, power and authority to operate the Gaming Enterprise on the Property. Borrower has all requisite right, power and authority to conduct the Gaming Enterprise, to own and lease its Gaming Assets, to execute and deliver each Loan Document and to perform the Obligations.

4.2     Compliance. Borrower and Guarantors are familiar and have complied in all material respects with all of the Requirements, as well as all other applicable Laws, regulations and ordinances except as would not reasonably be expected to have a Material Adverse Effect. Borrower and Guarantors have properly obtained all permits, licenses and approvals necessary to construct, occupy and operate the Gaming Enterprise in accordance with all Requirements, including those pertaining to zoning except as would not reasonably be expected to have a Material Adverse Effect. Borrower is in compliance with the terms of the Compact, the Gaming Ordinance and with all laws and other legal requirements applicable to its existence and business (including IGRA and all Gaming Laws), has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business except as would not reasonably be expected to have a Material Adverse Effect.

4.3     Ownership of Gaming Assets. Borrower and Guarantors are the sole legal owners of the Gaming Assets (it being understood that title to the Land is held in trust solely for the Tribe by the United States of America). Borrower and Guarantors are the sole legal and beneficial owners of the improvements constituting the Gaming Enterprise and of the equipment, fixture and furnishings located

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therein as well as the sole legal and beneficial owner of the revenues generated by the Gaming Enterprise. This provision shall not prevent Borrower from entering into leases, including Capital Leases, with respect portions of the improvements constituting the Gaming Enterprise or leases, including Capital Leases, or participation agreements, with respect to the equipment, fixture and furnishings located therein.

4.4     Gaming Activities of Borrower. All gaming activities conducted by Borrower and Guarantors constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) and all activities of Borrower and Guarantors constituting or relating to the ownership of gaming, restaurant, and entertainment facilities (except leased restaurant and entertainment facilities, as disclosed by Borrower to Lender in writing prior to the Closing), are conducted directly by Borrower and Guarantors, and not through any other agency or instrumentality.

4.5     Enforceability. Borrower, Guarantors and the Tribe are authorized to execute, deliver and perform their respective obligations under the Loan Documents. All notices, approvals, consents and other actions required to authorize the execution, delivery and performance of the Loan Documents by Borrower, Guarantors and the Tribe have been obtained or made. The Loan Documents are valid and binding obligations of Borrower, Guarantors and the Tribe enforceable against such Persons in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state and federal laws relating to or limiting creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law and principles of good faith and fair dealing.

4.6     No Violation. Borrower, Guarantors and the Tribe are not aware of any violation of any law, regulation or ordinance, or any order of any court or governmental entity by Borrower, Guarantors or the Tribe. To the best of their knowledge, no provision or obligation of Borrower, Guarantors or the Tribe contained in any of the Loan Documents violates (a) any of the Requirements, any other applicable Law, regulation or ordinance, or any order or ruling of any court or governmental entity or (b) any indenture, instrument or agreement to which Borrower, Guarantors or the Tribe are party or are subject, or by which they, or their Property, are bound, or conflicts with or constitutes a default thereunder, or results in, or requires, the creation or imposition of any Lien in, of or on the Property of Borrower, Guarantors or the Tribe pursuant to the terms of any such indenture, instrument or agreement. No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement binding or regulating the Property, Borrower, Guarantors or the Tribe.

4.7     No Claims. There are no material claims, actions, proceedings or investigations pending against Borrower, Guarantors or the Tribe or affecting the Property except for those previously disclosed by Borrower to Lender in writing. There has been no threat of any such claim, action, proceeding or investigation, except for those previously disclosed by Borrower to Lender in writing and those which would not reasonably be expected to have a Material Adverse Effect.

4.8     Financial Information. All financial information which has been delivered to Lender, including all information relating to the financial condition of Borrower, Guarantors and the Tribe, the Gaming Enterprise or the Property, fairly and accurately represents the financial condition being reported on in all material respects. All such information was prepared in accordance with GAAP, unless otherwise noted. There has been no material adverse change in any financial condition reported at any time to Lender.

4.9     Accuracy. All reports, documents, instruments, information and forms of evidence which have been delivered to Lender concerning the Loan or required by the Loan Documents are accurate,

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correct and sufficiently complete in all material respects to give Lender true and accurate knowledge of their subject matter. None of them contains any material misrepresentation or omission.

4.10     Taxes. Borrower and Guarantors have filed all required state, federal, local and tribal income tax returns or obtained extensions, and have paid all material taxes which are due and payable except as would not reasonably be expected to have a Material Adverse Effect.

4.11     Not a “Foreign Person”. No Credit Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

4.12     Office of Foreign Asset Control. No Credit Party is subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with any Credit Party.

4.13     No Felony Certification. To the extent the same would adversely affect the Gaming License, no officer of Borrower or any Guarantor, and no member of the Management Board, has been convicted of, or pled no contest to, a felony under state or federal law or to any other crime that requires identification in any registry and/or notification program maintained by any federal or state jurisdiction.

4.14     No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive Borrower of the sole proprietary interest and responsibility of the conduct of the Gaming Enterprise.

4.15     Real Property. Exhibit A is an accurate and complete description of the Land upon which the Gaming Enterprise is now located, including the Land for all associated improvements and support facilities. The Land is owned by the United States of America in trust for the benefit of the Tribe and was acquired by the Secretary of the Interior in trust for the benefit of Tribe prior to October 17, 1988. All Gaming Assets, including all property which is operationally integral to the on-reservation gaming activities of Borrower, including the Gaming Enterprise, are located on the Land. The Land abuts a publicly maintained road and has legal access to the same through governmentally approved curb cuts.

4.16     Governmental Regulation. Except for the Compact, the applicable provisions of which have been satisfied, Borrower is not subject to regulation under any law limiting or regulating its ability to incur Indebtedness for money borrowed, to grant liens to secure its obligations with respect to such Indebtedness or to otherwise perform the Obligations, except for such laws that have been complied with.

4.17     Gaming Laws; Tribal Distributions.

(a)     Borrower and the Gaming Enterprise are each in compliance with all applicable Gaming Laws in all material respects. All gaming devices used in connection with Class III gaming are permitted under the Compact.

(b)     No Law or resolution of the Tribe requires Borrower or any Guarantor to make any Distribution to the Tribe (or any affiliated entity) to fund per capita distributions by the Tribe (or any affiliated entity) to the Tribe’s members, or to fund per capita distributions to the Tribe’s members. No future Law of the Tribe will require Borrower to use net gaming revenues for Distributions to the Tribe or its members unless net gaming revenues are available to Borrower and Guarantors to do so and only after the Obligations are paid to Lender in accordance with the Loan Documents.

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4.18     Transactions with Affiliates. As of the Closing Date, there is no contract, agreement, understanding or arrangement to which the Tribe is a party with any of its members, or their respective Affiliates, which involves the Gaming Enterprise, or any Gaming Assets which involves (a) the purchase or provision of goods or services, (b) the payment by Borrower of any management fees or other amounts, (c) the sharing of services, or (d) which would violate Section 6.5 if entered into after the date hereof, other than employment of enrolled tribal members, and the immediate family members of tribal members on reasonable terms and conditions.

4.19     Compact. The Compact and Gaming Ordinance are in full force and effect in the same form as most recently disclosed to Lender. Borrower has paid to the State of New Mexico all amounts required to be paid to the State of New Mexico to be owed pursuant to the terms of the Compact.

4.20     No Pending Referendum. Except as provided in the Tribe’s Constitution, no law exists by resolution, statute, ordinance, constitution, bylaw or otherwise, whether in writing or by custom or tradition, permitting any tribal member to challenge by referendum or initiative any action of the Tribe’s tribal membership or the Tribal Council taken in connection with the approval, authorization, execution, delivery or performance of any Loan Document, or the application of the proceeds of the Loan. No referendum action has occurred and no referendum petition is threatened or pending.

4.21     No Lender Licenses. Lender is not required to be licensed under any Law of the Tribe, regulation or the Compact with respect to the transactions contemplated by the Loan Documents.

4.22     Swaps Supplement. Borrower hereby represents and warrants to Lender and covenants that:

(a)     the rate, asset, liability or other notional item underlying any Specified Swap Agreement regarding an interest or monetary rate, or foreign exchange swap, entered into or executed in connection with this Agreement is, or is directly related to, a financial term hereof;

(b)     the aggregate notional amount of all Swap Contracts entered into or executed by Borrower in connection with the financial terms of this Agreement, whether entered into or executed with Borrower or any other individual or entity, will not at any time exceed the aggregate principal amount outstanding hereunder, as such amounts may be determined or calculated contemporaneously from time to time during and throughout the term of this Agreement;

(c)     each Swap Contract entered into or executed in connection with the financial terms of this Agreement has been entered into within the period of time permitted under applicable Law;

(d)     the purpose of any Swap Contracts in respect of any commodity entered into or executed in connection with this Agreement is to hedge commodity price risks incidental to Borrower’s business and arising from potential changes in the price of such commodity; and

(e)     each Swap Contract entered into or executed in connection with this Agreement mitigates against the risk of repayment hereof and is not for speculative purposes.

For purposes of this Section 4.22, the term (i) “financial term” shall include, without limitation, the duration or term of this Agreement, rate of interest, the currency or currencies in which the Loan is made and its principal amount, and (ii) “transfer of principal” means any draw of principal under this Agreement, any amendment, restructuring, extension or other modification of this Agreement.

4.23     ERISA. With respect to each Plan, Borrower, Guarantors and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under

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Section 430(j) of the Code and would not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither Borrower, Guarantors nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Guarantor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of the Loan gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. Neither Borrower nor any Guarantor is subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE 5

AFFIRMATIVE COVENANTS

5.     Covenants of Borrower, Guarantors and the Tribe. Borrower, Guarantors and the Tribe promise to keep each of the covenants set forth below.

5.1     Permits, Licenses and Approvals. Borrower shall properly obtain, comply with and keep in effect all material permits, licenses and approvals which are required to be obtained from governmental bodies in order to construct, occupy or operate the Gaming Enterprise on the Land and the improvements thereon. If requested by Lender, Borrower shall promptly deliver copies of all such permits, licenses and approvals to Lender.

5.2     Insurance Requirements. At all times throughout the Loan term, Borrower, Guarantors and the Tribe shall, at their sole cost and expense, maintain and shall pay, as the same becomes due and payable, all premiums in respect thereto, fire and other risk insurance, public liability insurance, and such other insurance as specified in Schedule 5.9 with respect to their respective properties and operations, in form, amounts, coverages and with insurance companies specified in Schedule 5.9. Borrower, Guarantors and the Tribe upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form attached as Schedule 5.9, including stipulations that coverages will not be cancelled or diminished without at least 30 days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower, Guarantors or the Tribe, or any other person. In connection with all policies covering assets in which Lender holds or is offered a lien or security interest for the Loan, Borrower, Guarantors and the Tribe will provide Lender with such lender’s loss payable and/or a lender’s loss payable endorsement with respect to the business interruption insurance required under clause (f) below. Such insurance shall include, but not necessarily be limited to:

(a)     Insurance against casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism. Such insurance shall name Lender as mortgagee and loss payee. Such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount not to exceed the amounts specified in Schedule 5.9. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise. The term “full insurable value” means 100% of the actual replacement cost of the Property, including improvements (excluding

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foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(b)     Commercial (also known as comprehensive) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, as described in Schedule 5.9, with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Lender as an additional insured.

(c)     Evidence of worker’s compensation insurance coverage as described in Schedule 5.9.

(d)     If the Property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier if necessary, for the duration of the Loan in the amount of the full insurable value of the improvements.

(e)     During any period of construction upon the Property, Borrower, Guarantors and the Tribe shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for 100% of the full replacement cost of work in place and materials stored at or upon the Property.

(f)     Business interruption insurance (extra expense/loss of income insurance) in an amount sufficient to cover any loss of income from the Gaming Enterprise, Gaming Assets or other Collateral in an amount of not less than actual income loss for a period of 12 months.

Borrower shall furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser listed in Schedule 5.9 determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower if such approval is required by any law, rule or regulation during any Event of Default.

5.3     [Reserved].

5.4     Trade Names. Borrower and Guarantors shall promptly notify Lender in writing of any change in the legal, trade or fictitious business names used by Borrower and Guarantors and shall, upon Lender’s written request, execute any additional financing statements and other certificates reasonably necessary to reflect the change in trade names or fictitious business names.

5.5     Distributions. In the event that Borrower is currently, or in the future shall be, obligated to pay any amount pursuant to the Tribe’s RAP for the Gaming Enterprise, such obligations shall be expressly subordinated to the Obligations hereunder, and the agreements, resolutions, or other documents creating or evidencing such RAP provide that such obligations will not be paid in the event that such RAP payment would cause a Default or an Event of Default hereunder.

5.6     Payment of Expenses. Borrower shall pay Lender’s reasonable and documented out-of-pocket costs and expenses incurred in connection with the making, disbursement and administration of

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the Loan and any Specified Swap Agreement, as well as any revisions, extensions, renewals or “workouts” of the Loan, and in the exercise of any of Lender’s rights or remedies under this Agreement, except to the extent prohibited by law. Such costs and expenses may include charges for title searches, filing, recording and escrow charges, fees for appraisal and appraisal review, third party inspectors, architectural and engineering review, construction services and environmental services, inspections, mortgage taxes, legal fees and expenses of Lender’s counsel and any other reasonable and documented fees and costs for services, regardless of whether such services are furnished with respect to the Loan, the Property or any Specified Swap Agreement, or by Lender’s employees, agents or independent contractors. Borrower acknowledges that amounts payable under this Article are not included in any loan or commitment fees for the Loan. All such sums incurred by Lender and not reimbursed by Borrower within fifteen (15) Business Days after the Borrower receives a written request therefor (together with the documentation required by this Section 5.6) shall be considered Fees and Expenses added to the principal amount of the Loan and shall bear interest at the Default Rate until paid.

5.7    Financial and Other Information of Borrower. Borrower shall maintain its books and records in accordance with GAAP, applied on a consistent basis and permit Lender to examine and audit Borrower’s books and records at all reasonable times. Borrower shall provide to Lender the following:

(a)    Within 270 days after the end of each fiscal year of the Tribe (as such period may be extended by Lender in its reasonable discretion), the annual certified public accountant audited financial statements of the Tribe (including, without limitation, a balance sheet, income statement and profit and loss statement and showing all contingent liabilities).

(b)    Within 120 days after the end of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), the annual certified public accountant audited financial statements of Borrower (including, without limitation, a balance sheet, income statement and profit and loss statement and showing all contingent liabilities, and showing Borrower’s Capital Expenditures for such Fiscal Year), as well as an executed compliance certificate substantially in the form of Exhibit B attached hereto.

(c)    Within 60 days after the end of each of the first three Fiscal Quarters of Borrower (as such period may be extended by Lender in its reasonable discretion), unaudited quarterly financial statements of Borrower, as well as an executed compliance certificate substantially in the form of Exhibit B attached hereto, and such other information as Lender may reasonably request.

(d)    Not later than 15 days following a filing (as such period may be extended by Lender in its reasonable discretion), copies of any specific report or other document filed by Borrower in respect of its gaming operations or any Gaming Assets with any Governmental Authority, including all reports which Borrower is required to file with the National Indian Gaming Commission under 25 C.F.R. Part 514.

(e)    Within 30 days after the end of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), a copy of (i) Borrower’s current Gaming License, (ii) Borrower’s certification of no Online Gambling, Off-Track Betting or live racing, and (iii) a copy of each amendment of Borrower’s Anti-Money Laundering Policy since the most recent Anti-Money Laundering Policy and amendments provided to Lender.

(f)    Not later than the first day of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), an Operating Budget and a Capital Expenditure Budget in reasonable detail for such Fiscal Year. In addition, upon written request from Lender, the Borrower will, no later than five days prior to the commencement of each calendar month, submit to the

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Lender a budget of expected operating expenses and capital expenditures of the Gaming Enterprise to be paid during such month, delineating by separate line items various categories of such expenses and expenditures in reasonable detail, and a schedule of any payments of principal, interest, premium or other amounts that are expected to be paid on any Indebtedness during such month; provided, that the Borrower shall have the right to amend any such budget at any time by submitting the amendment thereto in writing to the Lender.

(g)    Within 60 days after the end of each Fiscal Year of Borrower (as such period may be extended by Lender in its reasonable discretion), a capital expenditures report detailing all of the Capital Expenditures of the Gaming Enterprise during such Fiscal Year.

(h)    Within 5 Business Days after (i) the delivery of any notice of default given by Borrower to any other party to the Management Agreement, or (ii) receipt by Borrower of any notice of default from any other party to the Management Agreement, a copy of such notice of default.

(i)    Within 5 Business Days after the execution thereof, a copy of any amendment to the Management Agreement or a replacement Management Agreement.

(j)    Promptly upon the written request of Lender, provide documentary and other evidence of such Credit Party’s identity as may be prescribed by Applicable Law or reasonably requested by Lender at any time to enable Lender to verify its identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. In addition, each Credit Party hereby agrees to provide to Lender any additional information prescribed by Applicable Law or that Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws, rules and regulations concerning money laundering and similar activities.

(k)    Promptly upon the written request of Lender, such other information as Lender may reasonably request concerning the affairs and properties of Borrower.

5.8    Notice of Litigation, Claims and Adverse Conditions. Borrower, Guarantors and the Tribe will give, or cause to be given, prompt written notice to Lender of (a) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower, Guarantors or the Tribe which if adversely determined would have a Material Adverse Effect, (b) all material adverse changes in Borrower’s, Guarantors’ and the Tribe’s (taken as a whole) financial condition and any other action, event or condition of any nature which could reasonably be likely to have a material and adverse effect upon Borrower’s, Guarantors’ or the Tribe’s business, operations, management, assets, properties (including the Property), ownership or condition (financial or otherwise), or which, with notice or lapse of time or both, would constitute an Event of Default or a default under any other contract, instrument or agreement to which it is a party or to which it or any of its properties or assets may be bound or subject, (c) any actions, proceedings or notices which materially and adversely affect the Property by any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to the Property, (d) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard, and (e) any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

5.9    Maintenance of Existence. Borrower and each Guarantor shall maintain and preserve its existence and all rights and franchises material to its business.

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5.10    Protection against Lien Claims. Subject to the immediately succeeding sentence, Borrower and each Guarantor shall perform in a timely manner all of its material obligations under any and all contracts and agreements related to any construction activities at the Property or the maintenance or operation of the improvements thereon, and will pay when due all bills for services or labor performed and materials supplied in connection with such construction, maintenance and/or operation. Borrower and each Guarantor has the right to contest in good faith any bill, claim or lien, provided that it does so diligently, without prejudice to Lender or unreasonable delay in completing any improvements.

5.11    Further Assurances. Borrower, Guarantors and the Tribe shall execute and deliver from time to time, promptly after any request therefor by Lender, any and all instruments, agreements and documents and shall take such other action as may be reasonably necessary or desirable in the opinion of Lender to maintain or perfect Lender’s security provided for herein and in the other Loan Documents, including, without limitation, the filing of UCC renewal statements and the execution of amendments to the Loan Documents, all as Lender shall reasonably require for such purposes, and Borrower shall pay all reasonable and documented out-of-pocket fees and expenses (including reasonable attorneys’ fees) related thereto.

5.12    Other Agreements. Borrower, Guarantors and the Tribe shall comply in all material respects with all terms and conditions of all other material agreements (including any Swap Contract), whether now or hereafter existing, between Borrower, Guarantors or the Tribe and any other party and notify Lender promptly in writing of any material default in connection with any such other agreements.

5.13    Taxes, Charges and Liens. Other than as would not reasonably be expected to have a Material Adverse Effect, Borrower, Guarantors and the Tribe will pay and discharge when due all of its Indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower, Guarantors or the Tribe, or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of its properties, income, or profits; provided however, Borrower, Guarantors or the Tribe will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower, Guarantors or the Tribe, as applicable, shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with generally accepted accounting principles, consistently applied.

5.14    Environmental Compliance and Reports. Borrower, Guarantors and the Tribe shall comply in all material respects with any and all environmental laws, rules and regulations; not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part or on the part of any third party over whom Borrower, Guarantors or the Tribe has control (such as tenants) or legal responsibility for their actions (such as employees, agents and contractors), on property owned and/or occupied by Borrower, Guarantors or the Tribe, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state, local or tribal Governmental Authorities; shall furnish to Lender promptly and in any event within 30 days after receipt thereof a copy of any material notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s, Guarantors’ or the Tribe’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

5.15    [Reserved].

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5.16    Performance of Acts. Borrower, Guarantors and the Tribe shall perform and comply, in a timely manner, with all terms, conditions and provisions set forth in this Agreement, any Specified Swap Agreement and in the other Loan Documents, and in all other instruments and agreements between Borrower, Guarantors or the Tribe and Lender. Borrower, Guarantors and the Tribe shall notify Lender promptly in writing of any default in connection with any such agreements. Upon request by Lender, Borrower, Guarantors and the Tribe shall perform all acts which may be reasonably necessary or advisable to create, attach or perfect any lien or security interest provided for in the Loan Documents or to carry out the intent of the Loan Documents. Borrower, Guarantors and the Tribe shall also make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, pledges, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loan, to perfect all of Lender’s security interests and liens and/or in connection with any Specified Swap Agreement.

5.17    Compliance with Laws. Borrower, Guarantors and the Tribe will comply in all material respects with all laws, ordinances, regulations and requirements now or hereafter in effect of all Governmental Authorities having jurisdiction over its properties, businesses and operations, including the Property and will furnish Lender with reports of any official searches for violation of any requirements established by such Governmental Authorities. Borrower, Guarantors and the Tribe will comply in all material respects with applicable CC&Rs and all restrictive covenants and all obligations created by private contracts and leases which affect ownership, use or operation of the Property.

5.18    Inspections. Throughout the term of the Loan and during normal business hours (but not more often than once per Fiscal Year), Borrower, Guarantors and the Tribe will permit Lender and its representatives, employees, inspectors and consultants to enter upon the Property and to inspect the Property, to audit, examine and copy all leases, contracts, books, accounts, records (including, but not limited to, financial and accounting records pertaining to the Loan or the Property), and to discuss the affairs, finances and accounts of Borrower, Guarantors and the Tribe and the Property with representatives of Borrower, Guarantors and the Tribe. If Borrower, Guarantors or the Tribe now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, Guarantors or the Tribe, as applicable, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may reasonably request, all at Borrower’s expense.

5.19    Lender as Depository and holder of Deposit Account. Borrower and the Guarantors shall deposit and thereafter maintain all Cash and Cash Equivalents which are Gaming Assets in the accounts of Borrower maintained with Lender, other than (a) Cash and Cash Equivalents maintained at the Gaming Assets as “cage cash” and cash in automated teller machine cassettes or player card cash-out machine cassettes, (b) Cash and Cash Equivalents withdrawn and expended in the ordinary course of business (including from Payroll Accounts) of the Gaming Enterprise, and (c) other nominal amounts reasonably required in connection with Gaming Enterprise operations for petty cash and other purposes.

5.20    Referendum. The Tribe shall immediately provide Lender with notice of (i) the issuance of or request for of any petition or (ii) Tribal Council request for a referendum under Article XIV of the Tribe’s Constitution, calling for a popular initiative or referendum that may affect the Loan, the Loan Documents, the Gaming Assets, Borrower, Guarantors, or any resolutions of the Tribal Council of the Tribe approving the Loan or execution of the Loan Documents.

5.21    Preservation of Existence of Federal Regulation. The Tribe shall do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83.

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5.22    [Reserved.]

5.23    Continual Operation of Gaming Enterprise Operations. Borrower, Guarantors and the Tribe shall continually maintain Gaming Enterprise operations in compliance with all applicable Laws.

5.24    Cash Flow Waterfall. Provided that (i) no Event of Default has occurred and is continuing, and (ii) the amount available to make in any Fiscal Year payments required under Sections 5.24(e), (f), (g), (h), (i), (j), (k) or (l) below shall not exceed an amount equal to the amount by which actual EBITDA for the immediately preceding Fiscal Year is greater than the amount of EBITDA required to achieve an Annual Fixed Charge Coverage Ratio for such immediately preceding Fiscal Year of 1.0 to 1.0 calculated without giving effect to payments entitled to be made under Sections 5.24(e), (f), (g), (h), (i), (j), (k) or (l) in the current fiscal year (the “Annual Amount”), then all unrestricted cash on deposit in the Borrower’s Funds Accounts shall be distributed by Borrower to satisfy the following obligations (including at such times as will enable the payments provided for below to be timely made when due in accordance with their terms) in the following order of priorities:

(a)    First, to make Monthly Service Payments to the Tribe with respect to any month that began on or prior to the date of such payment and has not previously been paid;

(b)    Second, to pay or fund the payment of any amount set forth on the Capital Expenditure Budget (to the extent included in the applicable Capital Expenditure Budget and not exceeding $5,000,000 in any Fiscal Year) that has been submitted to the Lender and New Trustee on or before the commencement of each Fiscal Year;

(c)    Third, in order, (i) to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due and payable to Lender; and (ii) to pay scheduled principal and interest on the Loan as required pursuant to the terms of this Agreement, including, without limitation, interest at the Default Rate and any late charges under Section 2.9 then due and payable in respect of the Loan;

(d)    Fourth, to pay interest then due or during the current month becoming due on the New Notes in accordance with the New Indenture and to make payments or transfers to the Interest Reserve Account (as defined in the New Indenture) as required by Section 4.07(a) of the New Indenture for such month, provided that such transfers to the Interest Reserve Account in any month shall be limited to the amount that can be transferred without resulting in the Liquidity Amount (as defined in Section 4.07(a) of the New Indenture) being less than $12,500,000;

(e)    Fifth, until the Annual Amount is exhausted, to make any payments (including, without limitation, principal, pursuant to mandatory redemption or otherwise), due or during the current month coming due on the New Notes (including, without limitation, any mandatory redemption to be made pursuant to Section 3.08 of the New Indenture in an amount not to exceed in any Fiscal Year the applicable Excess Cash Amount defined in Section 3.08(b) of the New Indenture), to redeem Existing Notes pursuant to Section 3.08 of the Existing Indenture, and to redeem the principal amount of any PIK Notes then outstanding (and pay any accrued and unpaid interest thereon), provided that such repayment of PIK Notes then outstanding and interest thereon shall be limited to one annual payment to be made at the time of the mandatory redemption to be made pursuant to Section 3.08 of the New Indenture;

(f)    Sixth, until the Annual Amount is exhausted, if a PIK Period is in effect, to the Interest Reserve Account under the New Indenture, but if no PIK Period is in effect, to make annual payments of amounts due on Tribal Indebtedness;

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(g)    Seventh, until the Annual Amount is exhausted, to make any payments due on any other Indebtedness (other than the Loan) incurred in compliance with the New Indenture and to make payments required to be made on the Existing Notes;

(h)    Eighth, until the Annual Amount is exhausted, to repay, repurchase, redeem, defease or otherwise discharge the New Notes and any other Indebtedness incurred in compliance with the New Indenture;

(i)    Ninth, until the Annual Amount is exhausted, to repay, repurchase, redeem, defease or otherwise discharge the Existing Notes and any other Indebtedness incurred in compliance with the Existing Indenture;

(j)    Tenth, until the Annual Amount is exhausted, to make Permitted Investments (as defined in the New Indenture);

(k)    Eleventh, until the Annual Amount is exhausted, after the consummation of the redemption required by Section 3.08(b) of the New Indenture with respect to any subsequent Fiscal Year, but on or prior to the 135th day after the end of such Fiscal Year, to pay the Annual Service Payment for such Fiscal Year; and

(l)    Finally, until the Annual Amount is exhausted, to make any payments due on any other Indebtedness incurred in compliance with this Agreement and to make payments required to be made on the Existing 2010 Notes.

For the avoidance of doubt, the distributions pursuant to Sections 5.24(e), (f), (g), (h), (i), (j), (k) and (l) in respect of any Fiscal Year shall be made only after the Lender has received the annual certified public accountant audited financial statements of the Borrower pursuant to Section 5.7(b) for the immediately preceding Fiscal Year and has determined the Annual Amount based upon the computation of the Annual Fixed Charge Coverage Ratio for such immediately preceding Fiscal Year as required pursuant to Section 7.3.

Notwithstanding the foregoing, it is understood and agreed that for the Fiscal Year ending on September 30, 2018, the Closing Excess Amount defined in Section 3.08(c) of the New Indenture shall be applied to the repayment of principal of the New Notes during the period between Closing and September 30, 2018 and, notwithstanding the definition of “Annual Fixed Charge Coverage Ratio,” such payment shall not be included in the calculation of the Annual Fixed Charge Coverage Ratio for the Fiscal Year ending on September 30, 2018.

5.25    Additional Guarantors. Borrower and the Tribe agree to cause each future Subsidiary to guarantee the prompt and full payment and performance when due of the Obligations pursuant to a Joinder Agreement, in a form that is reasonably satisfactory to Borrower and Lender, in which such Subsidiary becomes a party to this Agreement as a Guarantor and becomes a party to the Security Agreement as an Assignor (a “Joinder Agreement”). As soon as practicable and in any event within 20 days after any Person becomes a Subsidiary, the Borrower shall provide the Lender with written notice thereof and shall cause such Person to execute and deliver to the Lender a Joinder Agreement.

5.26    Anti-Corruption Laws. Borrower, Guarantors and the Tribe, and their respective subsidiaries and their respective officers, employees, directors and agents, to the knowledge of Borrower, Guarantors and the Tribe are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. To the knowledge of Borrower, Guarantors and the Tribe, none of its council members, members of the Management Board, directors, officers or employees is a Sanctioned Person. The Loan and the use of the proceeds of the Loan or other transactions contemplated hereby will not violate Anti-

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Corruption Laws or applicable Sanctions. Neither the making of the Loan hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Borrower, Guarantors and the Tribe and their respective subsidiaries are in compliance in all material respects with the PATRIOT Act.

5.27    Anti-Corruption Compliance. Borrower, Guarantors and the Tribe will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Anti-Corruption Laws and applicable Sanctions.

5.28    Covenants of the Tribe.

(a)    The Tribe will not, and will not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law or the Compact, to do any of the following:

(i)    adopt, enact, promulgate or otherwise place into effect any Law of the Tribe which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of Lender, the obligations of Borrower, any Guarantor or the Tribe under this Agreement or the other Loan Documents (it being understood and agreed that any such Law of the Tribe which is adopted, enacted, promulgated or otherwise placed into effect without the consent of Lender shall, with respect to the Loan Documents, the rights and remedies of Lender hereunder, and the Obligations, be void and of no effect);

(ii)    adopt, enact, promulgate or otherwise place into effect any Laws of the Tribe which impose a lien in favor of the Tribe on any Gaming Assets;

(iii)    demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by this Section) or impose any regulatory or licensing requirement (except as provided in the Compact or the Gaming Ordinance), against Lender or against the Gaming Enterprise, their customers or guests, its operations or any other Gaming Assets, the creditors, the employees, officers, directors, patrons or vendors of the Gaming Enterprise, other than (x) charges upon the Gaming Enterprise to pay the actual and reasonable regulatory expenditures of the Gaming Commission under the Gaming Ordinance, (y) sales, use, room occupancy, leisure and related excise taxes, including admissions and cabaret taxes and any other taxes (other than income taxes) imposed by the Tribe on the patrons of the Gaming Enterprise, provided that the rate and scope of such taxes shall not be more onerous (taken as a whole) than those in place as of the date of this Agreement, and (z) fees imposed on Borrower by the Gaming Commission under IGRA;

(iv)    amend or repeal the Gaming Ordinance in effect on the date of this Agreement (unless any such amendment is a legitimate effort to ensure that the Borrower and Guarantors conduct the Gaming Operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Borrower and the Guarantors) or restrict or eliminate the exclusive right of the Borrower and the Guarantors to conduct Gaming Operations on any property owned or controlled by the Tribe, in each case in a manner that would be materially adverse to the rights or the economic interests of the Lender; provided that the

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foregoing shall never be construed or applied to permit the Lender to engage in any management activity;

(v)    amend governing documents of the Borrower or any Guarantor or the Tribal UCC, in each case, as in effect on the date of this Agreement or take any other action, enter into any agreement, or enact, amend, withdraw, repeal, or supersede, by referendum or otherwise, any ordinance, law, rule, resolution or regulation if such amendment, repeal agreement, action withdrawal or enactment would have a material adverse effect on the rights of the Lender;

(vi)    impose a tax or otherwise make a charge on the Note, this Agreement, the Security Documents or any payments or deposits to be made thereunder or on the Lender;

(vii)    except pursuant to the Loan Documents, the Existing Indenture, the New Indenture and other documents entered into in connection therewith and agreements in effect on the date of this Agreement, waive its sovereign immunity in any manner that would create recourse to the Recourse Assets, except that the Tribe may do so to the extent it is acting for the account and benefit of the Borrower or any of the Guarantors and so long as such action of the Tribe would not be prohibited by this Agreement if undertaken directly by the Borrower or any of the Guarantors and such action has been approved by the Management Board;

(viii)    conduct or permit on behalf of the Tribe or any Affiliate of the Tribe the conduct of any Gaming within the State of New Mexico or over the internet other than through the Borrower or a Guarantor.

(ix)    dissolve, reorganize, restructure or rename the Borrower or any Guarantor, cause the Borrower to cease to be a wholly-controlled instrumentality of the Tribe, restrict or eliminate the right of the Borrower to conduct the Gaming Enterprise or operate the Gaming Assets;

(x)    fail to timely pay or cause to be paid any tax, imposition, judgment, award or charge of any nature that is not an obligation of the Borrower or the Guarantors which, if not paid, would permit enforcement of a lien on the Recourse Assets, other than any such payment that is being contested in good faith and, during the time such payment is being contested, does not create any risk of foreclosure or forfeiture of those assets;

(xi)    permit or incur any consensual liability of the Tribe (or any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Borrower or any of the Guarantors, for which any of the Recourse Assets or the assets of the Borrower or any of the Guarantors may be bound or for which there may be recourse to the assets of the Borrower or any of the Guarantors, other than a liability that the Borrower or the Guarantors are permitted or not prohibited from incurring on their own behalf under this Agreement;

(xii)    appoint or consent to the appointment of a receiver or custodian of the Borrower or a Guarantor for all or substantially all of the assets of the Borrower or such Guarantor;

(xiii)    enact any bankruptcy law or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Lender provided for in the Loan Documents;

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(xiv)    directly or indirectly challenge the validity or legality of any provision of the Loan Documents in any court or other forum on the basis that such agreement or document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally recognized Indian tribes; or

(xv)    exercise any power of eminent domain over the Property or any assets of the Borrower or any of the Guarantors (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Lender).

(b)    The Tribe shall not allow any amendments to be made in the terms of its Constitution that will have a Material Adverse Effect without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(c)    The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Borrower or a Guarantor, the Lender shall be entitled to receive payment in full in respect of all Obligations before any payment or any distribution to the Tribe.

(d)    In the event that the Tribe receives any payment from the Borrower or any Guarantor at a time when such payment is prohibited by the terms of this Agreement, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered, upon the written request of the Lender or the Borrower, to the Borrower.

(e)    The Tribe will, as soon as practicable, provide written notice to the Lender of any action taken or to be taken by the Tribe to comply with federal or state law that would otherwise violate any provision of this Section 5.28, accompanied by an opinion of counsel for the Tribe that such action is required by federal or state law.

ARTICLE 6

NEGATIVE COVENANTS

6.    Negative Covenants. Neither Borrower nor any Guarantor shall:

6.1    Indebtedness and Liens. (a) Create, incur or assume Indebtedness for borrowed money, including Capital Leases, except for (i) trade debt incurred in the normal course of the business of the Gaming Enterprise, (ii) Permitted Debt, (iii) indebtedness to Lender contemplated by this Agreement and (iv) indebtedness listed on Schedule 6.1 hereto, (b) sell, transfer, mortgage, assign, pledge, grant a security interest in, or encumber any of the Gaming Assets, other than Permitted Liens, or (c) sell with recourse any of Borrower’s or Guarantors’ accounts relating to the Gaming Enterprise after the date of this Agreement, except to Lender.

6.2    Continual Operation of Gaming Enterprise. Fail to continuously maintain the Gaming Enterprise in compliance with all applicable Laws.

6.3    Other Gaming Enterprises. Other than the Gaming Enterprise and the gaming activities provided therein, own any casino or gaming facility in connection with, or otherwise conduct, Class II or Class III gaming pursuant to IGRA, or gaming over the internet, or allow any such facilities to operate on the Tribe’s reservation, unless such new gaming facility is owned and operated by Borrower, and all assets, including all personal property and revenues, are included as part of the Collateral in accordance with the Loan Documents.

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6.4    Segregation of Gaming Assets. Commingle any Gaming Assets, including any funds and bank accounts, with any other assets of the Tribe.

6.5    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate (including, without limitation, any Excluded Business) which involves the Gaming Enterprise, or any other Gaming Assets other than (a) employment of enrolled tribal members and the immediate family members of tribal members, on terms consistent with the past practices of Borrower, and (b) other transactions on terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to Lender in writing prior to the consummation thereof.

6.6    Distributions. Make any Distribution, whether from capital, income or otherwise, except Distributions made in compliance with Section 5.24 when no Default or Event of Default exists (and which would not result in any Event of Default) so long as such Distribution does not cause actual or pro forma violations of any of the financial covenants set forth in Article 7 of this Agreement. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Credit Parties shall be permitted to (i) make Monthly Service Payments during an Event of Default or the existence of any Default pursuant to Section 2.12(b) and (ii) make Distributions to redeem or otherwise retire New Notes using all net cash proceeds of each borrowing from Lender made after the Closing Date other than additional borrowings made as a result of Protective Advances, Accrued Unpaid Interest added to principal and Fees and Expenses added to principal.

6.7    Loan Proceeds. Borrower shall not, and shall ensure that the Management Board, its directors, officers, employees and agents shall not use the proceeds of the Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions. Borrower shall not use the net cash proceeds of any borrowing from Lender made after the Closing Date (other than additional borrowings made as a result of Protective Advances, Accrued Unpaid Interest added to principal and Fees and Expenses added to principal) for any purpose other than a Distribution thereof to redeem or otherwise retire New Notes as permitted in Section 6.6.

6.8    Accounting Changes. Change (a) its fiscal year or (b) its accounting practices except as required by GAAP.

6.9    Gaming Enterprise; Acquisitions. Permit the Gaming Enterprise to be operated by any Person other than Borrower, or, to the extent affecting or relating to the ownership or operation of the Gaming Enterprise or the Gaming Assets, acquire or create any Person, acquire all or substantially all of the assets of any other Person or enter into an agreement related to any of the foregoing.

6.10    Investments and Acquisitions. Make any acquisition of all or substantially all of the assets or equity interests in any Person, or enter into any agreement to make any acquisition, or make or suffer to exist any Investment, in each case using Gaming Assets, except (a) Investments in Cash Equivalents that are subject to the control of Lender; (b) Investments existing as of the Closing Date and described in Schedule 6.10; and (c) Investments in accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms.

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6.11    Disposition of Property; Sale of Assets.

(a)    Sell, convey, assign, transfer, lease or otherwise dispose of any material portion of the Gaming Assets to any Person other than in the ordinary course of business of the Borrower.

(b)    Make any disposition of any Gaming Assets whether now owned or hereafter acquired, other than: (i) dispositions made in the ordinary course of business; (ii) the sale or other disposition of equipment in the ordinary course of business; (iii) the disposition of equipment through a trade-in with a vendor for new equipment in the ordinary course of business; (iv) any Distribution otherwise permitted under Section 6.6; and (v) any Disposition of its real property to the federal government of the United States of America to be held in trust for the benefit of the Tribe.

6.12    Change of Control. Permit any Change of Control to occur.

6.13    Ownership Interests. Permit any Person (1) other than the Tribe to acquire any ownership interest in the Borrower or acquire any right to elect or appoint any member of the Management Board and (2) other than the Borrower, a Guarantor or the Tribe to acquire any ownership interest in any Guarantor.

6.14    Capital Expenditures. Make Capital Expenditures in any Fiscal Year in an amount greater than $5,000,000. Borrower’s compliance with this covenant shall be verified upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

6.15    Amendment of New Indenture. Solicit, execute or consent to any amendment, waiver or modification of, or supplement to, the New Indenture, the New Notes, any collateral document securing the New Indenture or any other document or instrument delivered in connection with the transactions contemplated by the New Indenture except (i) as permitted in Section 5.3(b) of the Intercreditor Agreement or (ii) with the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

6.16    Amendment of Existing Indenture. Solicit, execute or consent to any amendment, waiver or modification of, or supplement to, the Existing Indenture, the Existing Notes, any collateral document securing the Existing Indenture or any other document or instrument delivered in connection with the transactions contemplated by the Existing Indenture except (i) as permitted in Section 5.3(d) of the Intercreditor Agreement or (ii) with the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

6.17    Defeasance under New Indenture. Defease the New Notes pursuant to Article 9 of the New Indenture or otherwise effect a defeasance of the New Notes.

6.18    Defeasance under Existing Indenture. Defease the Existing Notes pursuant to Article 9 of the Existing Indenture or otherwise effect a defeasance of the Existing Notes.

6.19    Redemption under New Indenture. Purchase or make any redemption or prepayment of New Notes except as provided in Sections 5.24 and 6.6, and subject to the covenants in Section 7.5.

6.20    Redemption under Existing Indenture. Purchase or make any redemption or prepayment of Existing Notes except as provided in Sections 5.24 and 6.6, and subject to the covenants in Section 7.5.

6.21    Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined

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within Regulations G, T, and U of the Board of Governors of the Federal Reserve System), and not more than 25% of the value of Borrower’s assets consists of such margin stock. No part of the Loan will be used to purchase or carry any margin stock or to extend credit to others for that purpose or for any other purpose that violates the provisions of Regulations U or X of said Board of Governors.

ARTICLE 7

FINANCIAL COVENANTS

7.    Financial Covenants.

7.1    Leverage Ratio. Borrower shall, as of the last day of each Fiscal Quarter, have a Leverage Ratio of not more than 1.50 to 1.00, measured on a trailing four Fiscal Quarter basis. Borrower’s compliance with this covenant shall be verified for the first three Fiscal Quarters of the year upon receipt of Borrower’s quarterly financial statements in accordance with Section 5.7(c), and for the Fiscal Year End upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

7.2    Interim Fixed Charge Coverage Ratio. Borrower shall, as of the last day of each Fiscal Quarter, have an Interim Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the period of four Fiscal Quarters then ended. Borrower’s compliance with this covenant shall be verified for the first three Fiscal Quarters of the year upon receipt of Borrower’s quarterly financial statements in accordance with Section 5.7(c), and for the Fiscal Year then ended upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

7.3    Annual Fixed Charge Coverage Ratio. Borrower shall, as of the last day of each Fiscal Year, have an Annual Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 for the period of four Fiscal Quarters then ended. Borrower’s compliance with this covenant shall be verified upon receipt of Borrower’s audited financial statements in accordance with Section 5.7(b).

7.4    PIK Notes. With respect to each “Interest Payment Date” (arising under and as defined in the New Indenture), to the extent that, as of the last day of the most recent Fiscal Quarter (a “PIK Determination Date”) of the Borrower ending prior to such Interest Payment Date for which financial reports have been delivered pursuant to Section 4.03 of the New Indenture, the Interim Fixed Charge Coverage Ratio is below 1.0 to 1.0, an amount of interest payable on such Interest Payment Date up to the difference between the amounts described in clauses (a) and (b) of the definition of Interim Fixed Charge Coverage Ratio (calculated as of such PIK Determination Date) may, at the election of the Borrower (made by delivering an officer’s certificate to the Lender) be paid on such Interest Payment Date by increasing the principal amount of the outstanding New Notes or by issuing PIK Notes (“PIK Interest”) in the manner described in clause (2) of the New Notes; provided that the aggregate amount of PIK Interest paid on any Interest Payment Date shall not cause the aggregate amount of PIK Interest paid on all New Notes since the date of issuance of the Initial Notes (under and as defined in the New Indenture) to exceed $7.5 million. Borrower covenants to exercise its option to issue PIK Notes pursuant to the New Indenture so as to avoid to the extent possible a Default or Event of Default under and as defined in the New Indenture for failure to pay interest in cash. Borrower shall not be obligated pursuant to this Section 7.4 to exercise its option to issue PIK Notes if Borrower is not permitted to issue PIK Notes under the New Indenture. The period (x) commencing on a PIK Determination Date that indicates, pursuant to this Section 7.4, that interest the next Interest Payment Date may be satisfied by Borrower by issuing PIK Notes and (y) ending on the first subsequent PIK Determination Date following each occurrence of an event specified in (x) above that indicates that the next interest payment due in respect of the New Indenture shall be satisfied by Borrower in full in cash is referred to as the “PIK Period”.

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7.5    Required Prepayments.

(a) Borrower and the Guarantors covenant and agree to apply the Net Proceeds of any Asset Sale (each as defined in the New Indenture) to the prepayment of the Loan prior to the purchase of New Notes pursuant (and subject) to Section 4.13 of the New Indenture or to the purchase of Existing Notes pursuant (and subject) to Section 4.13 of the Existing Indenture.

(b) Borrower and the Guarantors covenant and agree to apply the Net Loss Proceeds of any Event of Loss (each as defined in the New Indenture) to the prepayment of the Loan prior to the purchase of New Notes pursuant (and subject) to Section 4.35 of the New Indenture or to the purchase of Existing Notes pursuant (and subject) to Section 4.34 of the Existing Indenture.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

8.    Events of Default and Remedies.

8.1    Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower, Guarantors or the Tribe fail to pay (i) any principal amount due hereunder or under the Note (including any scheduled principal repayments) when due, (ii) any interest or other monetary amounts under the Note, this Agreement or any other Loan Document within 15 days after the applicable due date therefor; provided, such grace period shall not apply to any amounts due on the Maturity Date; or

(b)    Borrower, Guarantors or the Tribe fail to comply with any covenant contained in this Agreement or any other Loan Document (other than as provided in Section 8.1(e) and Section 8.1(n) below) and does not cure that failure within 30 days after the earlier of (i) Borrower obtaining actual knowledge of such failure and (ii) written notice from Lender; provided, however, Borrower, Guarantors or the Tribe, as applicable, shall have such additional time to cure any such failure, not to exceed a total of 60 days, if Borrower, Guarantors or the Tribe, as applicable, at all times diligently pursues the cure of such failure to Lender’s reasonable satisfaction; or

(c)    Borrower, Guarantors or the Tribe becomes insolvent or the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, and, with respect to any such proceeding that is involuntary, such proceeding is not dismissed within 60 days of the filing thereof (an “Insolvency Proceeding”); or

(d)    Borrower, Guarantors or the Tribe dissolves, terminates or liquidates (it being acknowledged and agreed that any consolidation of a Guarantor into another Guarantor or the Borrower shall not constitute an Event of Default hereunder); or

(e)    Borrower, Guarantors or the Tribe fails to comply with any covenant contained in Article 6 or Article 7; or

(f)    Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

(g)    Any material breach or default occurs under any Specified Swap Agreement; or

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(h)    Lender fails to have an enforceable first lien on a material portion of the Collateral (except as expressly permitted under the Loan Documents); or

(i)    A lawsuit or suits are filed against Borrower, Guarantors or the Tribe, or a judgment or judgments are entered against Borrower, Guarantors or the Tribe, or any government authority takes action, in each case, that materially adversely affects Borrower’s ability to repay the Loan (provided that no enforcement action or judgment in respect of the Existing Notes or the Existing 2010 Notes shall give rise to an Event of Default); or

(j)    [Reserved]; or

(k)     (i) Any failure, breach or default by Borrower under the Other Loans, it being the intention and agreement of Lender and Borrower to cross-default the Loan and the Other Loans with one another. As used in this paragraph, “Other Loans” means any existing or future loans by Lender to Borrower; or (ii) failure of Borrower, Guarantors or the Tribe to pay when due any payment (whether of principal, interest or any other amount) in respect of any Recourse Obligations, or (iii) the default by Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition in any Recourse Obligations, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Recourse Obligations or the lender(s) under any agreement governing Recourse Obligations to cause, any portion of such Recourse Obligations to become due prior to its stated maturity or any commitment to lend under any such agreement to be terminated prior to its stated expiration date (for avoidance of doubt, neither the Existing Notes nor the Existing 2010 Notes constitute Other Loans); or

(l)    Any sale of an ownership interest in Borrower or any Guarantor other than to another Credit Party or the Tribe; or

(m)    Any Loan Document is terminated, revoked or otherwise rendered void or unenforceable other than as expressly permitted hereunder; or

(n)    [Reserved]; or

(o)    The Tribe at any time ceases to be a federally recognized Indian Tribe; or

(p)    The occurrence of any event or circumstance which results in the failure of any material portion of the Gaming Assets being open to conduct Class III gaming activities for any reason or which results in the prohibition of conduct of Class III gaming activities at the Gaming Assets, in each case for a period in excess of five consecutive days; or

(q)    The occurrence of any violation of, or the termination or cancellation of, the Compact, or a failure to timely renew the Compact; or

(r)    A member of the Tribe requests or presents to the Tribal Council of the Tribe a petition signed by not less than 30% of the qualified voters of the Tribe pursuant to Article XIV of the Tribe’s Constitution calling for a popular initiative or referendum that, if passed, would have an adverse effect on (A) any of the Loan Documents, (B) any provision in the Loan Documents, (C) Gaming Assets, (D) Gaming Operations, (E) the Guarantors or (F) the Tribal Council’s resolution authorizing execution of the Loan Documents; or

(s)    A majority of the members of the Tribal Council of the Tribe request a popular initiative or referendum pursuant to Article XIV of Tribe’s Constitution that, if passed, would have an

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adverse effect on (A) any of the Loan Documents, (B) any provision in the Loan Documents, (C) Gaming Assets, (D) Gaming Operations, (E) the Guarantors or (F) the Tribal Council’s resolution authorizing execution of the Loan Documents;

(t)     The occurrence and continuation of any Event of Default (as defined in the New Indenture) under the New Indenture, provided that any waiver under the New Indenture of any such Event of Default will automatically constitute a waiver of the corresponding Event of Default under this Section 8.1(t);

(u)     [Reserved]; or

(v)     (i) With respect to a Plan, Borrower, Guarantors or the Tribe, or an ERISA Affiliate is subject to a lien pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

8.2    Remedies.

(a)    If an Event of Default occurs under this Agreement, Lender may exercise any right or remedy which it has under any of the Loan Documents (other than any Specified Swap Agreement), or which is otherwise available at law or in equity or by statute and all of Lender’s rights and remedies shall be cumulative. No disbursement of Loan funds by Lender shall cure any default of Borrower, unless Lender agrees otherwise in writing in each instance.

(b)    Upon the occurrence of any Event of Default described in Section 8.1(c), all of the Obligations under the Loan Documents (other than any Specified Swap Agreement) shall automatically become immediately due and payable upon the filing of the petition commencing such proceeding, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character. Upon the occurrence of any other Event of Default, Lender may declare all of the Obligations under the Loan Documents immediately due and payable without additional notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other additional notices or demands of any kind or character. If such acceleration occurs, Lender may apply any sums in the Borrower’s Funds Accounts to the Obligations under the Loan Documents, in accordance with Section 2.12(b).

ARTICLE 9

EXPENSES AND INDEMNITY

9.    Payment of Expenses and Indemnification.

9.1    Payment of Expenses. Borrower shall pay all taxes and assessments and all reasonable and documented out-of-pocket expenses, charges, costs and fees provided for in this Agreement or relating to the Loan and/or in connection with any Specified Swap Agreement, including, without limitation, any fees incurred for recording or filing any of the Loan Documents, title insurance premiums and charges, tax service contract fees, reasonable and documented fees of any consultants, reasonable and documented fees and expenses of Lender’s counsel, documentation and processing fees, printing, photostatting and duplicating expenses, air freight charges, escrow fees, costs of surveys, premiums of hazard insurance policies and surety bonds and fees for any appraisal and appraisal review reasonably required by Lender, as well as any revisions, extensions, renewals or “workouts” of the Loan, and in the exercise of Lender’s rights and remedies under this Agreement, any Specified Swap Agreement or the

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other Loan Documents. Borrower hereby authorizes Lender to disburse the proceeds of the Loan to pay such expenses, charges, costs and fees notwithstanding that Borrower may not have requested a disbursement of such amount. Such disbursement shall be added to the outstanding principal balance of the Note. The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements. However, the provision of this Section 9.1 shall not prevent or excuse Borrower from paying such expense, charges, costs and fees from its own funds. All such expenses, charges, costs and fees shall be Borrower’s obligation regardless of whether or not Borrower has requested and met the conditions for the disbursement of the Loan.

9.2     Indemnification. Borrower agrees to protect, indemnify, defend and save harmless Lender, its directors, officers, agents and employees for, from and against any and all liability, expense or damage of any kind or nature and for, from and against any suits, claims or demands, including reasonable legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether in suit or not, arising out of this Agreement or in connection herewith, including, without limitation, any suit, claim or demand arising out of any default which may occur under the CC&Rs, but excluding liability, damages, costs and expenses arising from the gross negligence, illegal conduct, fraud or willful misconduct of Lender, as determined by a final judgment or arbitration decision obtained in accordance with Article 13. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter to the extent reasonably practicable and an opportunity (within 10 days of receiving such notice) to defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Lender for such litigation. The obligations on the part of Borrower under this Section 9.2 shall survive the closing of the Loan and the repayment thereof.

9.3     Waiver of Damages. Lender shall have no liability with respect to, and Borrower, Guarantors and the Tribe hereby waive, release and agree not to sue for, any special, indirect, consequential or punitive damages suffered by such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. The Tribe shall have no liability with respect to, and Lender hereby waives, releases and agrees not to sue the Tribe for, any special, indirect, consequential or punitive damages suffered by Lender in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

ARTICLE 10

MISCELLANEOUS

10.     Miscellaneous Provisions.

10.1     Purpose and Effect of Lender Approval. Lender’s approval of any matter in connection with the Loan shall be for the sole purpose of protecting Lender’s security and rights. No such approval shall result in a waiver of any Default. In no event shall Lender’s approval be a representation of any kind with regard to the matter being approved.

10.2     No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Lender and its successors and assigns. No trust fund is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

10.3     Notices. All notices given under this Agreement shall be in writing and shall be given either by personal delivery, overnight receipted courier (such as Federal Express), or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below its signature. Notices shall be effective upon receipt or when proper delivery is refused. Addresses for notice may be

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changed by either party by notice to the other party in accordance with this Article. Service of any notice on Borrower shall be effective service on Borrower, Guarantors and the Tribe for all purposes.

10.4     Actions. Lender shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding which might affect its security or its rights, duties or liabilities relating to the Loan, the Property, or any of the Loan Documents. Borrower shall pay promptly on demand all of Lender’s reasonable and documented out-of-pocket costs, expenses, and legal fees and expenses of Lender’s counsel incurred in those actions or proceedings.

10.5     Attorneys’ Fees. In all situations, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Lender’s reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees, which may be incurred in enforcing or protecting Lender’s rights or interests. From the time(s) incurred until paid in full to Lender, all such sums shall bear interest at the Default Rate. Whenever Borrower is obligated to pay or reimburse Lender for any attorneys’ fees, those fees shall not include the allocated costs for services of in-house counsel directly employed by Lender.

10.6     Relationships with Other Lender Customers. From time to time, Lender may have business relationships with Borrower’s customers, suppliers, contractors, members, tenants, partners, shareholders, officers or directors, or with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that Lender may extend credit to such parties and may take any action it may deem necessary to collect the credit, regardless of the effect that such extension or collection of credit may have on Borrower’s financial condition or operations. Borrower further agrees that in no event shall Lender be obligated to disclose to Borrower any information concerning any other Lender customer.

10.7     Restriction on Personal Property. None of Borrower, Guarantors or the Tribe shall sell, convey, or otherwise transfer or dispose of its interest in any personal property in which Lender has a security interest, or contract to do any of the foregoing except in accordance with Section 6.11.

10.8     Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision. If any court of competent jurisdiction determines any provision of this Agreement or any of the other Loan Documents to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Loan Documents.

10.9     Interpretation. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Agreement are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement. Lender shall not be required to disclose any privileged or confidential information (including detailed descriptions of legal services) in order to document any expenses incurred by Lender.

10.10     Waivers; Amendments.

(a)     No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further

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exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have.

(b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, Guarantors and the Tribe and Lender.

10.11     Counterparts. This Agreement and any attached consents or exhibits requiring signatures may be executed in counterparts, and all counterparts shall constitute but one and the same document. A counterpart hereof delivered by electronic means shall be as effective as an originally executed counterpart hereof.

10.12     Language of Agreement. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party.

10.13     Survival. The representations, warranties, acknowledgments and agreements set forth herein shall survive the date of this Agreement. This Agreement shall survive the repayment in full of the New Notes and the Existing Notes.

10.14     Further Performance. Borrower, Guarantors and the Tribe, whenever and as often as they shall be reasonably requested by Lender, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered such further instruments and documents and to do any and all things as may be reasonably requested in order to carry out the intent and purpose of this Agreement and the other Loan Documents.

10.15     Time is of the Essence. Time is of the essence in the performance of this Agreement and the other Loan Documents by Borrower, Guarantors and the Tribe and each and every term thereof.

10.16     Recitals; Exhibits. The Recitals to this Agreement set forth above are true, complete, accurate and correct and such recitals are hereby incorporated by reference. The exhibits to this Agreement are hereby incorporated by reference.

10.17     Integration. The Loan Documents (a) integrate all the terms and conditions mentioned in or incidental to this Agreement, (b) supersede all oral negotiations and prior writings with respect to their subject matter, including Lender’s loan commitment to Borrower, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any other Loan Document, but excluding the Environmental Indemnity, the terms, conditions and provisions of this Agreement shall prevail.

10.18     WAIVER OF JURY TRIAL. EACH OF BORROWER, GUARANTORS AND THE TRIBE AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF BORROWER, GUARANTORS AND THE TRIBE AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL

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CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF BORROWER, GUARANTORS AND THE TRIBE AND LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.19     USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower, Guarantors and the Tribe pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower, Guarantors and the Tribe: When Borrower, Guarantors or the Tribe opens an account, if such Person is an individual, Lender will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify such Person and, if such Person is not an individual, Lender will ask for its name, taxpayer identification number, business address, and other information that will allow Lender to identify such Person. Lender may also ask, if such Person is an individual, to see such Person’s driver’s license or other identifying documents and, if such Person is not an individual, to see such Person’s legal organizational documents or other identifying documents.

10.20     Binding Effect. The Loan Documents will be binding upon, and inure to the benefit of, Borrower, Guarantors and the Tribe and Lender and their respective successors and assigns and enforceable against such Persons in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state and federal laws relating to or limiting creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law and principles of good faith and fair dealing. None of Borrower, Guarantors or the Tribe may assign any of its rights under this Agreement or delegate any of its Obligations under the Loan Documents.

10.21     Participations; Assignments. Lender shall have the right at any time to sell, assign, transfer, negotiate, or grant participations in all or any part of the Loan or the Note to one or more participants. Borrower, Guarantors and the Tribe hereby acknowledge and agree that any such disposition will give rise to a direct obligation of Borrower, Guarantors and the Tribe to each such participant. Lender may at any time, without the consent of Borrower, Guarantors or the Tribe assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. Lender and each participant who now or hereafter becomes a party to this Agreement or who becomes a participant with Lender in the Loan represents that one of the following statements applies to it: (a) it is a national banking association; (b) it is a bank organized and existing under the laws of the State of New Mexico; or (c) each Gaming Board having jurisdiction over the Gaming Enterprise has determined that such Lender is not required to be licensed or certified by such Gaming Board under the Compact in order to make or participate in the Loan. Participants shall not have any rights under Section 10.10(b) of this Agreement. The Borrower shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive

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absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.22     Change, Discharge, Termination, or Waiver. No provision of this Agreement may be changed, discharged, terminated, or waived except in writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought.

10.23     Setoff. Borrower, Guarantors and the Tribe hereby grant Lender a security interest in all deposits, credits and deposit accounts of the Gaming Enterprise (including all account balances, whether provisional or final and whether or not collected or available) of Borrower, Guarantors or the Tribe with Lender or any Affiliate of Lender (the “Gaming Enterprise Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under applicable law, if Borrower, Guarantors or the Tribe become insolvent, however evidenced, or any Event of Default occurs, Borrower, Guarantors or the Tribe authorize Lender to offset and apply all such Gaming Enterprise Deposits toward the payment of the Obligations owing to Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.

ARTICLE 11

WAIVER OF SOVEREIGN IMMUNITY, CHOICE OF LAW, ARBITRATION,

AND CONSENT TO JURISDICTION

11.1     Waiver of Sovereign Immunity, Jurisdiction and Consent to Service of Process. None of Borrower, Guarantor or the Tribe (each, a “Tribal Party”) consents to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method, except that:

(a)     The Tribe, Borrower and each Guarantor, expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from unconsented suit, arbitration or other legal proceedings (each, inclusive of actions for equitable or provisional relief and to compel arbitration, an “Action”) arising under or relating to the Note, the Security Agreement, Environmental Indemnity Agreement, and any other document or agreement entered into in connection therewith (collectively, the “Transaction Documents”) or the transactions contemplated thereby, provided that:

(i)     each waiver is expressly limited to Actions brought against such party in compliance with the applicable Transaction Document by Persons expressly stated to benefit from the applicable Transaction Document;

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(ii) the Action is brought only in the courts of the United States, sitting in the State of New Mexico, or the courts of the State of New Mexico (and any appellate court to which any appeals therefrom are available);

(iii) the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(iv) the Action shall only be to (A) interpret or enforce or otherwise seek or obtain relief with respect to the provisions of the Transaction Documents or rights or obligations arising in connection therewith or the transactions contemplated thereby, (B) enforce and execute any order, judgment, award or ruling resulting from such Action or (C) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(v) the Action may seek all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief, but in any event shall not include a claim for punitive or consequential damages; and

(vi) any order, judgment, ruling or other remedy related to any Action permitting monetary recovery against the Property shall be enforceable only against the Property that is not real property or an interest in real property.

(b) the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from any Action arising under or relating to any Transaction Document or the transactions contemplated thereby, subject to the terms, conditions and limitations set forth under this Article 11 hereof, and provided that:

(i) the Action shall only be to (A) interpret or enforce or otherwise seek or obtain relief with respect to the provisions set forth under this Article 11 hereof or rights arising in connection therewith, (B) enforce and execute any order, judgment or ruling resulting from such Action or (C) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(ii) the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(iii) the Action may seek all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief, with the exception of punitive or consequential damages; and

(iv) any order, judgment, ruling or other remedy related to any Action shall be consistent with, and enforceable only according to the terms, conditions and limitations set forth under this Article 11.

(c) Each Tribal Party expressly and irrevocably waives, to the fullest extent it may legally and effectively do so, any right it may otherwise have to require any suit, arbitration, legal process or enforcement proceeding be considered or heard first in any tribal court or forum of the Tribe, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention. Each Tribal Party agrees not to commence any Action in any tribal court or forum of the Tribe without the consent of the Lender.

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(d) Each Tribal Party expressly agrees that a tribal police officer, tribal law enforcement official or licensed peace officer (each a “Tribal Officer”) is authorized to execute such judgment, award or order entered against a Tribal Party in respect of the Loan Documents.

For the avoidance of doubt, Lender and its successors and assigns are each expressly recognized by all parties to this Agreement to be persons entitled to benefit from the Transaction Documents and each of the limited waivers of sovereign immunity described in clauses (a) and (b) of this Article 11. Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to above. Each of the parties to the Transaction Documents hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. For the purposes of the Transaction Documents, each of the parties thereto hereby agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.2    Choice and Adoption of Law. The Loan Documents and the rights and obligations of the parties thereunder shall be construed in accordance with, and governed by, the laws of the State of New Mexico (without regard to conflict of law provisions); provided, however, that if the creation or attachment of any security interest in any item of collateral is excluded from the coverage of the New Mexico Uniform Commercial Code or the security interest in any item of collateral cannot be created or attached under the New Mexico Uniform Commercial Code, then the creation and or attachment of the security interest in such collateral shall be governed by Tribal Law, and except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular collateral is governed by the Laws of a jurisdiction other than the State of New Mexico (including, without limitation, the Tribal UCC). The provisions of this Section are irrevocable and may not be rescinded, revoked or amended without the prior written consent of Lender. The lien created by the pledge of the Collateral under the Security Agreement shall be valid and binding from the time the pledge is made as evidenced by the execution and delivery of the Loan Documents. The Collateral shall be immediately subject to the lien of the pledge without physical delivery, filing or any other act. Except as otherwise expressly provided in the Loan Documents, the lien of the pledge is perfected, is superior to and has first priority over any other claims and liens of any kind. Borrower, Guarantors and the Tribe acknowledge that Lender is the secured party under the Security Agreement and that Lender has a first irrevocable priority security interest in all Collateral, including all Pledged Revenues until all Obligations are paid in full. Borrower, Guarantors and the Tribe represent and warrant that the foregoing choice and adoption of law is permitted by the applicable Laws and customs of the Tribe and the Tribe’s Constitution. In connection with the foregoing, the Tribe represents and warrants to Lender that the Tribe has no Laws that provide for or contemplate the filing or recording of liens, encumbrances, security instruments, or other documents with any tribal office or agency for any purpose, including constructive notice to creditors or other persons and/or the perfection of liens and security interests.

11.3    Arbitration. Upon the demand of any party hereto, any disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from the Loan Documents or otherwise in connection therewith, including contract disputes and tort claims (collectively, a “Dispute”), shall be resolved by binding arbitration pursuant to the Commercial Financial Dispute Rules of the American Arbitration Association (“AAA”) and governed by the Federal Arbitration Act. The Tribe, for itself, Borrower and each Guarantor, agrees that the sovereign immunity and other waivers described in Section 11.1 above will expressly extend to such arbitration. Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in Albuquerque, New Mexico, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver

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of arbitration or be prohibited by this arbitration provision. This arbitration provision shall not limit the right of Lender during any Dispute, to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise within any Federal Court, State Court or Tribal Court, for the purposes of realizing upon, preserving, protecting, repossessing upon or proceeding under forcible entry and detainer for possession of, any Collateral and any such action shall not be deemed an election of remedies (collectively, the “Ancillary Remedies”). Such Ancillary Remedies include obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any writ of attachment, seeking the enforcement of subpoenas or exercising any rights relating to the Collateral, including exercising the right of setoff or taking or disposing of such property, with or without an arbitration, Tribal Court hearing under Tribal Law, any other Law of the Tribe or any other judicial process. Any Dispute concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of Lender authorized under the Loan Documents. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. No act or acts to take or dispose of any Collateral shall constitute a waiver of this arbitration provision or be prohibited by this Article 11. The Federal Arbitration Act shall apply to any arbitration under this Article 11. The Federal Arbitration Act shall apply to the enforcement of this Article 11 or any arbitration award. The arbitrators shall apply applicable federal law and, to the extent not inconsistent with federal law, the laws of the State of New Mexico and Tribal Law, without regard to conflicts of laws principles. Notwithstanding the previous sentence, with respect to enforcement of the Loan Documents and interpretation of the meaning of the Loan Documents (including any word, clause, phrase, section or Article therein), the arbitrators shall apply the laws of the State of New Mexico. Arbitrators must be active members of the New Mexico State Bar or retired judges of the state or federal judiciary of New Mexico. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the laws of the State of New Mexico and (ii) shall have the power to award recovery of all costs and fees and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure or the New Mexico Rules of Civil Procedure. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. Arbitrators will not have any power to issue any award that would result in any Lender exercising management control over the Gaming Enterprise in violation of IGRA. The arbitrators shall not have the authority to award relief that will in any way affect any real property held in trust by the United States for the benefit of the Tribe or any real property held in trust by the United States for the benefit of individual Indians.

11.4    Service of Process; Waiver of Tribal Court Exhaustion. Service of process may be made by any means authorized by applicable Law and arbitration rules. Borrower, Guarantors and the Tribe acknowledge that the tribal president, the tribal vice president and tribal secretary (and each successor thereof) are persons authorized to receive service of process and that the address of Borrower, Guarantors and the Tribe set forth in this Agreement or the other Loan Documents is the authorized address for mailing when service of process is by mail. Borrower, Guarantors and the Tribe further waive and agree not to assert any doctrine requiring exhaustion of Tribal Court procedures and/or remedies (including any administration procedures and/or remedies) prior to Lender proceeding with arbitration, self-help remedies, repossession and provisional and Ancillary Remedies pursuant to the Loan Documents and

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agree not to file or commence any action or defense relating to this Agreement or any other Loan Document in Tribal Court or any other tribal court that may have jurisdiction except to enforce or confirm an award or judgment in accordance with this Article 11.

11.5    Entry and Review of Award. Lender may seek to enforce the arbitration award in Federal Court under the Federal Arbitration Act (or any other federal law allowing such enforcement) or in State Court, or Borrower, Guarantors and the Tribe may seek to enforce the arbitration award in Federal Court under the Federal Arbitration Action (or any other federal law allows such enforcement) or in State Court. Borrower, Guarantors and the Tribe hereby consent and agree the Federal Court shall have concurrent jurisdiction with respect to the entry and review of arbitration awards and other matters as provided for herein. Borrower, Guarantors and the Tribe acknowledge that this commercial lending transaction involves interstate commerce and therefore any party may avail itself to federal jurisdiction under the Federal Arbitration Act. In the event the Federal Court lacks jurisdiction to do so, such judgment may be entered in State Court. Without limiting the generality of the foregoing, Borrower, Guarantors and the Tribe expressly authorize any Governmental Authority or other agency authorities who have the right and duty under applicable Law to take any and all action awarded in any arbitration proceeding or by Tribal Court, Federal Court or State Court, including entry upon the land and any premises owned or controlled by Borrower, Guarantors or the Tribe to give effect to any arbitration award. Borrower, Guarantors and the Tribe also acknowledge that once entered in Tribal Court, Federal Court and/or State Court, judgments may also be transferred to and enforced through other courts as necessary to enforce the judgment creditors’ rights against the judgment debtor’s properties and assets. It is the intent of the parties that Lender will be able to obtain possession and control of the Collateral, including, without limitation, the Pledged Revenues and proceeds thereof, in accordance with the rights afforded Lender under the Loan Documents, under Tribal Law, under the Security Agreement, under any arbitration award and/or under any court order.

ARTICLE 12

GAMING OPERATIONS AND LICENSES

12.1    Payment of Gaming Operating Expenses after Event of Default. Notwithstanding anything to the contrary in any of the Loan Documents, after the occurrence and during the continuation of an Event of Default, Lender will allow Borrower to withdraw on the first day of every month, the amount required by Borrower to pay Current Monthly Operating Expenses (as defined below) incurred by the ongoing Gaming Enterprise from Pledged Revenues as is consistent with Borrower’s prior Gaming Enterprise operations. “Operating Expenses” means, for any period, the then-current normal expenses of the Gaming Enterprise in accordance with GAAP, as necessarily adjusted to account for the operation of a casino business. “Operating Expenses” shall include, without limitation, cage cash, promotional allowances, wages, salaries and bonuses to personnel, the cost of materials and supplies used for current operation and maintenance, security costs, utilities expenses, trash removal, costs of goods sold, marketing, advertising, legal, accounting, consulting, insurance premiums, reasonable regulatory fees, information systems expenses, depreciation, amortization, charges imposed upon Borrower by authorized governmental authorities other than the Tribe (provided that the Tribe may charge for other identified goods and services obtained by Borrower at no more than reasonable fair market value), and charges for the accumulation of appropriate reserves for current expenses that are not recurrent monthly but may reasonably be expected to be incurred in accordance with GAAP. “Operating Expenses” shall not include any expense of operation, maintenance and repair of the Gaming Enterprise facilities beyond that which is reasonable and necessary for facilities of the size, scope and location of the Gaming Enterprise. “Current Monthly Operating Expenses” means, with regard to the particular month in which the Gaming Assets are open to the public, the projected cash flow from the Gaming Enterprise required for payment of Operating Expenses for only the current month’s ongoing Gaming Enterprise operations.

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12.2    No Management of Gaming Assets and No Mortgage Lien on Real Property.

(a)    NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED HEREIN, OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF GAMING LAWS: (I) THE LOAN DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE GAMING ENTERPRISE BY ANY PERSON OTHER THAN BORROWER, GUARANTOR OR THE TRIBE, OR IN EACH CASE A MANAGEMENT COMPANY APPOINTED THEREBY AND DULY APPROVED BY THE APPLICABLE GOVERNMENTAL AUTHORITIES, OR DEPRIVE BORROWER, GUARANTOR OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING ENTERPRISE; (II) LENDER WILL NOT INTERFERE WITH BORROWER’S RIGHT TO DETERMINE STANDARDS OF OPERATION AND EFFICIENT MANAGEMENT OF THE GAMING ASSETS AND THE GAMING ENTERPRISE, INCLUDING BUT NOT LIMITED TO BUDGETING MATTERS AND POLICIES RELATING TO GAMING AND CASINO SERVICES AND LENDER WILL NOT EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE GAMING ENTERPRISE OR THAT WOULD DEPRIVE BORROWER, GUARANTOR OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING ENTERPRISE; (III) LENDER NEITHER HAS, NOR SHALL IT ASSERT, ANY LIEN AGAINST ANY REAL PROPERTY OR ANY IMPROVEMENTS OF BORROWER THEREON; AND (IV) LENDER’S LIEN IS RESTRICTED TO THE PLEDGED REVENUES AND THE COLLATERAL DESCRIBED IN THE SECURITY AGREEMENT.

(b)    In addition to the limitations set forth above, and notwithstanding any other provision in any Loan Document, Lender nor anyone acting on its behalf shall engage in any of the following: planning, organizing, directing, coordinating, or controlling all or any portion of the Gaming Assets or any other Gaming Enterprise facilities (collectively, “Management Activities”), including, but not limited to:

(i)    the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(ii)    any employment policies or practices;

(iii)    the hours or days of operation;

(iv)    any accounting systems or procedures;

(v)    any advertising, promotions or other marketing activities;

(vi)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(vii)    the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(viii)    budgeting, allocating, or conditioning payments of Borrower’s operating expenses;

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provided, however, that Lender shall not be deemed in violation of the foregoing restriction solely because they:

(1)    enforce compliance with any term in the Loan Documents that does not require the Gaming Enterprise to be subject to any third-party decision-making as to any Management Activities; or

(2)    require that all or any portion of the Pledged Revenues securing the Obligations be applied to satisfy valid terms of the Loan Documents; or

(3)    otherwise foreclose on all or any portion of the Collateral securing the Obligations.

12.3    25 U.S.C. § 81. The parties agree that the Loan Documents do not encumber any land or interest in land of Borrower, Guarantors or the Tribe, within the meaning of 25 U.S.C. § 81, and that the Loan Documents are not subject to approval under that statute. Notwithstanding any right of Lender, or any requirements or restrictions imposed on or with respect to Borrower or the Collateral in the Loan Documents, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81 in the Loan Documents shall not be effective for longer than six years and 364 days.

12.4    Organization of Lender. Lender and each participant who now or hereafter becomes a party to this Agreement or who becomes a participant with Lender in the Loan represents that one of the following statements applies to it: (a) it is a national banking association; (b) it is a bank organized and existing under the laws of the State of New Mexico; or (c) each Gaming Board having jurisdiction over Borrower’s Gaming Enterprise has determined that such Lender is not required to be licensed or certified by such Gaming Board under the Compact in order to make or participate in the Loan.

ARTICLE 13

GUARANTY

13.1    Guaranty. Each of the Guarantors hereby, jointly and severally, unconditionally guarantees to Lender and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Note or the obligations of the Borrower hereunder or thereunder, that:

(a)    the principal of, and premium and interest on, the Note will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Note, if any, if lawful, and all other Obligations of Borrower hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b)    in case of any extension of time of payment or renewal of the Note or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

13.2    Obligations Unconditional. The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Note or this Agreement, the absence of any action to enforce the same, any waiver or consent by Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the

60

same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenant that this Guaranty will not be discharged except by complete performance of the Obligations contained in the Note and this Agreement.

13.3    Reinstatement. If Lender is required by any court or otherwise to return to the Borrower, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid by either to the Lender, this Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.

13.4    Waiver of Subrogation. Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lender in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lender, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 8 hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 8 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Guaranty. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Lender under the Guaranty.

13.5    No Fraudulent Transfer. Each Guarantor and Lender hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Lender and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 13, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or conveyance.

ARTICLE 14

LIMITED RECOURSE

14.1    Limited Tribal Assets. Except as set forth in this Section 14.1 and Section 14.2, Lender shall not have any recourse against assets of the Tribe. The Tribe hereby, jointly and severally, unconditionally guarantees (which guarantee is limited to only Gaming Assets until a Full Recourse Event occurs under Section 14.2) to Lender and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Note or the obligations of the Borrower hereunder or thereunder, that:

(a) the principal of, and premium and interest on, the Note will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Note, if any, if lawful, and all other Obligations of Borrower hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

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(b)    in case of any extension of time of payment or renewal of the Note or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Tribe will be jointly and severally obligated to pay the same immediately. The Tribe agrees that this is a guarantee of payment and not a guarantee of collection. The Tribe hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Note or this Agreement, the absence of any action to enforce the same, any waiver or consent by Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Tribe hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenant that this obligation of the Tribe will not be discharged except by complete performance of the Obligations contained in the Note and this Agreement.

14.2    Full Recourse Event. Lender shall have full recourse against the Tribe (excluding any recourse to any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of the Tribe and all improvements, fixtures and accessions to such property) if, and only if (one or more of the following events referred to as a “Full Recourse Event”):

(i)     a material loss of the ability of the Borrower to conduct gaming resulting from any act or omission of the Tribe, Borrower, Guarantor or any affiliate of the Tribe, in each case, acting at the direction of the Tribe, its council or board,

(ii)     the making of any Distribution which would result in a violation of Section 5.24, Article 6 or Article 7 (to the extent of such improper Distribution),

(iii)     material commingling of Gaming Assets (to the extent Gaming Assets are commingled with non-Gaming Assets),

(iv)     Unpermitted Tribal Taxes,

(v)     passage of an ordinance or resolution impairing contracts related to the Loan,

(vi)     intentional fraud,

(vii)     willful misconduct,

(viii)     any mechanics, materialmen’s’ or other liens that are not permitted by the Loan Documents,

(ix)     Borrower shall make an assignment for the benefit of creditors,

(x)     Borrower shall file a voluntary petition in bankruptcy,

(xi)     intentional misappropriation or conversion by Borrower of any insurance proceeds or condemnation awards to the extent so misappropriated or converted;

(xii)     any violation by Borrower of the covenants relating to Hazardous Materials (as defined in the Environmental Indemnity) contained in the Loan Documents,

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(xiii)     Borrower fails to cause all Pledged Revenues of the Gaming Enterprise (other than Cage and Operating Cash) to be deposited at least twice per week into Borrower’s Funds Accounts held in the name of Borrower in accounts controlled by Lender,

(xiv)     an Event of Default has occurred as a result of the Tribe failing to comply with the terms of CONFIRM CROSS REFERENCES: Sections 8.1(m), 8.1(p), 8.1(q), 8.1(r), or 8.1(s);

(xv)     the Tribe rescinds, declares invalid or otherwise abrogates the provisions of this Agreement set forth under Article 11 (or any similar provisions in Transaction Documents); or

(xvi)     the Tribe failing to comply with the terms of Section 5.28.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, Borrower, Guarantor, the Tribe and Lender at the date of this Loan Agreement, have executed this Loan Agreement as of the date first above written.

BORROWER:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

GUARANTORS:

CASINO APACHE

By:
Name:
Title:

CASINO APACHE TRAVEL CENTER

By:
Name:
Title:

INN OF THE MOUNTAIN GODS

By:
Name:
Title:

SKI APACHE

By:
Name:
Title:

[Signature Page to Loan Agreement]

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TRIBE:

APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian Tribe

By:

Name:

Title:

Address where notices to Borrower, Guarantor and the Tribe are to be sent:

Apache Tribe of the Mescalero Reservation P.O. Box 227 Mescalero, New Mexico 88340 Attn: President

With a copy to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Gary Kashar

[SIGNATURES CONTINUE ON NEXT PAGE]

[Signature Page to Loan Agreement]

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LENDER:

BOKF, NA dba Bank of Albuquerque

By:
Name:
Title:

Address where notices to Lender are to be sent:

BOKF, NA dba Bank of Albuquerque
100 Sun Avenue NE, Suite 500
Albuquerque, New Mexico 87109
Attention: Damian Libutti

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren Street
Phoenix, Arizona 85004
Attention: Mark Ohre

[Signature Page to Loan Agreement]

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Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	Borrower Compliance Certificate
Exhibit C	Operating Budget 2018
Exhibit D	Capital Expenditure Budget 2018

Schedule 5.9	Insurance Requirements
Schedule 6.1	Indebtedness

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EXHIBIT A

LEGAL DESCRIPTION

The property referred to herein is situated in the County of                     , State of New Mexico, and is described as follows:

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EXHIBIT B

BORROWER COMPLIANCE CERTIFICATE

Date:             , 20     “Certificate Date” [As of End of Each Quarterly Reporting Period]

This certificate is given by                     , an Authorized Representative of the INN OF THE MOUNTAIN GODS RESORT AND CASINO, CASINO APACHE, CASINO APACHE TRAVEL CENTER, INN OF THE MOUNTAIN GODS, SKI APACHE and APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian tribe (collectively, “Credit Parties”), pursuant to Section 5.7(c) of that certain Loan Agreement dated             , 2018 among Borrower, BOKF, NA dba Bank of Albuquerque (“Lender”) (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The undersigned Authorized Representative hereby certifies to Lender that:

(a) the financial statements delivered with this certificate in accordance with Section 5.7 of the Loan Agreement fairly present in all material respects the results of operations and financial condition of Borrower as of the dates and the accounting period covered by such financial statements;

(b) As shown on the attached Covenant Calculation Worksheet, the Interim Fixed Charge Coverage Ratio of the Borrower as of the Certificate Date [is/is not] in compliance with Section 7.2 of the Loan Agreement which requires Borrower to have an Interim Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the last day of each Fiscal Quarter and the Fiscal Year to date;

[(c) As shown on the attached Covenant Calculation Worksheet, the Annual Fixed Charge Coverage Ratio of the Borrower as of the Certificate Date [is/is not] in compliance with Section 7.3 of the Loan Agreement which requires Borrower to have an Annual Fixed Charge Coverage Ratio of not less than 1.00 to 1.00 as of the last day of the applicable Fiscal Year;]

(d/e) As shown on the attached Covenant Calculation Worksheet, the Leverage Ratio of Borrower as of the Certificate Date [is/is not] in compliance with Section 7.1 of the Loan Agreement which requires Borrower to have a Leverage Ratio of not more than 1.50 to 1.00 as of the last day of each Fiscal Quarter, and the Fiscal Year to date; and

(e/f) I have reviewed the terms of the Loan Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower during the accounting period covered by such financial statements; and

(g/h) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto.

Also attached is the disclosure of the Adjusted Fixed Charge Coverage Ratio, as defined in the New Indenture, for the Borrower’s most recently ended four full fiscal quarters.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this      day of             , 20    .

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BORROWER:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

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Form of Covenant Calculation Worksheet

Financial Covenant Calculations

Descriptions of terms below are for ease of reference but not necessarily comprehensive. The actual meaning of all terms shall be as set forth in the Credit Agreement.

Cash Flow (EBITDA):	9/30/2017

(a) net income

(b) interest expense (to extent deducted in calculation of Net Income)

(c) depreciation and amortization

(d) +/- extraordinary/nonrecurring gains and losses

(e) Cash Flow (EBITDA)		$0

Annual Fixed Charge Coverage Ratio
EBITDA	$0

(i) Monthly Service Payments to Tribe

(ii) Unfinanced Capital Expenditures

(iii) Annual Service payments to the Tribe*

(iv) Payments on Tribal Loans

Free Cash Flow Available for Debt Service:		$0

(v) Bank of Albuquerque Principal & Interest

(vi) Interest on New notes, Existing Notes & PIK notes (Excluding interest paid in form of PIK)

(vii) Repurchase/Redemption of New Notes, Existing Notes & PIK Notes*

Combined Debt Service:		$0

Annual Fixed Charge Coverage Ratio:

Amount Avail. for Repurchase of Notes, Payment on Tribal Loans, and Annual Service Payments to manage A-FCCR to 1:1			$0

*  Note: Annual service payments to the tribe, payments on tribal loans, and Repurchase/Redemption of Notes are based on results for the subject test period (FY) and scheduled to be paid in the following fiscal year.

Interim Fixed Charge Coverage Ratio
EBITDA	$0

(i) Monthly Service Payments to Tribe	$0

(ii) Unfinanced Capital Expenditures	$0

Free Cash Flow Available for Debt Service:		$0

(v) Bank of Albuquerque Principal & Interest	$0

(vi) Interest on New Notes, Existing Notes & PIK Notes (Excluding interest paid in form of PIK)	$0

Combined Debt Service:		$0

Interim Fixed Charge Coverage Ratio:

Maximum Senior Leverage Ratio 1.50x
Senior Debt
Bank of Albuquerque Outstanding Debt:	$40,000,000

EBITDA:	$0

Senior Funded Debt / EBITDA Ratio:

Maximum Capital Expenditures of $5,000,000
Capital Expenditures not to exceed $5,000,000 in any fiscal year (measure annually at FYE)
Total Capital Expenditures:

EXHIBIT C

2018 CAPITAL EXPENDITURE BUDGET

[See Attached.]

EXHIBIT D

2018 OPERATING BUDGET

[See Attached.]

SCHEDULE 5.9

INSURANCE AMOUNTS, DEDUCTIBLES AND APPRAISER LIST

1.

General Liability Certificates: Borrower is required to maintain all insurance coverage, limits, deductibles and other policy terms and conditions as described on the Certificates of Liability Insurance dated                     .

2.

Property Certificate: Borrower is required to maintain all insurance coverage, limits, deductibles and other policy terms and conditions as described on the Certificates of Liability Insurance dated                     . In addition, Borrower will increase the Property Coverage and provide Lender with an updated Property Certificate showing Borrower and all related personal property as additional property covered in accordance with the terms of the Loan Agreement.

3.	All insurance policies shall be issued by an insurance company having a rating exceeding the required AM Best rating of A- and AM Best Financial size category V.

4.	Borrower’s deductibles must not exceed the deductibles specified in the attached Certificates of Insurance.

SCHEDULE 6.1

INDEBTEDNESS

1.	Existing 2010 Notes

ANNEX B: FORM OF INTERCREDITOR AGREEMENT

B-1

INTERCREDITOR AGREEMENT

Dated as of [            ], 2018

among

BOKF, NA dba Bank of Albuquerque,

as First Lien Lender

and

UMB Bank, N.A.,

as Second Lien Trustee

and

UMB Bank, N.A.,

as Third Lien Trustee

and acknowledged and agreed to by

INN OF THE MOUNTAIN GODS RESORT AND CASINO,

as Borrower,

CASINO APACHE, CASINO APACHE TRAVEL CENTER,

INN OF THE MOUNTAIN GODS, and SKI APACHE

collectively, as Guarantor

and

APACHE TRIBE OF THE MESCALERO RESERVATION, as the Tribe

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of [            ], 2018, and entered into by and among BOKF, NA, dba Bank of Albuquerque (“BOKF”), in its capacity as the holder of the First Lien Obligations (as defined below), including its successors and permitted assigns from time to time (the “First Lien Lender”), UMB BANK, N.A., in its capacity as trustee for the holders of the Second Lien Obligations (as defined below), together with its successors and permitted assigns from time to time (the “Second Lien Trustee” and together with the First Lien Lender, the “Senior Liens Parties”) and UMB BANK, N.A., successor to U.S. Bank National Association, in its capacity as trustee for the holders of the Third Lien Obligations (as defined below), together with its successors and permitted assigns from time to time (the “Third Lien Trustee” and together with the Second Lien Trustee and the First Lien Lender, each a “Representative” and collectively, the “Representatives”), and acknowledged and agreed to by INN OF THE MOUNTAIN GODS RESORT AND CASINO, a casino and hotel operated as a business enterprise of the Tribe, in its joint capacities as “Borrower” under the First Lien Credit Agreement, as the “Company” under the Second Lien Indenture and as the “Company” under the Third Lien Indenture (collectively and without differentiation herein, the “Borrower”), CASINO APACHE, an unincorporated enterprise of the Tribe, CASINO APACHE TRAVEL CENTER, an unincorporated enterprise of the Tribe; INN OF THE MOUNTAIN GODS, an unincorporated enterprise of the Tribe; and SKI APACHE, an unincorporated enterprise of the Tribe, each in its joint capacities as a “Guarantor” under and as defined in the First Lien Credit Agreement and the Second Lien Indenture (collectively and without differentiation herein, the “Guarantor”), and APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian tribe (the “Tribe”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 and Section 8.28 below.

RECITALS

Borrower, Guarantor, the Tribe and BOKF have entered into that certain Loan Agreement of even date herewith (as amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “First Lien Credit Agreement”);

The Second Lien Trustee and the Borrower have entered into that certain Indenture dated as of [            ], 2018, among the Borrower, the Tribe, the Guarantor and the Second Lien Trustee (the “Second Lien Indenture”);

BOKF has agreed to make a $40,000,000 term loan (the “Loan”) available to Borrower in accordance with the terms and conditions of the First Lien Credit Agreement. Borrower will use the proceeds of the Loan to provide the cash portion of the exchange offer for a portion of the “1st-Out Notes” issued pursuant to that certain Indenture dated as of February 9, 2011 (such existing 1st-Out Notes the “Existing 1st-Out Notes”), among Borrower, the Tribe, the Guarantor and the Third Lien Trustee , as trustee, as amended by (i) that certain Amendment No. 1 to Indenture dated as of October 9, 2013, (ii) that certain Amendment No. 2 to Indenture dated as of October 9, 2013, (iii) that certain Amendment No. 3 to Indenture dated as of December 17, 2013, and (iv) that certain Fourth Supplemental Indenture dated as of [            ], 2018 (as amended, the “Third Lien Indenture”);

The obligations of Borrower, Guarantor and the Tribe under the First Lien Credit Agreement, certain Hedge Agreements and certain Treasury Services Agreements (each as defined below) will be secured on a first priority basis by liens on the Collateral pursuant to the terms of the First Lien Security Documents (as defined below);

The obligations of Borrower and Guarantor under the Second Lien Notes (as defined below) issued pursuant to the Second Lien Indenture will be secured on a second priority basis by liens on the Collateral pursuant to the terms of the Second Lien Collateral Documents (as defined below);

The obligations of Borrower and Guarantor under the Third Lien Notes (as defined below) issued pursuant to the Third Lien Indenture will be secured on a third priority basis by liens on the Collateral pursuant to the terms of the Third Lien Collateral Documents (as defined below); and

In order to induce the First Lien Lender to extend credit and other financial accommodations and lend monies to or for the benefit of Borrower or any other Guarantor, to induce the Second Lien Holders to consent to Borrower and the Guarantor incurring the First Lien Obligations and the Senior Liens Obligations and to confirm the subordination of the liens granted under the Second Lien Collateral Documents to the liens securing the First Lien Obligations and the subordination of the liens granted under the Third Lien Collateral Documents to the liens securing the Senior Lien Obligations, the First Lien Lender (on behalf of the First Lien Claimholders), the Second Lien Trustee (on behalf of the Second Lien Claimholders) and the Third Lien Trustee (on behalf of the Third Lien Claimholders) have agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the First Lien Lender (on behalf of each First Lien Claimholder), the Second Lien Trustee (on behalf of each Second Lien Holder), and the Third Lien Trustee (on behalf of each Third Lien Claimholder), intending to be legally bound, hereby agrees as follows:

Section 1    Definitions.

1.1     Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“1st-Out Notes” has the meaning specified in the Second Lien Indenture.

“AAA” has the meaning assigned to that term in Section 8.22.

“Accrued Unpaid Interest” has the meaning specified in the First Lien Credit Agreement.

“Action” has the meaning assigned to that term in Section 8.20(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through ownership of equity interests, by contract or otherwise.

“Agreement” has the meaning assigned to that term in the Preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“BOKF” has the meaning assigned to that term in the Preamble to this Agreement.

“Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New Mexico or New York are authorized or required by law to close.

“Collateral” means, at any time, all of the assets and property of any Borrower or Guarantor, whether real, personal or mixed, in which the holders of First Lien Obligations, the holders of Second Lien Obligations and the holders of Third Lien Obligations (or their respective Representatives) hold a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Section 2 to hold a security interest), including any property subject to Liens granted pursuant to Section 6 to secure the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Security Document, the Second Lien Notes Document that creates a Lien on the same Collateral, granted by the same Borrower or Guarantor.

“Comparable Third Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any Senior Lien Security Document, the Third Lien Notes Document that creates a Lien on the same Collateral, granted by the same Borrower or Guarantor.

“CT” has the meaning assigned to that term in Section 8.21.

“Default” has the meaning specified in the Second Lien Indenture.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a)     payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the First Lien Loan Documents and constituting First Lien Obligations;

(b)     payment in full in cash of all Hedging Obligations constituting First Lien Obligations or the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable counterparty (or the making of other arrangements satisfactory to the applicable counterparty);

(c)     payment in full in cash of all Treasury Services Obligations constituting First Lien Obligations;

(d) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)     termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations;

provided, that the Discharge of First Lien Obligations shall be deemed not to have occurred if any First Lien Loan Document is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been discharged or Refinanced in accordance with Section 5.3.

“Discharge of Second Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.6, each of the following has occurred:

(a)     payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Second Lien Notes Documents and constituting Second Lien Obligations;

(b)     payment in full in cash of all Hedging Obligations constituting Second Lien Obligations or the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable counterparty (or the making of other arrangements satisfactory to the applicable counterparty);

(c) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(d)     termination or expiration of all commitments, if any, to extend credit that would constitute Second Lien Obligations;

provided, that the Discharge of Second Lien Obligations shall be deemed not to have occurred if any Second Lien Notes Document is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been discharged or Refinanced in accordance with Section 5.3.

“Discharge of Senior Liens Obligations” means the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations have both occurred.

“Discharge of Third Lien Obligations” means each of the following has occurred:

(a)     payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Third Lien Notes Documents and constituting Third Lien Obligations, as applicable;

(b)     payment in full in cash of all other Third Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)     termination or expiration of all commitments, if any, to extend credit that would constitute Third Lien Obligations;

provided, that the Discharge of Third Lien Obligations shall be deemed not to have occurred if any Third Lien Notes Document is Refinanced in accordance with Section 5.3 and such Refinanced Indebtedness is then in effect and has not itself been discharged or Refinanced in accordance with Section 5.3.

“Enforcement Action” means any action to:

(a)     foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfection), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or Restricted Assets, or otherwise exercise or enforce remedial rights with respect to Collateral or Restricted Assets under the First Lien

Loan Documents, the Second Lien Notes Documents, or the Third Lien Notes Documents (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)     solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral or Restricted Assets, to conduct the liquidation or disposition of Collateral or Restricted Assets or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral or Restricted Assets;

(c)     receive a transfer of Collateral or Restricted Assets (or the proceeds or economic value thereof) in satisfaction of Indebtedness or any other Obligation secured thereby;

(d)     otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Loan Documents, Second Lien Notes Documents, or the Third Lien Notes Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral or Restricted Assets); or

(e)     effectuate or cause the sale, lease, exchange, transfer or other disposition of any Collateral or Restricted Assets by any Grantor after the occurrence and during the continuation of an event of default under the First Lien Loan Documents, the Second Lien Notes Documents or the Third Lien Notes Documents with the consent of the First Lien Lender (or First Lien Claimholders), the Second Lien Trustee (or Second Lien Claimholders) or the Third Lien Trustee (or Third Lien Claimholders), as applicable.

“Event of Default” has the meaning specified in the Second Lien Indenture.

“Fees and Expenses” has the meaning specified in the First Lien Credit Agreement.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lender.

“First Lien Collateral” means any “Collateral,” “Pledged Revenues” or similar term as defined in any First Lien Loan Document or any other assets of Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Loan Document as security for any First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Lender” has the meaning assigned to that term in the Preamble to this Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for, evidencing, securing or perfecting any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented, renewed, extended, Refinanced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“First Lien Obligations” means the “Obligations” or similar term as defined in the First Lien Credit Agreement (including, without limitation, any Post-Petition Interest and all fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities with respect to the First Lien Lender, including interest thereon (including interest at the Default Rate)).

“First Lien Recovery” has the meaning assigned to that term in Section 6.5.

“First Lien Repaid Amount” means the principal amount of all repayments and prepayments applied to any Indebtedness constituting First Lien Obligations, other than to the extent such repayments or prepayments occur in connection with a Refinancing of the applicable First Lien Obligations.

“First Lien Security Documents” means the Security Documents (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Gaming Authorities” means that “Gaming Board” and “Gaming Commission” as those terms are defined in the First Lien Credit Agreement.

“Gaming Laws” has the meaning assigned to that term in the First Lien Credit Agreement.

“Governmental Authority” means any federal, Tribal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, Tribal or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, including, without limitation, any Gaming Authority.

“Grantors” means Borrower, Guarantor the Tribe and each other Person that has or may from time to time hereafter execute and deliver a First Lien Security Document, a Second Lien Collateral Document or a Third Lien Collateral Document as a “grantor,” “pledgor” or “guarantor” (or the equivalent thereof).

“Guarantor” has the meaning assigned to that term in the Preamble to this Agreement.

“Hedge Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Indebtedness” means and includes all indebtedness for borrowed money; for the avoidance of doubt, “Indebtedness” shall not include obligations in respect of Hedging Obligations or Treasury Services Obligations.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)     any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c)     any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)     any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit A hereto required to be executed pursuant to Section 8.17.

“Law” or “Laws” has the meaning assigned to those terms in the First Lien Credit Agreement.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust, (contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Loan” has the meaning assigned to that term in the Recitals to this Agreement.

“Loan Party” has the meaning assigned in the First Lien Credit Agreement.

“Management Activities” has the meaning assigned to that term in Section 8.23.

“New Agent” has the meaning assigned to that term in Section 5.6.

“New First Lien Debt Notice” has the meaning assigned to that term in Section 5.6.

“New Senior Liens Debt Notice” has the meaning assigned to that term in Section 5.6.

“New Senior Liens Party” has the meaning assigned to that term in Section 5.6.

“New York State Courts” has the meaning assigned to that term in Section 8.20(c).

“Obligations” means all obligations of every nature of Borrower and each other Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders, the Third Lien Claimholders or any of them or their respective Affiliates, in each case, under the First Lien Loan Documents, the Second Lien Notes Documents, the Third Lien Notes Documents, Hedge Agreements or Treasury Services Agreements whether for principal, interest, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Pay-Over Amount” has the meaning assigned to that term in Section 6.3(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Notes” means the “PIK Notes” as defined in the Second Lien Indenture.

“Pledged Collateral” has the meaning assigned to that term in Section 5.5.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Loan Documents, the Second Lien Notes Documents or the Third Lien Notes Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Protective Advances” has the meaning specified in the First Lien Credit Agreement.

“Purchase Price” has the meaning assigned to that term in Section 5.7(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Representatives” has the meaning assigned to that term in the Preamble to this Agreement.

“Requisite Second Lien Claimholders” means (i) the Holders under and as defined in the Second Lien Indenture holding at least 66 2/3% in amount of the Second Lien Notes then outstanding or (ii) such lesser or larger percentage of Second Lien Holders as is required pursuant to the Second Lien Indenture to provide consent, approval or direction with respect to a particular matter.

“Requisite Third Lien Claimholders” means (i) the Holders under and as defined in the Second Lien Indenture holding at least 66 2/3% in amount of the Second Lien Notes then outstanding or (ii) such lesser or larger percentage of Second Lien Holders as is required pursuant to the Second Lien Indenture to provide consent, approval or direction with respect to a particular matter.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by Borrower or any other Grantor to the extent the same constitute “Excluded Assets” or similar term under (and as defined in) the First Lien Loan Documents, the Second Lien Indenture or the Third Lien Indenture or are similarly carved out from the granting clause or the collateral thereunder.

“Sale Proceeds” means, with respect to any enforcement action, (i) the proceeds from the sale of Borrower or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Second Lien Adequate Protection Payments” has the meaning assigned to that term in Section 6.3(b).

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Holders, the Second Lien Trustee and the other agents under the Second Lien Notes Documents.

“Second Lien Collateral” means any “Collateral,” “Pledged Revenues” or similar term as defined in any Second Lien Notes Document or any other assets of Borrower or any other Grantor with respect to which a Lien is granted, purported to be granted, or required to be granted, pursuant to a Second Lien Notes Document as security for any Second Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Second Lien Claimholder.

“Second Lien Collateral Documents” means the Collateral Documents (as defined in the Second Lien Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Holders” means, collectively, the “Holders” under and as defined in the Second Lien Indenture.

“Second Lien Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Notes” means, collectively and without differentiation, the 1st-Out Notes and the PIK Notes.

“Second Lien Notes Documents” means the Second Lien Indenture, the Notes, the Collateral Documents (as defined in the Second Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing, governing, securing or perfecting any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented, renewed, extended, Refinanced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Second Lien Obligations” means the “Obligations” or similar term as defined in the Second Lien Indenture (including, without limitation, any Post-Petition Interest and all fees, expenses (including reasonable fees and expenses of counsel to the Holders), the PIK Notes, disbursements and indemnities (including reasonable fees and expenses of counsel) with respect to the Second Lien Trustee.

“Senior Liens Pledged Collateral” has the meaning assigned to that term in Section 5.5(a)(2).

“Second Lien Recovery” has the meaning assigned to that term in Section 6.5.

“Second Lien Trustee” has the meaning assigned to that term in the Preamble of this Agreement.

“Senior Liens Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lender, and the holders of Second Lien Obligations at that time, including the Second Lien Holders, the Second Lien Trustee and the other agents under the Second Lien Notes Documents.

“Senior Liens Collateral” means any “Collateral,” “Pledged Revenues” or similar term as defined in any First Lien Loan Document or any Second Lien Notes Document or any other assets of Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Loan Document as security for any First Lien Obligations or pursuant to a Second Lien Notes Document as security for any Second Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder or any Second Lien Claimholder.

“Senior Liens Collateral Documents” means the First Lien Security Documents and the Second Lien Collateral Documents.

“Senior Liens Debt Documents” means the First Lien Loan Documents and the Second Lien Notes Documents.

“Senior Liens Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Senior Liens Parties” has the meaning assigned to that term in the Preamble of this Agreement.

“Senior Liens Purchase Price” has the meaning assigned to that term in Section 5.7(d).

“Short Fall” has the meaning assigned to that term in Section 6.3(b).

“Standstill Period” has the meaning assigned to that term in Section 3.1.

“Subsidiary” means, with respect to any Person, of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Third Lien Claimholders” means, at any relevant time, the holders of Third Lien Obligations at that time, including the Third Lien Holders, the Third Lien Trustee and the other agents under the Third Lien Notes Documents.

“Third Lien Collateral” means any “Collateral,” “Pledged Revenue” or similar term as defined in any Third Lien Notes Document or any other assets of Borrower or any other Grantor with respect to which a Lien is granted, purported to be granted, or required to be granted, pursuant to a Third Lien Notes Document as security for any Third Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Third Lien Claimholder.

“Third Lien Collateral Documents” means the Collateral Documents (as defined in the Third Lien Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Third Lien Holders” means, collectively, the “Holders” under and as defined in the Third Lien Indenture.

“Third Lien Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Third Lien Notes” means, collectively and without differentiation, the Existing 1st-Out Notes (defined in the Third Lien Indenture as “1st-Out Notes”) and the 2nd-Out Notes defined in the Third Lien Indenture.

“Third Lien Notes Documents” means the Third Lien Indenture, the Notes, the Collateral Documents (as defined in the Third Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing, governing, securing or perfecting any other Third Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Third Lien Obligations, including any intercreditor or joinder agreement among holders of Third Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, amended and restated, supplemented, renewed, extended, Refinanced or otherwise modified from time to time in accordance with the provisions of this Agreement.

“Third Lien Obligations” means the “Obligations” or similar term as defined in the Third Lien Indenture (including, without limitation, any Post-Petition Interest and all fees, expenses (including reasonable fees and expenses of counsel to the Holders), disbursements and indemnities (including reasonable fees and expenses of counsel) with respect to the Third Lien Trustee.

“Third Lien Trustee” has the meaning assigned to that term in the Preamble of this Agreement.

“Transaction Documents” has the meaning assigned to that term in Section 8.20(a).

“Treasury Services Agreement” means any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Treasury Services Obligations” of any Person means any obligation of such Person pursuant to any Treasury Services Agreement.

“Tribal Party” has the meaning assigned to that term in Section 8.20(a).

“Tribe” has the meaning assigned to that term in the Preamble to this Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction, including any equivalent legislation enacted by the Tribe.

1.2     Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise any definition of or reference herein to any agreement, instrument or other document, shall be construed as referring to such agreement, instrument or other document, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(a)     any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns from time to time;

(b)     the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(c)     all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(d)     the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2     Lien Priorities.

2.1     Relative Priorities.

(a)     Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Third Lien Obligations granted on the Collateral, of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law the Third Lien Notes Documents or the Second Lien Notes Documents or any defect or deficiencies in, unenforceability of or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance, preference or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, each of the Second Lien Trustee, for itself and on behalf of each other Second Lien Claimholder, and the Third Lien Trustee, for itself and on behalf of each other Third Lien Claimholder, hereby agrees that:

(1)     any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Lender or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(2)     any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Trustee, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of Borrower, any other Grantor or any other Person; and

(3)     any Lien on the Collateral securing any Senior Liens Obligations now or hereafter held by or on behalf of the Senior Liens Parties or any Senior Liens Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Third Lien Obligations; and

(4)     any Lien on the Collateral securing any Third Lien Obligations now or hereafter held by or on behalf of the Third Lien Trustee, any Third Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any Senior Liens Obligations. All Liens on the Collateral securing any Senior Liens Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Third Lien Obligations for all purposes, whether or not such Liens securing any Senior Liens Obligations are subordinated to any Lien securing any other obligation of Borrower, any other Grantor or any other Person.

2.2     Prohibition on Contesting Liens; No Marshaling. Each of the Third Lien Trustee, for itself and on behalf of each other Third Lien Claimholder, the Second Lien Trustee, for itself and on behalf of each other Second Lien Claimholder, and the First Lien Lender, for itself and on behalf of each other First Lien Claimholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Claimholders in the First Lien Collateral, by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, or by or on behalf of any of the Third Lien Claimholders in the Third Lien Collateral, as the case may be, or the amount, nature or extent of the First Lien Obligations or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Lender or any First Lien Claimholder or the Senior Liens Parties or any Senior Liens Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations and the Senior Liens Obligations as provided in Sections 2.1 and 3.1; provided, further, that nothing in this Agreement shall be construed to prevent or impair the rights of each of the Second Lien Trustee or any Second Lien Claimholder and Third Lien Trustee or any Third Lien Claimholder to enforce this Agreement. Until the Discharge of First Lien Obligations, neither the Second Lien Trustee nor any Second Lien Claimholder will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor and, until the Discharge of Senior Liens Obligations, neither the Third Lien Trustee nor any Third Lien Claimholder will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3     No New Liens.

(a)     So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, Borrower shall not, and shall not permit any other Grantor to:

(1)     grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; and

(2)     grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations; provided, that this provision will not be violated if the Second Lien Trustee is given a reasonable opportunity to accept a Lien on any asset or property and either Borrower or the Second Lien Trustee states in writing that the Second Lien Notes Documents prohibit the Second Lien Trustee from accepting a Lien on such asset or property, or the Second Lien Trustee otherwise expressly declines to accept a Lien on such asset or property.

If the Second Lien Trustee or any Second Lien Claimholder shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to the Liens granted pursuant to the First Lien Security Documents, the Second Lien Claimholders (or, at the written direction of the Requisite Second Lien Claimholders, the Second Lien Trustee) shall notify the First Lien Lender promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the First Lien Lender as security for the First Lien Obligations, the Second Lien Trustee and Second Lien Claimholders shall be deemed to hold and have held such Lien for the benefit of the First Lien Lender and the other First Lien Claimholders, other than any First Lien Claimholders whose First Lien Loan Documents prohibit them from taking such Liens, as security for the First Lien Obligations. To the extent that the provisions of Section 2.4 are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Lender and/or the First Lien Claimholders, the Second Lien Trustee, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of Section 2.4 shall be subject to Section 4.2.

(b)     So long as the Discharge of Senior Liens Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, Borrower shall not, and shall not permit any other Grantor to grant or permit any additional Liens on any asset or property to secure any Third Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the Senior Liens Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof. If the Third Lien Trustee or any Third Lien Claimholder shall hold any Lien on any assets or property of any Grantor securing any Third Lien Obligations that are not also subject to the Liens granted pursuant to the Senior Liens Collateral Documents, the Third Lien Claimholders (or, at the written direction of the Requisite Third Lien Claimholders, the Third Lien Trustee) shall notify the Senior Liens Parties promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to the Senior Liens Parties as security for the Senior Liens Obligations, the Third Lien Trustee and Third Lien Claimholders shall be deemed to hold and have held such Lien for the benefit of the Senior Liens Parties and the other Senior Liens Claimholders, other than any Senior Liens Claimholders whose Senior Liens Debt Documents prohibit them from taking such Liens, as security for the Senior Liens Obligations. To the extent that the provisions of Section 2.4 are not complied with for any reason, without limiting any other rights and remedies available to the Senior Liens Parties and/or the Senior Liens Claimholders, the Third Lien Trustee, on behalf of Third Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of Section 2.4 shall be subject to Section 4.2.

2.4     Similar Liens and Agreements. The parties hereto agree that, subject to Sections 2.3, 5.3(c) and 5.3(e) it is their intention that the First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a)     upon request by the First Lien Lender, the Second Lien Trustee or the Third Lien Trustee, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents, the Second Lien Notes Documents and the Third Lien Notes Documents; and

(b)     that the documents and agreements creating or evidencing the First Lien Collateral, the Second Lien Collateral and the Third Lien Collateral and guarantees for the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations, subject to Sections 2.3, 5.3(c) and 5.3(e), shall be in all material respects the same forms of documents other than with respect to the first lien, second lien and third lien nature of the Obligations thereunder.

2.5     Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the First Lien Lender or the First Lien Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Lien Trustee or the Second Lien Claimholders and none of the Senior Liens Parties or the Senior Liens Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Third Lien Trustee or the Third Lien Claimholders, including, without limitation, any liens on deposit accounts or securities accounts of the Borrower or the Guarantors. Except as specifically set forth in this Agreement, none of the Second Lien Trustee or the Second Lien Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the First Lien Lender or the First Lien Claimholders and none of the Third Lien Trustee or the Third Lien Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Senior Liens Parties or the Senior Liens Claimholders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between (i) the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand and (ii) the Senior Liens Parties on the one hand and the Third Lien Claimholders on the other hand, and, in each case, such provisions shall not impose on the First Lien Lender, the First Lien Claimholders, the Second Lien Trustee, the Second Lien Claimholders, the Third Lien Trustee, the Third Lien Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

2.6     Flow of Funds Confirmation. The First Lien Lender, the Second Lien Trustee and Third Lien Trustee agree that cash Collateral will be applied in the order of priorities set forth in Section 2.12 or Section 5.24 (as applicable) of the First Lien Credit Agreement. Sections 2.12 and 5.24 of the First Lien Credit Agreement affect the entitlement of any Second Lien Claimholder and Third Lien Claimholder to receive and retain required payments of interest, fees, premiums, principal and other amounts in respect of the Second Lien Obligations and Third Lien Notes.

Section 3     Enforcement.

3.1     Exercise of Remedies.

(a)     Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, the Second Lien Trustee and the Second Lien Claimholders:

(1)     will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Second Lien Trustee may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after a period of at least 180 days has elapsed since the later of: (A) the date on which the Second Lien Trustee declared the existence of any Event of Default under any Second Lien Notes Document and demanded the repayment of all the principal amount of any Second Lien Obligations; and (B) the date on which the First Lien Lender received notice from the Second Lien Trustee of such declarations of such Event of Default and demand for payment (the “Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall the Second Lien Trustee or any Second Lien Claimholder take any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Lender or First Lien Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Lien Trustee);

(2)     will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Lender or any First Lien Claimholder or any other exercise by the First Lien Lender or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise; (including any Enforcement Action initiated by or supported by the First Lien Lender or any First Lien Claimholder); and

(3)     subject to their rights under clause (a)(1) above, will not object to the forbearance by the First Lien Lender or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the First Lien Lender in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 and applicable law.

(b)     Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, except as provided in Section 3.1(a)(1), the First Lien Lender and the First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt, except that the Second Lien Trustee shall have the credit bid rights set forth in Section 3.1(c)(6)), subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Trustee or any Second Lien Claimholder; provided that any proceeds received by the First Lien Lender in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 and applicable law, subject to the relative priorities described in Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Lender and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with the Second Lien Trustee or any Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)     Notwithstanding the foregoing, the Second Lien Trustee and any Second Lien Claimholder may:

(1)     file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor;

(2)     take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Lender or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)     file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)     vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral;

(5)     exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1);

(6)     bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the First Lien Lender or any First Lien Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause, and used to cause, the Discharge of First Lien Obligations;

(7)     impose the default rate of interest, or demand accelerated payment of any and all of the Second Lien Obligations, in each case in accordance with the applicable Second Lien Notes Documents;

(8)     receive any payment or distribution under or pursuant to a plan of reorganization, plan of arrangement or similar dispositive restructuring plan which has been confirmed pursuant to a final, non-appealable order in a case under any Insolvency or Liquidation Proceeding (in all cases subject to applicable provisions of this Agreement);

(9)     inspect or appraise the Second Lien Collateral or perform a valuation of the debtors’ business (and to engage or retain investment banks, consulting firms or appraisers for the purpose of appraising or valuing the Second Lien Collateral or performing valuation of the business), or receive information or reports concerning the Second Lien Collateral, in each case pursuant to the terms of the Second Lien Notes Documents and applicable law; and

(10)     take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against any debtor.

Subject to Section 4.1 the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 4.1, 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Trustee and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)     Subject to Sections 3.1(a), (c) and (e) and Section 6.3(b):

(1)     the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Trustee and the Second Lien

Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)     the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Lender or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement and applicable law, regardless of whether any action or failure to act by or on behalf of the First Lien Lender or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3)     the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Notes Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Lender or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

(e)     Except as specifically set forth in this Agreement, the Second Lien Trustee and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against Borrower or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Notes Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f)    (i)     Subject to the provisions of Sections 2.12 and 5.24 of the First Lien Credit Agreement regarding the priority of payments, nothing in this Agreement shall prohibit the receipt by the Second Lien Trustee or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed (including, without limitation, fees, costs and expenses of the Second Lien Trustee) in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Trustee or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement or any Lien held by any of them or as a result of any other violation by any Second Lien Claimholders of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Lender or the First Lien Claimholders may have with respect to the First Lien Collateral.

(ii)     For avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement including Section 4 hereof, the Second Lien Trustee is authorized under all circumstances to take all actions necessary at any time to cause the application of funds on deposit in the Interest Reserve Account (as defined in the Second Lien Notes Documents) to be applied to Second Lien Obligations and the Second Lien Claimholders shall be entitled under all circumstances to retain all funds received by them from the Interest Reserve Account at any time, including specifically after the occurrence of an Event of Default under the First Lien Loan Documents and prior to the Discharge of the First Lien Loan Obligations.

(g)     Until the Discharge of Senior Liens Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, the Third Lien Trustee and the Third Lien Claimholders:

(1)     will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral;

(2)     will not contest, protest or object to any foreclosure proceeding or action brought by the Senior Liens Parties or any Senior Liens Claimholder or any other exercise by the Senior Liens Parties or any Senior Liens Claimholder of any rights and remedies relating to the Collateral under the Senior Liens Debt Documents or otherwise; (including any Enforcement Action initiated by or supported by the Senior Liens Parties or any Senior Liens Claimholder); and

(3)     will not object to the forbearance by the Senior Liens Parties or the Senior Liens Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the Senior Liens Parties in excess of those necessary to achieve a Discharge of Senior Liens Obligations are distributed in accordance with Section 4.1 and applicable law.

(h)     Until the Discharge of Senior Liens Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, the Senior Liens Parties and the Senior Liens Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt), to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Third Lien Trustee or any Third Lien Claimholder; provided that any proceeds received by the Senior Liens Parties in excess of those necessary to achieve a Discharge of Senior Liens Obligations are distributed in accordance with Section 4.1 and applicable law, subject to the relative priorities described in Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the Senior Liens Parties and the Senior Liens Claimholders may enforce the provisions of the Senior Liens Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with the Third Lien Trustee or any Third Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Third Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(i)     Notwithstanding the foregoing, the Third Lien Trustee and any Third Lien Claimholder may:

(1)     file a claim or statement of interest with respect to the Third Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor;

(2)     take any action (not adverse to the priority status of the Liens on the Collateral securing the Senior Lien Obligations, or the rights of any Senior Liens Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)     file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Third Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)     vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Third Lien Obligations and the Collateral;

(5)     bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the Senior Liens Parties or any Senior Liens Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Third Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause, and used to cause, the Discharge of Senior Liens Obligations;

(6)     impose the default rate of interest, or demand accelerated payment of any and all of the Third Lien Obligations, in each case in accordance with the applicable Third Lien Notes Documents;

(7)     receive any payment or distribution under or pursuant to a plan of reorganization, plan of arrangement or similar dispositive restructuring plan which has been confirmed pursuant to a final, non-appealable order in a case under any Insolvency or Liquidation Proceeding (in all cases subject to applicable turnover provisions of this Agreement); and

(8)     take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against any debtor.

(j)     Subject to Section 4.1, the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of Senior Liens Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Liens Obligations has occurred, except as expressly provided in Sections 4.1 and 6.3(b), the sole right of the Third Lien Trustee and the Third Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Third Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Liens Obligations has occurred.

(k)     Subject to Section 6.3:

(1)     the Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, agrees that the Third Lien Trustee and the Third Lien Claimholders will not take any action that would hinder any exercise of remedies under the Senior Liens Debt Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)     the Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, hereby waives any and all rights it or the Third Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the Senior Liens Parties or the Senior Liens Claimholders seek to enforce or collect the Senior Liens Obligations or the Liens securing the Senior Liens Obligations granted in any of the Senior Liens Collateral undertaken in accordance with this Agreement and applicable law, regardless of whether any action or failure to act by or on behalf of the Senior Liens Parties or Senior Liens Claimholders is adverse to the interest of the Third Lien Claimholders; and

(3)     the Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Third Lien Collateral Documents or any other Third Lien Notes Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Senior Liens Parties or the Senior Liens Claimholders with respect to the Collateral as set forth in this Agreement and the Senior Liens Debt Documents.

(l)     Except as specifically set forth in this Agreement, the Third Lien Trustee and the Third Lien Claimholders may exercise rights and remedies as unsecured creditors against Borrower or any other Grantor that has guaranteed or granted Liens to secure the Third Lien Obligations in accordance with the terms of the Third Lien Notes Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Third Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Third Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Liens Obligations) in the same manner as the other Liens securing the Third Lien Obligations are subject to this Agreement.

(m)     Subject to the provisions of Sections 2.12 and 5.24 of the First Lien Credit Agreement regarding the priority of payments, nothing in this Agreement shall prohibit the receipt by the Third Lien Trustee or any Third Lien Claimholders of the required payments of interest, principal and other amounts owed (including, without limitation, fees, costs and expenses of the Third Lien Trustee) in respect of the Third Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Third Lien Trustee or any Third Lien Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement or any Lien held by any of them or as a result of any other violation by any Third Lien Claimholders of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Senior Liens Parties or the Senior Liens Claimholders may have with respect to the Senior Liens Collateral.

3.2     Actions upon Breach; Specific Performance. If any Second Lien Claimholder or any Third Lien Claimholders, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrefutable presumption and admission by such Second

Lien Claimholder or Third Lien Claimholder that relief against such Second Lien Claimholder or Third Lien Claimholder by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Claimholders or the Senior Liens Claimholders, as applicable, it being understood and agreed by the Second Lien Trustee on behalf of each Second Lien Claimholder and the Third Lien Trustee on behalf of each Third Lien Claimholders that (i) the First Lien Claimholders’ damages from the actions of the Second Lien Trustee or the actions of any Second Lien Claimholders may at that time be difficult to ascertain and may be irreparable, (ii) the Senior Liens Claimholders’ damages from the action of the Third Lien Trustee or the actions of any Third Lien Claimholders may at that time be difficult to ascertain and may be irreparable, and (iii) each Second Lien Claimholder and each Third Lien Claimholder waives any defense that the Grantors and/or the First Lien Claimholders or the Senior Liens Claimholders, as applicable, cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Lender, the Second Lien Trustee and the Third Lien Trustee may demand specific performance of this Agreement. The First Lien Lender, for itself and on behalf of the other First Lien Claimholders under the First Lien Loan Documents, the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders and the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Lender or the First Lien Claimholders, the Second Lien Trustee or the Second Lien Claimholders or the Third Lien Trustee or the Third Lien Claimholders, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by the First Lien Lender for itself and on behalf of the other First Lien Claimholders, the Second Lien Trustee for itself and on behalf of the other Second Lien Claimholders or the Third Lien Trustee for itself and on behalf of the Third Lien Claimholders of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

Section 4     Payments.

4.1     Application of Proceeds.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or any proceeds thereof, Sale Proceeds received in connection with any Enforcement Action or other exercise of remedies by the First Lien Lender or any First Lien Claimholder shall be applied, subject in the case of Restricted Assets to applicable Laws, by the First Lien Lender to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents; provided, that any non-cash Collateral (other than debt obligations described in Section 6.6) or non-cash proceeds may be held by the First Lien Lender as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Lien Obligations, and after payment of all outstanding fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities of any administrative agent, in each case due and payable under the First Lien Loan Documents or the Second Lien Notes Documents, as applicable, the First Lien Lender shall, in each case, solely at the cost of Borrower, deliver any remaining Collateral, Restricted Assets (subject to applicable Laws) and proceeds thereof, held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) first, unless a Discharge of Second Lien Obligations has already occurred, to the Second Lien Trustee to be applied by the Second Lien Trustee to the Second Lien Obligations incurred not in contravention of this Agreement in such order as specified in the Second Lien Notes Documents until a Discharge of Second Lien Obligations, and second, following any Discharge of First Lien Obligations and Discharge of Second Lien Obligations, to the Third Lien Trustee until a Discharge of Third Lien Obligations or as a court of competent jurisdiction may otherwise direct. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and none of the First Lien Lender, any First Lien Claimholder, the Second Lien Trustee or any Second Lien Claimholder will, in any forum (including in any Insolvency or Liquidation Proceeding), assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

(b)     So long as the Discharge of Senior Liens Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or any proceeds thereof or Sale Proceeds received in connection with any Enforcement Action or other exercise of remedies by the Senior Liens Parties or any Senior Liens Claimholder shall be applied, subject in the case of Restricted Assets to applicable Laws, in such order as specified in the relevant Senior Liens Debt Documents pursuant to the terms of this Agreement; provided, that any non-cash Collateral (other than debt obligations described in Section 6.6) or non-cash proceeds may be held by the Senior Liens Parties as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of Senior Liens Obligations, and after payment of all outstanding fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities of any administrative agent, in each case due and payable under the Senior Liens Debt Documents the Senior Liens Parties shall, in each case, solely at the cost of Borrower, deliver any remaining Collateral, Restricted Assets (subject to applicable Laws) and proceeds thereof held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) first, unless a Discharge of Third Lien Obligations has already occurred, to the Third Lien Trustee to be applied by the Third Lien Trustee to the Third Lien Obligations incurred not in contravention of this Agreement in such order as specified in the Third Lien Notes Documents until a Discharge of Third Lien Obligations and second, following any Discharge of Senior Liens Obligations and any Discharge of Third Lien Obligations, to the Borrower or as a court of competent jurisdiction may otherwise direct. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and none of the Senior Liens Parties, any Senior Liens Claimholder, the Third Lien Trustee or any Third Lien Claimholder will, in any forum (including in any Insolvency or Liquidation Proceeding), assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

4.2     Payments Over.

(a)     So long as the Discharge of First Lien Obligations has not occurred,

(1)     whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or proceeds thereof and all Sale Proceeds (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3(a) and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated), received by the Second Lien Trustee or any Second Lien Claimholders whether in connection with any Enforcement Action, other exercise of any right or remedy relating to the Collateral or the Restricted Assets or otherwise, shall in all cases (except those cases specifically provided for in this Agreement or the First Lien Loan Documents), subject in the case of Restricted Assets to applicable Laws, and, in each case, solely at the cost of Borrower, be deemed received on behalf of the First Lien Claimholders’ interest therein and be segregated and held in trust and forthwith paid over to the First Lien Lender for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct, in each case for application in accordance with Section 4.1. The Second Lien Trustee for itself or on behalf of any of the other Second Lien Claimholders, hereby authorizes the First Lien Lender to make any such endorsements as agent for the Second Lien Trustee or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(2)     if in any Insolvency or Liquidation Proceeding the Second Lien Trustee or any Second Lien Claimholders shall receive any distribution of money or other property in respect of the Collateral, Restricted Assets or Sale Proceeds (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall, subject in the case of Restricted Assets to applicable Laws, and, in each case, solely at the cost of Borrower, be deemed received on behalf of the First Lien Claimholders’ interest therein and be segregated and held in trust and forthwith paid over to the First Lien Lender for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct, in each case for application in accordance with Section 4.1. Any Lien received by the Second Lien Trustee or any Second Lien Claimholders in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(3)     Pursuant to Section 3.1(f)(ii) and notwithstanding anything to the contrary in this Agreement, including this Section 4, no funds on deposit in the Interest Reserve Account (defined in the Second Lien Notes Documents) nor any such funds received by Second Lien Claimholders from the Interest Reserve Account shall at any time be subject to turn over to the First Lien Lender regardless of whether the Discharge of the First Lien Obligations has occurred, and the Second Lien Trustee may retain and transmit such funds to, and such funds may be received and retained by, the Second Lien Claimholders notwithstanding the occurrence of an Event of Default under the First Lien Loan Documents.

(b)     So long as the Discharge of Senior Liens Obligations has not occurred,

(1)     whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Borrower or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or proceeds thereof and all Sale Proceeds (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3(b) and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Third Lien Trustee or any Third Lien Claimholders shall in all cases, subject in the case of Restricted Assets to applicable Laws, and, in each case, solely at the cost of Borrower, be deemed received on behalf of the Senior Liens Claimholders’ interest therein and be segregated and held in trust and forthwith paid over to the Senior Liens Parties for the benefit of the Senior Liens Claimholders in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct, in each case for application in accordance with Section 4.1. The Third Lien Trustee for itself or on behalf of any of the other Third Lien Claimholders, hereby authorizes the Senior Liens Parties to make any such endorsements as agent for the Third Lien Trustee or any such Third Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of Senior Liens Obligations.

(2)     if in any Insolvency or Liquidation Proceeding the Third Lien Trustee or any Third Lien Claimholders shall receive any distribution of money or other property in respect of the Collateral, Restricted Assets or Sale Proceeds (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall, subject in the case of Restricted Assets to applicable Laws, and, in each case, solely at the cost of Borrower, be deemed received on behalf of the Senior Liens Claimholders’ interest therein and be segregated and held in trust and forthwith paid over to the Senior Liens Parties for the benefit of the Senior Liens Claimholders in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct, in each case for application in accordance with Section 4.1. Any Lien received by the Third Lien Trustee or any Third Lien Claimholders in respect of any of the Third Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

Section 5     Other Agreements.

5.1 Releases.

(a)

(1)     If (i) in the event of a sale, transfer or other disposition of any Collateral in connection with any Enforcement Action by the First Lien Lender or any other exercise of the First Lien Lender’s remedies in respect of the Collateral, in each case prior to the Discharge of First Lien Obligations, the First Lien Lender, for itself or on behalf of any of the other First Lien Claimholders, releases any of its Liens on any part of the Collateral or releases any Guarantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of the Second Lien Trustee, for itself or for the benefit of the Second Lien Claimholders and of the Third Lien Trustee, for itself or for the benefit of the Third Lien Claimholders on such Collateral, and the obligations of such Guarantor under its guaranty of each of the Second Lien Obligations and the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released; and (ii) in connection with any Enforcement Action or other exercise of rights and remedies by the First Lien Lender, in each case prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the First Lien Lender releases its Lien on such equity interests and the property or assets of such Person then the Liens of Second Lien Trustee with respect to such equity interests and the property or assets of such Person will be automatically released to the same extent as the Liens of the First Lien Lender; provided, however, in the case of clauses (i) and (ii) above, that (x) the liens securing the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Lien on the Collateral securing the First Lien Obligations ranks to the Liens on the Second Lien Obligations and to the Liens on the Third Lien Obligations pursuant to this Agreement, (y) the proceeds of such sale, transfer, disposition or foreclosure shall be applied in accordance with Section 4.1 (and, to the extent applied to repay revolving loans, shall permanently reduce commitments with respect thereto) and (z) in the event any such sale, transfer or other disposition is (I) to an Affiliate of the First Lien Lender or any other First Lien Claimholder or (II) not governed by the UCC, in connection with an Insolvency or Liquidation Proceeding or otherwise consummated in connection with an auction or similar process, the price paid by any such buyer shall be supported by either a fair value opinion or appraisal report, in each case provided by a nationally recognized third-party provider; and

(2)     if (i) in the event of a sale, transfer or other disposition of any Collateral in connection with any Enforcement Action by the Senior Liens Parties or any other exercise of the Senior Liens Parties’ remedies in respect of the Collateral, in each case prior to the Discharge of Senior Liens Obligations, each of the Senior Liens Parties, for itself or on behalf of any of the other Senior Liens Claimholders, releases any of its Liens on any part of the Collateral or releases any Guarantor from its obligations under its guaranty of the Senior Liens Obligations, then the Liens, if any, of the Third Lien Trustee, for itself or for the benefit of the Third Lien Claimholders, on such Collateral, and the obligations of such Guarantor under its guaranty of the Third Lien Obligations, shall be automatically, unconditionally and simultaneously released; and (ii) in connection with any Enforcement Action or other exercise of rights and remedies by the Senior Liens Parties, in each case prior to the Discharge of Senior Liens Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Senior Liens Parties releases its Lien on such equity interests and the property or assets of such Person then the Liens of Third Lien Trustee with respect to such equity interests and the property or assets of such Person will be automatically released to the same extent as the Liens of the Senior Liens Parties; provided, however, in the case of clauses (i) and (ii) above, that (x) the liens securing the Senior Liens Obligations and the Third Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Lien on the Collateral securing the Senior Liens Obligations ranks to the Liens on the Third Lien Obligations pursuant to this Agreement, (y) the proceeds of such sale, transfer, disposition or foreclosure shall be applied in accordance with Section 4.1 (and, to the extent applied to repay revolving loans, shall permanently reduce commitments with respect thereto) and (z) in the event any such sale, transfer or other disposition is (I) to an Affiliate of the Senior Liens Parties or any other Senior Liens Claimholder or (II) not governed by the UCC, in connection with an Insolvency or Liquidation Proceeding or otherwise consummated in connection with an auction or similar process, the price paid by any such buyer shall be supported by either a fair value opinion or appraisal report, in each case provided by a nationally recognized third-party provider. The Third Lien Trustee, for itself or on behalf of any such Third Lien Claimholders, solely at the cost of Borrower, promptly shall execute and deliver to the Senior Liens Parties such termination statements, releases and other documents requested by the Senior Liens Parties which are necessary to effectively confirm the foregoing releases.

(b)

(1)     Until the Discharge of First Lien Obligations occurs, the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the First Lien Lender and any officer or agent of the First Lien Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Trustee and such Second Lien Claimholder or in the First Lien Lender’s own name, from time to time as the First Lien Lender may determine, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer, release, consent or waiver. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(2)     Until the Discharge of Senior Liens Obligations occurs, the Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, hereby irrevocably constitutes and appoints the Senior Liens Parties and any officer or agent of the Senior Liens Parties, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Third Lien Trustee and such Third Lien Claimholder or in the Senior Liens Parties’ own name, from time to time as the Senior Liens Parties may determine, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer, release, consent or waiver. This power is coupled with an interest and is irrevocable until the Discharge of Senior Liens Obligations.

(c)

(1)     Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Lender or the First Lien Claimholders (i) have released any Lien on Collateral or any Guarantor from its obligation under its guaranty and any such Lien or guaranty is later reinstated or (ii) obtain any new Liens or additional guarantees from any Guarantor, then the Second Lien Trustee, for itself and for the Second Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.

(2)     Until the Discharge of Senior Liens Obligations occurs, to the extent that the Senior Liens Parties or the Senior Liens Claimholders (i) have released any Lien on Collateral or any Guarantor from its obligation under its guaranty and any such Lien or guaranty is later reinstated or (ii) obtain any new Liens or additional guarantees from any Guarantor, then the Third Lien Trustee, for itself and for the Third Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guaranty, as the case may be.

5.2     Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Lender and the First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to adjust settlement for any business interruption insurance policy or insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) shall be paid to the First Lien Lender for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Loan Documents (including for purposes of cash collateralization of letters of credit and, if in connection with any Enforcement Action, such proceeds shall be applied in accordance with Section 4.1 (and, to the extent applied to repay revolving loans, shall permanently reduce commitments with respect thereto)) and thereafter, if the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Notes Documents, the balance of the proceeds shall be paid to the Second Lien Trustee for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, if a Discharge of Second Lien Obligations has occurred, any remaining balance shall be paid to the Third Lien Trustee for the benefit of the Third Lien Claimholders to the extent required under the Third Lien Collateral Documents, and thereafter, any remaining balance shall be paid to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Trustee or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Lender in accordance with the terms of Section 4.2.

5.3     Amendments to First Lien Loan Documents, Second Lien Notes Documents and Third Lien Notes Documents.

(a)     The First Lien Loan Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the First Lien Credit Agreement may be Refinanced, in each case, without notice to, or the consent of, the Second Lien Trustee or the other Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to the Second Lien Trustee and the other Second Lien Claimholders to the terms of this Agreement; provided, further, that any such amendment, restatement, supplement, modification or Refinancing shall not, without the consent of the Second Lien Trustee and the Requisite Second Lien Claimholders:

(1)     increase the aggregate principal amount of the Indebtedness under the First Lien Credit Agreement unless (i) after giving effect to such increase the outstanding principal balance due to First Lien Lender does not exceed, at any time, $40,000,000, and (ii) the net cash proceeds of any extension of credit made by First Lien Lender to Borrower or any Guarantor after the Closing Date, other than any extension of credit as a result of Protective Advances, Accrued Unpaid Interest added to principal and Fees and Expenses added to principal, shall be used exclusively and immediately to repurchase or redeem (or similar process) the Second Lien Notes and otherwise satisfy Second Lien Obligations until the Discharge of Second Lien Obligations and thereafter to repurchase or redeem (or similar process) the Third Lien Notes and otherwise satisfy Third Lien Obligations until the Discharge of Third Lien Obligations;

(2)     increase the margin used to calculate the non-default interest rate applicable to the Indebtedness outstanding under the First Lien Credit Agreement in a manner that would result in the total yield thereon exceeding by more than three percent (3.0%) per annum the total yield on Indebtedness thereunder as in effect on the date hereof (excluding increases resulting from changes in LIBOR (as defined in the First Lien Credit Agreement) or the accrual of interest at the default rate); provided that customary arrangement, structuring, closing, underwriting or commitment fees payable to arrangers (or their respective affiliates) (regardless of whether paid in whole or in part to any or all lenders) and other fees, in each case, not paid generally to all lenders under such shall be excluded but payment of any amendment or waiver fees shall be included;

(3)     extend a scheduled amortization payment or the scheduled final maturity date of the First Lien Credit Agreement or a Refinancing beyond the scheduled final maturity date of the Second Lien Indenture or Refinancing thereof;

(4)     modify (or have the effect of a modification of (including by modification of any definition used therein)) (i) Section 2.12, 6.6 or 5.24 of the First Lien Credit Agreement or (ii) the mandatory prepayment provisions of the First Lien Credit Agreement (including accelerating or increasing the amortization of principal, but specifically allowing annual recalculation of scheduled amortization payments pursuant to Section 2.10(b) of the First Lien Credit Agreement and other adjustments necessary to maintain the seven year amortization requirements under the First Lien Credit Agreement) or accelerate any date upon which a scheduled payment of principal or interest is due; or

(5)     modify or add any covenant or event of default under the First Lien Credit Agreement which directly restricts one or more Grantors from making payments under the Second Lien Indenture which would otherwise be permitted under the First Lien Credit Agreement as in effect on the date hereof.

(b)     The Second Lien Notes Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the Second Lien Indenture may be Refinanced (including, without limitation, by means of a private for life indenture issued under Rule 144(a) under the Securities Act of 1933), in each case, without notice to, or the consent of, the First Lien Lender or the other First Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to the First Lien Lender and the other First Lien Claimholders to the terms of this Agreement; provided, further, that any such amendment, restatement, supplement, modification or Refinancing shall not, without the consent of the First Lien Lender:

(1)     increase the then outstanding principal amount of the Indebtedness under the Second Lien Indenture (other than as a result of the issuance of PIK Notes) by an amount in excess of $10,000,000.00, provided that (i) such increase does not result in a Default or Event of Default under the First Lien Loan Agreement and (ii) on a proforma basis after giving effect to such increase, the Borrower would be in compliance with the financial covenants of Borrower contained in Sections 7.1, 7.2 and 7.3 of the First Lien Credit Agreement;

(2)    (x) increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Indebtedness outstanding under the Second Lien Indenture in a manner that would result in the total yield thereon increasing the total yield on Indebtedness thereunder as in effect on the date hereof (excluding increases resulting from the accrual of interest at the default rate); provided that customary arrangement, structuring, closing, underwriting or commitment fees payable to arrangers (or their respective affiliates) (regardless of whether paid in whole or in part to any or all lenders) and other fees, in each case, not paid generally to all lenders under such shall be excluded but payment of any amendment or waiver fees shall be included or (y) increase the cash-pay portion of interest applicable to the Indebtedness outstanding under the Second Lien Indenture to increase over the cash-pay portion of interest in effect on the date hereof;

(3)     amend or otherwise modify any “Default” or “Event of Default” (as each such term is defined in the Second Lien Indenture) thereunder in a manner materially adverse to the loan parties thereunder, except to the extent a substantially similar change is made to the First Lien Credit Agreement, if applicable;

(4)     accelerate any date upon which a scheduled payment of principal or interest is due, or otherwise decrease the weighted average life to maturity;

(5)     modify (or have the effect of a modification of) the mandatory prepayment provisions of the Second Lien Indenture in a manner adverse to the First Lien Claimholders;

(6)     increase materially the obligations of the obligor thereunder or confer any additional material rights of the Second Lien Holders (or a representative on their behalf) which would be adverse to any loan parties, any First Lien Claimholders or the First Lien Lender, except to the extent a substantially similar change is made to the First Lien Credit Agreement, if applicable; or

(7)     modify or add any covenant or event of default under the Second Lien Indenture which directly restricts one or more Grantors from making payments under the First Lien Credit Agreement which would otherwise be permitted under the Second Lien Indenture as in effect on the date hereof.

The Second Lien Indenture may be Refinanced to the extent the terms and conditions of such Refinancing debt are either not more restrictive than the existing Second Lien Notes Documents or, if more restrictive, meet the requirements of this Section 5.3(b), the average life to maturity thereof is greater than or equal to that of the Second Lien Indenture and the holders of such Refinancing debt bind themselves in a writing addressed to the First Lien Lender and the First Lien Claimholders to the terms of this Agreement.

(c)     The Senior Liens Debt Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time or Refinanced in accordance with the terms of the Senior Liens Debt Documents, in each case, without notice to, or the consent of, the Third Lien Trustee or the other Third Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to the Third Lien Trustee and the other Third Lien Claimholders to the terms of this Agreement.

(d)     The Third Lien Notes Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the Third Lien Indenture may be Refinanced, in each case, without notice to, or the consent of, the Senior Liens Parties or the other Senior Liens Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, restatement, supplement, modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt (directly or through their agent) bind themselves in a writing addressed to the Senior Liens Parties and the Senior Liens Claimholders to the terms of this Agreement; provided, further, that any such amendment, restatement, supplement, modification or Refinancing shall not, without the consent of the Senior Liens Parties:

(1)     increase the then outstanding principal amount of the Third Lien Indenture;

(2)     increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Indebtedness outstanding under the Third Lien Indenture in a manner that would result in the total yield thereon increasing the total yield on Indebtedness thereunder as in effect on the date hereof (excluding increases resulting from the accrual of interest at the default rate); provided that customary arrangement, structuring, closing, underwriting or commitment fees payable to arrangers (or their respective affiliates) (regardless of whether paid in whole or in part to any or all lenders) and other fees, in each case, not paid generally to all lenders under such shall be excluded but payment of any amendment or waiver fees shall be included;

(3)     amend or otherwise modify any “Default” or “Event of Default” (as each such term is defined in the Third Lien Indenture) thereunder in a manner materially adverse to the loan parties thereunder, except to the extent a substantially similar change is made to the Senior Liens Debt Documents, if applicable;

(4)     accelerate any date upon which a scheduled payment of principal or interest is due, or otherwise decrease the weighted average life to maturity;

(5)     modify (or have the effect of a modification of) the mandatory prepayment provisions of the Third Lien Indenture in a manner adverse to the Senior Liens Claimholders;

(6)     increase materially the obligations of the obligor thereunder or confer any additional material rights of the Third Lien Holders (or a representative on their behalf) which would be adverse to any loan parties, any Third Liens Claimholders or the Senior Liens Parties, except to the extent a substantially similar change is made to the Senior Liens Debt Documents, if applicable; or

(7)     modify or add any covenant or event of default under the Third Lien Indenture which directly restricts one or more Grantors from making payments under the Senior Liens Debt Documents which would otherwise be permitted under the Third Lien Indenture as in effect on the date hereof.

The Third Lien Indenture may be Refinanced to the extent the terms and conditions of such Refinancing debt are either not more restrictive than the existing Third Lien Notes Documents or, if more restrictive, meet the requirements of this Section 5.3(d), the average life to maturity thereof is greater than or equal to that of the Third Lien Indenture and the holders of such Refinancing debt bind themselves in a writing addressed to the Senior Liens Parties and the Senior Liens Claimholders to the terms of this Agreement.

(e)     In the event any Senior Liens Party or any Senior Liens Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the Senior Liens Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Lien Collateral Document or changing in any manner the rights of any Senior Liens Party or any Senior Liens Claimholders, Borrower or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Third Lien Collateral Document without the consent of the Third Lien Trustee or the Third Lien Claimholders and without any action by the Third Lien Trustee, Borrower or any other Grantor; provided that:

(1)     no such amendment, waiver or consent shall have the effect of:

(A)     removing assets subject to the Lien of the Third Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1(a) and provided that there is a corresponding release of the Liens securing the Senior Liens Obligations;

(B)     imposing any duties or obligations on the Third Lien Trustee without its consent;

(C)    permitting other Liens on the Collateral not permitted under the terms of the Third Lien Notes Documents or Section 6; or

(D)    being prejudicial to the interests of the Third Lien Claimholders to a greater extent than the Senior Liens Claimholders (other than by virtue of their relative priority and the rights and obligations hereunder); and

notice of such amendment, waiver or consent shall have been given to the Third Lien Trustee within ten Business Days after the effective date of such amendment, waiver or consent.

5.4    Confirmation in Second Lien and Third Lien Collateral Documents. Second Lien Trustee and Third Lien Trustee agree that each Second Lien Collateral Document and each Third Lien Collateral Document executed after the date hereof shall include the following language (or language to similar effect approved by the First Lien Lender), as applicable:

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Second Lien Trustee]/[Third Lien Trustee] pursuant to this Agreement and the exercise of any right or remedy by the [Second Lien Trustee]/[Third Lien Trustee] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of                      (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among BOKF, NA dba Bank of Albuquerque, as First Lien Lender, UMB BANK, N.A., as Second Lien Trustee, UMB BANK, N.A., successor to U.S. Bank National Association, as Third Lien Trustee and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

5.5    Gratuitous Bailee/Agent for Perfection

(a)

(1)    The First Lien Lender agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as First Lien Lender for the First Lien Claimholders and as gratuitous bailee for the Second Lien Trustee for itself and on behalf of the other Second Lien Claimholders (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Notes Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Lien Lender, the First Lien Lender agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Trustee, subject to the terms and conditions of this Section 5.5. Prior to a Discharge of First Lien Obligations, at the request of the First Lien Lender, the Second Lien Trustee shall turn over possession of any Pledged Collateral in possession of the Second Lien Trustee to the First Lien Lender; and

(2)    each of the Senior Liens Parties agree to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Senior Liens Pledged Collateral”) as Senior Liens Parties for the Senior Liens Claimholders and as gratuitous bailee for the Third Lien Trustee for itself and on behalf of the other Third Lien Claimholders (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the Senior Liens Debt Documents and the Third Lien Notes Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of either of the Senior Liens Parties, such Senior Liens Party agrees to also hold control over such deposit accounts as gratuitous agent for the Third Lien Trustee, subject to the terms and conditions of this Section 5.5. Prior to a Discharge of Senior Liens Obligations, at the request of the Senior Liens Parties, the Third Lien Trustee shall turn over possession of any Pledged Collateral in possession of the Third Lien Trustee to the First Lien Lender, or if the Discharge of First Lien Obligations has occurred, to the Second Lien Trustee.

(b)    (i) The First Lien Lender shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Trustee, any Second Lien Claimholder, the Third Lien Trustee or any Third Lien Claimholder and (ii) the Senior Liens Parties shall have no obligation whatsoever to the Third Lien Trustee or any Third Lien Claimholder, in each case, to ensure that the Senior Liens Pledged Collateral is genuine or owned by any of the Grantor to perfect the security interest of the Second Lien Trustee or other Second Lien Claimholders or the Third Lien Trustee or other Third Lien Claimholders, as applicable, or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Lender and the Senior Liens Parties under this Section 5.5 shall be limited solely to holding the Pledged Collateral or the Senior Liens Pledged Collateral, as applicable, as gratuitous bailee (and with respect to deposit accounts, gratuitous agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c)

(1)    None of the First Lien Lender and the First Lien Claimholders shall have by reason of the First Lien Security Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Second Lien Trustee or any Second Lien Claimholder, and the Second Lien Trustee and the Second Lien Claimholders hereby waive and release the First Lien Lender and the First Lien Claimholders from all claims and liabilities arising pursuant to the First Lien Lender’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Lender and the First Lien Claimholders, on the one hand, and the Second Lien Trustee and the Second Lien Claimholders on the other hand, may differ and the First Lien Lender and the First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Trustee or the Second Lien Claimholders; and

(2)    None of the Senior Liens Parties and the Senior Liens Claimholders shall have by reason of the Senior Liens Collateral Documents, the Third Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the Third Lien Trustee or any Third Lien Claimholder, and the Third Lien Trustee and the Third Lien Claimholders hereby waive and release the Senior Liens Parties and the Senior Liens Claimholders from all claims and liabilities arising pursuant to the Senior Liens Parties’ role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the Senior Liens Parties and the Senior Liens Claimholders, on the one hand, and the Third Lien Trustee and the Third Lien Claimholders on the other hand, may differ and the Senior Liens Parties and the Senior Liens Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Third Lien Trustee or the Third Lien Claimholders

(d)    Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Lender is a party, the First Lien Lender shall, solely at the expense of Borrower, deliver the remaining Pledged Collateral in its possession (if any) as provided in Section 4.1. Following the Discharge of First Lien Obligations, the First Lien Lender further agrees, solely at the expense of Borrower, to take all other action requested by the Second Lien Trustee which is necessary in connection with the Second Lien Trustee obtaining a first-priority interest in the Collateral. Following the Discharge of First Lien Obligations and Discharge of Second Lien Obligations, the Second Lien Trustee shall, solely at the expense of the Borrower, deliver the remaining Pledged Collateral in its possession (if any) as provided in Section 4.1.

5.6    When Discharge of Obligations Deemed to Not Have Occurred.

(a) If, at any time concurrently with or after the Discharge of First Lien Obligations has occurred, Borrower enters into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation which Refinancing is permitted by the Second Lien Notes Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Trustee in accordance with the next sentence, the obligations under such Refinancing of the First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Lender under such First Lien Loan Documents shall be the First Lien Lender for all purposes of this Agreement. This Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that Borrower has entered into a new First Lien Loan Document (which notice shall include the identity of the new First Lien Lender, such agent, the “New Agent”), the Second Lien Trustee shall promptly, in each case, solely at the cost of Borrower, (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as Borrower or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Lien Trustee and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

(b)    If, at any time concurrently with or after the Discharge of Senior Liens Obligations has occurred, Borrower enters into any Refinancing of any Senior Liens Debt Document evidencing a Senior Liens Obligation which Refinancing is permitted pursuant to the Senior Liens Debt Documents, then such Discharge of Senior Liens Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Senior Liens Obligations), and, from and after the date on which the New Senior Liens Debt Notice is delivered to the Third Lien Trustee in accordance with the next sentence, the obligations under such Refinancing of the Senior Liens Debt Document shall automatically be treated as Senior Liens Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Senior Liens Parties under such Senior Liens Debt Documents shall be the Senior Liens Parties for all purposes of this Agreement. This Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a notice (the “New Senior Liens Debt Notice”) stating that Borrower has entered into a new Senior Liens Debt Document (which notice shall include the identity of the new Senior Liens Party, such party, the “New Senior Liens Party”), the Third Lien Trustee shall promptly, in each case, solely at the cost of Borrower, (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as Borrower or such New Senior Liens Party shall reasonably request in order to provide to the New Senior Liens Party the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Senior Liens Party any Pledged Collateral held by it together with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) (or otherwise allow the New Senior Liens Party to obtain control of such Pledged Collateral). The New Senior Liens Party shall agree in a writing addressed to the Third Lien Trustee and the Third Lien Claimholders to be bound by the terms of this Agreement. If the new Senior Liens Obligations under the new Senior Liens Debt Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Third Lien Obligations, then the Third Lien Obligations shall be secured at such time by a third priority Lien on such assets to the same extent provided in the Third Lien Collateral Documents and this Agreement.

This Section 5.6 shall survive termination of this Agreement.

5.7    Purchase Right.

(a)    Without prejudice to the enforcement of any of the First Lien Claimholders’ remedies under the First Lien Loan Documents, this Agreement, at law or in equity or otherwise, the First Lien Claimholders agree at any time following (i) an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Credit Agreement, (ii) a default in payment of principal or interest under the First Lien Credit Agreement that has not been cured within 30 days of the occurrence thereof, (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to Borrower or any Guarantor, (iv) an acceleration of the Second Lien Obligations in accordance with the terms of the Second Lien Notes Documents or (v) a default in payment of principal or interest under the Second Lien Notes Documents that has not been cured within 30 days of the occurrence thereof (for the avoidance of doubt, the issuance of PIK Notes under the Second Lien Indenture shall not constitute a default in payment of principal or interest under the Second Lien Notes Documents), the First Lien Claimholders will offer the Second Lien Claimholders the option to purchase the entire aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (including unfunded commitments under the First Lien Credit Agreement) at the Purchase Price (defined below) without warranty or representation or recourse except as provided in Section 5.7(c), on a pro rata basis among the First Lien Claimholders. The “Purchase Price” will equal the sum of: (1) the full amount of all loans, advances or similar extensions of credit included in the First Lien Obligations then outstanding and unpaid at par (including principal, accrued but unpaid interest and any other unpaid amounts, including breakage costs and, in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Lien Claimholder to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums) and (2) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the First Lien Claimholders under or pursuant to the First Lien Loan Documents on the date of purchase.

(b)    The Second Lien Claimholders shall irrevocably accept or reject such offer within 10 Business Days of the receipt thereof and the parties shall endeavor to close promptly thereafter. If the Second Lien Claimholders accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Lender, the First Lien Claimholders, the Second Lien Trustee and the Second Lien Claimholders. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Loan Documents and this Agreement. Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7.

(c)    The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that the relevant First Lien Claimholders shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of such purchase, immediately before giving effect to the purchase:

(1)    the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(2)    each First Lien Claimholder owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Second Lien Claimholders do not pay amounts represented by participation interests to the extent that the Second Lien Claimholders expressly assume the obligations under such participation interests).

(d)    Without prejudice to the enforcement of any of the Senior Liens Claimholders’ remedies under the Senior Liens Debt Documents, this Agreement, at law or in equity or otherwise, the Senior Liens Claimholders agree at any time following (i) an acceleration of the Senior Liens Obligations in accordance with the terms of the Senior Liens Debt Documents, (ii) a default in payment of principal or interest under each of the Senior Liens Debt Documents that has not been cured within 30 days of the occurrence thereof, or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to Borrower or any Guarantor, the Senior Liens Claimholders (subject to the rights of the Second Lien Claimholders provided for in Sections 5.7(a) and (b) above with respect to the First Lien Obligations) will offer the Third Lien Claimholders the option to purchase the entire aggregate amount (but not less than the entirety) of outstanding Senior Liens Obligations (including unfunded commitments under the First Lien Credit Agreement) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(e), on a pro rata basis among the Senior Liens Claimholders. The “Senior Liens Purchase Price” will equal the sum of: (1) the full amount of all loans, advances or similar extensions of credit included in the Senior Liens Obligations then outstanding and unpaid at par (including principal, accrued but unpaid interest and any other unpaid amounts, including breakage costs and, in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant Senior Liens Claimholder to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums) and (2) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the Senior Liens Claimholders under or pursuant to the Senior Liens Debt Documents on the date of purchase.

(e)    The Third Lien Claimholders shall irrevocably accept or reject such offer within 10 Business Days after the expiration of the Second Lien Claimholder’s time to accept or reject the First Lien Claimholder’s offer under Section 5.7(b) above and the parties shall endeavor to close promptly thereafter. If the Third Lien Claimholders accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Liens Claimholders and each of the Representatives. If the Third Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the Senior Liens Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the Senior Liens Debt Documents and this Agreement. Each Senior Liens Claimholder will retain all rights to indemnification provided in the relevant Senior Liens Debt Documents for all claims and other amounts relating to periods prior to the purchase of the Senior Liens Obligations pursuant to this Section 5.7.

(f)    The purchase and sale of the Senior Liens Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the Senior Liens Claimholders or their Representatives, except that the relevant Senior Liens Claimholders shall severally and not jointly represent and warrant to the Third Lien Claimholders that on the date of such purchase, immediately before giving effect to the purchase:

(1)    the principal of and accrued and unpaid interest on the Senior Liens Obligations, and the fees and expenses thereof owed to the respective Senior Liens Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(2)    each Senior Liens Claimholder owns the Senior Liens Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Third Lien Claimholders do not pay amounts represented by participation interests to the extent that the Third Lien Claimholders expressly assume the obligations under such participation interests).

Section 6     Insolvency or Liquidation Proceedings.

6.1     Finance and Sale Issues.

(a)    Until the Discharge of First Lien Obligations has occurred, if Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Lender shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), or to permit Borrower or any other Grantor to obtain financing, whether from the First Lien Claimholders or if the First Lien Claimholders decline to provide such financing, from the Second Lien Claimholder, but if the Second Lien Claimholders decline to provide such financing, any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, will not object to such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the First Lien Lender) and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Trustee will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto); provided the Second Lien Trustee and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that require a specific treatment of a claim in respect of the Second Lien Obligations for purposes of a plan of reorganization or otherwise seek to dictate the material terms of a plan of reorganization, or that are materially prejudicial to their interests. The Second Lien Trustee on behalf of itself and the Second Lien Claimholders agrees that it will not seek consultation rights in connection with, and it will not object or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the First Lien Lender has consented to such sale, liquidation or other disposition; provided that (i) the net cash proceeds of such sale or other disposition are used to pay the principal amount of Indebtedness for borrowed money constituting First Lien Obligations, (ii) the liens securing the First Lien Obligations and the Second Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Lien on the Collateral securing the First Lien Obligations rank to the Liens on the Second Lien Obligations pursuant to this Agreement, and (iii) the Second Lien Trustee and Second Lien Claimholders will not have been deemed to have waived the right to bid in cash or credit bid in connection with any such sale; and provided further that, except as explicitly set forth in this Agreement, the Second Lien Trustee and the other Second Lien Claimholders may assert any objection with respect to any such proposed motion to sell, liquidate or otherwise dispose of Collateral that may be raised by an unsecured creditor of Borrower. The Second Lien Trustee on behalf of the Second Lien Claimholders further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the First Lien Lender has consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Claimholders will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code (which rights shall be subject to the provisions of Sections 3.1(c)(6) and 3.1(i)(5)); provided that, except as explicitly set forth in this Agreement, the Second Lien Trustee and the other Second Lien Claimholders may assert any objection with respect to any proposed orders to retain professionals or set bid or related procedures in connection with such sale, liquidation or disposition that may be raised by an unsecured creditor of Borrower; and

(b)    until the Discharge of Senior Liens Obligations has occurred, if Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Senior Liens Parties shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), or to permit Borrower or any other Grantor to obtain DIP Financing, then the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, will not object to such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the Senior Liens Parties) and to the extent the Liens securing the Senior Liens Obligations are subordinated to or pari passu with such DIP Financing, the Third Lien Trustee will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto). The Third Lien Trustee on behalf of the Third Lien Claimholders further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the Senior Liens Parties have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Third Lien Claimholders will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Third Lien Claimholders under Section 363(k) of the Bankruptcy Code.

Notwithstanding any other provision hereof to the contrary, each of the First Lien Lender, on its behalf and on behalf of the First Lien Claimholders, the Second Lien Trustee, on its behalf and on behalf of the Second Lien Claimholders and the Third Lien Trustee, on its behalf and on behalf of the Third Lien Claimholders, agrees that (A) none of them nor any agent or the trustee on behalf of any of them shall, for any purpose during any Insolvency or Liquidation Proceeding or otherwise, support, endorse, propose or submit, whether directly or indirectly, any valuation of any of the Grantors or their respective assets that allocates or ascribes any value whatsoever to any of the Restricted Assets and (B) none of them nor any agent or trustee on behalf of any of them shall for any purpose during any Insolvency or Liquidation Proceeding or otherwise, challenge, dispute or object, whether directly or indirectly, to any valuation of any of the Grantors or their respective assets, or otherwise take any position with respect to such valuation, that is proposed, supported or otherwise arises in any Insolvency or Liquidation Proceeding, on grounds that such valuation does not allocate or ascribe adequate or appropriate value to any of the Restricted Assets.

6.2     Relief from the Automatic Stay.

(a)    Until the Discharge of First Lien Obligations has occurred, the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or the Restricted Assets, without the prior written consent of the First Lien Lender, unless a motion for adequate protection permitted under Section 6.3 has been denied by a bankruptcy court or (ii) oppose (or support any other Person in opposing) any request by the First Lien Lender for relief from such stay; and

(b)    until the Discharge of Senior Liens Obligations has occurred, the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or the Restricted Assets, without the prior written consent of the Senior Liens Parties, unless a motion for adequate protection permitted under Section 6.3 has been denied by a bankruptcy court or (ii)

oppose (or support any other Person in opposing) any request by the Senior Liens Parties for relief from such stay.

6.3     Adequate Protection.

(a)    The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1)    any request by the First Lien Lender or the First Lien Claimholders for adequate protection under any Bankruptcy Law; or

(2)    any objection by the First Lien Lender or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Lender or the First Lien Claimholders claiming a lack of adequate protection.

(b)    Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1)    if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Lien Trustee, on behalf of itself or any of the other Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2)    the Second Lien Trustee and Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Lender, on behalf of the First Lien Claimholders, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Second Lien Trustee and the Second Lien Claimholders on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Lender, on behalf of the First Lien Claimholders, is also granted senior replacement Liens on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, the First Lien Lender, on behalf of the First Lien Claimholders, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Trustee and the Second Lien Claimholders; and (D) cash payments with respect to interest (at the applicable non-default rate of interest) on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, the First Lien Lender, on behalf of the First Lien Claimholders, is also granted cash payments with respect to interest on the First Lien Obligations, and (2) such cash payments do not exceed an amount equal to the interest (at the applicable non-default rate of interest) accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the Second Lien Notes Documents and accruing from the date the Second Lien Trustee, on behalf of the Second Lien Claimholders, is granted such relief. The Second Lien Claimholders shall not be obligated to return any properly received cash Post-Petition Interest and/or cash adequate protection payments in an Insolvency or Liquidation

Proceeding regardless of whether the First Lien Claimholders do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding. Notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to this Section 6.3(b).

(c)    The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to the Second Lien Trustee at least two Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to the Second Lien Trustee at least 15 days in advance of such hearing.

(d)    The Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1)    any request by the Senior Liens Parties or the Senior Liens Claimholders for adequate protection under any Bankruptcy Law; or

(2)    any objection by the Senior Liens Parties or the Senior Liens Claimholders to any motion, relief, action or proceeding based on the Senior Liens Parties or the Senior Liens Claimholders claiming a lack of adequate protection.

(e)    Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1)    if the Senior Liens Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Third Lien Trustee, on behalf of itself or any of the other Third Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the Senior Liens Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Third Lien Obligations are so subordinated to the Senior Liens Obligations under this Agreement; and

(2)    the Third Lien Trustee and Third Lien Claimholders shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Senior Liens Obligations, the Senior Liens Parties, on behalf of the Senior Liens Claimholders, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Third Lien Trustee and the Third Lien Claimholders on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Senior Liens Obligations, the Senior Liens Parties, on behalf of the Senior Liens Claimholders, is also granted senior replacement Liens on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Senior Liens Obligations, the Senior Liens Parties, on behalf of the Senior Liens Claimholders, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Third Lien Trustee and the Third Lien Claimholders; and (D) cash payments with respect to interest (at the applicable non-default rate of interest) on the Third Lien Obligations; provided that (1) as adequate protection for the Senior Liens Obligations, the Senior Liens Parties, on behalf of the Senior Liens Claimholders, is also granted cash payments with respect to interest on the Senior Liens Obligations, and (2) such cash payments do not exceed an amount equal to the interest (at the applicable non-default rate of interest) accruing on the principal amount of Third Lien Obligations outstanding on the date such relief is granted at the interest rate under the Third Lien Notes Documents and accruing from the date the Third Lien Trustee, on behalf of the Third Lien Claimholders, is granted such relief. The Third Lien Claimholders shall not be obligated to return any properly received Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding regardless of whether the Senior Liens Claimholders do not receive payment in full in cash of all Senior Liens Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding. Notwithstanding anything herein to the contrary, the Senior Liens Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to the grant of adequate protection in the form of cash payments to the Third Lien Claimholders made pursuant to this Section 6.3(e).

6.4     No Waiver.

(a)     Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit the First Lien Lender or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Trustee or any of the other Second Lien Claimholders, including the seeking by the Second Lien Trustee or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Trustee or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Notes Documents or otherwise; and

(b)     nothing contained herein shall prohibit or in any way limit the Senior Liens Parties or any Senior Liens Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Third Lien Trustee or any of the other Third Lien Claimholders, including the seeking by the Third Lien Trustee or any Third Lien Claimholders of adequate protection or the asserting by the Third Lien Trustee or any Third Lien Claimholders of any of its rights and remedies under the Third Lien Notes Documents or otherwise.

6.5     Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Borrower or any other Grantor any amount paid in respect of First Lien Obligations (a “First Lien Recovery”), then such First Lien Claimholder shall be entitled to a reinstatement of its First Lien Obligations with respect to all such recovered amounts on the date of such First Lien Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations (including interest accruing thereon on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) shall be deemed not to have occurred for all purposes hereunder. After the occurrence of the Discharge of Second Lien Obligations, if any Second Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Borrower or any other Grantor any amount paid in respect of Second Lien Obligations (a “Second Lien Recovery”), then such Second Lien Claimholder shall be entitled to a reinstatement of its Second Lien Obligations with respect to all such recovered amounts on the date of such Second Lien Recovery, and from and after the date of such reinstatement the Discharge of Second Lien Obligations (including interest accruing thereon on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.5 shall survive the termination of this Agreement.

6.6     Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, on account of each of the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations, on account of the Second Lien Obligations and on account of the Third Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7     Post-Petition Interest.

(a)

(1)     Neither the Second Lien Trustee nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Lender or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of any First Lien Claimholder’s Lien, without regard to the existence of the Lien of the Second Lien Trustee on behalf of the Second Lien Claimholders on the Collateral; and

(2)     neither the Third Lien Trustee nor any Third Lien Claimholder shall oppose or seek to challenge any claim by the Senior Liens Parties or any Senior Liens Claimholder for allowance in any Insolvency or Liquidation Proceeding of Senior Liens Obligations consisting of Post-Petition Interest to the extent of the value of any Senior Liens Claimholder’s Lien, without regard to the existence of the Lien of the Third Lien Trustee on behalf of the Third Lien Claimholders on the Collateral.

(b)     Neither the First Lien Lender nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Trustee or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Trustee on behalf of the Second Lien Claimholders on the Collateral (after taking into account the value of the First Lien Obligations).

6.8     Waiver. Each of the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders, and the Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder or Senior Liens Claimholder, as applicable, arising out of the election of any First Lien Claimholder or Senior Liens Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9     Separate Grants of Security and Separate Classification. The Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders and the First Lien Lender for itself and on behalf of the First Lien Claimholders, acknowledges and agrees that:

(a)     the grants of Liens pursuant to the First Lien Security Documents, the Second Lien Collateral Documents and the Third Lien Collateral Documents constitute three separate and distinct grants of Liens; and

(b)     because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from each of the First Lien Obligations and the Third Lien Obligations and the Third Lien Obligations are fundamentally different from each of the First Lien Obligations and the Second Lien Obligations, and each must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, (i) if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Loan Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Lien Trustee, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the First Lien Lender, for itself and on behalf of the First Lien Claimholders, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (and in an aggregate amount not to exceed the First Lien Obligations), even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders; and (ii) if it is held that the claims of the Senior Liens Claimholders and the Third Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Third Lien Claimholders), the Senior Liens Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the Senior Liens Debt Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Third Lien Claimholders with respect to the Collateral, with the Third Lien Trustee, for itself and on behalf of the Third Lien Claimholders, hereby acknowledging and agreeing to turn over to the Senior Liens Parties, for itself and on behalf of the Senior Liens Claimholders, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (and in an aggregate amount not to exceed the Senior Liens Obligations), even if such turnover has the effect of reducing the claim or recovery of the Third Lien Claimholders.

6.10     Effectiveness in Insolvency or Liquidation Proceeding. The parties hereto acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

6.11     Borrower and Guarantors Not To Be Debtors under Bankruptcy Code. Nothing set forth herein is intended to constitute nor shall anything set forth herein be deemed to constitute an admission by First Lien Claimholders, Second Lien Claimholders or Third Lien Claimholders that any of Borrower, Guarantors or the Tribe is eligible to be a “debtor” under the United States Bankruptcy Code.

Section 7     Reliance; Waivers; Etc.

7.1     Reliance. Other than any reliance on the terms of this Agreement, the First Lien Lender, for itself and on behalf of the other First Lien Claimholders, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Trustee, any Second Lien Claimholder, the Third Lien Trustee or any Third Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Loan Documents or this Agreement. The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, acknowledges that it and such Second Lien Claimholders have, independently and without reliance on the First Lien Lender, any First Lien Claimholder, the Third Lien Trustee or any Third Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Notes Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Notes Documents or this Agreement. The Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, acknowledges that it and such Third Lien Claimholders have, independently and without reliance on the Senior Liens Parties or any Senior Liens Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Third Lien Notes Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Third Lien Notes Documents or this Agreement.

7.2     No Warranties or Liability.

(a)     The First Lien Lender, for itself and on behalf of the other First Lien Claimholders, acknowledges and agrees that each of the Second Lien Trustee, the Second Lien Claimholders, the Third Lien Trustee and the Third Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Notes Documents, the Third Lien Notes Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Notes Documents and the Third Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Third Lien Notes Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b)     The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, acknowledges and agrees that each of the First Lien Lender, the First Lien Claimholders, the Third Lien Trustee and the Third Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Loan Documents, the Third Lien Notes Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Loan Documents and the Third Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Third Lien Notes Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(c)     The Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, acknowledges and agrees that each of the Senior Liens Parties and the Senior Liens Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Liens Debt Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Senior Liens Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Liens Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(d)    (i) The Second Lien Trustee and the Second Lien Claimholders shall have no duty to the First Lien Lender, any of the First Lien Claimholders, the Third Lien Trustee or any of the Third Lien Claimholders, (ii) the First Lien Lender and the First Lien Claimholders shall have no duty to the Second Lien Trustee, any of the Second Lien Claimholders, the Third Lien Trustee or any of the Third Lien Claimholders, and (iii) the Third Lien Trustee and the Third Lien Claimholders shall have no duty to the Senior Liens Parties or any of the Senior Liens Claimholders, in each case, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Borrower or any other Grantor (including the First Lien Loan Documents, the Second Lien Notes Documents and the Third Lien Notes Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3     No Waiver of Lien Priorities.

(a)     No right of the First Lien Claimholders, the First Lien Lender or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Borrower or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Lender, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents, any of the Second Lien Notes Documents, or any of the Third Lien Notes Documents, regardless of any knowledge thereof which the First Lien Lender or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

(b)     Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of Borrower and the other Grantors under the First Lien Loan Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Lender and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Trustee, any Second Lien Claimholders, the Third Lien Trustee or any Third Lien Claimholders, except to the extent such consent or notice is required pursuant to this Agreement or applicable law, without incurring any liabilities to the Second Lien Trustee, Second Lien Claimholders, the Third Lien Trustee or any Third Lien Claimholders, and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Trustee, Second Lien Claimholders, the Third Lien Trustee or any Third Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)     change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Lender or any of the other First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents in each case only in a manner that is consistent with this Agreement, including, without limitation, Section 5.3(a) of this Agreement;

(2)     sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of Borrower or any other Grantor to the First Lien Claimholders or the First Lien Lender, or any liability incurred directly or indirectly in respect thereof;

(3)     settle or compromise any First Lien Obligation or any other liability of Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4)     exercise or delay or refrain from exercising any right or remedy against Borrower or any other Grantor or any other Person or any security, elect any remedy and otherwise deal freely with Borrower, any other Grantor or any First Lien Collateral and any security and any guaranty or any liability of Borrower or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c)     Except as otherwise expressly provided herein, the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Lender shall have no liability to the Second Lien Trustee or any Second Lien Claimholders, and the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, hereby waives any claim against any First Lien Claimholder or the First Lien Lender, arising out of any and all actions which the First Lien Claimholders or the First Lien Lender may take or permit or omit to take with respect to:

(1)     the First Lien Loan Documents (other than this Agreement);

(2)     the collection of the First Lien Obligations; or

(3)     the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Lender have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d)     Until the Discharge of First Lien Obligations, the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

(e)     No right of the Second Lien Claimholders, the Second Lien Parties or any of them to enforce any provision of this Agreement or any Second Lien Debt Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Borrower or any other Grantor or by any act or failure to act by any Second Lien Claimholder or the Second Lien Parties, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Second Lien Debt Documents or any of the Third Lien Notes Documents, regardless of any knowledge thereof which the Second Lien Parties or the Second Lien Claimholders, or any of them, may have or be otherwise charged with.

(f)     Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of Borrower and the other Grantors under the Second Lien Debt Documents and subject to the provisions of Section 5.3(c)), the Second Lien Claimholders, the Second Lien Parties and any of them may, at any time and from time to time in accordance with the Second Lien Debt Documents and/or applicable law, without the consent of, or notice to, the Third Lien Trustee or any Third Lien Claimholders, without incurring any liabilities to the Third Lien Trustee or any Third Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Third Lien Trustee or any Third Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)     change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Second Lien Obligations or any Lien on any Second Lien Collateral or guaranty thereof or any liability of Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Second Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Second Lien Parties or any of the other Second Lien Claimholders, the Second Lien Obligations or any of the Second Lien Debt Documents in each case only in a manner that is consistent with this Agreement, including, without limitation, Section 5.3(b) of this Agreement;

(2)     sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Second Lien Collateral or any liability of Borrower or any other Grantor to the Second Lien Claimholders or the Second Lien Parties, or any liability incurred directly or indirectly in respect thereof;

(3)     settle or compromise any Second Lien Obligation or any other liability of Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Second Lien Obligations) in any manner or order; and

(4)     exercise or delay or refrain from exercising any right or remedy against Borrower or any other Grantor or any other Person or any security, elect any remedy and otherwise deal freely with Borrower, any other Grantor or any Second Lien Collateral and any security and any guaranty or any liability of Borrower or any other Grantor to the Second Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(g)     Except as otherwise expressly provided herein, the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, also agrees that the Senior Liens Claimholders and the Senior Liens Parties shall have no liability to the Third Lien Trustee or any Third Lien Claimholders, and the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, hereby waives any claim against any Senior Liens Claimholder or the Senior Liens Parties, arising out of any and all actions which the Senior Liens Claimholders or the Senior Liens Parties may take or permit or omit to take with respect to:

(1)     the Senior Liens Debt Documents (other than this Agreement);

(2)     the collection of the Senior Liens Obligations; or

(3)     the foreclosure upon, or sale, liquidation or other disposition of, any Senior Liens Collateral. The Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, agrees that the Senior Liens Claimholders and the Senior Liens Parties have no duty to them in respect of the maintenance or preservation of the Senior Liens Collateral, the Senior Liens Obligations or otherwise.

(h)     Until the Discharge of Senior Liens Obligations, the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4     Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Lender and the First Lien Claimholders, the Second Lien Trustee and the Second Lien Claimholders and the Third Lien Trustee and the Third Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)     any lack of validity or enforceability of any First Lien Loan Documents, any Second Lien Notes Documents or any Third Lien Notes Documents;

(b)     except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations, Second Lien Obligations or Third Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document, any Second Lien Notes Document or any Third Lien Notes Documents;

(c)     except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d)     the commencement of any Insolvency or Liquidation Proceeding in respect of Borrower or any other Grantor; or

(e)     any other circumstances which otherwise might constitute a defense available to, or a discharge of, Borrower or any other Grantor in respect of the First Lien Lender, the First Lien Obligations, any First Lien Claimholder, the Second Lien Trustee, the Second Lien Obligations, any Second Lien Claimholder, the Third Lien Trustee, the Third Lien Obligations or any Third Lien Claimholder in respect of this Agreement.

Section 8     Miscellaneous.

8.1     Integration/Conflicts. This Agreement, the First Lien Loan Documents, the Second Lien Notes Documents and Third Lien Notes Documents represent the entire agreement of the Grantors, the First Lien Claimholders, the Second Lien Claimholders and the Third Lien Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the First Lien Claimholders, the Second Lien Claimholders or the Third Lien Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents, the Second Lien Notes Documents or the Third Lien Notes Documents, the provisions of this Agreement shall govern and control.

8.2     Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and

(a)     the First Lien Claimholders may continue, at any time and without the consent of, or notice to, the Second Lien Trustee, any Second Lien Claimholders, the Third Lien Trustee or any Third Lien Claimholders, to extend credit and other financial accommodations and lend monies to or for the benefit of Borrower or any Grantor constituting First Lien Obligations in reliance hereof, but in all cases subject to limitations in respect thereof set forth in this Agreement, including in Section 5 hereof. The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, and the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to Borrower or any other Grantor shall include Borrower or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect on the earlier to occur of (x) the date on which there has been a Discharge of First Lien Obligations and (y) the date on which there has been both a Discharge of Second Lien Obligations and a Discharge of Third Lien Obligations, in each case, subject to Sections 5.5 and 5.6; provided, however, that no termination shall relieve any party of its obligations incurred hereunder prior to the date of termination; and

(b)     the Second Lien Claimholders may continue, at any time and without notice to the Third Lien Trustee or any Third Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of Borrower or any Grantor constituting Second Lien Obligations in reliance hereof but in all cases subject to limitations in respect thereof set forth in this Agreement, including in Section 5 hereof. The Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to Borrower or any other Grantor shall include Borrower or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect on the earlier to occur of (x) the date on which there has been a Discharge of Senior Liens Obligations and (y) the date on which there has been a Discharge of Third Lien Obligations, in each case, subject to Sections 5.5 and 5.6; provided, however, that no termination shall relieve any party of its obligations incurred hereunder prior to the date of termination.

8.3     Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Third Lien Trustee, the Second Lien Trustee or the First Lien Lender shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly and materially adversely affected.

8.4     Information Concerning Financial Condition of Borrower and its Subsidiaries.

(a)     The First Lien Lender and the First Lien Claimholders, the Second Lien Claimholders and the Second Lien Trustee and the Third Lien Claimholders and the Third Lien Trustee shall each be responsible for keeping themselves informed of (i) the financial condition of Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Lender and the First Lien Claimholders, shall have no duty to advise the Second Lien Trustee, any Second Lien Claimholder, the Third Lien Trustee or any Third Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. The Second Lien Trustee and the Second Lien Claimholders shall have no duty to advise the First Lien Lender, any First Lien Claimholder, the Third Lien Trustee or any Third Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. The Third Lien Trustee and the Third Lien Claimholders shall have no duty to advise the Senior Liens Parties or any Senior Liens Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.

(b)     In the event the First Lien Lender or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Trustee or any Second Lien Claimholder, it or they shall be under no obligation:

(1)     to make, and the First Lien Lender and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(2)     to provide any additional information or to provide any such information on any subsequent occasion;

(3)     to undertake any investigation; or

(4)     to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c)     In the event the Second Lien Trustee or any of the other Second Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First Lien Lender or any First Lien Claimholder, it or they shall be under no obligation:

(1)     to make, and the Second Lien Trustee and the Second Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(2)     to provide any additional information or to provide any such information on any subsequent occasion;

(3)     to undertake any investigation; or

(4)     to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(d)     In the event the Senior Liens Parties or any of the other Senior Liens Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Third Lien Trustee or any Third Lien Claimholder, it or they shall be under no obligation:

(1)     to make, and the Senior Liens Parties and the Senior Liens Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(2)     to provide any additional information or to provide any such information on any subsequent occasion;

(3)     to undertake any investigation; or

(4)     to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(e)     In the event the Third Lien Trustee or any of the other Third Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Senior Liens Parties or any Senior Liens Claimholder, it or they shall be under no obligation:

(1)     to make, and the Third Lien Trustee and the Third Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(2)     to provide any additional information or to provide any such information on any subsequent occasion;

(3)     to undertake any investigation; or

(4)     to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5    Subrogation.

(a)    With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Trustee pays over to the First Lien Lender or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Trustee shall be subrogated to the rights of the First Lien Lender and the First Lien Claimholders; provided that the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. Borrower acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Trustee or the Second Lien Claimholders that are paid over to the First Lien Lender or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

(b)    With respect to the value of any payments or distributions in cash, property or other assets that any of the Third Lien Claimholders or the Third Lien Trustee pays over to the Senior Liens Parties or the Senior Liens Claimholders under the terms of this Agreement, the Third Lien Claimholders and the Third Lien Trustee shall be subrogated to the rights of the Senior Liens Parties and the Senior Liens Claimholders; provided that the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Liens Obligations has occurred. Borrower acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Third Lien Trustee or the Third Lien Claimholders that are paid over to the Senior Liens Parties or the Senior Liens Claimholders pursuant to this Agreement shall not reduce any of the Third Lien Obligations.

8.6    Application of Payments.

(a)     All payments received by the First Lien Lender or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. The Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders, and the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders, assent to any extension or postponement of the time of payment, subject to Section 5.3(a)(3), of the First Lien Obligations or any part thereof.

(b)     All payments received by the Second Lien Trustee or the Second Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the Second Lien Obligations provided for in the Second Lien Notes Documents and this Agreement.

8.7    INTENTIONALLY LEFT BLANK.

8.8     Notices. All notices to the Second Lien Claimholders, the First Lien Claimholders and the Third Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Trustee, the First Lien Lender and the Third Lien Trustee, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, or sent by electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9    Further Assurances. The First Lien Lender, for itself and on behalf of the other First Lien Claimholders under the First Lien Loan Documents, the Second Lien Trustee, for itself and on behalf of the other Second Lien Claimholders under the Second Lien Notes Documents, the Third Lien Trustee, for itself and on behalf of the other Third Lien Claimholders under the Third Lien Notes Documents and Borrower, agree that each of them, solely at the cost of Borrower, shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Lender, the Second Lien Trustee or the Third Lien Trustee may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10    Applicable Law. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

8.11    Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Lender, the First Lien Claimholders, the Second Lien Trustee, the Second Lien Claimholders, the Third Lien Trustee, the Third Lien Claimholders and their respective successors and assigns. If any of the First Lien Lender, the Second Lien Trustee or the Third Lien Trustee resigns or is replaced pursuant to the First Lien Credit Agreement, the Second Lien Indenture or the Third Lien Indenture, as applicable, its successor shall automatically be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.12     Headings. The section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.14     Authorization. By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15     No Third-Party Beneficiaries / Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the First Lien Claimholders, the Second Lien Claimholders and the Third Lien Claimholders and their respective successors and assigns from time to time. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Lender and the First Lien Claimholders, the Second Lien Trustee and the Second Lien Claimholders and the Third Lien Trustee and the Third Lien Claimholders. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Claimholders as among the Second Lien Claimholders or as among the Third Lien Claimholders. Other than as set forth in Section 8.3, none of Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder and neither Borrower nor any Grantor nor any other creditor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations, the Second Lien Obligations and the Third Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.16     No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effect as the prohibited action.

8.17     Additional Grantors. Each of Borrower and the other Grantors agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Loan Document, Second Lien Notes Document or Third Lien Notes Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a Joinder Agreement substantially in the form attached hereto as Exhibit A that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Loan Document, such Second Lien Notes Document or such Third Lien Notes Document.

8.18     Special Provisions Relating to an Administrative Agent or Depository Bank. Notwithstanding anything herein to the contrary, no provision of this Agreement shall require either First

Lien Lender, as administrative agent or depository bank, Second Lien Holder’s trustee or administrative agent, or Third Lien Holder’s trustee or administrative agent, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to take the action requested is not reasonably assured to it, and either may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested. Additionally, nothing in this Agreement shall be deemed to limit or restrict in any way the respective protections, immunities and indemnities afforded to the First Lien Lender under the First Lien Credit Agreement, the Second Lien Trustee under the Second Lien Indenture and the Third Lien Trustee under the Third Lien Indenture all of which shall apply hereto with full force and effect.

8.19     Gaming Authorities. This Agreement is subject to the Gaming Laws. Without limiting the foregoing, each of the First Lien Lender, for itself and on behalf of each other First Lien Claimholder, the Second Lien Trustee, for itself and on behalf of each other Second Lien Claimholder and the Third Lien Trustee, for itself and on behalf of each other Third Lien Claimholder acknowledges that rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities. Each of the First Lien Lender, for itself and on behalf of each other First Lien Claimholder, the Second Lien Trustee, for itself and on behalf of each other Second Lien Claimholder and the Third Lien Trustee, for itself and on behalf of each other Third Lien Claimholder agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower, including, without limitation, to the extent not inconsistent with the internal policies of the First Lien Lender, the Second Lien Trustee or the Third Lien Trustee and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the First Lien Lender, the First Lien Claimholders, the Second Lien Trustee, the Second Lien Claimholders, the Third Lien Trustee, the Third Lien Claimholder the Borrower, or the First Lien Loan Documents or the Second Lien Notes Documents. Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Loan Party to authorize, the First Lien Lender, the First Lien Claimholders, the Second Lien Trustee, the Second Lien Claimholders, the Third Lien Trustee and the Third Lien Claimholders to cooperate with the applicable Gaming Authorities as described above. The parties acknowledge that the provisions of this Section 8.19 shall not be for the benefit of any Loan Party or any affiliate thereof.

8.20     Waiver of Sovereign Immunity; Jurisdiction and Consent to Service of Process.

(a)     None of the Borrower, the Guarantor or the Tribe (each, a “Tribal Party”) consents to any suit, arbitration, legal process, enforcement proceeding or any dispute resolution method, except that:

(1)     the Tribe, the Borrower and each Guarantor, expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from unconsented suit, arbitration or other legal proceedings (each, inclusive of actions for equitable or provisional relief and to compel arbitration, an “Action”) arising under or relating to this Agreement and any other document or agreement entered into in connection herewith (collectively, the “Transaction Documents”) or the transactions contemplated hereby or thereby, provided that:

(A)     each waiver is expressly limited to Actions brought against such party in compliance with the applicable Transaction

Document by Persons expressly stated to benefit from the applicable Transaction Document;

(B)     the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(C)     the Action shall only be to (i) interpret or enforce or otherwise seek or obtain relief with respect to the provisions of the Transaction Documents or rights or obligations arising in connection therewith or the transactions contemplated thereby, (ii) enforce and execute any order, judgment, award or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(D)     the Action may seek all available legal and equitable remedies other than a claim for punitive or consequential damages; and

(E)     any order, judgment, ruling or other remedy related to any Action permitting monetary recovery against the Resort Property shall be enforceable only against the Resort Property that is not real property or an interest in real property; and

(2)     the Tribe expressly and irrevocably waives its sovereign immunity (and any defense based thereon) from any Action arising under or relating to any Transaction Document or the transactions contemplated thereby and provided that:

(A)     the Action shall only be to (i) interpret or enforce or otherwise seek or obtain relief with respect to the provisions set forth in this Agreement or rights arising in connection herewith, (ii) enforce and execute any order, judgment or ruling resulting from such Action or (iii) enforce any rights under the Indian Civil Rights Act, 28 U.S.C. § 1301 et. seq.;

(B)     the Action is commenced within three years after the occurrence of the facts that are the primary basis of the Action, or if later, three years from the date those facts reasonably should have been discovered by the Person bringing the Action;

(C)     the Action may seek all available legal and equitable remedies, other than punitive or consequential damages; and

(D)     any order, judgment, ruling or other remedy related to any Action shall be consistent with, and enforceable only according to the terms, conditions and limitations set forth under Section 15.05 of the Second Lien Indenture or Section 15.05 of the Third Lien Indenture.

(3)     Each Tribal Party expressly and irrevocably waives, to the fullest extent it may legally and effectively do so, any right it may otherwise have to require any suit, arbitration, legal process or enforcement proceeding be considered or heard first in any tribal court or forum of the Tribe, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention. Each Tribal Party agrees not to commence any Action in any tribal court or forum of the Tribe without the consent of the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee.

(4)     Each Tribal Party expressly agrees that a tribal police officer, tribal law enforcement official or licensed peace officer (each a “Tribal Officer”) is authorized to execute any judgment, award or order entered against a Tribal Party in respect of this Agreement.

(b)     For the avoidance of doubt, the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee are each expressly recognized by all parties to this Agreement to be persons entitled to benefit from the Transaction Documents and each of the limited waivers of sovereign immunity described in clauses (a)(1) and (a)(2) of this Section 8.20, and the provisions set forth under Section 8.22 hereof.

(c)     Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally submit, for itself and its property, to the jurisdiction of the courts of the State of New York located in the Borough of Manhattan and any appellate court from which any appeals therefrom are available (the “New York State Courts”), or if the New York State Courts lack or decline jurisdiction over any Action, any other court of competent jurisdiction, in any action or proceeding arising under or relating in any way to out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each Tribal Party and the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such court and agree to be bound by the decisions of any such court. Notwithstanding the foregoing, each of the parties to the Transaction Documents has agreed that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction. For avoidance of doubt, the forgoing choice of law and jurisdiction is not intended to, and shall not be interpreted to, override any choice of law or venue provision included in First Lien Loan Documents, Second Lien Notes Documents or Third Lien Notes Documents, which provisions of such documents shall remain in full force and effect as to disputes, actions or proceedings arising under or relating in any way to, out of or relating to such documents.

(d)     Each of the parties to the Transaction Documents hereby agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to above. Each of the parties to the Transaction Documents hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)     For the purposes of the Transaction Documents, each of the parties thereto hereby agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)     Notwithstanding any of the foregoing, other than as set forth in Section 8.22 hereof, nothing in the Transaction Documents will limit the ability of any party to a Transaction Document to move to compel arbitration and/or move to stay or dismiss a lawsuit in favor of arbitration.

8.21     Agent for Service. In connection with its execution and delivery of this Agreement and for the purpose hereof, each of the Borrower, the Guarantor and the Tribe (1) acknowledges that it has, by separate written instrument, irrevocably designated and appointed CT Corporation System (“CT”) (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating hereto and acknowledges that CT has accepted such designation and (2) agrees that service of process upon CT and written notices of said service to such party in accordance with the terms of this Agreement shall be deemed effective service of process upon such party in any such suit or proceeding. As expressly contemplated by the preceding sentence, each of the Borrower, the Guarantor and the Tribe further agree to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT in full force and effect so long as any of the obligations under this Agreement shall be outstanding; provided, however, that such party may, by written notice to the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee designate such additional or alternative agent for service of process under this Agreement that is a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process, in the case of Borrower, Guarantor or the Tribe, in the state of New York. Nothing in this Agreement shall affect the right of any party hereto to serve legal process upon the Borrower, a Guarantor or the Tribe in any other manner permitted by law.

8.22     Arbitration.

(a)     Notwithstanding the irrevocable submission to the exclusive jurisdiction of the courts described in Section 8.20 hereof, each Tribal Party agrees that the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee may, and First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee agree that, with the consent of the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee agree that, any Tribal Party may (1) submit any controversy, claim, suit or other action between or among the parties hereto arising out of or relating to the Transaction Documents, or the enforcement of rights thereunder, to binding arbitration or (2) remove any such action brought by any other party in any forum other than an arbitration contemplated hereby and submit such action to be determined by binding arbitration. Each Tribal Party agrees that the sovereign immunity and other waivers described in Section 8.20 above will expressly extend to such arbitration. Any such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators in accordance with the AAA Commercial Arbitration Rules. Judgment upon the arbitration award may be entered in a court of competent jurisdiction as set forth in Section 8.20(c) hereof.

(b)     No provision of this Section 8.22 shall limit the right of any party to (i) exercise self-help remedies, (ii) initiate judicial or non-judicial foreclosure against any Collateral, (iii) exercise any judicial or power of sale rights, or (iv) act in a court of competent jurisdiction as set forth in Section 8.20 hereof to obtain an interim remedy, such as but not limited to, injunctive relief or writ of possession, or additional or supplemental remedies, in each case before, after, or during the pendency of any arbitration or other proceeding.

(c)     The institution and maintenance of an action or pursuit of a provisional or ancillary remedy pursuant to Section 8.22 will not constitute a waiver of the right of any party to the Transaction Documents to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Any arbitration undertaken pursuant to a Transaction Document will take place in the Borough of Manhattan, State of New York.

8.23     Management Activity Limitations. Notwithstanding any provision in this Agreement, or any other right to enforce the provisions of this Agreement, none of the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders and Third Lien Trustee or anyone acting on their behalf shall engage, or shall cause any other person to engage in any planning, organizing, directing, coordinating or controlling of all or any portion of the operations of the Resort Business (collectively, “Management Activities”), including, but not limited to:

(a)     the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(b)     any working or employment policies or practices;

(c)     the hours or days of operation;

(d)     any accounting systems or procedures;

(e)     any advertising, promotions or other marketing activities;

(f)     the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g)     the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h)     budgeting, allocating, or conditioning payments of the Borrower’s operating expenses;

provided, however, that upon the occurrence of a default under this Agreement, none of the First Lien Claimholders, First Lien Lender, Second Lien Claimholders, Second Lien Trustee, Third Lien Claimholders or Third Lien Trustee will be in violation of this Section 8.23 as a result of any such Person enforcing (or directing the enforcement of) compliance with any term or condition in this Agreement that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities.

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED HEREIN, OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF GAMING LAWS: (I) THE TRANSACTION DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE GAMING ENTERPRISE BY ANY PERSON OTHER THAN BORROWER, GUARANTOR OR THE TRIBE, OR IN EACH CASE A MANAGEMENT COMPANY APPOINTED THEREBY AND DULY APPROVED BY THE APPLICABLE GOVERNMENTAL AUTHORITIES, OR DEPRIVE BORROWER, GUARANTOR OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE GAMING ENTERPRISE; (II) NONE OF THE FIRST LIEN CLAIMHOLDERS, FIRST LIEN LENDER, SECOND LIEN CLAIMHOLDERS, SECOND LIEN TRUSTEE, THIRD LIEN CLAIMHOLDERS AND THIRD LIEN TRUSTEE OR ANYONE ACTING ON THEIR BEHALF WILL INTERFERE WITH BORROWER’S RIGHT TO DETERMINE STANDARDS OF OPERATION AND EFFICIENT MANAGEMENT OF THE RESORT BUSINESS, INCLUDING BUT NOT

LIMITED TO BUDGETING MATTERS AND POLICIES RELATING TO GAMING AND CASINO SERVICES AND NONE OF THE FIRST LIEN CLAIMHOLDERS, FIRST LIEN LENDER, SECOND LIEN CLAIMHOLDERS, SECOND LIEN TRUSTEE, THIRD LIEN CLAIMHOLDERS AND THIRD LIEN TRUSTEE OR ANYONE ACTING ON THEIR BEHALF WILL EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY TRANSACTION DOCUMENT IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE RESORT BUSINESS OR THAT WOULD DEPRIVE BORROWER, GUARANTOR OR THE TRIBE OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE RESORT BUSINESS; (III) NONE OF THE FIRST LIEN CLAIMHOLDERS, FIRST LIEN LENDER, SECOND LIEN CLAIMHOLDERS, SECOND LIEN TRUSTEE, THIRD LIEN CLAIMHOLDERS AND THIRD LIEN TRUSTEE OR ANYONE ACTING ON THEIR BEHALF HAS, NOR SHALL ANY OF THEM ASSERT, ANY LIEN AGAINST ANY REAL PROPERTY OR ANY IMPROVEMENTS OF BORROWER THEREON; AND (IV) THE LIENS OF THE FIRST LIEN CLAIMHOLDERS, FIRST LIEN LENDER, SECOND LIEN CLAIMHOLDERS, SECOND LIEN TRUSTEE, THIRD LIEN CLAIMHOLDERS AND THIRD LIEN TRUSTEE ARE RESTRICTED TO THE PLEDGED REVENUES AND THE COLLATERAL DESCRIBED IN THE TRANSACTION DOCUMENTS.

8.24     Representations and Warranties.

Each Tribal Party represents and warrants that:

(a)     it possesses the requisite power and authority to execute and deliver the Transaction Documents and to perform the obligations to be performed by each such party under the Transaction Documents;

(b)     its execution and delivery of the Transaction Documents, and performance of its obligations under the same, have been duly authorized in accordance with the Tribe’s Constitution and all applicable tribal laws, resolutions, charters, regulations, judicial or administrative orders, or other tribal authorities;

(c)     all notices, approvals, consents and other actions required to authorize the foregoing waivers and submissions have been given and done, and said waivers and submissions are enforceable by all other parties to the Transaction Documents, and their successors and assigns, without further qualification or collection; and

(d)     each of the Transaction Documents are legal, valid, and binding obligation of each of the Tribal Parties, enforceable against each Tribal Party in accordance with its terms.

8.25     Trust Indenture Act. The parties do not intend that the provisions of this Agreement violate the requirements of the Trust Indenture Act of 1939, as amended.

8.26     Second Lien Trustee. The Second Lien Trustee shall not have any duties or obligations except those expressly set forth herein and in the Second Lien Indenture. Without limiting the generality of the foregoing, the Second Lien Trustee:

(a)     shall not be subject to any fiduciary or other implied duties (other than as are specifically set forth in the Second Lien Indenture), regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Second Lien Indenture that the Second Lien Trustee is required to exercise as directed in writing by the applicable persons under the Second Lien Indenture; provided that the Second Lien Trustee shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Second Lien Trustee to liability or that is contrary to the Second Lien Indenture or applicable law;

(c)    shall not, except as expressly set forth in the Second Lien Indenture, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Guarantors or the Tribe or any of their Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Second Lien Trustee or any of its Affiliates in any capacity;

(d)    shall be deemed not to have knowledge of any default or event of default under any First Lien Loan Documents or the Second Lien Notes Documents, as the case may be, unless and until written notice describing such default or event default is delivered to the First Lien Claimholders, First Lien Lender, Second Lien Claimholders and Second Lien Trustee; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, the First Lien Loan Documents, Second Lien Indenture or any other related document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event of default under this Agreement, the First Lien Loan Documents, Second Lien Indenture or any other related document, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, the First Lien Loan Documents, Second Lien Indenture or any other agreement, instrument or document, or the validity, attachment, creation, perfection, priority or enforceability of any Lien purported to be created by this Agreement, the First Lien Credit Agreement or the Second Lien Indenture, (E) the value or the sufficiency of any Collateral or (F) the satisfaction of any condition set forth in this Agreement, the First Lien Loan Documents, Second Lien Indenture or any other related document, other than to confirm receipt of items expressly required to be delivered to the Second Lien Trustee, if applicable.

It is expressly understood and agreed by each party hereto that (i) this Agreement is executed and delivered by UMB Bank, N.A., not individually or personally, but solely in its capacity as Second Lien Trustee under the Second Lien Indenture and (ii) under no circumstances shall UMB Bank, N.A. be individually or personally liable for the payment of any indebtedness or expenses owed to the First Lien Lender or the First Lien Claimholders under this Agreement, the First Lien Loan Documents, Second Lien Indenture or any other related document.

8.27    Third Lien Trustee. The Third Lien Trustee shall not have any duties or obligations except those expressly set forth herein and in the Third Lien Indenture. Without limiting the generality of the foregoing, the Third Lien Trustee:

(a)    shall not be subject to any fiduciary or other implied duties (other than as are specifically set forth in the Third Lien Indenture), regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Third Lien Indenture that the Third Lien Trustee is required to exercise as directed in writing by the applicable persons under the Third Lien Indenture; provided that the Third Lien Trustee shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Third Lien Trustee to liability or that is contrary to the Third Lien Indenture or applicable law;

(c)    shall not, except as expressly set forth in the Third Lien Indenture, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Guarantors or the Tribe or any of their Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Third Lien Trustee or any of its Affiliates in any capacity;

(d)    shall be deemed not to have knowledge of any default or event of default under any Senior Liens Debt Documents or the Third Lien Notes Documents, as the case may be, unless and until written notice describing such default or event default is delivered to the Senior Liens Claimholders, Senior Liens Parties, Third Lien Claimholders and Third Lien Trustee; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, the Senior Liens Debt Documents, Third Lien Indenture or any other related document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event of default under this Agreement, the Senior Liens Debt Documents, Third Lien Indenture or any other related document, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, the Senior Liens Debt Documents, Third Lien Indenture or any other agreement, instrument or document, or the validity, attachment, creation, perfection, priority or enforceability of any Lien purported to be created by this Agreement, the First Lien Credit Agreement or the Third Lien Indenture, (E) the value or the sufficiency of any Collateral or (F) the satisfaction of any condition set forth in this Agreement, the Senior Liens Debt Documents, Third Lien Indenture or any other related document, other than to confirm receipt of items expressly required to be delivered to the Third Lien Trustee, if applicable.

It is expressly understood and agreed by each party hereto that (i) this Agreement is executed and delivered by UMB Bank, N.A., not individually or personally, but solely in its capacity as Third Lien Trustee under the Third Lien Indenture and (ii) under no circumstances shall UMB Bank, N.A. be individually or personally liable for the payment of any indebtedness or expenses owed to the Senior Liens Parties or the Senior Liens Claimholders under this Agreement, the Senior Liens Debt Documents, Third Lien Indenture or any other related document.

8.28    Certain Defined Terms. Capitalized terms used in Sections 8.20 to 8.27 inclusive and not defined in this Agreement are used as defined in the Second Lien Indenture or the Third Lien Indenture, as applicable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST LIEN LENDER:

BOKF, NA dba Bank of Albuquerque

By:
Name:
Title:

Address where notices to First Lien Lender are to be sent:

BOKF, NA dba Bank of Albuquerque
100 Sun Avenue NE, Suite 500
Albuquerque, New Mexico 87109
Attention: Damian Libutti

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren Street
Phoenix, Arizona 85004
Attention: Mark Ohre

[Signature Page to Intercreditor Agreement]

SECOND LIEN TRUSTEE:

UMB BANK, N.A., successor to U.S. Bank National Association

By:
Name:
Title:

Address where notices to Second Lien Trustee are to be sent:

[Signature Page to Intercreditor Agreement]

THIRD LIEN TRUSTEE:

UMB BANK, N.A., successor to U.S. Bank National Association

By:
Name:
Title:

Address where notices to Third Lien Trustee are to be sent:

[Signature Page to Intercreditor Agreement]

Acknowledged and Agreed to by:

BORROWER:

INN OF THE MOUNTAIN GODS RESORT AND CASINO

By:
Name:
Title:

GUARANTOR:

CASINO APACHE

By:
Name:
Title:

CASINO APACHE TRAVEL CENTER

By:
Name:
Title:

INN OF THE MOUNTAIN GODS

By:
Name:
Title:

SKI APACHE

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

TRIBE:

APACHE TRIBE OF THE MESCALERO RESERVATION, a federally recognized Indian Tribe

By:
Name:
Title:

Address where notices to Borrower, Guarantor and the Tribe are to be sent:

Attention:

With a copy to:

Attention:

[Signature Page to Intercreditor Agreement]

EXHIBIT A

TO INTERCREDITOR AGREEMENT

[FORM OF] JOINDER AGREEMENT NO. [    ]

JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the INTERCREDITOR AGREEMENT dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among BOKF, NA dba Bank of Albuquerque, as First Lien Lender, [UMB BANK, N.A.], as Second Lien Trustee and [UMB BANK, N.A., successor to U.S. Bank National Association], as Third Lien Trustee , and acknowledged and agreed to by INN OF THE MOUNTAIN GODS RESORT AND CASINO, a casino and hotel operated as a business enterprise of the Tribe (“Borrower”), and the other Grantors (as such term is defined in the Intercreditor Agreement) (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 8.17 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the First Lien Lender (on behalf of the First Lien Claimholders) and the Second Lien Trustee (on behalf of the Second Lien Claimholders):

IN WITNESS WHEREOF, the New Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

1.

Accession to the Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 8.17 thereof, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement. This Joinder Agreement supplements the Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 8.17 of the Intercreditor Agreement.

2.

Representations, Warranties and Acknowledgment of the New Grantor. The New Grantor represents and warrants to the First Lien Lender (on behalf of the First Lien Claimholders), the Second Lien Trustee (on behalf of the Second Lien Claimholders) and the Third Lien Trustee (on behalf of the Third Lien Claimholders) that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as Grantor and (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder Agreement.

3.

Counterparts. This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Joinder Agreement or such other document or instrument, as applicable.

4.

Section Headings. Section heading used in this Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

5.

Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement subject to any limitations set forth in the Intercreditor Agreement with respect to the Grantors.

6.

Governing Law. THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

7.

Severability. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

8.

Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.8 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.8 of the Intercreditor Agreement.

9.	Miscellaneous. The provisions of Section 8 of the Intercreditor Agreement will apply with like effect to this Joinder Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first written above.

[ ],

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

Any required documents should be sent or delivered by each Holder of Existing 1st-Out Notes or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

Questions and requests for assistance or for additional copies of the Exchange Offer and the Consent Solicitation documents may be directed to the Information Agent at its telephone number and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

The Exchange Agent, Information Agent and Tabulation Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: Andrew Beck

By Facsimile (For Eligible Institutions Only):

+1 (212) 709-3328

Attn: Andrew Beck

Confirmation by Telephone:

+1 (212) 269-5552

Banks and Brokers Call: +1 (212) 269-5550 (collect)

All others call toll-free: +1 (800) 330-5897

E-mail: imgrc@dfking.com